    As filed with the Securities and Exchange Commission on October 9, 2002

                                                     Registration No. 333-92214
                                                   Registration No. 333-92214-1
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                Amendment No.2

                                      to
                                   Form S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                              CELLCO PARTNERSHIP
            (Exact name of registrant as specified in its charter)

        Delaware                     4812                    22-3372889
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                         VERIZON WIRELESS CAPITAL LLC
            (Exact name of registrant as specified in its charter)

        Delaware                     4812                    52-2362382
     (State or other           (Primary Standard               (I.R.S.
     jurisdiction of       Industrial Classification   Employer Identification
    incorporation or             Code Number)                   No.)
      organization)

                          180 Washington Valley Road
                             Bedminster, NJ 07921
                                (908) 306-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               Andrew N. Halford
                            Chief Financial Officer
                          180 Washington Valley Road
                             Bedminster, NJ 07921
                                (908) 306-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------
                                  Copies to:
                              Francis J. Morison
                           Richard D. Truesdell, Jr.
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                           New York, New York 10017
                                (212) 450-4000
                               -----------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
                               -----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                            Proposed          Proposed       Amount of
Title of Each Class of Securities to be    Amount to    Maximum Offering  Maximum Aggregate Registration
              Registered                 be Registered  Price Per Unit(1) Offering Price(1)  Fee(2)(3)
--------------------------------------------------------------------------------------------------------
Floating Rate Exchange Notes Due 2003... $1,500,000,000        93%         $1,395,000,000     $128,340
5.375% Exchange Notes Due 2006.......... $2,500,000,000        90%         $2,250,000,000     $207,000

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee.
(2) Calculated pursuant to Rule 457 under the Securities Act of 1933 based on the market value of the securities to be canceled in the exchange. The average of the bid and asked price of the Floating Rate Notes due 2003 at the close of business on July 5, 2002 was $930. The average of the bid and asked price of the 5.375% Notes due 2006 at the close of business on July
    5, 2002 was $900.
(3) Previously paid on July 10, 2002.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)

(Issued October 9, 2002)



                              Cellco Partnership
                         Verizon Wireless Capital LLC

                        [LOGO OF VERIZON WIRELESS INC.]

                               Offer to Exchange
                       Floating Rate Notes due 2003 for
                     Floating Rate Exchange Notes due 2003
                                      and
                           5.375% Notes due 2006 for
                        5.375% Exchange Notes due 2006

   Cellco and Verizon Wireless Capital are offering to exchange up to $1,500,000,000 of new Floating Rate Exchange Notes due 2003 and up to $2,500,000,000 of new 5.375% Exchange Notes due 2006, which we refer to as the new notes, for up to $1,500,000,000 of their existing Floating Rate Notes due 2003 and $2,500,000,000 of their existing 5.375% Notes due 2006, which we refer to as the old notes. The terms of the new notes of each series are identical in all material respects to the terms of the old notes of the same series, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

   The new notes and the old notes are joint and several obligations of Cellco and Verizon Wireless Capital, which co-issued the notes.

   The exchange offer will expire on            , 2002 at 5:00 p.m. unless the
issuers extend the expiration date. You should read the section called "The Exchange Offer" for further information on how to exchange your old notes for new notes.

   We do not intend to apply for listing of the new notes on any securities exchange or automated quotation system.

                               -----------------


   See "Risk Factors" beginning on page 8 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                , 2002

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not, and the initial purchasers are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               -----------------

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
Summary..............................................................................   1
Risk Factors.........................................................................   8
Verizon Wireless Organizational Structure............................................  21
Use of Proceeds......................................................................  22
Capitalization.......................................................................  23
Selected Historical Financial Data...................................................  24
Management's Discussion and Analysis of Financial Condition and Results of Operations  26
Business.............................................................................  43
Management...........................................................................  78
Certain Relationships and Related Party Transactions.................................  91
Our Partners......................................................................... 105
Description of Notes................................................................. 106
The Exchange Offer................................................................... 118
Material U.S. Federal Tax Considerations of the Exchange Offer....................... 125
Plan of Distribution................................................................. 125
Legal Matters........................................................................ 126
Experts.............................................................................. 126
Change in Accountants................................................................ 127
Where You Can Find More Information.................................................. 127
Index to Financial Statements........................................................ F-1

                               -----------------

   Until           , 2002, all dealers that buy, sell or trade new notes may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

   This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

                              THE EXCHANGE OFFER

Securities Offered..........  The issuers are offering up to $1,500,000,000 aggregate principal amount of Floating Rate
                              Exchange Notes due 2003 and up to $2,500,000,000 aggregate principal amount of 5.375% Exchange Notes due 2006, which have been registered under the Securities Act.

The Exchange Offer..........  The issuers are offering to issue the new notes in exchange for a like principal amount of your old notes in order to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions exempt from registration with the SEC. For procedures for tendering, see "The Exchange Offer."

Tenders, Expiration Date,
  Withdrawal................  The exchange offer will expire at 5:00 p.m. New
                              York City time on       , 2002 unless it is
                              extended. If you decide to exchange your old
                              notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time
                              prior to       , 2002. If the issuers decide for
                              any reason at any time prior to the expiration date not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

Federal Income Tax
  Consequences..............  Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for Federal income tax purposes. See "Material United States Federal Income Tax Consequences of the Exchange Offer."

Use of Proceeds.............  The issuers will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent..............  Wachovia Bank, National Association is the
                              exchange agent for the exchange offer.

Failure to Tender Your Old
  Notes.....................  If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require the issuers to register your old notes or to pay you additional interest.

   You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below

   Based on interpretations by the SEC's staff in no-action letters issued to third parties, the issuers believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

 . you are not an "affiliate", which is defined in Rule 405 of the Securities Act, of either issuer;

 .   you acquire the new notes in the ordinary course of your business; and

 . you have no arrangement or understanding with any person to participate, and are not engaged, and do not intend to engage, in a distribution of the new notes.

   If you are our affiliate, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   If you are a broker-dealer and receive new notes for your own account in the exchange offer:

 . you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

 . you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

 . you may use this prospectus, as it may be amended or supplemented from time to time, only in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

   For a period of 90 days after the expiration of the exchange offer, the issuers will make this prospectus available to any broker-dealer for use in connection with any resale described above.

                       SUMMARY DESCRIPTION OF THE NOTES

   The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Maturity Date:
   Floating Rate Notes...     December 17, 2003
   2006 Notes............     December 15, 2006

Interest Payment Dates:
   Floating Rate Notes...     Each March 17, June 17, September 17 and December
                              17.

   2006 Notes............     Each June 15 and December 15.

Optional Redemption.........  The issuers may not redeem the floating rate notes at any time prior to maturity.

                              The issuers may redeem any of the 2006 notes at any time at a purchase price equal to 100% of their principal amount plus accrued interest and a "make whole" premium.

Ranking.....................  The notes will rank equally to all of the issuers' other existing and future unsecured and unsubordinated indebtedness, but will effectively be junior to all of their existing and future secured indebtedness, to the extent of the value of the assets securing that indebtedness. The notes will also effectively rank junior to all existing and future liabilities of the issuers' subsidiaries, none of which will guarantee the notes.

Certain Covenants...........  The terms of the notes restrict the ability of the issuers and certain of their subsidiaries (as described in "Description of Notes") to create liens on any property that would constitute "principal property" under the indenture and to effect a consolidation or merger. However, these limitations will be subject to a number of important qualifications and exceptions.

Non-Recourse................  You will not have any recourse as a holder of the notes to any of the existing or future partners in the partnership.

                               VERIZON WIRELESS

General

   Cellco Partnership, together with its subsidiaries, is the provider of wireless services in the United States under the Verizon Wireless brand name. We are the leading wireless communications provider in the United States in terms of the number of subscribers, revenues and operating cash flow and offer wireless voice and data services across the most extensive network in the United States:

 . We have the largest subscriber base in the United States, with 30.3 million subscribers as of June 30, 2002, of which approximately 25.2 million were digital subscribers;

 . we have FCC licenses to offer our services in areas where approximately 250 million people reside;

 . our network provides service in, or covers, areas where approximately 89% of the population in our licensed areas, or 223 million people, reside and in 49 of the 50 and 97 of the 100 most populated U.S. metropolitan areas;

 . our network provides digital coverage in areas where approximately 210 million people reside, including in almost every major U.S. city;

 . we had revenues of $17.4 billion for the year ended December 31, 2001 and revenues of $9.1 billion for the six months ended June 30, 2002; and

 . we had net income of $1.3 billion for the year ended December 31, 2001 and net income of $1.1 billion for the six months ended June 30, 2002.

Our broad network coverage, digital technology, widespread distribution channels and operating and financial strength position us to take advantage of the growing demand for wireless voice and data services. For example, our extensive coverage enables us to cost-effectively offer innovative pricing, such as our America's Choice plans, enhanced features and other targeted service packages.


   Our digital network uses a wireless digital transmission standard known as code division multiple access, or CDMA, which provides high-quality service to customers on a cost-effective basis. As of June 30, 2002, our digital network reached approximately 95% of the population covered by our service, and we expect that by the end of 2003 digital service will be available in nearly 100% of our network. We are currently upgrading our network to 1XRTT, a technology upgrade of CDMA that will increase our voice capacity and provides higher speeds for data transmission. We have commercially deployed 1XRTT in portions of our network that provide service to, or cover, approximately 75% of the population covered by our network. We believe our 1XRTT network positions us to take advantage of the projected high demand for wireless data services, as we are an industry leader in developing new, differentiated wireless data services and applications.


   We face a variety of risks that may prevent us from being successful. We face substantial competition, which has caused price reductions and may make it difficult for us to continue to be profitable. To remain competitive and to take advantage of growth opportunities, we will need to meet substantial build-out requirements, which will require substantial capital. We will also need to acquire additional spectrum licenses, which could be costly and may not be available at a price we are prepared to pay, or at all. Finally, in order to provide superior services, we must successfully integrate the various providers that we have acquired over the last several years.

Our Structure

   We are managed by a board of representatives, which is comprised of 4 representatives selected by subsidiaries of Verizon Communications Inc. and 3 selected by Vodafone Group Plc. As a result, Verizon Communications controls us, and will continue to do so as long as it and its subsidiaries owns at least 20% of our partnership interests. However, so long as Vodafone and its subsidiaries owns at least 20% of our partnership interests, approval by at least 2 of its representatives is required for various significant transactions, including issuances of equity and significant acquisitions and dispositions.

   We are highly dependent upon our partners. Verizon Communications owns the "Verizon Wireless" brand name, which we license on a non-exclusive basis. In addition, we may be required to repurchase up to $20 billion of Vodafone's interest in the partnership in stages beginning in July 2003, which may require us to incur debt or use cash flows from operations that would otherwise be available for other uses.

Proposed Initial Public Offering

   We have announced an intent to undertake, subject to market and other conditions, an initial public offering of Verizon Wireless, which would be effectuated by Verizon Wireless Inc., a newly formed company that would contribute the proceeds of its initial public offering of common stock to us in exchange for a partnership interest and become our managing general partner. The initial public offering will require an amendment to our partnership agreement. Upon completion of that initial public offering, Verizon Communications would control Verizon Wireless Inc. through its ownership of high-vote stock that would entitle it to elect a majority of directors, subject to approval rights over certain matters to be exercised by directors selected by Vodafone, and each partner would also retain certain veto rights to be exercised at the partnership level. We have no obligation to effect the initial public offering and you should not invest in the notes with the expectation that the initial public offering will occur.

Verizon Wireless Capital LLC

   Verizon Wireless Capital LLC is a wholly-owned subsidiary of Cellco Partnership. It is a Delaware limited liability company formed as a special purpose finance subsidiary to facilitate the offering of the notes and additional debt securities of Cellco Partnership in the future by acting as co-issuer. Other than the financing activities as a co-issuer of Cellco Partnership indebtedness, Verizon Wireless Capital LLC has no material assets, operations or revenues. You should therefore not expect it to participate in debt service on the notes.

                               -----------------

   Our principal executive offices are located at 180 Washington Valley Road, Bedminster, New Jersey 07921, and our telephone number is (908) 306-7000.

                       SUMMARY FINANCIAL AND OTHER DATA

   The following table presents summary consolidated historical financial and operating data. The data presented in this table is derived from the historical financial statements and related notes which are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                   Six Months Ended
                                                                     Year Ended        June 30,
                                                                    December 31,   ------------------
                                                                        2001        2001       2002
                                                                    ------------    ------   -------
                                                                    (dollars in millions, except other
                                                                           operating data)
Statement of Operations Data:
Operating revenue:
Service revenues...................................................   $16,011      $7,798    $ 8,421
Equipment and other................................................     1,382         632        691

                                                                      -------       ------   -------
   Total operating revenue.........................................    17,393       8,430      9,112
                                                                      -------       ------   -------
Operating costs and expenses:
Cost of service (excluding depreciation and amortization related to
  network assets included below)(1)................................     2,651       1,318      1,359
Cost of equipment..................................................     2,434       1,130      1,214
Selling, general and administrative................................     6,525       3,096      3,395
Depreciation and amortization......................................     3,709       1,807      1,566
Sales of assets, net...............................................         9           2         (2)

                                                                      -------       ------   -------
   Total operating costs and expenses..............................    15,328       7,353      7,532
                                                                      -------       ------   -------
Operating income...................................................     2,065       1,077      1,580
Other income (expenses):
Interest expense, net..............................................      (642)       (324)      (294)
Minority interests.................................................       (60)        (46)       (45)
Equity in income (loss) of unconsolidated entities.................         6         (10)         8
Other, net.........................................................        (3)         (7)         1

                                                                      -------       ------   -------
Income before provision for income taxes and cumulative effect
  of a change in accounting principle..............................     1,366         690      1,250
Provision for income taxes.........................................       (62)        (28)      (104)
                                                                      -------       ------   -------
Income before cumulative effect of a change in accounting
  principle........................................................     1,304         662      1,146
Cumulative effect of a change in accounting principle..............        (4)         (4)        --
                                                                      -------       ------   -------
Net income.........................................................   $ 1,300      $  658    $ 1,146

                                                                      =======       ======   =======
Cash Flow Data:
Net cash provided by operating activities..........................   $ 4,481      $1,548      2,726
Net cash used in investing activities..............................     7,311       4,553      1,339
Net cash provided by (used in) financing activities................     2,941       2,972     (1,454)
Capital expenditures...............................................     5,006       2,462      2,060

Other Operating Data:
EBITDA (in millions) (2)...........................................   $ 5,774      $2,884    $ 3,146
EBITDA margin (3)..................................................      36.1%       37.0%      37.4%
Subscribers (in millions) (end of period) (4)......................      29.4        27.9       30.3
Digital subscribers (in millions) (end of period) (4)..............      21.9        17.9       25.2
Subscriber churn (5)...............................................      2.52%       2.58%      2.45%
Licensed population (in millions) (end of period)..................       248         245        250
Covered population (in millions) (end of period) (6)...............       221         221        223

                                                                  At
                                                    At         June 30,
                                               December 31, ---------------
                                                   2001      2001    2002
                                               ------------ ------- -------
    Balance Sheet Data:
    Property, plant, and equipment, net.......   $15,966    $14,450 $16,830
    Total assets..............................    60,150     58,767  61,183
    Total debt................................    15,347     15,266  13,927
    Minority interest in consolidated entities       365        354     423
    Partner's capital subject to redemption...    20,000     20,000  20,000
    Total partners' capital...................    18,545     17,932  19,691

--------

(1) Cost of service includes roaming charges billed to Verizon Wireless for our subscribers' usage outside of the Verizon Wireless network and direct telecom charges, which are costs to handle calls over our network, including landline charges, trunk lines and other costs to maintain our network as well as all site rentals, tower rentals and network related salaries.


(2) "EBITDA" is defined as operating income plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and partnership distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. EBITDA for the year ended December 31, 2001 and six months ended June 30, 2001 and June 30, 2002 includes $239 million, $92 million and $80 million of integration costs, respectively.


(3) EBITDA margin is defined as EBITDA divided by service revenues and is expressed as a percentage.


(4) All subscriber data in this prospectus, including the number of subscribers at any date, churn and revenue per subscriber, is presented for our voice and data subscribers and includes customers who purchase service from resellers of our service, but does not include subscribers to our paging services or to General Motors Corporation's OnStar limited voice service, unless we tell you otherwise or it is otherwise clear from the context.

    On March 31, 2001, the partnership restated its subscriber count for all periods beginning on and after January 1, 1999. The restatement was the result of a reconciliation of third-party billing systems for prepaid and resale customers. The subscriber adjustment was primarily comprised of analog prepaid subscribers that generated little or no revenue. Periods prior to January 1, 1999 were unaffected.

(5) Subscriber churn is calculated as a percentage by determining the number of subscribers who cancel service during a period divided by the sum of the average number of subscribers per month in that period. We determine the average number of subscribers on a per month basis using the number of subscribers at the beginning and end of each month.


(6) Covered population refers to the number of people residing in areas where we have licenses that can receive a signal from our cell sites. All population data included in this prospectus is based on 2000 U.S. Census data, except information about the number of markets covered by our service, which is based on Estimated Cellular Pops 2000, a publication of Paul Kagan & Associates.

                                 RISK FACTORS

   You should carefully consider each of the following risks and all of the other information in this prospectus before deciding to invest in the notes. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the notes could decline, and you could lose all or part of your investment.

Risks Related to Our Business

   We face substantial competition, which we expect to intensify and which may make it difficult for us to maintain a strong competitive position


   There is substantial competition in the wireless telecommunications industry. We expect competition to intensify as a result of the consolidation of the industry, the entrance of new competitors, and the development of new technologies, products and services. The consolidation trend may create additional large, well-capitalized competitors with substantial financial, technical, marketing and other resources to compete with us.


   As a result of competition, we have encountered and may in the future encounter further market pressures to:

 . reduce our service prices;

 . restructure our service packages to offer more value; or

 . respond to particular short-term, market-specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their service in a particular market.

   As a result, we could experience lower revenues, margins and average revenues per subscriber. For more information about the competitive environment we face, see "Business--Competition."

   We have substantial cash requirements for network expansion and upgrade and cannot assure you that we will be able to finance them

   The operation and expansion of our network will continue to require substantial capital, which we may not be able to obtain. We currently estimate that our capital expenditures, including capital expenditures for the build-out and upgrade of our network, but excluding acquisitions of spectrum licenses and other wireless service providers, will total approximately $4.5 billion in 2002, of which $2.1 billion has been spent through June 30, 2002. We expect to incur substantial capital expenditures after 2002 as well. We may also require substantial additional capital for, among other uses, acquisitions of additional spectrum licenses and wireless service providers, additional system development and network capacity expansion if wireless data services grow at a faster rate than we anticipate. In addition, we were the winning bidder for licenses in an FCC auction conducted in 2001 that has been invalidated by a federal appeals court; if the auction results are reinstated by the Supreme Court, we could be required to pay $8.7 billion for the remaining licenses. Unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, weather-related delays, technological changes and other risks may also require additional funds.

   As a result of these cash needs, in the future we may need to incur significant amounts of additional debt. The failure to obtain financing on commercially reasonable terms or at all could result in the delay or abandonment of our development and expansion plans or our inability to continue to provide service in all or portions of some of our markets, which could cause lapses in our service, and harm our ability to attract and retain subscribers. We cannot assure you that we will be able to obtain financing. For more information relating to our access to capital, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   We will be required to make substantial cash payments to our partners, and we cannot assure you that we will be able to finance these payments

   In addition to the capital needs related to operations described above, we will have additional cash requirements in favor of our partners. For example:

 . We are obligated under our partnership agreement to make certain distributions to our partners related to taxes and additional distributions equal to 70% of our pre-tax net income from continuing operations plus amortization expense related to the amortization of intangible assets arising out of transactions contemplated by the alliance agreement, less the amount of tax distributions, assuming, in the case of non-tax distributions, we are in a compliance with certain financial covenants including a 2.5 to 1 leverage ratio and 5 to 1 interest coverage ratio, unless our officers approve less restrictive ratios. Following any initial public offering of Verizon Wireless Inc., we currently expect that the distribution policy will be revised to provide for distributions through July 2005 every six months in an amount equal to the greater of $600 million and an amount calculated so that Verizon Wireless Inc.'s pro rata share is sufficient to permit it to pay taxes on its share of our taxable income; this distribution policy will no longer have any financial covenants. In addition, our partners can change our distribution policy at any time or cause us to pay additional distributions. See "Certain Relationships and Related Party Transactions--Partnership Agreement--Distributions."

 . Under the terms of an investment agreement, we may be required to repurchase for cash up to $20 billion of Vodafone's partnership interest or assume debt in lieu of a portion thereof, with up to $10 billion being required during July 2003 or July 2004 and the remainder during July 2005, July 2006 or July 2007. Verizon Communications has the right to purchase a portion of this interest instead of us, but it may exercise the right at its sole discretion. We cannot assure you that it will do so. See "Certain Relationships and Related Party Transactions--Investment Agreement."

   We cannot assure you that we will have sufficient cash to finance these payments. If we do not, we may seek additional debt or equity financing, which we may not be able to do on commercially reasonable terms or at all. See "--We have substantial cash requirements for network expansion and upgrade and cannot assure you that we will be able to finance them" for a discussion of the potential impact of these cash needs on our operations and business.

   We will have significant short-term cash needs and do not have any commitment for additional financing


   As of June 30, 2002, we had approximately $7.4 billion of short-term debt, including $386 million under our credit facility that was repaid on July 1, 2002 and $6.9 billion of loans from Verizon Communications payable upon demand. We expect to use operating cash flow and financing provided by Verizon Communications for our short-term cash needs, although we have no commitment from Verizon Communications to provide any additional financing. As a result, we expect that we will need to raise additional amounts from the public debt, private placement or bank markets or through a potential initial public offering of Verizon Wireless Inc. We cannot assure you that we will be able to obtain financing on acceptable terms or at all or that the initial public offering will occur.


   We may have difficulties integrating the various businesses that form our company, which could cause lapses in our service and divert our management's attention

   We were formed during 2000 as a result of the combination of four different wireless providers. These four providers had different management teams, customer care organizations, information and other systems and networks, and three of these wireless providers had recently acquired other providers or the operations of other providers. For example, we currently use seven major billing systems and over 70 other systems that are keyed to the customer's geographic location. We are in the process of integrating and consolidating these systems into two billing systems and less than 30 other systems. The integration of large-scale systems involves inherent risks. We cannot assure you that we will be able to successfully integrate these businesses in a cost-effective manner or that our management will not be diverted from the operation of our business to focus on integration efforts. Although we expect to realize significant cost savings from the integration of network and information systems as a result of the formation of our business, the integration process is costly and will take time to implement. We cannot assure you that we will be able to realize these cost savings, and we may suffer lapses in service or delays in billing our customers while we integrate these systems.

   We may not be able to obtain the additional licensed radio frequency spectrum that we require, which would result in degradation of the quality of our existing service and a reduction in our ability to provide new services

   In estimating our spectrum needs, we use a projected level of growth in demand for voice and data services from our existing and new customers. Based upon these growth assumptions and our present plans for improving the efficiency of our use of existing spectrum, we believe that to meet anticipated usage demand we could need additional spectrum in some of our most densely populated areas within one and one-half to two and one-half years. We could take various steps to increase our spectrum capacity and extend that time period, such as through the addition of more cell sites and increased usage of 1XRTT handsets beyond our current plans, although these steps could be costly. Failure to obtain access to additional spectrum would result in degradation in the quality of our existing service through increased delays in initiating calls, more calls being dropped and a reduction in our ability to provide other services and obtain new subscribers. We intend to continue to acquire more spectrum primarily through acquisitions from existing license holders, as we do not expect the FCC to auction any significant usable licenses in the near future. However, we expect substantial competition in acquiring new spectrum, and we may not be able to purchase additional spectrum on favorable terms or at all.


   In estimating spectrum needs, we have also factored in the continued deployment of new next generation technologies, and assumed the continued migration of analog customers to digital service and continued "cell splitting" by adding more cell sites. The conversion of customers to digital service, together with anticipated technological advances, will increase available network capacity within a given amount of spectrum but will also likely stimulate even greater usage per customer, especially as customers begin to take advantage of new high-speed data services. Actual developments might differ materially from our estimates. In particular, it is difficult to predict the amount of spectrum that may be required to meet wireless data and Internet demands, since it is a relatively new and developing market. See "Business--Our Network--Spectrum" and "Business--Regulatory Environment-- Spectrum Acquisitions."


   Failure to develop future business opportunities, such as wireless data services, may limit our ability to compete effectively and grow our business

   An important element of our strategy is to develop and offer new services for which there are no proven markets in the United States, such as wireless data services, including short messaging services. In general, the development of new services in our industry requires us to anticipate and respond to varied and rapidly changing customer demand. In order to compete successfully against the other major participants in the U.S. wireless industry, we will need to commercialize and introduce on a large scale new services on a timely basis. In particular, the deployment and delivery of wireless data services relies, in many instances, on new and unproven technology that will demand substantial capital outlays and spectrum capacity. Furthermore, wireless data services entail additional specific risks. For example, the success of wireless data services substantially depends on the ability of others to develop applications for wireless devices and to develop and manufacture devices that support wireless applications. We cannot assure you that these applications or devices will be developed at all or in sufficient quantities to support the deployment of wireless data services.

   We cannot guarantee when or whether these services will be widely introduced and fully implemented or that customers will purchase the services offered. In addition, there could be legal or regulatory restraints on wireless data services as the applicable laws and rules evolve. If these services are not successful or if costs associated with implementation and completion of the introduction of these services materially exceed those currently estimated, our ability to retain and attract subscribers and increase our revenue per subscriber could be materially adversely affected.

   We need to continue the build-out and upgrading of our network, and we cannot assure you that we will be able to continue to do so on a timely basis or at all; our failure to do so could prevent us from providing competitive, quality services

   Most of our network is substantially built-out in terms of population covered. However, there are significant portions, particularly in Florida, Illinois, Oklahoma, Oregon and Texas, that still require significant build-out. In addition, even those areas of our network that are substantially built require upgrades to increase capacity and to accommodate succeeding generations of digital technology. We cannot assure you that we will be able to complete the steps necessary to continue our build-out and upgrade in the time frame we believe is necessary to remain competitive at the cost we expect, or at all. Failure to complete the build-out and upgrade of our network on a timely basis or at all, or increased costs of this build-out and upgrade, could prevent us from providing services on a competitive basis.

   As we continue to build-out and upgrade our network, we must complete, or have others complete, a variety of steps, including securing rights to a large number of cell site and switch site locations and obtaining zoning and other governmental approvals. Adding new cell sites has become increasingly difficult. In particular, high density wireless networks require more engineering precision, as cell site coverage areas become smaller and acceptable locations for new sites must be specifically located within one or two city blocks. In some instances, we have encountered difficulty in obtaining the necessary site leases at commercially reasonable rates and the zoning approvals needed to construct new towers. In addition, the ability to buy or lease property, obtain zoning approval and construct the required number of radio facilities at locations that meet the engineering design requirements is uncertain. Further, even if these requirements can be met, the rents demanded for site locations and right-to-use fees may increase our operating expenses. Additionally, problems in vendor and equipment availability, technical resources or system performance could delay the launch of operations in new markets or conversion to digital or enhanced digital technologies or result in increased costs in all markets.

   We depend upon key infrastructure suppliers and vendors and, if any of them fail to fulfill their obligations to us or terminate their relations with us, we may not be able to provide services or maintain and upgrade our network

   We depend upon various key suppliers and vendors to provide us with equipment and services that we need to continue our network build-out and upgrade and operate our business. If these suppliers or vendors fail to provide equipment or service to us on a timely basis, we may be unable to provide services to our customers in a competitive manner or continue to maintain and upgrade our network. In addition, we may be unable to satisfy the requirements contained in our FCC licenses regarding the construction of our network. Our vendors may also be subject to litigation with respect to technology that we depend on, and we are unable to predict whether our business will be affected by that litigation. We expect this dependence to continue as we develop and introduce more advanced generations of technology. The following is a description of the types of suppliers and vendors that pose these risks to us, and a more particular description of the risks posed to our company by our dependence upon them:

  Switch and cell equipment

   Our primary switch and cell site equipment infrastructure vendors are Lucent Technologies Inc., which currently provides approximately 63% of our equipment, and Motorola, Inc. and Nortel Networks Corp., which provide nearly all of our remaining switch and cell site equipment. The majority of our markets are restricted to using cell site equipment provided by the supplier of the switch serving that particular market, in some cases as a result of exclusivity provisions in contracts that do not expire until the end of 2002. Although we have deployed interoperable switch and base station equipment from two of our infrastructure suppliers in several markets and there has been some recent success in establishing industry interoperability standards among vendors, these standards are not widely implemented and may not be fully practical because they do not cover all system features and attributes. As a result, in the short term, our ability to obtain equipment and services from other vendors would be adversely affected if these providers were to terminate their relationships with us or have difficulties providing service and equipment, which could prevent us from maintaining and upgrading our network.

  Tower sites


   We rely on tower site management firms, primarily Crown Castle International Corp., and, to a lesser extent, American Tower Corporation, as lessors or managers of the majority of existing and future tower sites upon which our operations depend. We often rely upon the same firms to obtain real estate and tower locations for the continued expansion of our network and the same firms serve many of our competitors' networks, so they have potentially conflicting interests. If either the financial status of these firms or their relationship with us deteriorates, it could be detrimental to our ability to expand our network, increase our network capacity and continue to provide services. See "Certain Relationships and Related Party Transactions--Tower Arrangements."


  Handsets

   Handset sales to customers are a significant part of our business. We purchase handset and accessory products from a number of manufacturers, with the substantial majority of our purchases distributed among Audiovox Corporation, Kyocera Corporation, LG Info Comm, Motorola and Nokia Corporation. A key component of all wireless handsets is the chipset, which contains the "intelligence" of the handset. Nokia produces its own CDMA chipsets; all of our other handset suppliers rely on Qualcomm Incorporated for the manufacturing and supply of chipsets. In addition, all of our providers will, at least initially, rely on Qualcomm for chipsets for 1XRTT handsets. Additionally, there are a number of other components common to wireless handsets provided by various electronic component manufacturers that we do not deal with directly. Disruption of the supply of Qualcomm chipsets to a number of our core suppliers or a shortage of common components to a number of suppliers could have a material adverse effect on our ability to sell handsets to new customers, which would limit our ability to add subscribers and could therefore affect our revenue and financial performance.

  Product distribution

   We have developed relationships with Communications Test Design, Inc. and New Breed Corporations for substantially all of our handset and other product warehousing, distribution and direct customer fulfillment, as we do not own significant warehousing and distribution infrastructure.

If Communications Test Design or New Breed were unable to perform their obligations to us, our ability to deliver our products to our customers on a timely basis would be adversely affected, which could limit our ability to add subscribers and could harm our reputation.

  Prepaid billing services

   We offer prepaid calling plans that utilize a billing service provided by Boston Communications Group, Inc. This billing service, and its use by Verizon Wireless and others, is the subject of a patent infringement suit by Freedom Wireless, Inc. Should Freedom Wireless prevail, an injunction could be issued, which, depending on its timing, could prevent us from continuing to offer the prepaid calling plans, which would reduce our revenues and subscribers or we could be required to pay a licensing fee that could increase our costs. See "Business--Legal Proceedings."

   We depend upon key distributors and resellers for a substantial portion of our subscriber additions, and if any of them terminate their relationship with us, our ability to attract new subscribers would be impaired until we found alternative distributors or resellers


   TracFone Wireless and other companies resell our services under their own brand names. As of June 30, 2002, approximately 1.4 million of our 30.3 million subscribers purchased our service through resellers, accounting for approximately 1.8% of our revenues in the six months ended June 30, 2002. We have experienced substantial declines in the number of reseller subscribers in the past six months, in part because one of our former resellers, WorldCom Wireless has exited the wireless resale business. Its parent company, WorldCom, Inc., and certain of its affiliates have filed petitions for protection under Chapter 11 of the U.S. Bankruptcy Code. Prior to these bankruptcy filings, we entered into a referral agreement with WorldCom Wireless to facilitate the switch by any of its customers using our network to a direct retail relationship with us. As of June 30, 2002, approximately 310,000 of our subscribers were attributable to WorldCom Wireless. We expect that, although some of our resellers will increase their lines in service with us, the decline in our overall reseller subscriber base will continue. The decline in the number of reseller subscribers has negatively impacted our churn rates and net new subscriber additions, and further declines would continue to do so. In addition, RadioShack Corporation stores constitute a significant portion of our indirect sales channel. Our ability to attract new subscribers and our revenue could be adversely affected if our relationship with any of these or other distributors or resellers were terminated or if our distributors or resellers shifted the mix of their business to favor other wireless providers. In addition, if any resellers were to terminate their relationship with us, our churn rate would increase due to the loss of those subscribers and our total subscriber base would be reduced accordingly.


   Our technology may not be competitive with other technologies or compatible with next generation technology, which would harm our ability to retain and attract subscribers


   There are several existing digital technologies for mobile wireless communications, and each is incompatible with the others. We have selected CDMA technology for our network because we believe that this technology offers several advantages. Other wireless service providers have chosen time division multiple access, known as TDMA, global system for mobile communications, known as GSM, or other digital radio technologies. We cannot assure you that our current version of CDMA will provide the advantages that we expect, that it will be compatible with all future versions of CDMA or that future generations of wireless technology will be compatible with the current CDMA technology.



   Wireless providers have begun to introduce improved next generation wireless products and may soon introduce other advanced wireless products. There are multiple, competing next generation standards, several options within each standard, vendor-proprietary variations and rapid technological innovations. Thus, there is a risk that the technology we choose could quickly become obsolete and/or not become widely adopted by existing and prospective subscribers. If these risks materialize, we could have difficulty retaining and attracting subscribers and could incur significant costs to change technologies.


   We rely on favorable roaming arrangements to provide national service to our customers in an affordable manner, which we may be unable to maintain in the future

   We believe that the ability to provide national service to our customers is a critical element to maintaining our competitive position. Since our network does not cover the entire United States, we must enter into roaming agreements with other providers to permit our subscribers to use the networks of other providers. In addition, subscribers to some of our services are not charged for roaming, which makes it imperative that we minimize the cost to us of these roaming agreements. We have roaming agreements with a variety of providers, including ALLTEL, AT&T Wireless, Cingular Wireless, Sprint PCS, US Cellular and Western Wireless. Many of these agreements are terminable at will by either party upon several months' notice. Some competitors, because of their call volumes or their affiliations with, or ownership of, other wireless providers, may be able to obtain roaming rates that are more favorable than the rates we obtain. We cannot assure you that we will continue to be able to obtain or maintain roaming agreements with other providers on favorable terms, or at all, which would adversely affect our costs and our ability to provide national plans.

   A high rate of customer turnover would negatively impact our business by reducing our revenues or requiring us to spend more money to maintain our revenues

   A high rate of customer turnover, or churn, would adversely affect our results of operations because we would lose revenues from customers that churned and because increased churn would require us to acquire more new subscribers just to maintain the same level of subscribers. The cost of adding a new subscriber, which generally includes a commission expense and/or a handset subsidy, is a significant factor in determining operating income and profitability for us and other participants in the wireless industry. We have experienced a higher rate of churn for subscribers of prepaid programs compared to the churn rate for traditional contract subscribers, and some of the companies from which we were formed have historically experienced churn that was higher than the industry average. Our churn rate may increase as we continue to offer new prepaid programs or if existing customers are not satisfied with our service offerings.

   We intend to incur significant expense to enhance our customer care organization to improve subscriber retention and reduce churn. We may also be required to subsidize product upgrades or reduce rates to retain customers. If we are unsuccessful in retaining customers or are required to spend significant amounts on retention beyond those budgeted, it could have a material adverse effect on our revenues and margins.

   Labor unions are attempting to organize our employees, and we cannot predict the impact of unionization efforts on our costs


   Labor unions have initiated efforts to organize various segments of our workforce. Two unions, the Communications Workers of America and the International Brotherhood of Electrical Workers, have agreements with us that would require our company to take a neutral position if the union conducts an organizing campaign in some of our markets. The agreements further require us to recognize and bargain with these unions if they present union authorization cards signed by 55% of the employees in an appropriate bargaining unit within these markets. This "card check" organizing process is advantageous to unions because it allows them to avoid a more difficult secret ballot election process conducted by the National Labor Relations Board. These agreements expire in 2004. In addition, both unions have initiated information and organizing campaigns in locations where these agreements do not apply.

   Currently, less than 60 of our employees are represented by unions, and we cannot predict what level of success unions may have in organizing our employees or the potentially negative impact of organizing on our costs.

   We are subject to a significant amount of litigation, which could divert our management's attention and require us to pay significant damages or settlements

   In recent years, there has been a substantial amount of litigation in the wireless industry, including class action lawsuits that challenge marketing practices and disclosures, including practices and disclosures relating to alleged adverse health effects of handheld wireless phones, and seek substantial damages. The risk of litigation may be higher for companies like Verizon Wireless that offer services nationally due to our increased prominence in the industry. The defense of these lawsuits may divert our management's attention, and we may incur significant expenses in defending these lawsuits. In addition, we may be required to pay significant awards or settlements. For a discussion of significant litigation matters involving our company, see "Business--Legal Proceedings."

Risks Related to Our Industry

  If we do not anticipate and respond to what we believe will be a significant degree of change in the wireless communications industry, our business, revenue and operating profit will likely suffer

   The wireless communications industry is experiencing significant technological change, including the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new services and changes in end-user needs and preferences. There is also uncertainty as to the pace and extent that customer demand will continue to increase, as well as the extent to which airtime charges and monthly recurring charges may continue to decline. In addition, alternative technologies may develop for the provision of services to customers that may provide wireless communications services or alternative services superior to those available from us. If we are unable to anticipate and respond to these changes, our competitive position could suffer, causing a loss in revenue and operating profit.

  Concerns about alleged health risks relating to radio frequency emissions may reduce demand for our services and cause us to pay significant damages or settlements

   Some studies have suggested that radio frequency emissions from wireless handsets and cell sites may be associated with various health problems, including cancer, and may interfere with electronic medical devices, including hearing aids and pacemakers. In addition, lawsuits have been filed against Verizon Wireless and other participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage. The U.S. Food & Drug Administration and the U.S. Federal Communications Commission have stated that the available scientific evidence does not show that any health problems are associated with using wireless phones, but that there is no proof that wireless phones are absolutely safe. In May 2001, the United States General Accounting Office issued a report, entitled Research and Regulatory Efforts on Mobile Phone Issues, observing that the consensus of various major health agencies is that the research to date does not show radio frequency energy emitted from mobile phones to have adverse health effects but there is not yet enough information to conclude that they pose no risk. The report offers recommendations to improve the FCC's review of mobile phone testing, as well as the FCC's and FDA's consumer information on health issues relating to mobile phones. Additional studies of radio frequency emissions are ongoing. If consumers' health concerns increase, they may be discouraged from using wireless handsets, and regulators may impose restrictions on the location and operation of cell sites. These concerns could have an adverse effect on the wireless communications industry and expose wireless providers to further litigation, which, even if not successful, can be costly to defend. We cannot assure you that government authorities will not increase regulation of wireless handsets and cell sites as a result of these health concerns or that wireless companies will not be held liable for costs or damages associated with these concerns. The actual or perceived risk of radio frequency emissions could also adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the wireless communications industry.

  Our operations are subject to significant regulation by the FCC and other agencies, and changes in regulations could impose significant additional expenses on us

   The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In addition, the FCC, together with the Federal Aviation Administration, regulates tower marking and lighting, and other government agencies periodically consider various mandates on the wireless industry. We are also subject to various environmental protection and health and safety laws and regulations, including limits on radio frequency radiation from mobile handsets and towers. Any of these agencies having jurisdiction over our business could adopt regulations or take other actions that could increase our costs, place restrictions on our operations and growth potential or otherwise adversely affect our business.

   The FCC and state authorities are increasingly looking to the wireless industry to fund various initiatives, including federal and state universal service programs, telephone number administration, services to the hearing-impaired and emergency 911 networks. In addition, many states have imposed significant taxes on providers in the wireless industry and have adopted or are considering adoption of regulatory requirements on customer billing and other matters. These initiatives are imposing increasing costs on us and other wireless carriers and may otherwise adversely affect our business. For example, the FCC has mandated that wireless providers supply the geographic coordinates of a customer's location, either by means of network-based or handset-based technologies, to public safety dispatch agencies. This rule will impose significant costs on us and could lead us to increase subsidies on handsets to offset the increased costs of handset-based technologies. See "Business--Regulatory Environment" for a more detailed description of the regulatory environment affecting us.

  Our FCC licenses are subject to renewal and revocation, and the loss of our FCC licenses would prevent us from providing our services

   Our FCC licenses to provide wireless services are subject to renewal and revocation. Although the FCC has renewed all of our licenses that have come up for renewal to date and has routinely renewed wireless licenses in the past, we cannot assure you that no challenges will be brought against our licenses in the future. In addition, FCC rules require all wireless licensees to meet build-out requirements, and failure to comply with these and other requirements in a given license area could result in revocation or forfeiture of our license for that license area or the imposition of fines by the FCC. If any of our FCC licenses were revoked or not renewed upon expiration, we would not be permitted to provide services in the area previously covered by that license.

  Federal, state and local legislative bodies are considering or have enacted legislation to restrict or prohibit wireless phone use while driving, which could reduce usage of our service and our revenues and could lead to costly litigation

   Legislation has been proposed in the United States Congress and many state and local legislative bodies to restrict or prohibit the use of wireless phones while driving motor vehicles. Similar laws have been enacted in other countries and, to date, the State of New York and a small number of localities in the United States have passed restrictive laws. We have supported some of these laws and proposals. In addition, some studies have indicated that using wireless phones while driving may impair drivers' attention. Any laws that are passed prohibiting or restricting the use of wireless phones while driving could have the effect of reducing subscriber usage, which would reduce our revenues per subscriber. Additionally, litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless phone use by a driver could result in damage awards and adverse publicity.

  The supply of new telephone numbers is near exhaustion in some areas, which could limit our ability to add subscribers

   The supply of new telephone numbers in some areas of the United States is near exhaustion due, in large part, to the need of new competitive wireline carriers for large blocks of numbers and rapidly growing customer demands for additional numbers for wireless handsets and pagers as well as for second voice lines, Internet access and private branch exchange systems, or private telephone networks used within enterprises. Many states have imposed restrictions on carriers' access to additional numbers, creating severe shortages in carrier number resources. The FCC has also imposed conditions we must satisfy to obtain additional numbers. We cannot assure you that the FCC will be able to find a solution to this problem promptly or at all, or that the solution will not impose significant expenses on the telecommunications industry. If we are unable to obtain a sufficient supply of new telephone numbers, our ability to increase our subscriber base and, therefore, our revenues, would be adversely affected.

  Our business is seasonal, and we depend on fourth quarter customer additions; our results of operations for future periods will be negatively impacted if we fail to deliver strong subscriber growth in the fourth quarter of any year

   Participants in the wireless industry, including our company, have experienced a trend of generating a significantly higher number of customer additions in the fourth quarter of each year as compared to the other three quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which depends upon the year-end holiday shopping season, the timing of new service announcements and introductions, competitive pricing pressures and aggressive marketing and promotions. We cannot assure you that we will continue to experience strong fourth quarter results for customer additions. In the future, the number of customer additions in the fourth quarter could decline for a variety of reasons, including our inability to match or beat pricing plans offered by competitors, the failure to adequately promote our products, services and pricing plans or the failure to have an adequate supply or selection of handsets. If, in any year, our fourth quarter results fail to significantly improve upon customer additions from the year's previous quarters, it could have a material adverse effect on our revenues for future periods because we will have fewer subscribers than anticipated.

   While we depend on the holiday season for customer additions, service revenues from these holiday season additions are not fully realized until the following year. Moreover, margins and cash flow are usually lower in December due to higher expenses for marketing and equipment subsidies.

Risks Related to Our Partners

  Important decisions require the approval of representatives selected by both our partners, and a failure to agree could result in deadlock, resulting in lost business opportunities

   Many important decisions, including decisions relating to equity issuances and significant acquisitions, require the approval of representatives of Verizon Communications and Vodafone. It is possible that the representatives will not reach agreement regarding matters that are very important to us and could be deadlocked. If deadlocks cannot be resolved, we will not be permitted to take the specified action, which could, among other things, result in us losing business opportunities and harm to our competitive position.

  We may have conflicts of interest with our partners that could be resolved in a manner favorable to them and adverse to us and you

   Verizon Communications controls our management and affairs, including decisions about acquisitions and dispositions and changes to our capital structure, such as borrowings and issuances of equity, subject to approval rights held by Vodafone under the partnership agreement. Conflicts of interest may arise between us and our partners when we are faced with decisions that could have different implications for us and our partners, including potential acquisitions of businesses, potential competition, the issuance or disposition of securities, the payment of distributions by the partnership, labor relations policies, tax, regulatory and legal positions and other matters. Because our partners control our company, these conflicts could be resolved in a manner adverse to us and you.

   In addition, circumstances may occur in which the interests of our partners as equityholders could be in conflict with your interests as a noteholder. In particular, they may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment even though such transactions may involve risks to you as noteholders.

  Some arrangements that we have with our partners may not be subject to arm's-length negotiations and could therefore be less favorable to us than if we contracted with third-parties

   We have entered into various agreements with Verizon Communications and its affiliates relating to telecommunications and other services that may be material to the conduct of our business, and we may enter into additional agreements with Verizon Communications and Vodafone and their affiliates. Because we have entered into some of these agreements while controlled by Verizon Communications, they were not fully the result of arm's-length negotiations. These agreements may be less favorable to us than could be obtained in an arm's-length dealing. See "Certain Relationships and Related Party Transactions."

  Under the terms of agreements with our partners, we may only participate in the U.S. wireless industry, which will prevent us from growing our business through international expansion or entry into related businesses

   We have agreed with our partners that we may not, without their consent, enter into any business other than the U.S. mobile wireless business. These restrictions will limit our ability to grow our business through initiatives such as expansion into international markets and acquisitions of wireless providers that are also engaged in other businesses outside our permitted activities. Many wireless providers that could otherwise be potential acquisition targets are affiliated with companies that also engage in other domestic businesses, such as wireline or long-distance services, or in international wireless businesses. These restrictions may also preclude us from pursuing other attractive related or unrelated business opportunities. See "Certain Relationships and Related Party Transactions--Partnership Agreement."

  We have non-exclusive licenses, which can be terminated, to use the Verizon Wireless brand name and some service offering names; this could permit others to market their services under similar names which could cause confusion and potentially hurt our reputation, and could require us to spend significant amounts to develop a new brand identity in the future

   We do not own the "Verizon Wireless" brand name, but instead license it without charge from Verizon Communications on a non-exclusive basis. You should be aware of the following risks that this arrangement poses:

  . Because we market our products and services under the same name as Verizon Communications and other providers, including Verizon's wireless provider in Puerto Rico, our reputation and ability to attract and retain subscribers could be adversely affected if the reputation of Verizon Communications or those other providers were to decline.

  . The identity and value of our brand name could suffer if consumers and other businesses become confused by other providers marketing their service using our brand name.

  . The license will terminate if we fail to perform all material obligations under the contract or 2 1/2 years after Verizon Communications ceases to have any beneficial ownership of the partnership. In addition, we are required to change our brand name and discontinue the use of any trademarks owned by Verizon Communications at any time if we are directed to do so by Verizon Communications. We would then be required to develop a new brand identity, which could be costly and take time to be publicly recognized.

Similarly, Verizon Communications, not Verizon Wireless, owns the trademarks for some of our service offering names, and licenses them to us on a non-exclusive basis. We face similar risks to those described above in connection with these trademarks.

  We have non-exclusive licenses to patents and technology that are important to our business; if they are licensed to other providers as well, any competitive advantage we might develop from this technology would be lost

   We license patents and technology to and from our partners or their affiliates and third parties. Pursuant to these license agreements, our partners or their affiliates maintain the right to license or sublicense our patents and technology to third parties, including our competitors. If any of our competitors are permitted to use this technology, it could hurt our competitiveness and cause our revenue and operating results to decline.

  Our partners may compete with us and could act in a manner that would favor their competitive business

   Our partners have agreed in the partnership agreement not to engage in the provision of U.S. mobile wireless telecommunications services, but the agreement is subject to significant exceptions. In addition, the non-compete provision will expire for both Verizon Communications and Vodafone if either partner's interest in our company decreases below specified thresholds, even though the other partner may continue to control us. If our partners enter into, or invest in, businesses that compete with us, they may vote their ownership in our company to favor those other businesses, which would adversely affect our ability to maintain and expand our business. See "Certain Relationships and Related Party Transactions--Partnership Agreement."

  We are liable for the failure of our partners to comply with contractual obligations to third parties in connection with the contribution of assets and properties to us, and the disposition of conflicted systems; these liabilities could be significant

   The companies from which we were formed conducted portions of their business in partnerships. Many partnership agreements provide that no transfer of partnership interests is permitted or that, prior to transfer of an interest, the other partners must be provided with a right to purchase the interest. In addition, some agreements provide that a change of control of a partner is considered to be a transfer that requires consent. We have agreed that we are liable for the costs resulting from any failure by our partners to comply with those provisions or other contractual obligations in connection with the transfer of assets and properties to the partnership and the disposition of conflicted systems. Several third parties have already made such claims, and we cannot assure you that no additional third parties will bring claims for violation of these provisions. We are also liable for some indemnification obligations of our partners incurred in connection with the disposition of overlapping assets. Our financial condition could be adversely affected by liabilities resulting from the failure of our partners to comply with their contractual obligations or in connection with the disposition of overlapping assets. See "Business--Legal Proceedings" and "Certain Relationships and Related Party Transactions--U.S. Wireless Alliance Agreement--Indemnification."

Risks Related to the Offering

  There may not be a public market for the new notes, which could affect the market price and liquidity of the new notes

   We do not intend to apply for the listing of any new notes on a national securities exchange. We cannot assure you as to the liquidity of the public market for the new notes or that any active public market for the new notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the new notes may be adversely affected.

  There are risks that may make it difficult for us to achieve the outcomes predicted in our forward-looking statements and you should not place undue reliance on these statements

   Many of the statements included in this prospectus, including the description of our plans, strategies, capital expenditures, possible acquisitions, anticipated cost savings and financing plans are forward-looking statements. You can generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe" or similar phrases. Our actual future performance could differ materially from these forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from our expectations include those risks identified in the foregoing "Risk Factors," and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as other matters not yet known to us or not currently considered material by us.

   We caution you not to place undue reliance on these forward-looking statements. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by those cautionary statements.

                   VERIZON WIRELESS ORGANIZATIONAL STRUCTURE

Formation of the Partnership

   "Verizon Wireless" is the trade name of Cellco Partnership, a Delaware general partnership previously wholly-owned by Bell Atlantic Corporation through which it operated its Bell Atlantic Mobile and Southwestern U.S. wireless businesses. In September 1999, Bell Atlantic Corporation and Vodafone AirTouch Plc, now known as Vodafone Group Plc, agreed to combine their U.S. mobile wireless telecommunications businesses in the partnership.

   Bell Atlantic and Vodafone combined these businesses by contributing additional wireless operations to Cellco Partnership in two stages. In April 2000, Vodafone contributed U.S. mobile wireless assets in exchange for an approximate 65% equity interest in the partnership and Bell Atlantic contributed its interest in PrimeCo, which was not held through Cellco Partnership, and other wireless assets. The partnership thereupon began doing business under the "Verizon Wireless" name. On June 30, 2000, Bell Atlantic and GTE Corporation consummated a merger of equals and started doing business as Verizon Communications. In July 2000, Verizon Communications contributed GTE's U.S. wireless assets to us, increasing Verizon Communications' interest from approximately 35% to 55%.

   We are managed by a board of representatives, which is comprised of 4 representatives selected by Verizon Communications and 3 selected by Vodafone so long as each owns 20% of the partnership. As a result, Verizon Communications controls us and will continue to do so as long as it owns at least 20% of our partnership interests. However, so long as Vodafone owns at least 20% of our partnership interests, approval by at least 2 of its representatives is required for various significant transactions, including issuances of equity and significant acquisitions and dispositions.

   You should read "Risk Factors--Risks Related to Our Partners," and "Certain Relationships and Related Party Transactions" for additional information about our structure and the risks posed by the structure.

Background

   The partnership brought together domestic operations of four well-recognized U.S. wireless carriers, including Bell Atlantic Mobile, AirTouch, GTE Wireless and PrimeCo, resulting in the formation of one of the most extensive wireless networks in the United States. The information presented below does not take into account the divestitures of wireless operations in overlapping markets.

   Bell Atlantic Mobile. Bell Atlantic Mobile owned and operated a wireless network on the East Coast and had an extensive chain of retail outlets devoted exclusively to wireless voice, data and paging. Based in Bedminster, New Jersey, Bell Atlantic Mobile had 8.0 million customers on the East Coast and in the Southwest through a separate subsidiary, as of March 31, 2000. Bell Atlantic Mobile acquired the remaining general partnership interests that it did not already own in Upstate Cellular Network, a wireless service provider in upstate New York, in December 1999. Bell Atlantic Mobile operated in 18 states and the District of Columbia, including 12 of the top 50 U.S. markets, including Baltimore, Boston, New York City, Philadelphia and Washington, D.C.

   AirTouch. AirTouch, which was owned by Vodafone, served nearly 10.0 million wireless customers and 3.5 million paging customers in the United States as of March 31, 2000. In January 2000, AirTouch acquired CommNet Cellular, Inc., a wireless network operator in the Western United States. Based in San Francisco, AirTouch operated wireless networks in 22 states and 18 of the top 50 U.S. markets, including Atlanta, Detroit, Los Angeles, Phoenix, San Diego and Seattle.

   GTE Wireless. As of June 28, 2000, GTE Wireless had more than 7.0 million U.S. wireless customers. It operated in 19 states and 18 of the top 50 United States markets, including Houston, San Francisco, Seattle and Tampa. GTE Wireless acquired some of Ameritech Corporation's wireless assets in the Midwest in October 1999. GTE Wireless was based in Atlanta, as a subsidiary of GTE Corporation.

   PrimeCo. PrimeCo was formed in October 1994 as a limited partnership to provide advanced wireless digital communications services over an all-digital 1900 MHz network. As of March 31, 2000, PrimeCo had more than 1.5 million subscribers. Immediately prior to its contribution to the partnership, PrimeCo was owned by Bell Atlantic and Vodafone. Based in Westlake, Texas, PrimeCo operated in nine states and 13 of the top 50 United States markets, including Dallas, Houston, Miami, San Antonio and Tampa.

   The full combination of these regional wireless service providers would have resulted in overlapping operations in several regions. Based on a consent decree dated December 6, 1999 with the Department of Justice and regulations of the FCC governing wireless communication, Cellco Partnership and its partners were required to divest one of the wireless operations in each of the overlapping markets. To effect these divestitures, Cellco Partnership and its partners sold some assets and engaged in asset swaps in some cases with other wireless carriers that allowed us to further expand our coverage in regions where we did not have existing service.

   On August 29, 2000, all remaining assets that were required to be sold and had not yet been sold were transferred to a trustee. The trustee subsequently sold all these assets.

Relationship With Our Partners

   Our partners include subsidiaries of Verizon Communications, which own 55% of the partnership, and subsidiaries of Vodafone, which own 45%. The notes will be non-recourse to our existing and future partners. Verizon Communications is the largest provider of wireline voice and data services in the United States, with approximately 135.1 million access line equivalents as of June 30, 2002, as well as the largest provider of wireless services in the United States by virtue of its controlling interest in the partnership. Vodafone, which is based in the United Kingdom, is one of the world's leading wireless telecommunications companies and, giving proportional credit for customers of non-wholly owned investments based upon its ownership interest, has more than 103 million customers in 28 countries as of June 30, 2002.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

   Our net proceeds from the sale of the old notes were approximately $3.98 billion, after deduction of the initial purchasers' discounts and commissions and other expenses of the offering. We used those net proceeds to reduce debt under our credit facility that would have matured in April 2002 and bore interest at a rate of LIBOR plus 0.32%.

                                CAPITALIZATION

   The following table presents our total cash and cash equivalents and capitalization as of June 30, 2002. This table should be read in conjunction with the historical financial statements and the related notes as of and for the six months ended June 30, 2002 appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                      June 30, 2002
                                                      -------------
                                                       (unaudited)
                                                       (dollars in
                                                        millions)
            Cash and cash equivalents................       $   131
                                                            =======

            Short-term debt
               Credit facility and term loan.........       $   410
               Due to affiliates.....................         6,945
               Other.................................            53
                                                            -------
                      Total short-term debt..........         7,408
                                                            -------
            Long-term debt
               Due to affiliates.....................         2,431
               Floating Rate Notes due 2003..........         1,500
               5.375% Notes due 2006.................         2,489
               Other.................................            99
                                                            -------
                      Total long-term debt...........         6,519
                                                            -------
            Total debt...............................        13,927
                                                            -------
            Minority interests.......................           423
            Partner's capital subject to redemption..        20,000
            Partners' capital........................        19,691
                                                            -------
                      Total capitalization...........       $54,041
                                                            =======

                      SELECTED HISTORICAL FINANCIAL DATA

   The following selected consolidated historical financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes thereto included elsewhere in this prospectus. The statement of operations and cash flow data for the years ended December 31, 1999, 2000 and 2001 and the balance sheet data as of December 31, 2000 and 2001 are derived from the audited financial statements included elsewhere in this prospectus. We derived the remaining financial data from our audited or unaudited financial statements.

   The financial information presented below includes results of operations for
(1) Bell Atlantic Mobile and GTE Wireless for all periods retroactively restated on a consolidated basis, (2) our various significant acquisitions, including the U.S. mobile wireless and paging operations of Vodafone, PrimeCo and some Ameritech wireless operations in the Midwest from their date of acquisition and (3) our various disposed assets until the dates of disposition.


                                                                                                         Six Months
                                                                                                            Ended
                                                                    Year Ended December 31,               June 30,
                                                          -------------------------------------------  --------------
                                                           1997    1998    1999      2000       2001    2001    2002
                                                          ------  ------  ------  -------     -------  ------  ------
                                                                   (in millions, except other operating data)
Statement of Operations Data:
Operating revenue:
Service revenues......................................... $5,839  $6,178  $6,967  $13,000     $16,011  $7,798  $8,421
Equipment and other......................................    357     463     692    1,222       1,382     632     691
                                                          ------  ------  ------  -------     -------  ------  ------
Total operating revenue..................................  6,196   6,641   7,659   14,222      17,393   8,430   9,112

Operating costs and expenses:
Cost of service (excluding depreciation and amortization
 related to network assets included below) (1)...........  1,072   1,040   1,578    2,398       2,651   1,318   1,359
Cost of equipment........................................    684     678     935    2,023       2,434   1,130   1,214
Selling, general and administrative......................  2,497   2,572   2,665    5,505       6,525   3,096   3,395
Depreciation and amortization............................    840     959   1,105    2,897       3,709   1,807   1,566
Sales of assets, net.....................................     --      (5)      8     (859)(2)       9       2      (2)
                                                          ------  ------  ------  -------     -------  ------  ------
Total operating costs and expenses.......................  5,093   5,244   6,291   11,964      15,328   7,353   7,532
                                                          ------  ------  ------  -------     -------  ------  ------
Operating income.........................................  1,103   1,397   1,368    2,258       2,065   1,077   1,580

Other income (expenses):
Interest expense, net....................................    (90)   (129)   (164)    (507)       (642)   (324)   (294)
Minority interests.......................................    (74)    (92)    (76)    (136)        (60)    (46)    (45)
Equity in (loss) income of unconsolidated entities.......    (20)    (19)     (2)      57           6     (10)      8
Other, net...............................................      2      11      12        5          (3)     (7)      1
                                                          ------  ------  ------  -------     -------  ------  ------

Income before provision for income taxes and cumulative
 effect of a change in accounting principle..............    921   1,168   1,138    1,677       1,366     690   1,250
Provision for income tax.................................   (184)   (262)   (206)    (149)        (62)    (28)   (104)
                                                          ------  ------  ------  -------     -------  ------  ------
Income before cumulative effect of a change in accounting
 principle...............................................    737     906     932    1,528       1,304     662   1,146
Cumulative effect of a change in accounting principle....     --      --      --       --          (4)     (4)     --
                                                          ------  ------  ------  -------     -------  ------  ------
Net Income............................................... $  737  $  906  $  932  $ 1,528     $ 1,300  $  658  $1,146
                                                          ======  ======  ======  =======     =======  ======  ======
Other Operating Data:
EBITDA (in millions) (3)................................. $1,943  $2,356  $2,473  $ 5,155     $ 5,774  $2,884  $3,146
EBITDA margin (4)........................................   33.3%   38.1%   35.5%    39.7%       36.1%   37.0%   37.4%
Subscribers (in millions) (end of period) (5)............    9.8    11.0    14.2     26.8        29.4    27.9    30.3
Subscriber churn (6).....................................   1.97%   2.30%   2.50%    2.61%       2.52%   2.58%   2.45%
Covered population (in millions) (end of period) (7).....    N/A     N/A     N/A      214         221     221     223
Average revenue per unit (8)............................. $54.12  $49.86  $48.99  $ 47.55     $ 47.83  $47.78  $47.25
Ratio of earnings to fixed charges (9)...................   6.50    7.19    5.83     3.03        2.35    2.28    3.75

                                                                                           Six Months
                                                                                             Ended
                                                       Year Ended December 31,              June 30,
                                              ----------------------------------------- ---------------
                                                1997     1998    1999    2000    2001    2001     2002
                                              -------  -------  ------- ------- ------- ------- -------
                                                      (in millions, except other operating data)
Cash Flow Data:
Net cash provided by operating activities.... $ 1,905  $ 2,341  $ 2,167 $ 3,276 $ 4,481 $ 1,548 $ 2,726
Net cash used in investing activities........   1,327    1,073    5,246   5,530   7,311   4,553   1,339
Net cash (used in) provided by financing
activities...................................    (586)  (1,249)   3,094   2,287   2,941   2,972  (1,454)
Capital expenditures.........................   1,305    1,258    1,537   4,908   5,006   2,462   2,060

Balance Sheet Data:
Property, plant and equipment, net........... $ 5,784  $ 6,073  $ 7,273 $12,772 $15,966 $14,450 $16,830
Total assets.................................  11,041   10,800   15,627  55,495  60,150  58,767  61,183
Total debt...................................   2,529    2,321    5,357  12,992  15,347  15,266  13,927
Minority interest in consolidated entities...     255      265      418     354     365     354     423
Partner's capital subject to redemption......      --       --       --  20,000  20,000  20,000  20,000
Total partners' capital......................   5,984    6,126    7,340  16,475  18,545  17,932  19,691

--------


(1) Cost of service includes roaming charges billed to Verizon Wireless for our subscribers' usage outside of the Verizon Wireless network and direct telecom charges, which are costs to handle calls over our network, including landline charges, trunk lines and other costs to maintain our network as well as all site rentals, tower rentals and network related salaries.



(2) Includes $848 million of gain-on-sale in connection with the disposition of certain southwestern U.S. properties.



(3) "EBITDA" is defined as operating income plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and partnership distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. EBITDA for the year ended December 31, 2001 and the six months ended June 30, 2001 and 2002 includes $239 million, $92 million and $80 million, of integration costs, respectively.



(4) EBITDA margin is defined as EBITDA divided by service revenues and is expressed as a percentage.



(5) All subscriber information, including the number of subscribers at any date, churn and revenue per subscriber, is presented for our voice and broadband data service and excludes paging subscribers and subscribers to General Motors' OnStar service, but includes customers who purchase service from resellers or our service.



(6) Subscriber churn is calculated as a percentage by determining the number of subscribers who cancel service during a period divided by the sum of the average number of subscribers per month in that period. We determine the average number of subscribers on a per-month basis using the number of subscribers at the beginning and end of each month.



(7) Covered population refers to the number of people residing in areas where we have licenses that can receive a signal from our cell sites. Information is not available for periods other than the years ended December 31, 2000 and 2001 and the six months ended June 30, 2001 and 2002.



(8) Average revenue per unit is determined by dividing service revenues in each month within a period by the sum of the average number of subscribers per month in the period. Average revenue per unit includes revenue from paging services and OnStar, but does not include subscribers to those services.



(9) For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations plus fixed charges and other earnings adjustments. Fixed charges consist of interest expense, including capitalized interest, and the interest component of rental expense.


    Included in earnings for the year ended December 31, 2000 was $848 million of gain-on-sale in connection with the disposition of certain southwestern U.S. properties. If such sale had not occurred, the ratio of earnings to fixed charges would have been 1.97.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We are the leading wireless communications provider in the United States in terms of the number of subscribers, network coverage, revenues and operating cash flow. We have the largest wireless network in the United States covering 49 of the 50 most populated metropolitan areas throughout the United States. We believe our leadership position within the wireless industry will allow us to take advantage of increasing penetration and usage trends within the United States in the coming years. See "Business--Industry Overview."


   Operating revenues. Our operating revenue consists of revenue from the provision of services and revenue from sales of equipment. Equipment revenue includes revenue from sales of handsets, pagers and accessories. Equipment sales revenue associated with the sale of handsets, pagers and accessories is recognized when the products are delivered to and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services. Service revenues, which we record when services are provided, includes revenue from:


 . monthly access charges;

 . airtime usage;

 . long distance charges;

 . toll and data usage charges;

 . charges for features such as voice mail, short messaging services and caller
   ID;

 . gross roaming charges, or incollect fees, charged to our subscribers for usage outside our network;

 . gross roaming charges, or outcollect fees, charged to other wireless service providers whose subscribers use our network; and

 . paging service revenue.


   In recent years, we have experienced an increase in the net number of subscribers, which has increased our revenues. We expect that we will continue to achieve increases in our total subscribers during the next several years, assuming that the overall market for wireless services continues to grow as expected. See "Business--Industry Overview." Subscriber growth continues to be an important revenue source, and we believe that the continued addition of high-quality contract customers will increase our revenue. Our current management focus is to grow our customer base primarily through internal growth, assuming the overall market continues to grow. In addition, we expect that we will achieve some growth from business acquisitions, although acquisitions are expected to be a less important factor. However, in the third quarter of 2002, we expect that a significant portion of our subscriber growth will come from our acquisition of Price Communications Wireless, which added approximately 410,000 subscribers.


   Prior to 2001, we experienced decreasing average revenue per unit due to the continued migration of high-usage analog customers to digital price plans, which have a higher monthly recurring access charge but include a larger bundle of included minutes. During this period, the increase in access fees was more than offset by the dilution of per-minute usage revenue from these high-usage customers. Although there was dilution over the short term as the subscriber base has migrated to digital service, we believe that digital subscribers have a higher average revenue per unit than analog customers overall, including lower-usage digital customers from whom we benefit from the higher monthly recurring access charges. In addition, by migrating customers to digital services, we can offer more services such as Web access, which increased average revenue per unit in 2001, and we expect to continue to do so over time. Service revenues have also been negatively impacted by decreasing prices for incollect and outcollect fees and toll and long distance charges as a result of competition and rate renegotiations. We expect that trend to continue.

   We expect continued growth from wireless data as a result of the recent introduction of new applications for business and consumer use, including access to e-mail, personal information management data, Internet content, and the developing services for downloadable applications. Our historical results of operations do not include any material revenues from these wireless data services, but we expect revenues from wireless data services and applications to increase significantly over time.

Operating Costs and Expenses.  Our operating expenses consist of the following:


 . Cost of services: includes roaming charges billed to Verizon Wireless for our subscribers' usage outside of the Verizon Wireless network and direct telecom charges, which are costs to handle calls over our network, including landline charges, trunk lines and other costs to maintain our network, as well as site rentals, tower rentals and network-related salaries;


 . Cost of equipment: includes costs of handsets, pagers and accessories, and the cost of shipping, warehousing and distributing these products. We subsidize the cost of handsets sold in our direct channels to reduce the up-front cost of our service and, as a result, equipment revenue is more than offset by the related cost of equipment, resulting in a net subsidy. In addition, we have actively focused on selling to new customers, and upgrading existing customers to, tri-mode handsets, which, although subsidized, result in higher service margins since they permit us to reduce roaming expenses. As we expand our direct distribution channels and continue to grow, the number of handsets that we sell will continue to increase, which will result in higher cost of equipment. We believe that, as one of the largest purchasers of handsets in the United States, we will be able to purchase handsets at attractive rates;

 . Selling, general and administrative expenses: includes all operating expense not included in the other operating expense categories, including commissions; and

 . Depreciation and amortization: includes depreciation of network and other fixed assets and amortization of intangibles. Beginning January 1, 2002, we no longer amortize the value of our cellular licenses, goodwill or assembled workforce in accordance with Statement of Financial Accounting Standards, ("SFAS") No. 142.

   Verizon Wireless was formed as a combination of four well-recognized wireless franchises in the U.S. market: Bell Atlantic Mobile, AirTouch, GTE Wireless and PrimeCo. We believe the formation of Verizon Wireless and the resulting combination of these four businesses has generated significant synergies and that we will continue to realize additional savings as the system conversions and best practices continue to be implemented over the next two years. We expect to continue to spend significant amounts on integration activities, and we cannot assure you that we will be able to realize those savings.

   We must maintain a low cost structure in order to respond to increasing competitive pressures in the wireless industry. We believe that our leading position in terms of subscribers provides us with a competitive advantage because we can spread our fixed costs over a larger subscriber base, resulting in higher operating margins. We also believe that our leading position enables us to negotiate favorable roaming and handset and equipment purchase arrangements. In addition, as our network coverage increases and our customers' use of tri-mode handsets increases, we believe that our roaming expenses as a percentage of revenue will decline as we reduce the amount of roaming services needed to provide nationwide coverage to our subscribers.

   The expense of adding new subscribers is one of the most significant cost elements in the wireless industry. Therefore, satisfying and retaining existing customers is critical to the financial performance

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

of wireless operators. Some of the companies from which we were formed had different levels of customer care and satisfaction and churn records, but we are working to ensure that we apply the best practices inherited from the four businesses across all of our markets. We expect to incur significant expenses related to customer retention and satisfaction.

   In addition to the transactions described below under "--Presentation of Financial Information," you should note that several recent developments will affect our results of operations:

 . Until 1999, we owned most of the towers that we used for our services and recorded cost of service expense for maintenance and depreciation expense. We entered into sale/leaseback or other monetization transactions for many of our towers in 1999 and 2000, and our rent, lease and site maintenance expenses will increase to reflect our payments for use of those towers. Our partners received the proceeds from these transactions.

 . Our partners had the right to require us to enter into additional monetization transactions for our towers, other than towers in our former PrimeCo and acquired ALLTEL markets, prior to April 3, 2001, and we have entered into transactions for some of these towers. Our partners received the proceeds of these transactions, but we are required to pay the resulting rent, lease and site maintenance expenses.

 . We incurred an additional $1.7 billion in debt from Verizon Communications in 2001 to pay the deposit for the 2001 FCC auction. The FCC was not required to pay interest on the deposit. In April 2002, the FCC returned $1.5 billion of this deposit.

Critical Accounting Policies And Estimates

   The following discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses, and assets and liabilities, during the periods reported. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, unbilled revenue, fair values of financial instruments, depreciation and amortization, accrued expenses, inventory reserves, equity in income (loss) of unconsolidated entities, allocation of purchase prices and determination of useful lives in connection with business combinations. We base our estimates on historical experience, where applicable, and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from those estimates.

   We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

 . We recognize service revenue based upon access to the network (access revenue) and usage of the network (airtime/usage revenue), net of credits and adjustments for service discounts. We are required to make estimates for service revenue earned but not yet billed at the end of each quarter. These estimates are based primarily upon historical minutes of use processed.

 . We maintain allowances for uncollectible accounts receivable for estimated losses resulting from the inability of our customers to make required payments. We base our estimates on the aging of our accounts receivable balances and our historical write-off experience, net of recoveries.

 . When recording our depreciation expense associated with our network assets, we use estimated useful lives. As a result of changes in our technology and industry conditions, we periodically evaluate the useful lives of our network assets. These evaluations could result in a change in our useful lives in future periods.

   We have adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets", as of January 1, 2002. In conjunction with this adoption, we have reassessed the useful lives of previously

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

recognized intangible assets. Our principal intangible assets are licenses, including licenses associated with equity method investments, that provide us with the exclusive right to utilize certain radio frequency spectrum to provide cellular communication services. While licenses are issued for only a fixed time, generally ten years, such licenses are subject to renewal by the FCC. Renewals of licenses have occurred routinely and at nominal cost. Moreover, we have determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of our cellular licenses. As a result, the cellular licenses will be treated as an indefinite life intangible asset under the provisions of SFAS No. 142 and will not be amortized but rather will be tested for impairment. We will reevaluate the useful life determination for cellular licenses each reporting period to determine whether events and circumstances continue to support an indefinite useful life.


   Previous business combinations have been for the purpose of acquiring existing licenses and related infrastructure to enable us to build out a nationwide network. The primary asset acquired in such combinations has been cellular licenses. In the allocation of the purchase price of these previous acquisitions, amounts classified as goodwill have related predominately to the expected synergies of placing the acquired licenses in our national footprint. Further, in purchase accounting, the values assigned to both cellular licenses and goodwill were principally determined based on an allocation of the excess of the purchase price over the acquired net assets. We believe that the nature of our cellular licenses and related goodwill are fundamentally indistinguishable.


   In light of these considerations, on January 1, 2002 amounts previously classified as goodwill, approximately $7,958 for the year ended December 31, 2001, were reclassified into cellular licenses. Also, assembled workforce, previously included in other intangible assets, will no longer be recognized separately from cellular licenses. Amounts for fiscal year 2001 have been reclassified to conform to the presentation adopted on January 1, 2002. In conjunction with this reclassification, and in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes", we have recognized in the first quarter of 2002 a deferred tax liability of approximately $1,627 related to the difference in the tax basis versus book basis of the cellular licenses. This reclassification, including the related impact on deferred taxes, had no impact on our results of operations. This reclassification and the methodology to be subsequently used to test cellular licenses for impairment under SFAS No. 142, as described in the next paragraph, have been reviewed with the staff of the Securities and Exchange Commission.

   When testing the carrying value of the cellular licenses for impairment, we will determine the fair value of the aggregated cellular licenses by subtracting from enterprise discounted cash flows the fair value of all of the other net tangible and intangible assets. If the fair value of the aggregated cellular licenses as determined above is less than the aggregated carrying amount of the licenses, an impairment will be recognized. Upon adoption of SFAS No. 142, a test for impairment was performed with no impairment recognized. Future tests for impairment will be performed at least annually and more often if events or circumstances warrant.

   On January 1, 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard re-addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It concludes that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The adoption of SFAS No. 144 has no material effect on our results of operations or financial position.

Presentation of Financial Information

   Our financial information includes results of operations for Bell Atlantic Mobile and GTE Wireless retroactively restated for all periods on a consolidated basis, and also includes financial information for the following entities from their date of acquisition:

 . Vodafone's U.S. wireless operations, beginning April 3, 2000;

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

 . PrimeCo's wireless operations, which, prior to April 3, 2000, were reflected as an equity investment in the partnership's results of operations as a result of Verizon Communications' 50% of PrimeCo's wireless operations and, beginning on April 3, 2000, were consolidated as a result of Vodafone's contribution of the remaining 50% to the partnership;

 . Ameritech's wireless operations in Chicago, St. Louis and rural Illinois, which were acquired by GTE Wireless on October 8, 1999;

 . Upstate Cellular Network's operations in upstate New York, which, prior to December 1, 1999, were reflected as an equity investment in the partnership's results of operations as a result of its 50% ownership of Upstate Cellular Network's wireless operations and, beginning on December 1, 1999, were consolidated as a result of the partnership's acquisition of the remaining 50% interest;

 . ALLTEL operations in Iowa and Nevada that were acquired by the partnership on April 1, 2000 in connection with the disposal by the partnership of operations in Arizona, New Mexico and Texas; and

 . ALLTEL operations in Illinois, Indiana and Pennsylvania and its minority interest in several of our New Jersey and New York properties that were acquired on June 29, 2000, in connection with the disposal of GTE Wireless operations in Ohio, Florida and Alabama.

Each of those acquisitions was accounted for under the purchase method of accounting, and the dispositions were recorded as sales.

   In addition, the financial information:

   . includes results of operations for various properties that have since been sold; and


   . gives effect to our assumption and/or retention of $9.5 billion in debt, including $5.5 billion from Verizon Communications and $4.0 billion from Vodafone, in April and July 2000, which in the case of debt assumed fromVodafone, we intend to keep outstanding, or refinanced by debt that will remain outstanding, until at least April 2005.


   As a result of these significant acquisitions and dispositions, a comparison of our results of operations in different periods may not be meaningful.

   We have restated our financial statements on a retroactive basis to include the results of operations for the partnership and GTE Wireless on a consolidated basis as a result of the merger of Bell Atlantic and GTE, which closed on June 30, 2000 and was accounted for as a pooling of interests business combination.

Results of Operations

  Six months ended June 30, 2002 compared to six months ended June 30, 2001

Subscribers

   As of June 30, 2002, we had approximately 30.3 million controlled subscribers, an increase of 8.6% compared to June 30, 2001. The increase was the result of the addition of 2.4 million net new subscribers. Of the new subscribers, 97% were the result of internal growth and 3% were the result of business acquisitions, primarily of certain Dobson Communications Corporation wireless operations in Arizona, California, Georgia, Ohio and Tennessee.

Operating revenue

   Total operating revenue for the six months ended June 30, 2002 was $9,112 million, an increase of $682 million, or 8.1%, compared to the six months ended June 30, 2001.

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

   Service revenues. Service revenues for the six months ended June 30, 2002 were $8,421 million, an increase of $623 million, or 8.0%, compared to the six months ended June 30, 2001. This increase was primarily attributed to an increase in the number of average subscribers offset by a slight decline in average revenue per unit.

   Average revenue per unit for the six months ended June 30, 2002 was $47.25, a decrease of $0.53, or 1.1%, compared to the six months ended June 30,2001. This slight decrease was due primarily to a decrease in roaming revenue as a result of rate reductions with third-party carriers as well as a decrease in long distance revenue due to bundled pricing. Offsetting these decreases was the introduction of America's Choice pricing in February 2002, which enables subscribers on these plans to take advantage of the largest built-out footprint. Since its launch, approximately 61% of new contract customers chose these plans and nearly 21% of America 's Choice subscribers are on price plans with monthly access charges of $55 and above.

   Equipment and other revenue. Equipment and other revenue for the six months ended June 30, 2002 was $691 million, an increase of $59 million, or 9.3%, compared to the six months ended June 30, 2001. This increase was primarily due to an increase in handsets sold for the six months ended June 30, 2002 compared to the six months ended June 30, 2001.

Operating costs and expenses


   Cost of service. Cost of service for the six months ended June 30, 2002 was $1,359 million, an increase of $41 million, or 3.1%, compared to the six months ended June 30, 2001. This increase was primarily due to increased direct telecom charges caused by a 42% increase in minutes of usage on our network for the six months ended June 30, 2002 compared to the six months ended June 30, 2001. The increase was offset by reduced roaming rates with third-party carriers, which caused cost of roaming charges to decrease by approximately 26%. Service margins increased to 83.9% for the six months ended June 30, 2002, an increase of 0.8% compared to the six months ended June 30, 2001


   Cost of equipment. Cost of equipment for the six months ended June 30, 2002 was $1,214 million, an increase of $84 million, or 7.4%, compared to the six months ended June 30, 2001. The increase was primarily due to the increase in handsets sold offset by a reduction in handset costs for the six months ended June 30, 2002 compared to the six months ended June 30, 2001. This reduction in handset costs caused our negative equipment margin to improve by 3.1% to 75.7% for the six months ended June 30, 2002.


   Selling, general and administrative expenses. Selling, general and administrative expenses for the six months ended June 30, 2002 were $3,395 million, an increase of $299 million, or 9.6%, compared to the six months ended June 30, 2001.This increase was primarily due to a $91 million increase in salary and wage expense, which includes a one-time severance charge of approximately $31 million from the first quarter of 2002. Also contributing to the increase was a $51 million increase in advertising expense, a $55 million increase in billing and data processing charges and a $95 million increase in sales commissions related to an increase in gross subscriber additions in the second quarter 2002 compared to the second quarter 2001. To the extent subscriber additions continue to increase, we expect to continue to incur increased advertising and customer acquisition and retention related expenses.


   Depreciation and amortization. Depreciation and amortization for the six months ended June 30, 2002 was $1,566 million, a decrease of $241 million, or 13.3%, compared to the six months ended June 30, 2001. The decrease was primarily attributable to a reduction of amortization expense from the adoption of SFAS No.142,"Goodwill and Other Intangible Assets," effective January 1, 2002, which requires that goodwill and indefinite-lived intangible assets no longer be amortized. This decrease was offset by increased depreciation expense related to the increase in depreciable assets in the first half of 2002.

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

Interest expense, net

   Interest expense, net, for the six months ended June 30, 2002 was $294 million, a decrease of $30 million, or 9.3%. The decrease was mainly due to a decrease in the total average borrowing rate (from approximately 5.5% for the six months ended June 30, 2001 to 4.4% in the same period this year) as well as a $1.3 billion decrease in debt levels for the six months ended June 30, 2002 compared to the six months ended June 30, 2001. The decrease in debt levels was due primarily to the return of 85% of the original deposit on the disputed 2001 FCC auction licenses, the proceeds of which were used to repay borrowings from Verizon Global Funding, Verizon Communications' wholly-owned financing affiliate.

Provision for income taxes

   As a general matter, the partnership was not subject to federal or state tax on income generated from markets it owns through partnership entities. However, the partnership owns some of its markets through corporate entities, which are required to provide both federal and state tax on their income. The tax provision for the six months ended June 30, 2002 was $104 million, compared to $28 million in the six months ended June 30, 2001. The effective tax rates were 8.32% and 4.06% for the six months ended June 30, 2002 and for the six months ended June 30, 2001, respectively, compared to a federal statutory rate of 35.0%. The increase in the effective tax rate for the six months ended June 30, 2002 compared to the six months ended June 30, 2001 related to (1) an increase in the proportion of income earned through corporate entities compared to partnership entities and (2) a one-time tax benefit recorded in 2001 of an allocation of interest expense related to the last nine months of 2000 to taxable entities.

  2001 Compared to 2000

Subscribers

   As of December 31, 2001, we had approximately 29.4 million controlled subscribers, an increase of 9.7% compared to December 31, 2000. The increase was the result of the addition of 2.6 million net new subscribers, substantially all of which were the result of internal growth.

Operating revenue

   Total operating revenue for the year ended December 31, 2001 was $17,393 million, an increase of $3,171 million, or 22.3%, compared to the year ended December 31, 2000.

   Service revenues. Service revenues for the year ended December 31, 2001 were $16,011 million, an increase of $3,011 million, or 23.2%, compared to the year ended December 31, 2000. Excluding the acquisitions and dispositions described above, service revenues for the year ended December 31, 2001 increased 10.9% compared to the year ended December 31, 2000. These increases were primarily attributed to an increase in the number of average subscribers.

   Average revenue per unit for the year ended December 31, 2001 was $47.83, an increase of $0.28, or 0.6%, compared to the year ended December 31, 2000. Excluding the acquisitions and dispositions described above, average revenue per unit for the year ended December 31, 2001 was $47.49, a decrease of $0.06, or 0.1%, compared to the year ended December 31, 2000. This slight decrease was due primarily to a decrease in roaming revenue as a result of rate reductions with third-party carriers and large decreases in roaming minutes in the fourth quarter of 2001 due to the events of September 11, 2001 and the apparent decrease in travel.

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

   Equipment and other revenue. Equipment and other revenue for the year ended December 31, 2001 was $1,382 million, an increase of $160 million, or 13.1%, compared to the year ended December 31, 2000. Excluding the acquisitions and dispositions described above, equipment revenues increased 2.5% for the year ended December 31, 2001 compared to the year ended December 31, 2000. This increase was primarily due to increased gross subscriber additions.

Operating costs and expenses


   Cost of service. Cost of service for the year ended December 31, 2001 was $2,651 million, an increase of $253 million, or 10.6%, compared to the year ended December 31, 2000. Service margins increased 2.1% to 86.4% due to the increased service revenues. Excluding the acquisitions and dispositions described above, cost of service increased 0.7% for the year ended December 31, 2001 compared to the year ended December 31, 2000. The increase was due primarily to increased network operations expense offset by reduced intercarrier roaming rates related to the aggressive migration of our high-usage analog customers to tri-mode handsets pre-programmed to select either our network or a preferred roaming partner's network, regardless of whether our network in that area is analog, digital cellular or PCS.


   Direct telecom charges increased due to a significant increase in minutes of usage for the year ended December 31, 2001 as compared to the year ended December 31, 2000. The increase was partially offset by a decrease in the rates charged by the local exchange carriers.

   Cost of equipment. Cost of equipment for the year ended December 31, 2001 was $2,434 million, an increase of $411 million, or 20.3%, compared to the year ended December 31, 2000. Our negative margin, or subsidy, on equipment sales increased by 10.6% to 76.1% due to increased sales of digital handsets, which have a higher subsidy. Excluding the acquisitions and dispositions described above, cost of equipment increased 7.2% for the year ended December 31, 2001 compared to year ended December 31, 2000. The increase was primarily due to an increase in gross subscriber additions as well as migrations from analog handsets to digital for the year ended December 31, 2001 compared to the year ended December 31, 2000.


   Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 2001 were $6,525 million, an increase of $1,020 million, or 18.5%, compared to the year ended December 31, 2000. Excluding the acquisitions and dispositions described above, selling, general and administrative expenses increased 4.4% for the year ended December 31, 2001 compared to the year ended December 31, 2000. The increase was due primarily to increased selling expenses related to the increase in gross subscriber additions and an increase in salary and related expenses.


   Depreciation and amortization. Depreciation and amortization for the year ended December 31, 2001 was $3,709 million, an increase of $812 million, or 28.0%, compared to the year ended December 31, 2000. Excluding the acquisitions and dispositions described above, depreciation and amortization increased 7.4% for the year ended December 31, 2001 compared to the year ended December 31, 2000. This increase was due to our continued investment in our digital network offset by the analog network equipment that became fully depreciated in 2001. We expect this trend to continue.

Sales of assets, net

   Sales of assets, net for the year ended December 31, 2000 included the one-time gain of approximately $848 million in conjunction with the disposal of some Southwestern markets in connection with the formation of Verizon Wireless.

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

Interest expense, net

   Interest expense, net, for the year ended December 31, 2001 was $642 million, an increase of $135 million, or 26.6%. The increase was due to higher average debt outstanding related to borrowings from Verizon Communications to fund capital expenditures and various acquisitions and the assumption of debt from Vodafone of approximately $4 billion.

Provision for income taxes

   As a general matter, the partnership is not subject to federal or state tax on income generated from markets it owns through partnership entities. However, the partnership owns some of its markets through corporate entities, which are required to provide both federal and state tax on their income. The tax provision for the year ended December 31, 2001 was $62 million, a decrease of $87 million, or 58.4%, compared to the year ended December 31, 2000. The effective tax rates were 4.5% and 8.9% for the year ended December 31, 2001 and for the year ended December 31, 2000, respectively, compared to a federal statutory rate of 35.0%. The decrease in the effective tax rate for the year ended December 31, 2001 compared to the year ended December 31, 2000 directly relates to (1) the change in tax status of several GTE Wireless entities from taxable to non-taxable immediately prior to the merger of Bell Atlantic and GTE, which was accounted for as a pooling of interests, and (2) the tax benefit of an allocation of interest expense related to the last nine months of 2000 from the partnership to taxable entities.

  2000 Compared to 1999

  Subscribers

   As of December 31, 2000, we had approximately 26.8 million controlled subscribers, an increase of 88.7% compared to December 31, 1999. Approximately 9 million or 73%, of net subscriber additions were due to the AirTouch and PrimeCo acquisitions. Excluding these acquisitions, subscribers increased by approximately 24%.

  Operating revenue

   Total operating revenue for 2000 was $14,222 million, an increase of $6,563 million, or 85.7%, compared to 1999.

   Service revenues. Service revenues for the year ended December 31, 2000 were $13,000 million, an increase of $6,033 million, or 86.6%, compared to 1999. Excluding the acquisitions and dispositions described above, service revenues for 2000 increased 6.0% compared to 1999. These increases were primarily attributable to an increase in the number of average subscribers offset by a decrease in average revenue per unit.

   Average revenue per unit for the year ended December 31, 2000 was $47.55, a decrease of $1.44, or 2.9%, compared to 1999. Excluding acquisitions and dispositions described above, average revenue per unit for the year ended December 31, 2000 was $48.43, a decrease of $0.56, or 1.1%, compared to 1999. The decrease was due to the migration of high-usage analog subscribers to digital price plans that have a higher monthly recurring access charge but include a larger bundle of included minutes. The increase in access fees was more than offset by the dilution of per-minute usage revenue.

   Equipment revenue. Equipment revenue for the year ended December 31, 2000 was $1,222 million, an increase of $530 million, or 76.6%, compared to 1999. Excluding the acquisitions and dispositions described above, equipment revenues increased 15.9% for the year ended December 31, 2000 compared to 1999. The increase was primarily due to an increase in gross subscriber additions for the year ended

December 31, 2000 compared to 1999 and continued equipment upgrades as a result of migration of subscribers from analog to digital service.

  Operating costs and expenses


   Cost of service. Cost of service for the year ended December 31, 2000 was $2,398 million, an increase of $820 million, or 52.0%, compared to 1999. Excluding the acquisitions and dispositions described above, cost of service decreased 4.9% for the year ended December 31, 2000 compared to 1999. The decrease was due primarily to lower roaming costs as a result of the migration of our high-usage analog customers to a tri-mode handset pre-programmed to select either our network or a preferred roaming partner's network, regardless of whether our network in that area is analog, digital cellular or PCS. We also decreased roaming charges by renegotiating lower rates with other wireless carriers.


   Direct telecom costs increased due to a significant increase in minutes of use for the year ended December 31, 2000 as compared to 1999. The increase was partially offset by a decrease in the rates charged by the local exchange carriers.

   Cost of equipment. Cost of equipment for year ended December 31, 2000 was $2,023 million, an increase of $1,088 million, or 116.4%, compared to 1999. Excluding the acquisitions and dispositions described above, cost of equipment increased 36.5% for the year ended December 31, 2000 compared to 1999. The increase was primarily due to an increase in gross subscriber additions for the year ended December 31, 2000 compared to 1999. Net aggregate equipment subsidies, which reflects the difference between what we charge subscribers for handsets versus what our suppliers charge us for the same handsets, increased 95% for the year ended December 31, 2000 compared to 1999. The increase was primarily due to the increase in the percentage of digital handsets sold versus the number of analog handsets sold for the year ended December 31, 2000 compared to 1999. Although the cost of a digital handset continues to decline, the number of digital handsets sold increased.


   Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 2000 were $5,505 million, an increase of $2,840 million, or 106.6%, compared to 1999. Excluding the acquisitions and dispositions described above, selling, general and administrative expenses increased 11.2% for the year ended December 31, 2000 compared to 1999. The increase was due primarily to the $177 million advertising campaign associated with the launch of the new Verizon Wireless brand, which was established in April 2000. In addition, we incurred a one-time charge related to our long-term incentive plan of approximately $38 million, severance costs of approximately $54 million and systems integration and other merger-integration related costs of approximately $70 million. The remaining increase was primarily due to increased selling expenses associated with the increase in gross subscriber additions for the year ended December 31, 2000 compared to 1999.


   Depreciation and amortization. Depreciation and amortization for the year ended December 31, 2000 was $2,897 million, an increase of $1,792 million, or 162.2%, compared to 1999. Excluding the acquisitions and dispositions described above, depreciation and amortization increased 62% for the year ended December 31, 2000 compared to 1999. This increase was primarily the result of the aggressive build-out of our digital network.

  Sales of assets, net

   Sales of assets, net for the year ended December 31, 2000 included the one-time gain of approximately $848 million in conjunction with the disposal of overlapping Southwestern U.S. properties in connection with the formation of Verizon Wireless.

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

  Interest expense, net

   Interest expense, net, for the year ended December 31, 2000 was $507 million, an increase of $343 million, or 209.1%, compared to 1999. The increase was due to higher average debt outstanding related to borrowings from Verizon Communications to finance capital expenditures and various acquisitions and the assumption of debt from Vodafone of approximately $4 billion in April 2000.

  Provision for income taxes

   As a general matter, we are not subject to federal or state tax on income generated from markets we own through partnership entities. However, we own certain of our markets through corporate entities which are required to provide both federal and state tax on their income. The tax provision for the year ended December 31, 2000 was $149 million, a decrease of $57 million, or 27.7%, compared to 1999. The effective tax rates were 8.9% and 18.1% for the years ended December 31, 2000 and 1999, respectively, compared to a federal statutory rate of 35%. The decrease in the effective tax rate for the year ended December 31, 2000 compared to 1999 directly related to the change in tax status of several GTE Wireless entities from taxable to non-taxable immediately prior to the merger of Bell Atlantic and GTE, which was accounted for as a pooling of interests.

Liquidity and Capital Resources

   We expect to have significant cash needs over the next several years, as described below. We have significant short-term obligations and will need additional financing to fund these obligations for which we currently have no commitments.

Contractual Obligations and Commercial Commitments

   The following table provides a summary of our contractual obligations and commercial commitments as of December 31, 2001. Short-term debt includes approximately $1.7 billion we borrowed to pay the deposit for the 2001 FCC auction. In April 2002 the FCC returned approximately $1.5 billion of this deposit, which we used to repay short-term debt. There were no other material changes to our contractual obligations and commercial commitments as of June 30, 2002. Additional detail about these items is included in the notes to the audited financial statements (See Note 6 on page F-34, Note 12 on page F-44 and Note 15, page F-46)

                                            (dollars in millions)
                                            Payments Due by Period
                                     ------------------------------------
               Contractual                  Less than  2-3   4-5  After 5
               Obligations           Total   1 year   years years  years
               -----------           ------ --------- ----- ----- -------
      Short-term debt/(1)/..........  9,164   9,164      --    --     --
      Long-term debt................  8,121     294   2,040 3,004  2,783
      Capital lease obligations.....    161      38     109     8      6
      Operating leases..............  3,737     433     806   752  1,746
      Other long-term
        obligations/(2)/............  3,300   1,500   1,800    --     --
                                     ------  ------   ----- -----  -----
         Total contractual cash
           obligations.............. 24,483  11,429   4,755 3,764  4,535
                                     ======  ======   ===== =====  =====

--------
(1) Includes approximately $1.7 billion of short-term debt needed to fund the deposit for the 2001 FCC auction and $0.4 billion of debt under a credit facility repaid on July 1, 2002. The remaining obligations include demand notes due to Verizon Communications.

(2) Other long-term obligations includes purchase obligations under the Lucent contract.

   Debt payments in the table include principal and interest. A significant portion of our debt described above bears interest at a variable rate and we therefore have estimated, based on current interest rates, the amount of interest we are committed to pay in the future. We have described the method of calculating interest on our material debt below under "Debt Service." Actual interest payments could differ materially due to change in interest rates. In addition, you should note that we expect that our capital expenditure budget will be significantly higher than the amounts listed above under "Other long-term obligations". Our capital expenditure estimates are described below under "Capital Expenditures."

  Spectrum License Acquisitions


   We bid approximately $8.8 billion to purchase the licenses for which we were the winning bidder in the 2001 FCC auction of 1900 MHz C and F block PCS spectrum licenses. The 2001 FCC auction was invalidated by the United States Court of Appeals for the D.C. Circuit. That decision has been appealed to the United States Supreme Court, which heard oral argument in the case on October 8, 2002, and is expected to announce its decision in early 2003. In January 2002, Verizon Wireless and most other bidders filed a petition with the FCC to refund their deposits on the ground that the FCC could not timely deliver the licenses to them. On March 28, 2002, the FCC ordered a refund of 85% of the deposits, but determined that it would retain the balance pending the outcome of the Supreme Court case, and held that the bidders would be obligated to pay the full bid amount should the FCC recover the licenses. In April 2002, we received a refund of approximately $1.5 billion, equal to 85% of the down payment related to the disputed licenses, and immediately used these funds to pay down intercompany loans. In April 2002, Verizon Wireless filed an appeal of that FCC order with the D.C. Circuit, and filed a separate complaint against the FCC with the U.S. Court of Federal Claims. We are arguing that the FCC breached the auction contract that it entered into with us and is unlawfully retaining the remaining deposit and holding us to the $8.7 billion bid for the remaining licenses, and that the auction is either void or voidable. Both cases are pending, and their outcome (as well as the outcome of the Supreme Court appeal) is uncertain. In September 2002, the FCC issued a notice requesting comment on proposals that would let winning bidders receive full repayment of their deposits and opt-out of their winning bids. The proposals are subject to comment and may not be enacted. See "Business--Regulatory Environment--Spectrum Acquisitions."


  Capital Expenditures

   We currently estimate that our capital expenditures, including capital expenditures for the build-out and upgrade of our network, including build-out related to the spectrum licenses described above, but excluding acquisitions of other wireless service providers, will total approximately $4.5 billion in 2002, of which $2.1 billion has been spent as of June 30, 2002. We expect to incur substantial capital expenditures after 2002 as well. We have committed to purchase $5 billion of equipment from Lucent before January 2004 with a minimum annual purchase threshold of $1.5 billion in each of 2001 and 2002. The $4.5 billion capital budget for 2002 includes purchases under the Lucent contract. In addition to these amounts, we will also require substantial additional capital for, among other uses, acquisitions of spectrum licenses and wireless service providers, additional system development and network capacity expansion if wireless data services grow at a faster rate than we anticipate. Expansion of our network will continue to require large outlays of funds to address the following factors:

 . network usage for existing wireless customers is accelerating as we increase customer value;

 . customer demand for new services is expected to increase substantially;

 . strong wireless subscriber growth; and

 . additional capacity is necessary to support wireless data services.

   Continued growth in the subscriber base will also require large outlays of capital for marketing and distribution. Furthermore, additional spectrum may be required to meet the growing demand for and usage of existing and new wireless products. See "Risk Factors--Risks Related to Our Business--We may not be able to obtain the additional licensed radio frequency spectrum that we require, which would result in degradation of the quality of our existing service and a reduction in our ability to provide new services." We will also require capital to fund ongoing development efforts designed to expand our network by acquiring additional wireless properties.

  Distributions


   In February 2001, we made a $691 million distribution to our partners. We did not make subsequent scheduled distributions in August 2001 and February 2002 because the payments were limited by the 2.5 to 1 leverage ratio and 5 to 1 interest coverage ratio stipulated in the partnership agreement. While we satisfied the interest coverage ratio for scheduled distributions in August 2001 and February 2002, our leverage ratio was 2.64 to 1 and 2.61 to 1 for those respective periods. Because we satisfied both ratios on June 30, 2002, we made a distribution to our partners in August 2002 of approximately $862 million. It is possible that we will make a supplemental distribution of approximately $112 million to our partners in 2002. Following any initial public offering of Verizon Wireless Inc., we expect that the distribution policy will be revised to provide for distributions through July 2005 every six months in an amount equal to the greater of $600 million and an amount calculated so that Verizon Wireless Inc.'s pro rata share is sufficient to permit it to pay taxes on its share of our taxable income. See "Certain Relationships and Related Party Transactions--Partnership Agreement--Distributions."


  Vodafone Put Rights

   Vodafone can exercise a right to require us to acquire up to $20 billion worth of its partnership interests for cash or to assume debt in lieu of a portion thereof, with up to $10 billion requiring redemption during July 2003 or July 2004 and the remainder during July 2005, July 2006 or July 2007. Verizon Communications has the right to purchase a portion of this interest instead of us, but it may exercise the right at its sole discretion. We will need to obtain financing if we are required to repurchase those interests. See "Certain Relationships and Related Party Transactions--Investment Agreement."

  Debt Service

   As of June 30, 2002, we had approximately $13.9 billion of indebtedness and capitalized leases. Future interest payments may vary from our historical results due to changes in outstanding debt levels, the partnership's or Verizon Communications' credit ratings and changes in market conditions. See "--Qualitative and Quantitative Disclosures about Market Risks."

   Our principal debt obligations consist of the $1.5 billion floating rate notes and $2.5 billion fixed rate notes described in this prospectus and approximately $9.4 billion of debt borrowed from Verizon Communications and its affiliates.

   The floating rate notes bear interest at a rate equal to the London Interbank Offered Rate, or LIBOR, plus 0.4% and mature on December 17, 2003. The fixed rate notes bear interest at 5.375% and mature on December 15, 2006.

   Borrowings from Verizon Communications include demand loans and term notes. The maximum amount outstanding during the last 12 months was approximately $11.2 billion. Demand loan balances fluctuate based upon our working capital and other funding requirements. At June 30, 2002, demand loan borrowings totaled $6.9 billion. Interest on the demand loans is generally based on a blended interest rate calculated by Verizon Communications using fixed rates and variable rates applicable to borrowings by Verizon Communications to fund the partnership and other entities affiliated with

Verizon Communications. Interest rates on such borrowings, with comparable maturity dates, may be lower than rates on borrowings the partnership may enter into with unrelated third parties primarily due to Verizon Communications' stronger credit rating. As of June 30, 2002, the weighted average interest rate on demand loans was 5.0%.

   Term borrowings from Verizon Communications amounted to $2.4 billion at June 30, 2002. Interest on the term notes is generally based on the same blended rate as for the demand loans. The term borrowings are due in 2009, although we must make quarterly prepayments to the extent that our former Ameritech markets generate excess cash flow, as defined in the term notes. To date, no quarterly prepayment requirement has been triggered. The term notes contain limited, customary covenants and events of default.

   We may incur significant additional indebtedness in the next several years to help fund our cash needs. Debt service will increase as the amount of debt increases.

  Sources of Funds

   We have funded our operations and prior acquisitions utilizing internally generated funds, intercompany and external borrowings and from capital contributions. We will rely on a combination of internally generated, intercompany and external funds to fund continued capital expenditures, acquisitions, distributions and debt service needs. Sources of future intercompany and external financing requirements may include a combination of debt financing provided through intercompany debt facilities with Verizon Communications, borrowings from banks or debt issued in private placements or in the public markets and potential equity offerings.


   We believe that internally generated funds will be sufficient to fund capital expenditures (other than acquisitions), distributions and interest payments on our debt in the next several years. Internally generated funds would not be sufficient to repay principal on our debt, including demand notes owed to Verizon Communications, if we were required to repay that debt in the next several years. We expect to refinance our outstanding debt when due with new debt financings, including debt financing provided by Verizon Communications and/or proceeds of a potential initial public offering of Verizon Wireless Inc.'s common stock. While we believe we could obtain financing, Verizon Communications has no commitment to provide any financing to us, and we have no commitments from third parties. Any decision by the partners to proceed with an initial public offering will be subject to market and other conditions. In addition to the potential cash needs described above, we may need to secure additional financing for acquisitions of additional spectrum licenses and wireless providers and to honor any exercise of Vodafone's put rights. In addition, we will need to obtain additional financing to pay the $8.7 billion purchase price for the remaining licenses to be acquired in the 2001 FCC auction, if the auction results are ultimately reinstated by the courts and implemented by the FCC.


   Many wireless providers have been able to secure financing by entering into sale/leaseback transactions for their towers. However, we have agreed with our partners that the proceeds of any sale/leaseback or other monetization transactions entered into prior to April 3, 2001 for towers contributed by them, other than towers in our former PrimeCo markets and other markets we acquired from third parties after April 2000, will belong to our partners, subject to specified exceptions. We are required to pay minimum monthly lease payments of $9 million for ten years. See "Certain Relationships and Related Party Transactions--Tower Arrangements."

   We cannot assure you that we will be able to obtain all necessary financing to support our operations and other cash needs. See "Risk Factors--Risks Related to Our Business."

  Historical

   Net cash provided by operating activities was $2,726 million for the six months ended June 30, 2002 and, $4,481 million, $3,276 million and $2,167 million for the years ended 2001, 2000 and 1999, respectively. Net cash (used in) provided by financing activities was $(1,454) million for the six months ended June 30, 2002 and, $2,941 million, $2,287 million and $3,094 million for the years ended December 31, 2001, 2000 and 1999, respectively.

   The principal use of funds in the six months ended June 30, 2002 was capital expenditures of $2,060 million and $773 million for various acquisitions. The principal use of funds in the year ended December 31, 2001 was capital expenditures of $5,006 million, $626 million for various acquisitions and $1,691 million for the deposit related to the 2001 FCC auction. The principal use of funds in the year ended December 31, 2000 was capital expenditures of $4,908 million and $1,620 million for various acquisitions. The principal uses of funds in the year ended December 31, 1999 was capital expenditures of $1,537 million, which were primarily for network expansion, and $3,767 million for acquisitions of wireless properties, primarily the acquisition of Ameritech markets in October 1999.

Financial Condition

   Total assets at June 30, 2002 were $61,183 million, an increase of $1,033 million, or 1.7%, compared to December 31, 2001. The increase was primarily due to an increase of approximately $1,627 million in cellular licenses resulting from the adoption of SFAS No.142, "Goodwill and Other Intangible Assets." Under SFAS No.142, cellular licenses are now classified as an indefinite life intangible asset and no longer amortized. Furthermore, amounts previously classified as goodwill were reclassified into cellular licenses as of January 1, 2001. In conjunction with this reclassification, and in accordance with the provisions of SFAS No.109, "Accounting for Income Taxes ", the partnership recognized a deferred tax liability of approximately $1,627 million related to the difference in the tax basis versus book basis of cellular licenses. The recording of this deferred tax liability resulted in a corresponding increase in cellular licenses. However, offsetting this increase was a $1,479 million decrease resulting from the return by the FCC of approximately 85% of the partnership's original deposit on the disputed 2001 FCC auction licenses. The proceeds from the returned deposit were used to decrease borrowings from Verizon Global Funding, Verizon Communications' wholly-owned financing affiliate. The remaining increase related to property, plant and equipment and was attributed to our network build-out program.

   Total liabilities at June 30, 2002 were $21,069 million, a decrease of $171 million, or 0.8%, compared to December 31, 2001. The decrease was primarily due to a reduction in borrowings from Verizon Global Funding during the first six months of 2002. The decrease was partially offset by the $1,627 million deferred tax liability resulting from the adoption of SFAS No.142. The remaining decrease was related to a decrease in accounts payable and accrued liabilities.

   Total partners' capital was $19,691 million at June 30, 2002, an increase of $1,146 million, or 6.2%, compared to December 31, 2001. The increase was primarily due to net income for the six months ended June 30, 2002.

Seasonality and Fluctuations in Quarterly Operation Results

   The wireless industry, including Verizon Wireless, has experienced a trend of generating a significantly higher number of customer additions in the fourth quarter of each year as compared to the other three quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which depends upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and promotions. We cannot assure you that we will continue to experience strong fourth quarter results for customer additions. In the future, the number of customer additions in the fourth quarter could decline for a variety of reasons, including our inability to match or beat pricing plans offered by competitors, the failure to adequately promote our products, services and pricing plans, or the failure to have an adequate supply or selection of handsets.

   While we depend on the holiday season for customer additions, service revenues from these holiday season additions are not fully realized until the following year. Moreover, margins and cash flow are usually lower in December due to higher expenses for marketing and equipment subsidies.

Inflation

   We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented.

Qualitative and Quantitative Disclosures about Market Risks

   Our primary market risk relates to changes in interest rates, which could impact results of operations. As of June 30, 2002, we had $11.3 billion of aggregate floating rate debt outstanding under our credit facility, the floating rate notes and intercompany loan facilities. The intercompany loans bear interest at rates that vary with Verizon Communications' cost of funding; because a portion of its debt is fixed-rate, and because its cost of funding may be affected by events related solely to it, our interest rates may not adjust in accordance with market rates. A change in our interest rates of 100 basis points would change our interest expense by approximately $113 million. We currently hedge our interest rate risk for a small portion of our floating rate debt, which was less than 1% of outstanding balances as of June 30, 2002. We may increase our use of interest rate swaps or collars in the future.

   We also have exposure to fluctuations in foreign exchange rates as a result of a series of sale/leaseback transactions that obligate us to make balloon payments in Japanese yen. As of June 30, 2002, our obligations under these arrangements were $112 million. A change in the value of the U.S. dollar compared to the Japanese yen of 10% would change our obligations in U.S. dollars by approximately $7.7 million. However, we have entered into forward exchange contracts that fully hedge the foreign exchange exposure for these obligations, although we are subject to the risk that our counterparties to these contracts fail to perform.

Recent Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This standard requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. We are required to adopt the standard effective January 1, 2003 with early adoption allowed. We are currently evaluating our long-lived asset retirement obligations in relation to the provisions of SFAS No. 143 to determine the impact, if any, on our future results of operations or financial position.

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This standard rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This standard amends SFAS No. 13, "Accounting for Leases," to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as such transactions. This standard also amends other existing authoritative pronouncements to make various technical corrections. We will adopt the provision for rescission of SFAS No. 4, 44 and 64 effective January 1, 2003 and will apply the amendments to SFAS No. 13 to all transactions after May 15, 2002. All other provisions of the standard will be applied to financial statements issued after May 15, 2002. We do not expect the impact of the adoption of SFAS No. 145 to have a material effect on our results of operations or financial position.

   In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This standard nullifies Emerging Issue Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This standard requires the recognition of a liability for a cost associated with an exit or disposal activity at the time the liability is incurred, rather than at the commitment date to exit a plan as required by EITF 94-3. We are required to adopt this standard for exit or disposal activities initiated after December 31, 2002 with early adoption allowed. We are currently evaluating the provisions of SFAS No. 146 to determine the impact, if any, on our future results of operations or financial position.

Recent Developments


   Pursuant to an agreement dated as of December 18, 2001, as amended, Verizon Wireless has acquired substantially all of the operating assets of Price Communications Wireless, Inc. in a transaction valued at $1.7 billion, including $550 million in net debt that was assumed and redeemed. The transaction closed on August 15, 2002 and the assumed debt was redeemed on August 16, 2002. Under the terms of the agreement, the parties formed a new limited partnership, Verizon Wireless of the East LP, which is controlled and managed by Verizon Wireless. In exchange for its contributed assets, Price Communications Wireless, Inc. received a preferred limited partnership interest in Verizon Wireless of the East LP that is exchangeable into common stock of Verizon Wireless Inc. if an initial public offering of that stock occurs, or into the common stock of Verizon Communications Inc. on the fourth anniversary of the asset contribution if an initial public offering of Verizon Wireless Inc. common stock has not occurred prior to such anniversary. Verizon Wireless also contributed certain of its assets to the new limited partnership in exchange for a managing general partner interest and a limited partner interest. Verizon Wireless of the East obtained a $350 million term loan facility from a subsidiary of Verizon Communications that it used to partially fund the redemption of the assumed debt. The credit facility bears interest at a rate of approximately 8.9% per year. It is guaranteed by Price Communications Wireless and matures four and one-half years after the asset contribution or six months following the occurrence of specified events. The transaction expands the Verizon Wireless footprint in the Southeastern U.S. and adds approximately 410,000 customers. We do not expect the transaction to have a material impact on our financial position or results of operations.

                                   BUSINESS

Overview

   We are the leading wireless communications provider in the United States in terms of the number of subscribers, revenues and operating cash flow and offer wireless voice and data services across the most extensive wireless network in the United States:

    . We have the largest subscriber base in the United States, with 30.3 million subscribers as of June 30, 2002, of which approximately 25.2 million were digital subscribers;

    . we have FCC licenses to offer our services in areas where approximately 250 million people reside;

    . our network provides service in, or covers, areas where approximately 89% of the population in our licensed areas, or 223 million people, reside and in 49 of the 50 and 97 of the 100 most populated U.S. metropolitan areas;

    . our network provides digital coverage in areas where approximately 210 million people reside, including in almost every major U.S. city;

    . we had revenues of $17.4 billion for the year ended December 31, 2001 and revenues of $9.1 billion for the six months ended June 30, 2002; and

    . we had net income of $1.3 billion for the year ended December 31, 2001 and net income of $1.1 billion for the six months ended June 30, 2002.

Our broad network coverage, digital technology, widespread distribution channels and operating and financial strength position us to take advantage of the growing demand for wireless voice and data services.

   We believe that the breadth and quality of our network is a major competitive advantage. We further supplement our operations with roaming agreements that allow our 30.3 million subscribers to use their wireless voice services in virtually all areas where wireless service is available in the United States. Our extensive coverage enables us to cost-effectively offer innovative pricing, such as our America's Choice plans, enhanced features and other targeted service packages. We plan to continue to strengthen our network by expanding the breadth and depth of our coverage in licensed areas and by acquiring additional spectrum in currently licensed and other areas.


   Our CDMA digital network provides high-quality service to our customers on a cost-efficient basis. Digitalization also provides the opportunity for increased data transmission speeds. We have emphasized deployment of our digital network, primarily by upgrading our 850 MHz analog markets to digital capacity and continuing to build-out our digital-only 1900 MHz markets. As of June 30, 2002, we had approximately 25.2 million digital subscribers and our digital network reached approximately 95% of the population residing in areas where we offered service. We will continue to expand our digital coverage and expect that digital service will be available in nearly 100% of our network by the end of 2003. We believe that CDMA's spread-spectrum technology provides approximately eight times the voice capacity of analog networks, allowing us to use our licensed spectrum more efficiently as we add new customers and migrate existing analog customers to our digital offerings. Our CDMA technology also positions us to meet the growing data needs of our customers as well as to efficiently migrate to next generation network technology through the implementation of higher-speed data offerings such as 1XRTT, a technology upgrade of CDMA, and other high-speed data transmission technologies. Upon full deployment of our 1XRTT network and 1XRTT handsets, we expect that this technology will effectively double our network's voice capacity compared to the previous version of CDMA. We have commercially deployed 1XRTT in portions of our network that provide service to, or cover, approximately 75% of the population covered by our network.

   We are poised to take advantage of the projected high demand for wireless data services, which we expect will increase revenue and operating cash flow opportunities. We are an industry leader in developing new, differentiated wireless data services and applications to meet this growing demand. We currently provide wireless data services using our CDMA digital network, which allows us to provide data services with speeds of up to 14.4 kilobits per second and our 1XRTT upgrade, which allows data rates between 40 and 60 kilobits per second, with bursts up to 144 kilobits per second, depending on network traffic levels. Examples of our wireless data initiatives include the following:

   . We were the first major wireless communications provider to offer data services through handsets that subscribers can customize using a desktop-accessible Internet portal. This portal permits our subscribers to access general content and branded content as well as any wireless-access compatible websites that are bookmarked on the subscriber's desktop portal. As of June 30, 2002, we had approximately 1.3 million paying subscribers to our "Mobile Web" service. In May 2002, we launched a new version of our Internet portal co-branded with MSN as part of a new 5 year alliance agreement with Microsoft.

   . We launched a two-way short messaging service in January 2001. Short messaging service allows subscribers to send and receive short text messages using their specially enabled wireless handsets, which has been successful in Europe and Asia. Approximately 13 million of our subscribers have handsets that are able to utilize this new service.

   . Earlier this year, we were the first wireless provider to introduce a 1XRTT handset that included global positioning system, or "GPS," technology for future location-based services and emergency 911 compatibility, and we were the first provider to introduce a 1XRTT-compatible Pocket PC personal digital assistant that has both voice and data capabilities. As part of our alliance agreement with Microsoft, we will work together to develop new devices compatible with next generation CDMA technology.

   . We will continue our efforts to develop long-term relationships with large corporate users by developing enterprise solutions through alliances with companies such as Microsoft Corporation and Accenture Ltd. that will enable companies to make their secure enterprise and intranet applications accessible to their mobile workforce.

   We expect continuing growth from wireless data services as a result of the introduction of new applications for business and consumer use, including access to e-mail and Internet content, synchronization of contact and calendar information with desktop computers and downloadable applications. To remain competitive and to take advantage of these growth opportunities, we will need to meet substantial build-out and network upgrade requirements, which may be costly.

   Our owners are Verizon Communications, which was created by a merger of equals between Bell Atlantic and GTE and is the largest provider of wireline voice and data services in the United States, with 135.1 million access line equivalents, as well as the largest provider of wireless services in the United States by virtue of its controlling interest in our company, and Vodafone, one of the leading wireless telecommunications companies in the world. The combination of their wireless assets in our company brought together the business and management teams of four well-recognized wireless franchises in the U.S. market: Bell Atlantic Mobile, AirTouch, GTE Wireless and PrimeCo. We have already realized operating synergies from network and equipment cost reductions, systems and call center consolidation and staff consolidation and believe that we will realize significant additional savings as we benefit from our size and scale, complete information system conversions and implement the best practices of these predecessor companies over the next several years. Over the last two years, we have developed Verizon Wireless into a brand name with significant recognition as a result of our aggressive advertising and marketing, enhanced by the strong customer relationships developed by our predecessor companies. We also believe that our relationships with Verizon

Communications and Vodafone afford us additional benefits, including Verizon Communications' own brand marketing efforts and promotional opportunities among its more than 39 million customers, and Vodafone's insights into the more-developed European and Asian wireless markets, which we believe will be helpful in the United States.

Industry Overview

  General

   Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging services, and two-way radio applications, such as cellular telephone service, enhanced specialized mobile radio services, PCS and narrowband PCS service. The FCC licenses the radio frequencies used to provide each of these applications.

   Since the introduction of cellular service in 1983, wireless telephone service has grown dramatically in the United States. As illustrated by the following table, domestic cellular, enhanced specialized mobile radio and PCS providers experienced compound rates of growth of 25.0% and 29.7% in total service revenues and subscribers, respectively, over the eight-year period from 1993 to 2001.

                         Wireless Industry Statistics*

                                          1993   1994   1995   1996   1997   1998   1999   2000    2001
                                         -----  -----  -----  -----  -----  -----  -----  ------  ------
Total service revenues (in billions).... $10.9  $14.2  $19.1  $23.6  $27.5  $33.1  $40.0  $ 52.5  $ 65.0
Ending subscribers (in millions)........  16.0   24.1   33.8   44.0   55.3   69.2   86.0   109.5   128.4
Subscriber growth.......................  45.1%  50.8%  40.0%  30.4%  25.6%  25.1%  24.3%   27.3%   17.3%
Ending penetration......................   6.2%   9.4%  13.0%  16.3%  20.2%  25.1%  30.8%   39.2%   45.7%

--------
* Source: Cellular Telecommunications & Internet Association and Paul Kagan Associates.

  Recent industry trends

   The growth in the wireless communications industry in terms of subscribers and total revenue has been substantial and has been positively influenced by a number of industry trends that we expect to continue in the near future, including:

   Increased penetration due to demand for wireless services, resulting in improved network efficiency and increased revenue and cash flow. The U.S. wireless telephone industry has experienced a significant increase in subscriber additions and wireless penetration levels. For example, the number of subscribers was 16.0 million in 1993 and increased by 112.4 million through December 31, 2001, resulting in an increase in penetration from 6.2% to 45.7%. Increased penetration allows wireless providers to distribute the fixed costs of a wireless network over a greater numbers of users, thereby contributing to higher operating margins. We believe that the industry will continue to experience subscriber growth, however, it is anticipated that the rate of increase of subscriber growth will be slower. Wireless penetration in other developed nations, particularly in Western Europe, is currently substantially higher than in the United States. The experience of Vodafone and other wireless providers in these more-developed wireless markets has been that the market for wireless services has an inflection point with regard to subscriber penetration whereby once penetration reaches a certain level, penetration growth accelerates. In addition, while those same international wireless providers have experienced lower revenue per subscriber as penetration increased, they have also experienced EBITDA growth at a greater rate than subscriber growth as network usage increases. While there are

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differences between the U.S. wireless market and these Western European markets, including calling-party payment of per-minute charges for wireless calls in Europe and the per-minute pricing and inferior quality of wireline services in Europe, we believe the Western European experience demonstrates that opportunities for increased penetration remain in the United States.


   Larger "bundles" of included minutes result in mass market adoption. As the cost of wireless service for the consumer has declined and increasing numbers of minutes are included in pricing plans without additional charge, wireless service has become, in an extremely short period of time, an affordable product for the consumer rather than a luxury service. We believe higher numbers of included minutes offered by these plans encourage greater wireless service usage as subscribers have become less concerned with the need to pay for calls on a per-minute basis or pay for received calls, which have historically been significant disadvantages of wireless services compared to wireline services in the United States. Such widespread usage will in turn cause even more people to choose wireless services, especially as the price of wireless service declines relative to the price of wireline service. We believe that the increase in penetration and usage combined with the growing demand for enhanced services and data applications will provide the opportunity for revenue and earnings growth.


   National flat rate pricing, which is simplifying customer choice, increasing penetration and leading to industry consolidation. The wireless industry has begun to offer national flat rate pricing, such as our national America's Choice plans, which simplifies customer choice and attracts high-usage subscribers. These plans have increased wireless telephone penetration in the United States, and we believe that the introduction of other simplified, targeted rate plans will continue to increase wireless telephone penetration. These plans have also caused wireless service to capture an increasing share of long distance calls as the flat rate pricing and bundles of minutes lower the cost of long-distance wireless calls. In addition, because roaming charges payable by a wireless provider to third-party carriers can exceed the amount charged to the subscriber under these flat rate plans, wireless providers have been attempting to establish national coverage through acquisitions and the build-out of their existing licensed coverage areas.

   Increasing use of digital service instead of analog service is increasing the range of wireless service capabilities for subscribers. Digital network characteristics, including longer battery life, improved voice quality, custom calling features and data capabilities, have improved the customer experience and have begun to make wireless service increasingly comparable to wireline communications.

   Introduction of next generation digital platforms and development of wireless data applications should drive expanded wireless usage. Existing and future wireless data technologies, coupled with the widespread use of the Internet, have caused wireless providers to focus on wireless data services. To date, these services have predominantly been used to carry consumer, vertical business and government applications. We believe the introduction of new applications for business and consumer users, including wireless portals and web services, short messaging services, access to e-mail, synchronization of contact and calendar information with desktop computers and downloadable applications, will drive the initial growth of wireless data network services. To this end, enabling technologies, such as our new "Express Network" high-speed data network and short messaging service, provide an environment that encourages the development of innovative data services for wireless networks. We believe that our development and deployment of next generation wireless networks will drive further growth in wireless data services and applications due to increased capacity, higher data transmission speed and lower costs. Those companies that can more easily and efficiently migrate to these next generation technologies will have a competitive advantage in emerging data opportunities.

   We expect the wireless industry will undergo significant change and that alternative technologies will be developed, and we cannot assure you that the technologies we select will be favored by others in the industry or by prospective subscribers in the future. Accordingly, we cannot assure you that these trends will continue or that we will be able to benefit from them. See "Risk Factors--Risks Related to Our Industry--If we do not anticipate and respond to what we believe will be a significant degree of change in the wireless communications industry, our business, revenue and operating profit will likely suffer" and "--Risks Related to Our Business--Our technology may not be competitive with other technologies or compatible with next generation technology, which would harm our ability to retain and attract subscribers."

Business Strategy

   Our goal is to be the acknowledged market leader in providing wireless voice and data services in the United States with a focus on high-quality service across a cost-effective digital network while meeting and exceeding the growing needs of our customers. To accomplish this goal, we must continue to implement the following key elements of our business strategy:

   Profitably acquire, satisfy and retain our customers and increase the value of our service offerings to customers. Our revenue and cash flow growth will be achieved by retaining our existing base of customers and increasing their usage of our services, as well as by obtaining new customers. We believe quality customer care increases customer satisfaction, which reduces churn, and will be a key differentiator in the wireless industry. We are committed to providing high-quality customer care, investing in loyalty and retention efforts and continually monitoring customer satisfaction in all facets of our service. For example, we have

    . offered our Worry Free Guarantee, which is our commitment to offer an extensive and advanced network, responsive customer service, the ability to change to any qualifying price plan or airtime promotion at any time with a new two-year contract and without any fees, an equipment satisfaction guarantee and handset upgrades every two years upon a two-year contract renewal with a retail price plan that cost $35 or more for monthly access; and

    . been emphasizing two-year contracts for our customers, which we believe should reduce churn, especially when combined with our offer to switch plans without charge and our handset upgrade offer.

To provide prospective customers with convenient locations to initiate service, we will continue to expand our extensive distribution network, which includes both direct and indirect sales channels and resale. Examples of our distribution initiatives include an alliance with RadioShack through which our services are sold in approximately 4,500 "stores within stores" staffed by trained RadioShack sales representatives.

   In addition, we believe that increasing the value of our service offerings to customers will retain existing customers and attract new customers. We will continue to offer clear and simple-to-understand service offerings, such as our America's Choice plans, to enhance consumer awareness and use of our services. Targeting distinct consumer and business users with specific pricing and service packages will be important in meeting the specific needs of our customers. Furthermore, by allowing customers the ability to change plans as part of our worry free guarantee, we permit customers to easily switch to plans that offer them more value.


   Invest in and expand our digital network. We will continue to build-out, expand and upgrade our digital network in an effort to provide seamless and superior coverage throughout our licensed area so that our subscribers can enjoy consistent features and high-quality service, regardless of location. As of June 30, 2002, our digital network reached approximately 95% of the total population in areas where we provide service. We will continue to expand our digital coverage and expect it to reach nearly 100% by the end of 2003. We will continue to explore strategic opportunities to expand our overall national coverage through selective acquisitions of wireless operations and spectrum licenses. We also plan to continue to launch next-generation network technologies, such as 1XRTT, and evaluate later generation technologies such as 1XEV in an effort to ensure that we can meet future demand for wireless services and that we remain at the forefront of new and enhanced wireless service offerings. We have deployed 1XRTT in portions of our network that provide service to, or cover, approximately 75% of the population covered by our network.


   Continue to strengthen, promote and differentiate the Verizon Wireless brand. We will continue our efforts to maintain the Verizon Wireless brand as one of the most respected brand names in the United States. We launched our brand name, identity and new service offerings in an aggressive national campaign in order to quickly establish customer recognition and have rapidly achieved brand awareness of over 95% among wireless users and prospects, based on internal studies. In addition, our "test man" brand campaign is focused on promoting our network's quality and reliability. We believe that our message of simplicity, affordability and a superior network, as well as our position as the leading wireless communications company in the United States, will associate the Verizon Wireless brand with consumer confidence and acceptance. We coordinate our marketing efforts throughout our service area in order to ensure that our marketing message is uniformly presented across all of our markets. In addition, Verizon Communications has a national campaign to promote the Verizon brand, which benefits Verizon Wireless in markets where we both provide services.

   Increase operating margins and capital efficiency. We believe that our success will depend, in part, on our ability to continue to increase our operating margins in order to be cost competitive and increase our cash flow, and we are taking a number of initiatives to increase our margins by lowering costs associated with our network and equipment and reducing costs related to the acquisition of subscribers.


 . Lower network and equipment costs. Expanding our CDMA digital network will allow us to increase network capacity more efficiently, as the cost of digital network equipment per unit of capacity is lower than for analog network equipment. In addition, because we are required to pay negotiated roaming rates to other providers when our customers roam onto their network, expanding the coverage of our network enables us to avoid this expense. Our CDMA technology also enables us to utilize over-the-air programming, which allows us to initially program handsets remotely to select the most cost-effective roaming partners in areas where we do not yet have coverage and thereby reduce costs. We have also introduced interoperable over-the-air activation, which allows us to program handsets remotely to select the most cost-effective roaming partners after the initial programming, and also permits us to download new software features and functions over-the-air. We are also controlling costs by using our size and position as the largest wireless carrier in the United States to obtain lower handset and network equipment costs and lower roaming rates.


 . Lower subscriber acquisition costs. We are undertaking a number of initiatives to lower the cost of attracting and retaining new subscribers. For example, we have focused on developing direct distribution channels such as company-owned stores, telemarketing and web-based sales because of the generally lower costs associated with obtaining additional subscribers in these ways, while simultaneously strengthening our indirect sales channels to maintain an extensive distribution system that reaches the largest number of people. We believe that customers obtained through our direct sales channel will, on average, generate higher revenues and be less likely to cancel service.

   Expand our wireless data and messaging offerings for both consumer and business subscribers. We will build upon our success in wireless voice by continuing to develop and introduce value-added digital wireless data applications and to partner with leading providers of wireless data and information

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


service. We have been a leader in wireless data since we started offering our customers digital wireless data in 1994. Our Mobile Web wireless data service, which had approximately 1.3 million paying subscribers at June 30, 2002, offers handset-based menus and integrated content with access to content providers, e-mail and personal information tools such as calendars and address books. The service also allows subscribers to use a desktop-accessible portal that allows them to customize the data services content they access through their handsets and to receive integrated, customized alerts. We have recently upgraded this service through our newly formed alliance with Microsoft, which provides our subscribers with new applications and a new co-branded service. In addition, we introduced a two-way short messaging service in January 2001. Approximately 13 million of our subscribers have handsets that are able to utilize this new service. In April 2002, we introduced inter-carrier messaging, permitting subscribers to send messages to those receiving wireless service from other carriers, and have seen messaging service utilization increase. We launched an innovative messaging site, known as "Vtext," in November 2001, which includes new features for business and consumer subscribers. While two-way short messaging service is relatively new in North America, wireless providers have experienced success with this service in Asia and Europe.



   We introduced 1XRTT, a next generation wireless data technology, which provides data speeds of 40 to 60 kilobits per second with bursts of up to 144 kilobits per second, depending upon network traffic levels. These higher speeds will enhance the performance of business applications and consumer applications such as image downloads, music, games and additional commerce capabilities and will permit laptop computer users to use wireless Internet access at speeds and quality levels comparable to today's wireline experience. We have commercially deployed 1XRTT in portions of our network that provide service to, or cover, approximately 75% of the population covered by our network.


   We have recently announced new alliances, including a new alliance with Accenture in the enterprise solution area and a new alliance with Microsoft, which will be built around consumer offerings and business application solutions. We launched our new Internet portal, which is co-branded under the Verizon Wireless and MSN names, on May 24, 2002. We also are working with Microsoft to develop new devices for both consumer and business customers centered on our CDMA next generation technology.

   We are developing new opportunities to increase revenue through short messaging services, high speed enterprise application access, voice portal services combined with unified messaging that will allow customers to listen to their voicemail, e-mail, short messages and access general content using voice-command technology, location-based services and downloadable applications.

   Realize synergies from the formation of Verizon Wireless. We will continue to integrate our previously separate wireless operations in order to realize economies of scale and scope through consolidating and streamlining operations. For example, we expect to realize significant savings over time by lowering our handset and network equipment costs, by integrating our various information systems, consolidating customer call center operations, reducing our roaming costs and consolidating staff functions. Since April 2000, we have combined our five internal financial reporting systems into one, we have reduced the number of billing systems we use from 13 to seven and the number of other systems we use from more than 150 to 70 and we have reduced the number of network operations control centers from seven to three.

   Capitalize on our relationship with our partners. We believe that we will benefit from our relationship with Verizon Communications and Vodafone, our two partners. Verizon Communications is the largest provider of wireline voice and data services in the United States in terms of the number of

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

customers, with a nationwide brand name that appears every month on more than 39 million telephone bills. We believe this may present promotional and service bundling opportunities. Vodafone is one of the leading global wireless telecommunications companies, with extensive experience in penetrating market niches that may be critical to our success, such as wireless data and prepaid services, both of which are more widely available in Vodafone's service areas outside the United States than in the United States. We have been working with Vodafone on joint marketing efforts to global accounts, offering our service in the United States and Vodafone's service in Europe and Asia. We are also working with Vodafone, as well as infrastructure and handset vendors, to develop the relevant network interfaces and handsets to provide our subscribers with access to Vodafone's interactive services and ensure global roaming across Verizon Wireless' network as well as Vodafone's networks.

Competitive Strengths

   We believe that the following competitive strengths will help us implement our strategy of becoming the acknowledged market leader for wireless voice and data services in the United States:

   Leading U.S. wireless company. We are the leading wireless company in the United States in terms of subscribers, network coverage, revenues and cash flow. We provide service in 49 of the 50 most populated U.S. metropolitan areas and 97 of the most populated 100 U.S. metropolitan areas. We believe that being the market leader with an extensive network will provide us with significant competitive advantages, including:

 . the ability to provide customers, particularly high-usage subscribers such as large corporate accounts, with flexible price plans on a national basis;

 . the ability to control call quality, reduce our reliance on roaming to provide service to our customers and optimize network capacity;

 . benefits of being first to market with new services, as we will become the preferred partner for a variety of wireless data content and application providers, hardware manufacturers, service providers and enablers of downloadable applications;

 . substantial cash flow to invest in our network and marketing efforts;

 . purchasing power with respect to equipment, such as handsets and network equipment;

 . economies of scale by spreading fixed costs over a greater number of customers; and

 . increased ability to target national corporations as customers because of our extensive network coverage.

   Superior digital technology. We believe that digital technology offers many advantages over analog technology, including substantially increased network capacity, greater call clarity and privacy, enhanced services and features, lower operating costs, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. In addition, we believe that CDMA offers an efficient migration path to next generation data services through the implementation of 1XRTT and 1XEV technologies, which are sequential upgrades to CDMA.

   Well-positioned for anticipated growth of wireless data. We believe that the introduction of the next generation of wireless data applications will help to further a migration from wired to wireless Internet access and generate numerous growth opportunities. We have experience with wireless data since 1994 and believe our business and consumer subscriber base and CDMA technology strategically position us to take advantage of the expected growth of wireless data usage. As we migrate to the next generation of network technology, increased data transmission speeds will allow us to offer new services, such as Internet browsing, to access our wireless network at speeds comparable to today's wireline experience.

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

   Experienced management team. Our executive management team has an average of approximately 10 years in the wireless industry. These key managers have a proven record of successfully operating our wireless assets. Our management further has the benefit of the combined managements and experiences of Verizon Communications and Vodafone as expert resources in all aspects of the communications industry.

   Significant financial and operating strength. We generated approximately $5.8 billion in EBITDA in 2001 and we generated $3.1 billion in EBITDA in the six months ended June 30, 2002, a 9% increase compared to the same period in the prior year. EBITDA is defined as operating income plus depreciation and amortization. We believe that EBITDA is an indicator of our cash generation capabilities and the strength of our financial condition. EBITDA is not presented as an alternative measure of operating results, cash flow from operations or other measures of liquidity, as determined in accordance with generally accepted accounting principles. While we are required to make significant distributions to our partners, the level of remaining cash flow affords us a significant competitive advantage in investing in the marketing of our brand and service as well as investing in our network to remain at the forefront of technology. The cost of acquiring radio spectrum capacity to provide wireless services and then constructing a wireless network in licensed areas is substantial.

   While we believe that these competitive strengths will help us become the acknowledged market leader, our industry is very competitive, and there are several other major providers that compete with us. See "--Competition."

Recent Strategic Acquisitions

   One of our primary business strategies is to build-out and expand our digital network so that we may provide seamless and superior coverage nationally on a cost-efficient basis. We have completed several recent transactions whereby we have acquired spectrum licenses and assets of providers in certain markets in order to help us achieve this strategy. We are also in preliminary discussions to acquire additional licenses, although none of those potential transactions would be material to our company.


   In addition, on August 15, 2002 we combined the business operations of Price Communications Wireless, Inc. with certain of our assets, in a transaction valued at $1.7 billion, including $550 million in net debt that was assumed and redeemed. Under the terms of the transaction, Price Communications Wireless and Cellco formed a limited partnership consisting of Price Communications' wireless operations and certain of our assets. We control and manage the partnership, which operates under our Verizon Wireless brand name. Price Communications' partnership interest will be exchangeable into common stock of our managing general partner when and if it completes an initial public offering or Verizon Communications common stock, subject to specified conditions. Price Communications Wireless provided 850 MHz wireless service to approximately 410,000 subscribers in areas where approximately 3.5 million people reside in Alabama, Florida, Georgia and South Carolina where we did not previously provide service. The number of Price Communications Wireless subscribers presented in this prospectus reflects adjustments that we have made to conform its subscriber count to our methodology and to reflect termination of certain of its service offerings in connection with our acquisition of its business.


Wireless Services

   We offer reliable, high-quality, wireless services and pricing packages for both wireless voice and data communications. We offer basic voice services as well as enhanced services and features, including caller ID, call waiting, call forwarding, three-way calling, no answer/busy transfer and basic

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voice mail, and data services. We design our service packages to target the following select segments of customers: young adults, household, mobile professionals, small to medium businesses and national accounts. We tailor our voice and data offerings, pricing plans and handsets to the needs of these customer segments.

  Voice Services

   Basic services and enhanced features. Most of our price plans offer enhanced features, including caller ID, call waiting and call forwarding, three-way calling, no answer/busy transfer, voice mail and Mobile Messenger short messaging service.

   We are developing enhanced features that facilitate communications among our subscribers, thereby attracting new subscribers to Verizon Wireless and capitalizing on our large customer base. Generally, these enhanced features generate additional revenues through monthly subscription fees or increased wireless usage encouraged by utilization of the features. For example, we are working to integrate and standardize voice mail platforms within our network to enable customers to send voice messages to other Verizon Wireless customers elsewhere in the United States, or respond directly to voice messages left for them, with a few keystrokes.

   Price plans. We offer a variety of simple, straightforward packages with features and competitive pricing plans that are designed to meet the needs of various consumer and business user segments, at the local, regional and national level. Specifically, we offer:

 . the America's Choice plans, which offer simple, flat-rate nationwide service with no additional roaming and long distance charges for calls on our preferred network within the United States;

 . family/small group and shared minute plans designed for multiple-user households and small businesses;

 . mobile-to-mobile plans for multiple-user households and small work groups;

 . corporate plans targeted at major accounts, which are businesses with over 100 lines; and

 . plans targeted at national accounts with over 1,000 wireless lines.

   We set uniform pricing guidelines in order to maintain uniform marketing across our markets, but we customize our plans by local market in terms of the number of minutes and other features included at each access point based on local competitive needs.

   Prepaid. We believe the prepaid market represents a large and growing under-penetrated market opportunity. We are marketing prepaid service to distinct consumer segments such as the expanding and lucrative young adult market, families, consumers who otherwise would not be able to obtain service due to their credit profiles, small business customers and consumers who prefer to pay in cash. As of June 30, 2002, prepaid users represented approximately 6.4% of our total subscribers, although we expect that number to increase. Our predecessor companies have had extensive experience in the prepaid market and have been innovative and customer-focused with prepaid service offerings. However, many of our older prepaid services offered analog wireless service. As a result of the relative lack of features available on analog service, these offerings have lost popularity.

   We offer a national digital prepaid product, branded "[FREEUP]", which is aimed directly at young adults with little credit history. We believe that this under-penetrated consumer segment has significant growth potential and will find this product appealing. The [FREEUP] package includes a

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digital handset and starter airtime card. The service features on-network roaming and long distance throughout our extensive network at a weekday rate of 30c per minute, with 15c night and weekend minutes and 15c mobile to mobile calling. [FREEUP] also offers two-way short messaging and voicemail.

   We believe that our digital prepaid offerings will result in lower churn levels than we have experienced historically for prepaid customers, as a result of the digital features, the larger required up-front investment to purchase the service and additional replenishment options. We currently offer the ability to replenish service at approximately 49,000 locations, including all company-owned stores and RadioShack stores and 30,000 Western Union locations. However, we have historically experienced higher churn rates with our prepaid customers than other customers, and we expect that this will continue. Our experience has been that the increased churn for prepaid customers is offset, at least in part, by the lower costs of acquiring new prepaid customers. See "Risk Factors--Risks Related to Our Business--A high rate of customer turnover would negatively impact our business by reducing our revenues or requiring us to spend more money to maintain our revenues."

   Telematics. Telematics involves the integration of wireless services into vehicles. Telematics products offer a variety of voice and data services, including directions, one-button access to an operator for roadside assistance, mobile e-mail and traffic alerts, and also permit an operator to access a car's on-board diagnostic sensors to identify problems or to locate a stolen car.

   We are currently the national provider of wireless service to General Motors' innovative OnStar service. OnStar provides hands-free analog wireless voice, safety and concierge services to its subscribers and became available as an option in most General Motors cars beginning in the fourth quarter of 2000. We believe General Motors chose Verizon Wireless because of our strong existing network coverage. We do not currently include OnStar subscribers in our company's subscriber data.

   In addition to OnStar, we are also offering telematics products to enterprises. We have been working with various partners to offer wireless data and location-based services that permit enterprises to transmit data to their fleet of vehicles and to permit them to monitor the location of their vehicles.

  Wireless Data Services

   We are a leader in providing wireless data services in the United States. Our leadership position is built on:

 . our experience in offering digital wireless data access since 1994 using
   Cellular Digital Packet Data technology, or CDPD;

 . the extensive coverage of our network;

 . the benefits of CDMA technology;

 . our dedicated sales forces and extensive company-owned store distribution channel; and

 . our significant financial and operating resources.

   We believe that these strengths position us to take advantage of what industry analysts estimate will be significant demand for and growth in wireless data services. To capture this growth, and what we believe will be opportunities for increasing revenue and operating cash flow, we plan to focus on consumer, mobile professional and enterprise solutions by providing anytime/anywhere access on a variety of devices to subscribers through our branded wireless portal, partnering with the industry's premier applications providers for enterprises, creating customized solutions for vertical markets and offering a wide variety of data options, including downloadable applications for both enterprises and

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consumers. We plan to continue to expand our product categories to high speed enterprise solutions, consumer and enterprise short messaging services, voice portal combined with unified messaging, location-based services, and Internet portal services.

   We currently offer CDMA-based wireless Internet access, wireless modems, one-way and two-way short messaging services and CDPD-based wireless data services. We commercially launched 1XRTT high-speed packet networks early in the first quarter of 2002 that use Internet Protocol, the communications standard which allows most applications written for the Internet, as well as many business applications, to run efficiently over a wireless network without modification. Packet-based services break up information into small units, or packets, to transmit them over a network more efficiently and quickly.

   Mobile Web. Mobile Web, our CDMA-based wireless data service, offers easy to use, customized access to content through our portal, which is co-branded with Microsoft. This service allows subscribers to access the Internet, e-mail and personal information management tools, such as calendars and address books, through handset-based menus. As of June 30, 2002, we had approximately 1.3 million paying subscribers to our Mobile Web service.

   We differentiate our services by facilitating our subscribers' access to Internet content through an easy-to-use format that allows them to use their desktop computers to select the data content they want displayed on their handsets. These customized content services, when integrated with our two-way short messaging service described below, allow us to provide critical information to our subscribers on a timely basis while they are mobile. Through our partnerships with premier content providers, we currently offer our subscribers access to a wide variety of services, including the following:

 . stock market information, portfolio monitoring and stock trading through E*Trade, Fidelity Investments, Charles Schwab, TD Waterhouse and Harrisdirect;

 . travel information and reservations through Getthere.com, and Expedia;

 . shopping through Amazon.com;

 . news from MSNBC, ABCNews.com and the New York Times, sports from ESPN.com, and weather provided by The Weather Channel;

 . Instant Messaging provided by Yahoo.com and MSN; and

 . games provided by JAMDAT, including Gladiator and Trivia, and nGame, including Alien Fish Exchange, Chop Suey Kung Fu and Merchant Princes.

   We intend to use various technologies and portals, including our new co-branded portal with Microsoft, which we believe will afford us the flexibility to modify and improve our customers' wireless Internet experience and allow us to better understand their needs and applications; we intend to translate this knowledge into additional revenue opportunities. We are also working with vendors to develop a voice portal combined with unified messaging services.

   We are also developing applications and strategic service offerings for business subscribers designed to enhance their overall productivity by providing handset access to secure corporate intranets and e-mail accounts using Wireless Access Protocol, or WAP.

   Mobile Office. We have introduced our Mobile Office product, which permits customers to use their laptop or personal digital assistant to access the Internet or back office enterprise servers for various applications like e-mail. We do not charge a separate service fee and minutes are treated like

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voice minutes for billing purposes. We also offer a stand-alone PC card that permits a customer to access the Internet using a laptop, without the need to use one of our handsets. These PC cards work at speeds of 40 to 60 kilobits per second, with bursts of up to 144 kilobits per second, depending on network traffic levels, using our 1XRTT data technology.

   Mobile Messenger. Since 1997, we have offered our subscribers one-way message receiving service using handsets, including alert features. We have recently enhanced our Mobile Messenger service with two-way short messaging, which allows customers to both send and receive short text messages using handsets and various other devices and is available in most of our service areas. We believe that two-way short messaging will appeal to both consumers, especially young adults who can exchange messages with friends and family, and business customers, who can exchange calendar and scheduling information with others. We are also improving the alert features of our system by offering our customers additional alert categories, which they can select over the Internet, that are tailored to particular market segments. Approximately 13 million of our subscribers have handsets that are able to utilize this new service. In April 2002, we launched inter-carrier service with other carriers to ensure interoperability of short messaging services over different wireless providers' networks to allow our subscribers to communicate via text messaging with subscribers of other wireless providers.

   CDPD Services. In 1994, we were the first wireless provider to introduce CDPD service and now offer it in many major U.S. metropolitan areas, with a total population of approximately 75 million people. CDPD is a packet data service that uses Internet Protocol. CDPD provides data transmission at raw speeds of up to 19.2 kilobits per second and speeds of up to 30 kilobits per second using compression technology over an overlay network separate from our CDMA-based offerings. As of June 30, 2002, we had approximately 129,000 CDPD subscribers, including more than 500 public safety agencies, which use this service for data communications with public safety vehicles, as well as utilities, which remotely read and monitor their field units, and retailers, which use CDPD to verify credit/debit cards quickly and easily. We also sell CDPD capacity on a wholesale basis to third party service providers such as GoAmerica, Inc., which provide wireless data services to end-users.


   Binary Runtime Environment for Wireless (BREW). In the first quarter of 2002, we launched a new service in San Diego, California using BREW technology from Qualcomm that allows customers to select and download numerous software applications that will run on their mobile devices. In June 2002, we extended the launch nationwide. In September 2002, we launched a new national marketing campaign for our branded "Get It Now" service using the BREW technology and our premier Get It Now handset, the Motorola T720. The new handset has a full color screen and is compatible with BREW and our high speed 1XRTT Express Network. Our Get It Now service includes a library of applications that can be downloaded over the air from our servers directly to the customer's mobile device. Consumers are charged transactional fees for subscriptions or downloads which are included with their monthly service bill. Our library of applications is expected to include:


    . games from companies such as Sony Entertainment, Electronic Arts, Mattel and Disney;

    . entertainment applications, such as MIDI ringer tones from Vivendi-Universal and Faith West, Inc.;

    . productivity applications, including e-mail clients and applications to synchronize address books and calendars, and mobile expense trackers;

    . navigation assistance and mapping applications from Vindigo to help customers find their way, and directories such as Superpages from Verizon Information Services; and

    . information applications, such as concert information from MP3.com, stock information from Forbes and restaurant guides by Zagat.




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   This service is made possible by BREW, a technology that adds computer-like functionality to handsets. BREW is expected to allow rapid development of a variety of small, transportable applications written for the C and C++ programming languages. BREW technology works on our current network and will be enhanced by BREW-compatible 1XRTT and color-screen handsets, the first of which we introduced in September 2002.



   Next Generation Wireless Data Access. We believe that wireless data usage will be driven by demand for both consumer and enterprise applications for Internet services and desktop enterprise capabilities using our new high speed packet data services. We expect these services to be enabled by new technology that will permit the transmission of wireless data at substantially higher speeds and using multiple access devices. We have launched 1XRTT technology, which is the next generation of CDMA wireless data access, in parts of our network covering approximately 75% of the population covered by our network. Our 1XRTT network permits data transmission speeds of 40 to 60 kilobits per second, with bursts of up to 144 kilobits per second, depending on network traffic levels, which will enable high-speed applications such as enterprise applications, image downloads, music, games and full browsing capabilities for laptop computer users.


   We are also testing 1XEV technology, which is capable of data rates of up to 384 kilobits per second for mobile users and more than two megabits per second for stationary users, to provide enhanced voice and data services well into the future. See "--Our Network--Digital Technology--Next Generation Development Strategy."


   While we anticipate that wireless data will assist us in attracting and retaining customers, we cannot assure you that our wireless data services will in fact be as successful as anticipated. In addition, a high level of demand for next generation wireless data would require significant additional spectrum, and we cannot assure you that we will be able to obtain additional spectrum. See "Risk Factors--Risks Related to Our Business--Failure to develop future business opportunities such as wireless data services, may limit our ability to compete effectively and grow our business" and "--We may not be able to obtain the additional licensed radio frequency spectrum that we require, which would result in degradation of the quality of our existing service, and a reduction in our ability to provide new services."


  Handsets

   We have worked with manufacturers on the continuing development and market launch of tri-mode handsets that operate on 850 MHz analog, 850 MHz digital and 1900 MHz digital frequencies. These handsets allow customers to place and receive calls throughout the extensive Verizon Wireless network and offer longer battery life and increased functionality compared to analog handsets. We believe that our leading position in terms of subscribers will help position us as the service provider of choice for handset manufacturers and has helped us to develop exclusive offers for our subscribers and branded handsets that complement our focus on high-quality service. For example, we were the first wireless provider to introduce a 1XRTT handset that includes global positioning system, or "GPS" technology for future location-based services and emergency 911 compatibility, capable of providing the caller's number and location to public safety agencies.

   All of the handsets that we offer are headphone/earphone compatible. We plan to continue working with manufacturers to offer our customers new and unique handset features. In order to maintain customer satisfaction and loyalty, our customers can purchase protection for their handsets and accessories through third-party insurance providers, extended warranty and repair and upgrade options. We also offer our customers accessories, such as chargers, headsets, belt clips, faceplates and batteries.

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   We have introduced a variety of 1XRTT-compatible handsets and devices in
2002, including several tri-mode handsets, a modem and voice card from Sierra Wireless that permits users to transmit voice or data from their devices, and a Pocket PC from Audiovox. We also make connectivity kits available for purchase that allow the user to utilize the handset as a modem that can connect to our 1XRTT high-speed "Express Network." In June, we introduced nationally the first BREW-compatible device in the United States that includes a color screen. The handset is manufactured for us by Sharp and is marketed under the Verizon Wireless brand name. In September, we introduced the Motorola T720, our first 1XRTT and BREW-compatible handset with a color screen. We expect to introduce several additional 1XRTT handsets that include GPS technology and color screens, along with BREW capabilities, in the fourth quarter of 2002.


   In order to provide effective international roaming, we are also working with Vodafone and handset vendors to develop a handset that will be compatible with CDMA and GSM and will permit roaming on CDMA and GSM networks in the United States and Europe while preserving all of the features available on the subscriber's home network.

  Paging

   We offer local, regional and nationwide messaging and narrowband PCS services in all 50 states, the District of Columbia and portions of Canada. Compared to traditional messaging, narrowband PCS permits us to offer more services, including two-way messaging, the ability to reply to e-mails and to deliver a variety of information services such as mail, weather summaries, news and other information. In addition, narrowband PCS services are more efficient in terms of transmission capacity. We had approximately 2.2 million units in service as of June 30, 2002, a reduction of 387,000 units since January 1, 2002. Like many others in the paging industry, we have experienced a decline in the number of paging units in service and expect the decline to continue.

Marketing

   In addition to providing high-quality services and customer care, we focus our marketing strategy on promoting our brand, leveraging our extensive distribution network and cross-marketing with Verizon Communications.

   We have moved quickly toward the goal of establishing ourselves as the premier provider of wireless service in the United States by aggressively launching our new name, identity and national service offerings. Our studies have found that our brand awareness is over 95% among wireless users and prospective customers. Our marketing efforts are focused on a coordinated program of television, print, radio, outdoor signage, Internet and point of sale media promotions. We coordinate our marketing efforts throughout our service area in order to ensure that our marketing message is uniformly presented across all of our markets. We have launched several nationwide promotions with uniform messages and presentation throughout the country. Our message to consumers is designed to highlight our network coverage and call quality. Our promotion of the Verizon Wireless brand has been supplemented by Verizon Communications' own brand marketing efforts, reinforcing the awareness of our services in shared markets and capitalizing on the size and breadth of its customer base.

   Our pricing options, equipment and enhanced features are designed to appeal to a wide range of consumer and business segments. We offer our national America's Choice plans, which appeal to nationwide travelers, our corporate plans, for large corporate customers, and prepaid plans that appeal to new users and various other business and consumer segments. Similarly, we offer a range of high-quality handsets and enhanced features. We also offer wireless data services and are poised to take advantage of the projected growth of wireless data access.

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Sales and Distribution

   Our sales strategy is to use a mix of direct, indirect and resale distribution channels in order to increase customer growth while reducing customer acquisition costs. A goal of our distribution strategy is to increase direct sales through our company-owned stores, as well as through telemarketing and web-based initiatives, while simultaneously strengthening our indirect channels to maintain an extensive distribution system that reaches the largest number of people. We believe that our extensive company-owned distribution system is a key strength and competitive advantage. We are investing significant resources to achieve this goal by providing our sales representatives with in-depth product and sales training to allow them to explain wireless communications simply and clearly. We also have programs in place to train indirect representatives and offer dedicated account service to our indirect retailers.

  Direct

   Company-owned Stores. Company-owned stores are a core component of our distribution strategy as they are one of our lowest-cost mass distribution channels. Based upon our prior experience, we believe that customers who enter through our store channel are less likely to cancel their service and generate higher revenue per month on average than those who come through other mass-market channels. Our stores sell wireless handsets and accessories, including hands-free and other convenience and safety-related equipment, wireless service paging and narrowband PCS service. As of June 30, 2002, we operated approximately 1,200 stores and kiosks. Many stores include personnel dedicated to in-store customer service.

   Business-to-Business. We have two main business-to-business sales forces with an aggregate of approximately 1,320 salespeople and managers as of June 30, 2002. One group services the growing small to medium business segment and targets regional and local businesses in high-growth industries with less than 100 wireless users. Our other group focuses on large and national businesses. With the nation's most extensive wireless coverage, we expect to expand our corporate relationships over the next few years. Our corporate sales force offers competitive price plans and specialized, dedicated account management and customer service to our major corporate accounts. We also develop enhanced features specific to large corporate users and expect wireless data services to appeal strongly to this segment. In addition, we have a dedicated data sales force as well as a separate paging sales force.

   We have been working with Vodafone on joint marketing efforts to large global accounts, offering our service in the United States and Vodafone's service in Europe and Asia.

   Telemarketing. We maintain a telemarketing sales force of approximately 450 salespeople and managers as of June 30, 2002, dedicated to receiving incoming calls. We were an early entrant in telemarketing for wireless service. In addition to providing convenience for the customer, telemarketing is a low-cost channel. We believe that telemarketing will grow as consumers become more accustomed to wireless service and begin purchasing second and third wireless numbers for their households.

   Web-Based. We offer fully-automated, end-to-end, web-based sales of wireless handsets, pagers, accessories and service in most of our markets. Our web-based sales channel, located at our web-site, www.verizonwireless.com, enables prospective customers to purchase a complete service package, including the handset, basic and enhanced features and accessories. The online store provides a secure environment for transactions. We expect to expand these web-based services throughout all of our markets over time.

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   We have also developed extranets for business clients such as The Boeing
Company, Gannett Co., Inc., General Electric Company, IBM Corporation, Microsoft, Qualcomm and Xerox Corporation that permit intranet users to directly access our online presence and obtain negotiated corporate rates. We are developing relationships with electronic procurement portals to service additional corporate clients.

  Indirect Retailers and Agents

   We have approximately 48,000 indirect retail partner locations selling wireless services, including approximately 12,500 full service locations and 35,000 locations only offering prepaid-calling replenishment, as of June 30, 2002. We have programs in place to train and support indirect representatives.

   We have implemented our "store-within-a-store" program, which is staffed with trained RadioShack sales representatives, at approximately 4,500 RadioShack locations.

  Wholesale

   We also sell wholesale wireless capacity, with approximately 1.4 million resale lines as of June 30, 2002. We have approximately 80 resellers, including TracFone Wireless.

   Our wholesale business involves the sale of wholesale access and minutes to independent companies that package and resell wireless services to end-users. We have dedicated wholesale account teams that work with these resellers and we provide them with billing records for their customers. These resellers generally can provide prepaid and postpaid services to customers under their own brand names and also provide their own customer service and billing. For the six months ended June 30, 2002, our revenues from resale were approximately 1.8% of our total revenues. Because we sell these services on a wholesale basis we incur no direct subscriber acquisition cost, although our total revenue per unit from resale is less than it is from our direct subscribers. As a result, our average revenue per subscriber is negatively impacted by an increase in wholesale subscriber lines.

Customer Care, Retention and Satisfaction

   Customer care, retention and satisfaction are essential elements of our strategy. The cost of adding new subscribers is one of the most significant cost elements in the wireless industry. Therefore, satisfying and retaining existing customers is critical to the financial performance of wireless operators. Our customer care, retention and satisfaction programs are based on ensuring customer convenience and ease of use and cultivating long-term relationships with our customers. We have consolidated the customer service operations of our predecessor companies and are applying the best practices of our predecessor companies across all of our markets.

  Offer Customer Convenience and Ease of Use

   We offer our customers a full range of choices and options for making requests and inquiries to maximize convenience. Customers are able to contact us by telephone, in person at company-owned stores and through web-based applications.

   We offer customer care twenty-four hours a day/seven days a week for all of our markets. This service is accessible by using three or four-digit speed dialing on wireless phones or through a conventional toll-free 800 number. We have 25 full-service call centers and several additional specialty centers. As part of our commitment to delivering superior customer service, we have undertaken a

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consolidation of call centers and a plan to make the existing call centers the most efficient. We believe the geographic breadth of our centers allows us to offer customers a more localized approach. We also have established relationships with third-party vendors operating through 12 additional customer service centers that employ over 4,000 additional representatives to supplement our customer service operations, although we expect to reduce our use of third-party vendors over time. We offer service in multiple languages in many markets and through Telecommunications Devices for the Deaf. We also offer customer care on the web in selected markets, allowing customers to review their monthly bill, analyze usage, make payments and obtain answers to frequently asked billing questions.

   To increase customer satisfaction, we have created dedicated teams to handle specialized market segments. By providing customers with focused resources, we are able to provide access to more knowledgeable representatives and provide enhanced customer care. We have dedicated resources for the following areas: data/Mobile Web customers, business customers, including both national accounts and small to medium-sized businesses, paging and narrowband PCS, and prepaid customers. We are able to capitalize on these resources through technologies such as intelligent call-routing, which directs inquiries to specialized customer care representatives.

  Cultivate Long-term Customer Relationships

   We believe that by reaching out to our customers, we can cultivate long-term relationships with them that will enhance their satisfaction and retention. Our ability to develop these long-term relationships begins with our effort to understand their specific needs.

   We collect customer feedback to measure customer satisfaction with overall service offerings. We have several company-wide customer satisfaction tracking programs in place, including surveys among new customers, customers who have recently called our customer service organization and a sampling of other customers.

   We have two major retention and loyalty programs, with numerous additional programs in specific market areas. The intent of these programs is to proactively contact customers with information and offers that will enhance the value of their wireless service. We have a "Welcome Program" in most markets consisting of material distributed at the point of sale and a call made to customers soon after they activate service. The call is intended to review the first bill, capture customer feedback on the sales process and bill format and verify account information. During the six months ended June 30, 2002, we conducted approximately 1.2 million "welcome" calls through the Welcome Program. We have found that churn among customers who were contacted in the program is lower than among customers who were not contacted.

   Our other major retention and loyalty program is a customer life cycle management program in which we contact customers at key points in their service tenure with targeted information and offers. The program consists of a direct mail piece followed up with an outbound call. The program offers proactive rate-plan analysis aimed at increasing the value of service to the customer, attempts to sell more or improved features, and, where appropriate, also encourages our analog customers to migrate to digital services.

   We offer our Worry Free Guarantee, under which we commit to provide an extensive and advanced network, responsive customer service, the option to change to any qualifying price plan or airtime promotion at any time with a new two-year contract without payment of any additional fees and an equipment satisfaction guarantee. It also includes free handset upgrades every two years, which we call our New Every Two plan, so long as customers sign new two-year contracts with a retail

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price plan that costs $35 or more for monthly access. By introducing this marketing program, we believe that we can persuade customers that they are important to us, and by implementing the marketing program, we believe that we will reduce churn by providing proactive customer service, allowing customers to change pricing plans without charge, and allowing customers to qualify for a handset upgrade every two years. We believe that customers typically seek to upgrade their wireless equipment upon expiration of their contracts, and our New Every Two plan gives customers a way to ensure that they will have a more advanced digital phone without switching service, which should increase customer loyalty.

Our Network

   We have licenses to provide mobile wireless services on the 850 MHz or 1900 MHz portions of the radio spectrum in areas that include 250 million people, or approximately 89% of the U.S. population. The 850 MHz portion is used to provide either analog or digital cellular services, while our 1900 MHz areas are all digital and provide PCS services. We also have licenses to provide messaging and narrowband PCS services on the portions of the radio spectrum set aside for those services. We obtained our domestic spectrum assets through application lotteries, mergers, acquisitions, exchanges, FCC auctions and allotments of cellular licenses.

  Coverage

     We have the largest network coverage of any wireless telephone carrier in the United States, with licensed and operational coverage in 49 of the 50 largest metropolitan areas. As of June 30, 2002, our built network, which includes approximately 17,800 cell sites, covers approximately 223 million potential customers and provides service to approximately 30.3 million subscribers. In addition, we have signed numerous roaming agreements to ensure our customers can receive wireless service in virtually all areas in the U.S. where wireless service is available.

   While our 850 MHz markets are substantially built-out, many of our 1900 MHz markets have substantial build-out needs. Approximately 27 million people residing in our licensed areas, primarily in Florida, Illinois, Oklahoma, Oregon and Texas, do not receive coverage from our network.

   Our widespread 850 MHz network coverage provides us with a significant benefit as it allows us to offer service to our subscribers as well as subscribers to other wireless services whether they have CDMA digital phones, in which case they can use our digital services, where available, or TDMA or GSM dual-mode digital or analog phones, in which case they can use analog services on our 850 MHz network. Our widespread coverage helped us obtain our contract with General Motors to provide services to its OnStar system, as General Motors sought a wireless service provider that could offer extensive coverage. See "--Wireless Services--Voice Services--Telematics."

  Analog and Digital Service

   We offer analog and digital service in our 850 MHz markets and digital service in our 1900 MHz markets. We monitor our network performance by measuring the percentage of ineffective attempts, lost calls and call quality, and we believe that digital technology helps improve our performance in these areas. We believe that digital technology offers many advantages over analog technology, including substantially increased network capacity, lower operating costs per unit, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. Digital service also provides clear benefits to our customers, including extended handset battery life, greater call privacy and enhanced services and features. We have made a major commitment to migrate subscribers from analog to digital service so both we and our customers can benefit from digital technology.

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   We utilize digital and analog technology to provide our customers with a wide range of services. As of June 30, 2002, our network provided digital coverage to areas including approximately 95% of the population to which we provide service, or approximately 210 million people, which we believe is one of the largest built digital mobile wireless networks of any company in the United States, and to 25.2 million digital subscribers. Digital usage currently accounts for 95% of our busy hour traffic. We intend to eventually deploy our digital network throughout our service area, and we expect digital coverage to reach nearly 100% by the end of 2003. See "--Digital Technology."


  Digital Technology

  Initial Technology

   Currently, we use digital CDMA technology as our primary technology in our digital markets, as we believe that this technology provides significant operating benefits. We believe that CDMA digital technology provides approximately eight times greater capacity than that of analog technology. CDMA has proven in the marketplace that it can provide significant operating and cost efficiencies. CDMA is also currently used by several other wireless providers in the United States, providing additional potential CDMA roaming partners and ensuring continued support and development of CDMA handsets and network equipment by manufacturers.

   While we believe that CDMA has competitive advantages, proponents of GSM and TDMA believe that those systems provide different advantages. TDMA is used by AT&T Wireless and Cingular Wireless, two of the leading wireless providers in the United States, while GSM is used throughout Europe, although VoiceStream Wireless Corporation is the only major wireless provider in the United States that exclusively uses GSM. AT&T Wireless and Cingular Wireless each have recently announced its intention to add a GSM-overlay to its network, which will increase the use of GSM in the United States. See "Risk Factors--Risks Related to our Business--Our technology may not be competitive with other technologies or compatible with next generation technology, which would harm our ability to retain and attract subscribers."

   We use an all-digital switching infrastructure. We have deployed switches manufactured by Lucent, Motorola and Nortel, and we had 149 mobile switching centers as of June 30, 2002.

  Next Generation Development Strategy


   We recently launched the next generation of CDMA, known as "1XRTT," which allows us to offer high-speed wireless data services. Once it is fully deployed and all our customers are using next generation handsets, it is expected to double our network's voice capacity compared to the previous version of CDMA, if all our subscribers currently used digital handsets; because some use analog handsets, our capacity would be increased even more upon migration of our network and all subscribers to 1XRTT. In order to be successful, any next generation strategy must allow the wireless provider to achieve a pervasive next-generation technology footprint quickly and cost effectively while maintaining spectral efficiency. We have commercially deployed 1XRTT in portions of our network that cover approximately 75% of the population covered by our network. 1XRTT is a packet-switched protocol capable of data rates of 40 to 60 kilobits per second, with bursts of up to 144 kilobits per second, depending on network traffic levels, which also allows us to develop significantly higher data rates for wireless data applications such as enterprise applications, image downloading, music, games, and full browsing capabilities for laptop customer users. While a subscriber needs a 1XRTT handset in order to take advantage of next generation services and increased data rates, other handsets will continue to operate as they do today.


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   In addition to 1XRTT, the CDMA technology path includes 1XEV, a technological upgrade that would follow 1XRTT. We expect 1XEV to be capable of data rates of up to 384 kilobits for mobile users per second and up to 2.4 megabits per second for stationary users. We have begun trialing 1XEV and expect to be able to introduce it as needed to meet market demand.

   We have been able to implement 1XRTT, and will be able to implement 1XEV, by changing plug-in components and software in our CDMA network rather than replacing our existing network. Because 1XRTT and 1XEV involve upgrades and not replacements of our existing network, the capital expenditures necessary for the upgrades are more limited than those required for the replacement of our network. In March 2001, we announced an agreement with Lucent for the provision of next generation equipment.

   Vodafone uses GSM technology in its networks, which is not compatible with our technology. We are currently working with Vodafone and vendors to develop a handset that will work on our 1XRTT network and Vodafone's networks and will permit international roaming between both types of networks. See "--Wireless Services--Handsets."

  Cost Structure

   An effective and efficient network is necessary to ensure that we have a competitive cost structure. Digital technology helps us improve our network's effectiveness and efficiency by enhancing capacity and providing network usage with less capital and operating expense per minute of use than analog technology. Fixed costs, such as towers, shelters and other common equipment, are reduced per minute of use as they can be spread over a larger number of minutes because of the higher capacity of a CDMA digital network compared to analog networks. Features associated with digital technology may also lead to lower per minute costs. For example, parts of our network provide over-the-air programming of handsets, which selects the most cost-effective roaming partners using preferred roaming lists.

   We have also undertaken other initiatives to reduce our network cost and improve efficiency. While we currently use Sprint Corporation and other providers for our long distance services, in October 1998 we purchased a microwave network that extends from New York to Texas. This network provides two main benefits. First, it supports the carriage of our wireless long distance in those areas. Second, it provides redundancy for service interruption to other facilities, which is less expensive than purchasing alternative services from a third party. In addition, we have our own Signaling System 7, or SS7, network and thus have significantly reduced the need to pay others for those services. SS7 is a separate signaling channel needed for call set-up and advanced calling features. We have also consolidated our predecessor companies' seven network operations control centers to three facilities and expect to further consolidate into two centers.

   The continued build-out and upgrade of our network, including capacity enhancement and transition to digital services, will require significant capital outlays. See "Risk Factors--Risks Related to Our Business--We need to continue the build-out and upgrading of our network, and we cannot assure you that we will be able to continue to do so on a timely basis or at all; our failure to do so could prevent us from providing competitive, quality services" and "--We have substantial cash requirements for network expansion and upgrade and cannot assure you that we will be able to finance them."

  CDPD Network

   We launched the first commercial CDPD service in the United States in 1994 and now offer CDPD data transmission at speeds of up to 19.2 kilobits per second in major metropolitan areas that contain approximately 75 million people, which represents over 25% of the U.S. population. In addition, our

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CDPD customers can roam on the CDPD networks of other wireless providers, which in total cover areas with an additional 89 million people. As of June 30, 2002, we had approximately 129,000 CDPD subscribers. Although we currently plan to continue to offer CDPD service, we expect little growth in sales due to the availability of our new 1XRTT "Express Network" services.

  Spectrum

   We currently own a combination of spectrum in the 850 MHz and 1900 MHz bands. These bands consist of blocks of 10, 15, 25 and 30 MHz of spectrum, which combine to give us spectrum levels ranging from 10 MHz up to 45 MHz. We own at least 25 MHz blocks of spectrum in 49 of the top 50 markets in the U.S. We expect that the demand for our wireless services will grow over the next several years as the demand for both traditional wireless voice services and new wireless data Internet services increase significantly. See "--Industry Overview."

   As is the case with many other wireless providers, we anticipate that we will need additional spectrum to meet future demand. We will seek to obtain additional spectrum in a variety of ways. One of the primary means to acquire additional spectrum is through participation in FCC auctions. On January 29, 2001, the FCC completed an auction of 422 licenses for 10 MHz or 15 MHz of spectrum in the 1900 MHz band. We were the winning bidder for 113 of the licenses, including for two 10 MHz licenses in each of New York, Boston and Seattle and one 10 MHz license in each of Los Angeles, Chicago, Philadelphia and San Francisco, and committed to pay a total bid price of approximately $8.8 billion.

   We filed applications with the FCC for licenses for all of the markets and there were no legal challenges to our qualifications to acquire the licenses. We were awarded 33 of the 113 licenses in August 2001. Our purchase price for those 33 licenses was approximately $82.4 million. However, NextWave Personal Communications Inc., the entity that originally held most of the reauctioned 1900 MHz spectrum, has successfully appealed to the federal courts the FCC's action cancelling its licenses and reclaiming the spectrum, and the 80 remaining licenses are subject to this and other related litigation. The auction is subject to continuing litigation and we expect that no decision will be reached until 2003 at the earliest. See "--Regulatory Environment--Spectrum Acquisitions." Assuming the auction results are not reinstated, based upon our current assumptions as to growth in demand for voice and data services from our existing and new customers and our present plans for improving the efficiency of our use of our existing spectrum, we could need additional spectrum in some of our most densely populated markets to meet anticipated demand within the next one and one-half to two and one-half years. We could take various steps to increase our spectrum capacity and extend that time period, such as through the addition of more cell sites and increased usage of 1XRTT handsets beyond our current plans, although these steps could be costly.

   The spectrum we hold is subject to the FCC spectrum "cap" that generally limits the amount of cellular, specialized mobile radio and 1900 MHz spectrum that a carrier may own in any one market to 55 MHz, depending on market size and other factors. This cap is scheduled to be repealed on January 1, 2003.

   There may be additional opportunities for us to acquire spectrum through auctions in the longer term. In addition to 78 MHz of spectrum in the 700 MHz band that has been allocated for mobile and fixed wireless services, the FCC plans to license 90 MHz of spectrum in other bands that would be technically suitable for mobile and fixed wireless services. In addition to the auction process, we could seek to acquire spectrum in the secondary market or to purchase capacity from other providers and resell it to our customers. See "Regulatory Environment-Spectrum Acquisitions" and "Risk Factors--Risks Related to Our Business--We may not be able to obtain the additional licensed radio frequency spectrum that we require, which would result in degradation of the quality of our existing service, and a reduction in our ability to provide new services."

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  Messaging and Narrowband PCS

   We currently have three nationwide one-way messaging channels for use by our paging network and one nationwide asymmetrically paired 50-12.5 kilohertz narrowband PCS license. We also resell narrowband PCS services using other carriers' networks. In addition, we have numerous market area licenses for one-way messaging and three regional asymmetrically paired 50-12.5 kilohertz narrowband PCS licenses. Our network, either directly or through reselling arrangements, provides local, regional and nationwide messaging and narrowband PCS services in all 50 states, the District of Columbia and portions of Canada to approximately 2.2 million subscribers as of June 30, 2002.

Information Systems

   Our information systems consist of the following systems: billing, point of sale, provisioning, customer care, data warehouse, fraud detection and prevention, financial and human resources. These systems are comprised of systems from our predecessor companies. For example, in April 2000, we had 13 major billing systems and over 150 other systems keyed to the customer's geographic location. Since April 2000, we have made progress in consolidating and integrating these systems, as we have completed the integration of our human resources management systems and internal financial reporting systems and currently have seven billing systems and 70 other systems. We have developed plans to further integrate and consolidate these systems into two billing systems and less than 30 other systems. This will help us achieve significant cost savings and further streamline our business processes and operations. For example, we have been able to substantially reduce our bill production costs as a result of integration and cost savings efforts to date.

   We anticipate that the full implementation of these plans will be completed in 2004 and will contribute to a reduction in our operating costs and expenses as a percentage of revenues during each stage of the implementation. We employ experienced professionals who have in the past successfully consolidated billing systems during tenures at our predecessor companies. Because of our past experience, we understand the complexities of consolidating these various systems. However, we may encounter difficulties that could cause disruptions in some of our markets while we integrate the systems. See "Risk Factors--Risks Related to Our Business--We may have difficulties integrating the various businesses that form our company, which could cause lapses in our service and divert our management's attention."

Competition

   There is substantial competition in the wireless telecommunications industry. We expect competition to intensify as a result of the consolidation of the industry, the entrance of new competitors, the development of new technologies, products and services, the auction of additional spectrum and regulatory changes. Other wireless providers, including other cellular and PCS operators and resellers, serve each of the markets in which we compete. We currently provide service to 49 of the top 50 markets in the U.S., and these 49 markets have an average of five other competing wireless providers. Competition also may increase to the extent that smaller, stand-alone wireless providers transfer licenses to larger, better capitalized and more experienced wireless providers.


   We compete primarily against five other major wireless service providers:
AT&T Wireless, Cingular Wireless, Nextel Communications, Sprint PCS and T-Mobile (formerly VoiceStream). The wireless communications industry has been experiencing significant consolidation, and we expect that this trend will continue. This consolidation trend may create additional large, well-capitalized competitors with substantial financial, technical, marketing and other resources to compete with our offerings.


   We believe that the following are the most important competitive factors in our industry:

    . Brand recognition. We introduced the Verizon Wireless brand name in April 2000 and believe that we have developed strong brand recognition. Some of our competitors have brands that

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       are well-established and have even greater brand recognition, but other competitors have brand names that have been more recently introduced or have less brand recognition.

    . Network coverage. In recent years, competition in our industry has led to lower prices and to the popularity of pricing plans that do not charge for roaming. As a result, the ability to offer national coverage through one's own network is important. The ability to provide service over a single network also offers other advantages, including the ability to ensure uniform performance and the availability of features throughout the country, as many features are not fully available through roaming partners. We have extensive coverage, but it is not national, and we will need to expend significant amounts to complete our network. None of our competitors has as extensive a network as we do, and most have build-out needs, but some have affiliate relationships with other wireless providers that permit them to reduce the cost of roaming through preferential arrangements.

    . Digital service. Digital service offers benefits to the customer and also permits a network to have greater capacity. Our network is not yet fully digital, but some of our competitors have fully digital networks. In addition, those competitors with fully digital networks generally have higher average revenue per subscriber.

    . Technology. CDMA, GSM and TDMA each have their own strengths and weaknesses. See "--Our Network--Digital Technology--Current Technology."

    . Customer Service. Quality customer service and care is essential to ensure that existing customers do not terminate service and to obtain new customers. We are very focused on improving our customer service and care through our call center improvement plan and new "worry free guarantee." Most of our competitors are also focusing on improving customer service and care.

    . Capital resources. In order to expand and build-out networks and introduce next generation services, wireless providers require significant capital resources. We have more operating cash flow than any other provider and have well-capitalized partners. Some of our competitors also have significant cash flow and well-capitalized owners, but others have not yet achieved the number of subscribers necessary to permit them to realize economies of scale or generate sufficient revenues to cover fixed costs, and as a result have little or no operating cash flow.

As a result of competition, we may encounter further market pressures to:

 . reduce our service prices;

 . restructure our service packages to offer more value; or

 . respond to particular short-term, market-specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their service in a particular market.

   We also expect to increase our advertising and promotional spending to respond to competition. In addition, some of the indirect retailers who sell our products also sell many of our competitors' products. All of these conditions may lead to possible consumer confusion and increasing movement of customers between competitors and could have a material adverse effect on our results of operations. Our ability to compete successfully will depend in part on our marketing efforts and on our ability to anticipate and respond to various competitive factors affecting the industry, including the factors described above, new services and technologies, changes in consumer preferences, demographic trends, economic conditions and pricing strategies by competitors.

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Properties

   We maintain our corporate headquarters in Bedminster, New Jersey and have four area and 22 regional offices, as well as additional offices for our paging services, located throughout the United States. We also maintain facilities comprised of administrative and sales offices, customer care centers, retail sales locations, switching centers, cell sites, data centers and product distribution centers. Locations are generally leased to provide maximum flexibility, with the exception of switching centers, which are usually owned due to their critical role in the network and high set-up and relocation costs.

   As of June 30, 2002, we operated approximately 1,200 retail stores and kiosks that support our direct distribution channel. Additionally, we had 203 offices and 15 warehouses. At that date, network properties included 149 switching locations and 17,800 cell sites, as well as additional properties for our paging network. We believe that our facilities are suitable for their purposes and that additional facilities can be secured for our anticipated needs, although we may have difficulty obtaining additional cell sites. See "Risk Factors--Risks Related to Our Business--We need to continue the build-out and upgrading of our network, and we cannot assure you that we will be able to continue to do so on a timely basis or at all; our failure to do so could prevent us from providing competitive, quality services."

   Many of our store leases contain provisions prohibiting a change in control of the lessee or permitting the landlord to terminate the lease or increase rent upon a change in control of the lessee. These provisions may have been applicable to the contribution of GTE Wireless, Vodafone and PrimeCo assets to the partnership. Based primarily upon our belief that (1) we maintain good relations with the substantial majority of our landlords, (2) most of our leases are at market rates and (3) we have historically been able to secure suitable leased property at market rates when needed, we believe that these provisions will not have a material adverse effect on our business or financial position.

Environmental Matters

   We are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations, and we incur costs to comply with those laws. We own or lease real property, and some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination on that property, even if they did not know of and were not responsible for the contamination. Environmental laws may also impose liability on any person who disposes of hazardous substances, regardless of whether the disposal site is owned or operated by such person. Although we do not currently anticipate that the costs of complying with environmental laws will materially adversely affect us, we cannot ensure that we will not incur material costs or liabilities in the future due to the discovery of new facts or conditions, the occurrence of new releases of hazardous materials or a change in environmental laws.

Employees

   As of June 30, 2002, we employed approximately 37,800 employees. We consider our relationship with our employees to be good. Fewer than 60 of our employees are represented by unions, but we expect ongoing attempts to organize our employees. We cannot predict what level of success the unions may have in organizing our employees. See "Risk Factors--Risks Related to Our Business--Labor unions are attempting to organize our employees, and we cannot predict the impact of unionization efforts on our costs."

Intellectual Property

   We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property rights together with confidentiality and/or license agreements with our employees,

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customers and others to protect our proprietary rights. We own or license from our partners a variety of patents for wireless technology. Some of these patents are licensed to AirTouch Communications, Inc., a subsidiary of Vodafone, which can sublicense them to others. In addition, we own a variety of trademarks, but license certain of the marks we use from our partners on a non-exclusive basis.

   Verizon Communications owns the trademarks issued for "Verizon" and "Verizon Wireless" and some service offering names but licenses them and other marks to us on a non-exclusive basis until 2 1/2 years after it ceases to own any interest in our company or we begin to use a different brand name. See "Risk Factors--Risks Related to Our Partners--We have non-exclusive licenses, which can be terminated, to use the Verizon Wireless brand name and some service offering names; this could permit others to market their services under similar names, which could cause confusion and potentially hurt our reputation, and could require us to spend significant amounts to develop a new brand identity in the future" and "Certain Relationships and Related Party Transactions--Verizon Communications Intellectual Property Arrangements."

   Trademarks, servicemarks and other similar intellectual property owned by or licensed to us appear in italics when first used. All other trademarks appearing in this prospectus are the property of their respective owners.

Legal Proceedings

   From time to time, we are a party to various litigation matters incidental to the conduct of our business. We are a defendant in a number of actions, including class actions, arising out of our business as well as the business affairs of the AirTouch, GTE Wireless and PrimeCo entities that now comprise Verizon Wireless.

   Under the U.S. Wireless Alliance Agreement between Vodafone and Verizon Communications, we have rights of indemnification from Vodafone and Verizon Communications. Generally, under this agreement, Vodafone and Verizon Communications, as the successor to Bell Atlantic and GTE, are required to indemnify us for losses, as that term is defined in the underlying agreements, that may be incurred in connection with wireless businesses formerly conducted by Vodafone, Bell Atlantic and GTE, and pertaining to events which occurred or causes of action which existed prior to April 3, 2000, with respect to Vodafone and Bell Atlantic, and prior to July 10, 2000, with respect to GTE. This indemnification does not apply to PrimeCo assets contributed to us and is subject to exceptions. See "Certain Relationships and Related Party Transactions--U.S. Wireless Alliance Agreement."


   To the extent, therefore, that we may be subject to liability or loss in connection with any of the following matters and arising out of events or causes of action which existed prior to the dates set forth above, we intend to exercise our right to be indemnified by Vodafone or Verizon Communications for such liability or loss. See "Certain Relationships and Related Party Transactions--U.S. Wireless Alliance Agreement."



   We are a defendant in five purported class actions alleging antitrust violations, including Parrish, et al. v. Pacific Telesis Group, et al., filed in California Superior Court, Sacramento County, on December 17, 1998, brought on behalf of California consumers alleging antitrust violation and/or unfair trade practices claims. The suit includes claims of a conspiracy to "horizontally allocate" customers and a conspiracy to fix the wholesale and retail prices of cellular telephone service. Another suit, Wireless Consumers, Alliance, Inc., et al. v. AT&T Cellular Services, Inc., et al., filed in the U.S. District Court for the Southern District of New York on April 5, 2002, alleges that Cellco and other wireless service providers exert anticompetitive control over wireless networks and the market for wireless phones by engaging in price fixing, illegal tying and market allocation. A third suit, Millen, et al. v. AT&T Wireless PCS, LLC, et al., filed in the U.S. District Court for the District of Massachusetts on or about August 3, 2002, alleges that Cellco and other wireless service providers restrain competition, impose unlawful tying arrangements with respect to wireless phones and wireless service, and monopolize the market for


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wireless phones. A fourth suit, Truong, et al. v. AT&T Wireless PCS, LLC, filed in the U.S. District Court for the Northern District of California on or about September 20, 2002, similarly alleges that Cellco and other service providers restrain competition, impose tying arrangements with regard to wireless phones and service, and monopolize the market for wireless phones. A fifth purported class action, Beeler et al. v. AT&T Cellular Services, Inc., filed in the U.S. District Court for the Northern District of Illinois on or about September 30, 2002, asserts essentially identical claims to the above handset antitrust suits, alleging that Cellco and other service providers restrain competition in the Chicago metropolitan area, impose tying arrangements, and exert monopoly power over the market for wireless phones. In each case, the plaintiffs seek treble damages, fees and an injunction. The cases are all in a preliminary phase. These suits fall under the indemnification provisions in the alliance agreement.


   We are also defending four lawsuits alleging patent infringement. We are defending a suit, Freedom Wireless, Inc. v. BCG, Inc. et al., U.S. District Court, Eastern District Court of Massachusetts, filed March 30, 2000, alleging that the defendants were infringing or contributing to the infringement of patents held by the plaintiff related to prepaid wireless service technology. An adverse decision could materially affect our prepaid business and impair our national digital prepaid plan. We are also defending another lawsuit, Katz Technology Licensing, L.P. v. Verizon Communications Inc., et al., U.S. District Court of the Eastern District of Pennsylvania, filed November 29, 2001, alleging that defendants infringed 13 patents involving interactive voice response technology. In another suit filed June 19, 2002 in the U.S. District Court in Illinois, Philip S. Jackson v. AT&T Wireless Services, Inc., et al., we are defending claims that the defendants infringed a patent relating to the use or sale of automated interactive telephone systems. Plaintiffs in the above suits seek unspecified monetary damages as well as injunctive relief. These cases are at a preliminary stage, and we are not currently able to assess the impact, if any, of these actions on our financial position or results of operations. In another suit, MLMC, Ltd. v. AirTouch Communications, Inc., et al., filed in the U.S. District Court for the District of Delaware on November 12, 1999, plaintiff's patent infringement claim involved analog switching mechanisms and digital technologies related to secure mobile telephone systems. In November 2001, the jury found no infringement and the patent at issue invalid. On post-trial motions, the court upheld the verdict on non-infringement and reversed the patent invalidity determination. The parties are considering whether to appeal. In each of these actions, we intend to assert or already have asserted, the right to be indemnified by our vendors for any losses arising out the claims of infringement asserted against us. These matters are also covered, in part, by the indemnification provisions in the alliance agreement. However, the indemnification claims are unlikely to cover the full cost of defense and potential liability.

   We are a defendant in lawsuits alleging personal injuries, including brain cancer, from wireless phone use, specifically Christopher Newman, et al. v. Motorola, Inc., et al., filed August 1, 2000 pending in U.S. District Court in Maryland, Murray v. Motorola, Inc., et al., filed November 15, 2001, Agro v. Motorola, Inc., et al. filed February 26, 2002, Cochran v. Audiovox Corp., et al., filed February 26, 2002 and Schwamb v. Qualcomm Inc., et al. filed February 26, 2002, all pending in the U.S. District Court for the District of Columbia (conditionally transferred to the U.S. District Court in Maryland as part of MDL No. 1421 described below), Horn v. Motorola, Inc., et al. filed May 8, 2002 pending in the U.S. District Court for the Western District of Texas (conditionally transferred to MDL No. 1421) and Gibb Brower, et al. v. Motorola, Inc., et al. filed April 19, 2001, pending in the U.S. District Court in Maryland (MDL No. 1421). Plaintiffs in the above seven suits seek compensatory, consequential and/or punitive damages. In Brower, plaintiff's amended complaint includes purported class action claims and seeks, among other relief, money for research and medical monitoring. Between April and June 2001, we and various other wireless carriers and various phone manufacturers became defendants in statewide class actions, including, Farina, et al. v. Nokia Inc., et al., Pennsylvania Court of Common Pleas, Philadelphia County, filed April 19, 2001; Gilliam, et al. v. Nokia Inc., et al., New York Supreme Court, Bronx County, filed April 23, 2001; Pinney, et al. v. Nokia Inc., et al., Maryland Circuit Court, Baltimore County filed April 19, 2001; and Gimpelson et al. v. Nokia Inc., et al., Georgia Superior Court, Fulton County, filed June 8, 2001. Plaintiffs in each of these four suits seek

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damages and injunctive relief requiring defendants to provide headsets to all class members. All of these class actions were removed to federal court, and subsequently coordinated by the Judicial Panel for Multi- District Litigation and transferred to the U.S. District Court in Maryland (MDL No. 1421). Plaintiffs in these suits claim that wireless phones were defective and unreasonably dangerous because the defendants failed to include a proper warning about alleged adverse health effects, failed to encourage the use of a headset, and failed to include a headset with the phone. We believe we are entitled to indemnification by handset manufacturers in connection with all of these suits and intend to pursue those rights. In each of these actions arising out of personal injury claims, we believe that we have, and have asserted, insurance coverage claims for any losses arising out of the claims asserted against us. These matters are also covered by the indemnification provisions in the alliance agreement. In addition, we believe that we have strong defenses that we have asserted or will assert in these proceedings. An adverse outcome in any of these matters could have a material adverse effect on our results of operations, financial conditions and/or prospects. See "Risk Factors--Risks Related to Our Industry--Concerns about alleged health risks relating to radio frequency emissions may reduce demand for our services and cause us to pay significant damages or settlements."


   We are a defendant in a number of purported consumer class actions, brought on behalf of subscribers throughout the country, alleging common law and statutory claims of misrepresentation, inadequate disclosure, unfair trade practices or breach of contract related to our advertising, sales, billing and collection practices. These include claims relating to the practice, and alleged nondisclosure, of rounding up of partial minutes of airtime usage to full minute increments, send-to-end billing, negative options, ring time billing, billing for busy or incomplete calls, billing while roaming, first incoming minute free feature, monthly charges for bundled minutes, early disconnection charges, charges for local and toll calls, handset insurance, market transfer issues, price discrimination and other practices and charges, as well as the adequacy of our wireless coverage and the quality of service. The actions are in various stages of the litigation process. Plaintiffs in these putative class actions have not specified the alleged damages they seek. We are not currently able to assess the impact, if any, of these actions on our financial position or results of operations.


   From time to time, we receive inquiries from state Attorneys General offices or other consumer-protection agencies seeking information about our advertising, consumer disclosures and/or billing practices. On March 21, 2001, we received a letter of inquiry on behalf of 22 state Attorneys General offices, requesting information concerning the advertising and marketing of various products and services offered by Verizon Wireless, as well as information concerning various billing practices. We have provided documents and other information responsive to the request and have met with representatives of the Attorneys General. We cannot predict whether or not this inquiry will continue and, if it does, what impact, if any, it may have on our business practices or results of operations.


   We are a defendant in a number of cases in various courts involving claims by agents and resellers who allege that we breached our contracts with those agents and resellers, have tortuously interfered with their contractual relationships with others and have engaged in fraud and unfair competition. We are not currently able to assess the impact, if any, of these actions on our financial position or results of operations.


   We are also a defendant in other legal actions involving claims incidental to the normal conduct of our business, including actions by customers, vendors and employees. We believe that these other actions will not be material to our financial position or results of operations.

Regulatory Environment

   The FCC regulates the licensing, construction, operation, acquisition and transfer of wireless systems in the United States pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and other legislation and the associated rules, regulations and policies promulgated by the FCC.

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   To use the radio frequency spectrum in the United States, wireless communications systems must be authorized by the FCC to operate the wireless network and mobile devices in assigned spectrum segments, and must comply with the rules and policies governing the use of the spectrum as adopted by the FCC. These rules and policies, among other things, (1) regulate our ability to acquire and hold radio spectrum, (2) impose technical obligations on the operation of our network, (3) impose requirements on the ways we provide service to and communicate with our customers, (4) regulate the interconnection of our network with the networks of other carriers, (5) obligate us to permit resale of our services by resellers and to serve roaming customers of other wireless carriers and (6) impose a variety of fees and charges on our business that are used to finance numerous regulatory programs and part of the FCC's budget.

   The process of obtaining U.S. operating authority for a wireless system requires three separate proceedings to be completed by the FCC: (1) allocating radio frequency spectrum segments for the services, (2) adopting rules and policies to govern the operation of the wireless systems in the allocated spectrum segments and (3) issuing licenses to applicants for use of the spectrum allocations.

   In addition, because licenses are issued for only a fixed time, generally 10 years, we must periodically seek renewal of those licenses. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term and has substantially complied with applicable FCC rules and policies and the Communications Act. The FCC has routinely renewed wireless licenses in the past, and none of our licenses has ever been denied or even challenged. However, the Act provides that licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. Violations of FCC rules may also result in monetary penalties or other sanctions. FCC rules provide that competing renewal applications for licenses will be considered in comparative hearings and establish the qualifications for competing applications and the standards to be applied in hearings.

   Wireless systems are subject to Federal Aviation Administration and FCC regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC's environmental regulations, including limits on radio frequency radiation from mobile handsets and antennas. State or local historic preservation, zoning and land use regulations also apply to and can delay tower siting and construction activities.

   We are licensed to use radio frequencies in several different spectrum allocations that are available for a wide range of communications services, even though the services may have different names and use different frequencies. Generally, those services can be divided into "broadband" services, which can be used for voice as well as data and messaging services, and "narrowband," which are used for nonvoice services, principally paging and messaging services. These two broad categories are separately discussed below.

  Broadband Wireless Services Systems

   We hold geographic service area licenses granted by the FCC to provide cellular and PCS services. While most of our competitors primarily hold cellular or PCS licenses, one of our principal competitors, Nextel Communications, provides wireless services on frequencies allocated to the "Specialized Mobile Radio" service. We do not hold specialized mobile radio licenses.

   A cellular system operates on one of two 25 MHz frequency blocks, known as the "A" and "B" blocks, in the 850 MHz band. Cellular systems principally are used for two-way mobile voice applications, although they may be used for data applications and fixed wireless services as well. Cellular licenses are issued for either metropolitan statistical areas or rural service areas, two in each area.

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   A broadband PCS system operates on one of six frequency blocks in the
1800-1900 MHz bands. PCS systems generally are used for two-way voice applications although they may carry two-way data communications and fixed wireless services as well. For the purpose of awarding PCS licenses, the FCC has divided the United States into 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awarded two PCS licenses for each major trading area, known as the "A" and "B" blocks, and four licenses for each basic trading area known as the "C," "D," "E," and "F" blocks. The two major trading area licenses authorize the use of 30 MHz of PCS spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for 10 MHz each.

   The FCC permits licensees to split their licenses and assign a portion, on either a geographic, or "partitioned," basis or on a frequency, or "disaggregated," basis or both, to a third party. We hold some partioned or disaggregated spectrum in various markets.

   Under the FCC's current rule specifying spectrum aggregation limits affecting wireless licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than a total of 55 MHz of combined PCS, cellular and various specialized mobile radio services where there is significant overlap in any geographic area. Significant overlap is defined to occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or specialized mobile radio service area(s). The spectrum cap is scheduled to sunset on January 1, 2003. After that date, the FCC will evaluate spectrum acquisitions on a case-by-case basis, although it will continue to bar an individual party from controlling both cellular systems in the same rural service area.

   We must satisfy a range of FCC-specified coverage requirements. For example, all 30 MHz PCS licensees must construct facilities that offer coverage to one-third of the population of the service area within five years of the original license grants and to two-thirds of the population within 10 years. All 10 MHz PCS licensees must construct facilities that offer coverage to one-fourth of the population of the licensed area or "make a showing of substantial service in their license area" within five years of the original license grants. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license. We have met the coverage requirements that have applied to our systems to date.

   We use common carrier point-to-point microwave facilities and dedicated facilities leased from communications companies or other common carriers to connect our wireless cell sites, and to link them to the main switching office. Where we use point-to-point microwave facilities, the FCC licenses these facilities separately, and they are subject to regulation as to technical parameters and service. Microwave licenses must also be renewed every 10 years.

  Narrowband Services

   We hold a variety of authorizations granted by the FCC to provide paging services, including two nationwide paging licenses. We hold paging authorizations in the 150 MHz, 450 MHz and 900 MHz paging bands. These licenses are assigned both on a per transmitter basis and on a geographic area basis. Paging licenses were awarded historically on a per transmitter basis and most of our paging licenses were awarded on this basis.

   In 2000, the FCC commenced auctioning geographic area licenses on a major economic area basis for the paging spectrum. We were awarded geographic area licenses for 900 MHz paging spectrum for primarily the same geographic areas that we currently hold licenses, although we did not obtain geographic area licenses for all areas in which we are licensed on a site-by-site basis.

   The FCC has also allocated two MHz within the 900 MHz spectrum band for the provision of narrowband PCS services. We hold one nationwide narrowband PCS license and three regional narrowband PCS licenses.

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

  Transfers and Assignments of Wireless Licenses

   The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a wireless system. Before we can complete any such purchase or sale, we must file appropriate applications with the FCC, and the public is by law granted a period of time, typically 30 days, to oppose or comment on them. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a license acquired through an auction within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling minority interests in an entity that holds a FCC license generally may be bought or sold without FCC approval, subject to the FCC's spectrum aggregation limits. However, the FCC will consider the competitive impact of any license transfer or merger of companies holding radio licenses and may impose conditions on its approval of any transaction. In addition, notification and expiration or earlier termination of the applicable waiting period under Section 7A of the Clayton Act by either the Federal Trade Commission or the Department of Justice may be required, as well as approval by, or notification of, state or local regulatory authorities having competent jurisdiction, if we sell or acquire wireless systems.

  Foreign Ownership

   Under existing law, no more than 20% of an FCC licensee's capital stock may be directly owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, up to 25% of that entity's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Indirect foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. These requirements apply to licensee partnerships as well as corporations.

   In its March 30, 2000 order approving the combination of the U.S. wireless operations of Verizon Communications and Vodafone, the FCC concluded that the public interest would be served by allowing us to be indirectly owned by Vodafone in an amount up to 65.1%, but stated that additional FCC approval would be necessary before Vodafone could increase its investment further. The FCC also stated that it would have to approve in advance any acquisition by any other foreign entity or entities, in the aggregate, of an ownership interest of 25% or more. In addition, as part of the FCC's approval of the combination between Verizon Communications and Vodafone, the parties entered into an agreement with the U.S. Department of Defense, Department of Justice and Federal Bureau of Investigation which imposes national security and law enforcement-related obligations on the ways in which we store information and otherwise conduct our business.

  Spectrum Acquisitions

   As is the case with many other wireless providers, we anticipate that we will need additional spectrum to meet future demand. We can attempt to meet our needs for new spectrum in two ways, by acquiring spectrum held by others or by acquiring new spectrum licenses from the FCC. The Communications Act requires the FCC to award new licenses for most commercial wireless services to applicants through a competitive bidding process. Therefore, if we need additional spectrum, we may be able to acquire that spectrum by participating in an auction for any new licenses that may become available or by purchasing existing facilities and incorporating them into our system, provided that we are permitted to do so under FCC rules. We cannot assure you that we will be able to acquire spectrum to meet our projected needs on a timely basis or at all, given the competition for licenses among commercial mobile radio service providers and others seeking to become mobile radio service providers.

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

   In December 2000, the FCC began an auction of C-block and F-block PCS licenses that have been reclaimed from high bidders in previous auctions. Under changes in the PCS rules that the FCC had adopted in August 2000, the available C-block licenses were divided into three 10 MHz licenses. These licenses, as well as a number of 15 MHz licenses, were included in the December 2000 auction. We were the winning bidder for 113 of the 422 licenses offered, including two 10 MHz licenses in each of New York, Boston and Seattle and one 10 MHz license in each of Los Angeles, Chicago, Philadelphia and San Francisco, committed to pay a total bid price of approximately $8.8 billion and paid
$1.8 billion as a deposit.


   There were no legal challenges to our qualifications to acquire these licenses. We were awarded 33 of the 113 licenses in August 2001. Our purchase price for those licenses was approximately $82.4 million. However, 67 of the remaining 80 licenses that were reauctioned are the subject of litigation by the original licensee, NextWave Personal Communications, Inc., which successfully appealed the FCC's action cancelling NextWave's licenses and reclaiming the spectrum. In addition, the other 13 licenses, for which our balance due is approximately $122 million, have not been granted because of other litigation. On June 22, 2001, the U.S. Court of Appeals for the D.C. Circuit reversed the FCC's action, finding that the cancellation of the licenses violated the federal bankruptcy law. The FCC subsequently reinstated NextWave's licenses, but on October 19, 2001, filed a petition for certiorari with the United States Supreme Court seeking reversal of the appeals court's decision. On March 4, 2002, the Supreme Court agreed to hear the appeal, and the court heard oral argument on the appeal on October 8, 2002. A decision is expected in early 2003.



   Meanwhile, in January 2002, Verizon Wireless and most other bidders filed a petition with the FCC to refund their deposits on the ground that the FCC could not timely deliver the licenses to them. On March 28, 2002, the FCC ordered a refund of 85% of the deposits, but determined that it would retain the balance pending the outcome of the Supreme Court case, and held that the bidders would be obligated to pay the full bid amount should the FCC recover the licenses. In April, Verizon Wireless received a refund of 85% of its deposit and filed an appeal of that FCC order with the D.C. Circuit, and filed a separate complaint against the FCC with the U.S. Court of Federal Claims. We are arguing that because the FCC failed to timely deliver the licenses, it breached the auction contract that it entered into with us and is unlawfully retaining the remaining deposit and holding us to the $8.7 billion bid for the remaining licenses, and that the auction is either void or voidable. Both cases are pending, and their outcome (as well as the outcome of the Supreme Court appeal) is uncertain. We are also seeking legislation from Congress that would permit bidders to withdraw their bids and receive their deposits back in full. In September 2002, the FCC issued a notice requesting comment on proposals that would let winning bidders receive full repayment of their deposits and opt-out of their winning bids. The proposals are subject to comment and may not be enacted.


   The FCC commenced an auction of licenses covering 18 MHz of spectrum in the 700 MHz band in August 2002. Verizon Wireless is not participating in this auction. The bandwidth being auctioned is encumbered in many markets by television stations operating on channels 54, 55 and 59. Although these stations have been awarded additional spectrum on which to establish digital service, they also have the right to continue operation on their existing channels through 2006 and potentially longer if certain conditions are not met. Under federal legislation enacted in June 2002, auctions of other spectrum in the 700 MHz band that had been scheduled for the same time have been indefinitely postponed. This 60 MHz of spectrum is occupied by television stations 52, 53, 57-58 and 60-69 and has the same television station encumbrance problems as the 18 MHz of 700 MHz band scheduled for auction later this year.

   In July 2002, the U.S. Department of Commerce released a report identifying 45 MHz of spectrum (1710-1755 MHz) currently used by the federal government for reassignment to the FCC so that it can be licensed for commercial use. The FCC has announced that it plans to "pair" this spectrum with 45

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MHz of spectrum that was previously reassigned in the 2100 MHz band, and reauction the entire 90 MHz for terrestrial mobile wireless use. This 90 MHz will provide additional capacity for commercial mobile radio service providers to provide 3G or other advanced services or to add additional capacity to provide existing services. However, several complex steps must occur before this spectrum is commercially available: The FCC must complete its spectrum allocation proceeding and identify precisely which spectrum in the 2100 MHz band will be licensed, it must complete a rulemaking to adopt licensing and service rules, and it must adopt rules for auctioning the spectrum. In addition, because much of the 90 MHz is currently encumbered by government or other terrestrial users, issues related to "clearing" the spectrum (and reimbursing those incumbent users for relocation costs) must be resolved. Given these steps, it is unlikely that this spectrum will be available before the 2004-2005 time period.

   There are additional spectrum bands that may be suitable for our business, but this spectrum has not been allocated nor are auctions of this spectrum imminent. In addition, because much of this spectrum is encumbered by existing users, a band sharing plan or relocation of incumbent users is necessary before the spectrum is fully useable for new mobile wireless services.

   In June 2002, the FCC formed a "Spectrum Task Force" charged with comprehensively evaluating current spectrum policies and recommending changes to the FCC. Among the issues being considered are the rights of incumbent spectrum users, whether to adopt more "market-based" spectrum policies that would, for example, allow spectrum sharing among licensed users, and whether to adopt new policies governing interference to spectrum users. Resolution of these issues may impact our access to new spectrum, our rights to use the spectrum we hold, and our ability to protect our existing spectrum against interference.

  Recent Federal Regulatory Developments

   The FCC does not specify the rates we may charge for our services nor does it require us to file tariffs for our U.S. wireless operations. However, the Communications Act states that an entity that provides commercial mobile radio services is a common carrier, and is thus subject to the requirements of the Act that it not charge unjust or unreasonable rates, nor engage in unreasonable discrimination. The FCC may invoke these provisions to regulate the rates, terms and conditions under which we provide service. In addition, the Act defines a commercial mobile radio service provider as a telecommunications carrier, which makes it subject it to a number of other regulatory requirements in its dealings with other carriers and subscribers. These requirements impose restrictions on our business and increase our costs. Among the requirements that affect us are the following:

   The FCC has imposed rules for making emergency 911 services available by cellular, PCS and other broadband commercial mobile radio service providers, including enhanced 911 services that provide the caller's communications number, location and other information. Commercial mobile radio service providers are required to take actions enabling them to provide a caller's automatic number identification and cell site if requested to do so by a public safety dispatch agency, at the provider's own cost. Other rules require providers over time to supply the geographic coordinates of the customer's location, either by means of network-based or handset-based technologies. Providers may not demand cost recovery as a condition of doing so, although they are permitted to negotiate cost recovery. These rules require us to make significant investments in our network and to reach agreements both with vendors of 911 equipment and state and local public safety dispatch agencies with no assurance that we can obtain reimbursement for the substantial costs we will incur. In October 2001, the FCC granted us a limited waiver of the deployment schedule set forth in the rules, but we must meet a number of new deployment deadlines over the next four years. For example, we must sell increasing percentages of handsets that satisfy the 911 mandate. We may be required to subsidize the higher costs of these handsets in order to achieve mandated penetration levels among our customers.

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

   The FCC has established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies; however, they are also required to contribute to the federal universal service fund. The FCC also is considering whether carriers that decide to pass through their mandatory universal service contributions to their customers should be required to provide a specific explanation of the charges on bills, whether to increase relative contributions made by wireless carriers, and whether to ensure that the carriers that pass through their contribution do not recover amounts greater than their mandatory contributions from their customers. Various proposals being considered by the FCC at this time would significantly increase the payments we must make to support the Federal universal service fund. Many states also have enacted or are considering state universal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service providers above and beyond contributions to the federal program. Expansion of these state programs will impose a correspondingly growing expense on our business.

   The FCC has adopted rules regulating the use of telephone numbers by wireless and other providers as part of an effort to achieve more efficient number utilization. In addition, it adopted rules on communications number portability that will enable customers to keep their communications number when switching to another carrier. Wireless carriers must participate in some number "pooling" programs and must offer number portability to their customers beginning in November 2003. In addition, carriers must maintain detailed records of numbers used subject to state and/or FCC audit. These mandates will impose costs on our business. The FCC has also adopted rules requiring wireless providers to provide functions to facilitate electronic surveillance by law enforcement officials pursuant to the Communications Assistance for Law Enforcement Act, and the administration is considering whether to seek to impose "priority access" and/or "emergency alert" notification requirements on carriers that would require us, in emergency situations, to make channels available for exclusive use by government and public safety agencies. These and other regulatory mandates will impose costs on us to purchase, install and maintain the software and other equipment needed.

   The Communications Act and the FCC's rules grant various rights and impose various obligations on commercial mobile radio service providers when they interconnect with the facilities of local exchange carriers. Generally, commercial mobile radio service providers are entitled to "reciprocal compensation," in which they are entitled to collect the same charges for terminating wireline-to-wireless traffic on their system that the local exchange carriers charge for terminating wireless-to-wireline calls. Interconnection agreements are typically negotiated by carriers, but in the event of a dispute, state public utility commissions, courts and the FCC all have a role in enforcing the interconnection provisions of the Act. Although we have local exchange carrier interconnection agreements in place in most of our service areas, those agreements are subject to modification, expiration or termination in accordance with their terms which may increase our costs. The FCC has begun a proceeding that is reassessing its interconnection compensation rules. For these reasons there may be changes to the interconnection prices or other terms that we currently have in our agreements.

   The FCC has adopted rules to govern customer billing by all telecommunications carriers and the carriers' use and disclosure of customer proprietary information. It adopted additional detailed billing rules for landline telecommunications service providers and is considering whether to extend these rules to commercial mobile radio services providers, which could add to the expense of our billing process as systems are modified to conform to any new requirements.

   Other FCC rules determine the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires wireless and other providers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements if these

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results are not readily achievable, it is not clear how the FCC will construe this exemption. For example, the FCC is considering whether to require that digital handsets be modified to permit their use by hearing-impaired customers. Accordingly, the rules may require us to make material changes to our network, product line or services at our expense.

  State Regulation and Local Approvals

   With the rapid growth and penetration of wireless services has come a commensurate surge of interest on the part of state legislatures and state public utility commissions in regulating our industry. This interest has taken the form of efforts to regulate customer billing, termination of service arrangements, advertising, filing of "informational" tariffs, certification of operation, service coverage and quality, drivers' use of handsets, provision of emergency 911 service, and many other areas. We anticipate that this trend will continue. It will require us to devote resources to working with the states to respond to their concerns while minimizing any new regulation that could increase our costs of doing business.

   While the Communications Act generally preempts state and local governments from regulating entry of, or the rates charged by, wireless carriers, it also permits a state to petition the FCC to allow it to impose commercial mobile radio service rate regulation. No state currently has such a petition on file, but as wireless service continues to grow, the possibility of new regulation increases. In addition, the Act does not preempt the states from regulating the other "terms and conditions" of wireless service. Several states have invoked this language to impose, or propose, various consumer-related regulations on the wireless industry such as rules governing customer contracts and advertising. States also may impose their own universal service support regimes on wireless and other telecommunications carriers, similar to the requirements that have been established by the FCC. At the local level, wireless facilities typically are subject to zoning and land use regulation. Neither local nor state governments may categorically prohibit the construction of wireless facilities in any community or take actions, such as indefinite moratoria, which have the effect of prohibiting service. Nonetheless, securing state and local government approvals for new tower sites has been and is likely to continue to be difficult, lengthy and costly.

   In addition, state commissions have become increasingly aggressive in their efforts to conserve telephone numbering resources. These efforts may impact us and other wireless service providers disproportionately, given the industry's growing demand for new numbers, by imposing additional costs or limiting access to numbering resources. Examples of state conservation methods include number pooling, number rationing and code sharing.

   Finally, states have become more active in imposing fees and taxes on wireless carriers to raise general revenues and to pay for various regulatory programs. In many states, some of these fees and taxes are not imposed on other industries, placing a greater tax burden on us. In addition to the cost of complying with new regulatory requirements, these fees also increase our costs of doing business and may result in higher costs to our subscribers.

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                                  MANAGEMENT

Executive Officers and Representatives

   The following table presents information regarding members of our board of representatives, our executive officers and other significant employees.


Name                    Age Position
----                    --- --------
Ivan G. Seidenberg..... 55  Chairman of the Board of Representatives
Sir Christopher Gent... 54  Representative
Dennis F. Strigl....... 56  President and Chief Executive Officer, Representative
Lawrence T. Babbio, Jr. 57  Representative
Kenneth J. Hydon....... 57  Representative
Tomas Isaksson......... 48  Representative
Lowell C. McAdam....... 48  Executive Vice President and Chief Operating Officer
Richard J. Lynch....... 54  Executive Vice President and Chief Technical Officer
Andrew N. Halford...... 43  Vice President and Chief Financial Officer
Roger Gurnani.......... 41  Vice President--Information Systems and Chief Information Officer
John G. Stratton....... 41  Vice President and Chief Marketing Officer
Marc C. Reed........... 44  Vice President--Human Resources
S. Mark Tuller......... 54  Vice President--Legal & External Affairs, General Counsel and
                            Secretary
James J. Gerace........ 39  Vice President--Corporate Communications
Margaret P. Feldman.... 44  Vice President--Business Development


   Ivan G. Seidenberg has been Chairman of the board of representatives of Verizon Wireless since the company's launch in April 2000. He became President and Chief Executive Officer of Verizon Communications in April 2002. From June 2000 to April 2002, he was Co-Chief Executive Officer of Verizon Communications. Before June 2000, he was Chairman of Bell Atlantic Corporation since December 1998 and was previously the Chief Executive Officer from June 1998 and Vice Chairman, President and Chief Operating Officer from 1997. From 1995 to 1997 he was the Chairman and Chief Executive Officer of NYNEX Corporation. His career in the communications industry also includes positions as vice chairman of NYNEX's Telecommunications Group and president of its Worldwide Information and Cellular Services Group. He serves on the boards of directors of Honeywell International Inc., American Home Products Corporation, Boston Properties, Inc., CVS Corp., Viacom Inc., the Museum of Radio and Television, the National Urban League, the Hall of Science and Pace University.

   Sir Christopher Gent has been a member of our board of representatives since the company's launch in April 2000. He has been a member of the board of directors of Vodafone since August 1985 and the Chief Executive Officer of that company since January 1997. He was the managing director of Vodafone Limited, the U.K. network operator, from January 1985 to December 1996. He is Chairman of the Supervisory Board of Vodafone AG and a non-executive director of China Mobile (Hong Kong) Limited.

   Dennis F. Strigl has served as President and Chief Executive Officer of Verizon Wireless and has been a member of our board of representatives since the company's launch in April 2000. In addition, he has served as Executive Vice President of Verizon Communications since June 2000. He had been President and Chief Executive Officer of Bell Atlantic Mobile and its predecessors since 1991, and was also Group President and Chief Executive Officer of Bell Atlantic Global Wireless Group since 1997. Mr. Strigl served as President of Ameritech Mobile Communications from 1984 to 1986, where he was instrumental in launching the nation's first cellular communications network. He later served as

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President and Chief Executive Officer of Applied Data Research Inc., and Vice
President-Operations and Chief Operating Officer for New Jersey Bell. Mr. Strigl is a past chairman and current member of the Executive Committee of the Cellular Telecommunications & Internet Association, and currently serves on the boards of directors of Anadigics, Inc., PNC Financial Services Group, Inc. and PNC Bank.

   Lawrence T. Babbio, Jr. has been a member of our board of representatives since the company's launch in April 2000. He became President and Vice Chairman of Verizon Communications in June 2000 upon completion of the Bell Atlantic-GTE merger. From December 1998 until June 2000 he had been President and Chief Operating Officer of Bell Atlantic Corporation. From 1997 until 1998, he served as President and Chief Executive Officer of Bell Atlantic's Network Group and Chairman of the company's Global Wireless Group, one of the largest wireless operations worldwide, and was Vice Chairman of Bell Atlantic Corporation prior to its merger with NYNEX. He serves on the boards of directors of Hewlett Packard Company, Bolt, Inc. and ARAMARK Corporation.



   Kenneth J. Hydon has been a member of our board of representatives since the company's launch in April 2000. He is Vodafone's financial director and has been a member of Vodafone's board of directors since 1985. He is a Fellow of the Chartered Institute of Management Accountants, the Association of Chartered Certified Accountants and the Association of Corporate Treasurers. He is director of several subsidiaries of Vodafone, and promotes U.S. investor relations. Mr. Hydon is a member of the Supervisory Board of Vodafone AG.

   Tomas Isaksson has been a member of our board of representatives since January 2002. He has been Chief Executive, Americas Region for Vodafone since January 2002. From March 2000 to January 2002, Mr. Isaksson was President of Vodafone Global Platform and Internet Services. Prior to that, he was President and CEO of Swedish mobile operator Europolitan since November 1995. Mr. Isaksson is a member of the Vodafone Group Executive Operational Review Committee and a Board member of Ledstiernan AB. He also is a member of the board of directors of Grupo Iusacell, S.A. de C.V.

   Lowell C. McAdam has been our Executive Vice President and Chief Operating Officer since the company's launch in April 2000. From September 1997 to April 2000, he was President and Chief Executive Officer of PrimeCo. Prior to that he was the Executive Vice President and Chief Operating Officer of PrimeCo since November 1994. Mr. McAdam joined AirTouch in 1993 where he served in a number of key positions, including Vice President-International Operations, and Lead Technical Partner for cellular ventures in Spain, Portugal, Sweden, Italy, Korea and Japan. From 1983 to 1993, he held various executive positions with Pacific Bell.

   Richard L. Lynch has been our Executive Vice President and Chief Technical Officer since the company's launch in April 2000. From 1995 to 2000, he was the Executive Vice President and Chief Technology Officer for Bell Atlantic Mobile and Bell Atlantic NYNEX Mobile. He served as chairman of the Wireless Data Forum (formerly the CDPD Forum). Under his guidance, the CDPD forum was reformed as the Wireless Data Forum embracing all wireless data technologies and a wider variety of members. He has served as an executive board member of the CDMA Development Group, an organization responsible for promotion, advancement, deployment and future developments of CDMA. In addition, Mr. Lynch is a senior member of The Institute of Electrical and Electronics Engineers, Inc. (IEEE) and is a member of the board of directors of Sierra Wireless, Inc.

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   Andrew N. Halford has been our Vice President and Chief Financial Officer since April 2002. From 1999 to 2002, he served as a Financial Director for various Vodafone businesses, including its Northern Europe, Middle East and Africa region encompassing nine countries serving populations of more than 300 million people. Prior to this, he held a number of business development, IT and finance directorships in the UK electricity sector from 1992 to 1998. Mr. Halford started his career with Price Waterhouse and worked for them from 1980 to 1992, based both in the UK and South Africa. He is a fellow of the Institute of Chartered Accountants in England, having qualified in 1983.

   Roger Gurnani has been our Vice President--Information Systems and Chief Information Officer since the company's launch in April 2000. From April 1997 to April 2000, he served as Vice President and Chief Information Officer at Bell Atlantic Mobile. Prior to joining Bell Atlantic Mobile, he was Executive Director-Broadband Systems with Bell Atlantic from October 1994 to April 1997. Prior to that, Mr. Gurnani held a number of information technology positions at WilTel (now WorldCom).

   John G. Stratton has been our Vice President and Chief Marketing Officer since March 2001. He served as President of our company's Northwest Area from 2000 to 2001. Previously, he was President of Bell Atlantic Mobile's Philadelphia Region from 1999 to 2000. He also served as Vice President of Marketing and Regional Vice President--Retail Sales and Operations for the New York Metro market since joining Bell Atlantic Mobile in 1993. Prior to that, he was Vice President of Merchandising for Jersey Camera.

   Marc C. Reed has been our Vice President--Human Resources since the company's launch in April 2000. He was Vice President--Human Resources for GTE Communications Corporation, GTE's competitive local exchange carrier, from 1997 to April 2000. Prior to that, Mr. Reed was Director-Human Resources for GTE Wireless from 1993 to 1997. He began his career with GTE in 1986 at GTE's world headquarters.

   S. Mark Tuller has been our Vice President--Legal and External Affairs, General Counsel since the company's launch in April 2000 and our secretary since May 2000. He served as Vice President--Legal and External Affairs, General Counsel and Secretary for Bell Atlantic Mobile and Bell Atlantic NYNEX Mobile from 1995 to 2000. Previously, he was Vice President and General Counsel for Bell Atlantic Mobile since 1992. He was at Bell Atlantic Network Services, Inc. beginning in 1990. In 1986, he moved to Bell Atlantic corporate headquarters and previously he was Vice President and General Counsel for Bell Atlanticom System, Inc. Mr. Tuller is currently a member of the Board of Directors of the Cellular Telecommunications & Internet Association. Mr. Tuller began his legal career at the Federal Trade Commission where he served as Attorney Advisor to the chairman. He later practiced antitrust and general business litigation at Arnold & Porter.

   James J. Gerace has been our Vice President--Corporate Communications since the company's launch in April 2000. From July 1995 to April 2000, he was Vice President--Corporate Communications at Bell Atlantic Mobile. Prior to that, he served as Director of Public Relations for NYNEX Mobile Communications beginning in 1991. He began his wireless communications career with NYNEX Mobile Communications in 1986 as Manager of Employee Communications.

   Margaret P. Feldman has been our Vice President--Business Development since May 2001. From April 2000, when the company was launched, until May 2001, she was Staff Vice President--Tax. Prior to that she served as Assistant Vice President--State Tax Planning for GTE Corporation from October 1997 to 2000. From 1995 to 1997, Ms. Feldman was Director of Tax Operations for Telecom Products and Services for GTE. She began her career at Arthur Andersen & Co. in 1982, joined Contel Corporation in 1987 and GTE Mobilnet in 1991.


   There is one vacancy on our board of representatives. Pursuant to the partnership agreement, Verizon Communications has the right to select a representative to fill that vacancy.


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Executive Compensation

   The human resources committee of our board of representatives establishes and administers the compensation and benefit plans for our chief executive officer and each of our four most highly compensated executive officers, whom we refer to as named executive officers, other than for Edward Langston. Mr. Langston was our chief financial officer through April 2002 pursuant to a secondment agreement between us and Vodafone. Vodafone compensated Mr. Langston for his services, and we then reimbursed Vodafone.

   Prior to the contribution of assets by Verizon Communications and Vodafone to us on April 3, 2000, each of the named executive officers was employed and compensated by one of our predecessor companies. Since April 3, 2000, all of our named executive officers have participated in our benefit plans. In addition, Mr. Strigl continues to participate in selected Verizon Communications benefit plans and Mr. Langston continues to participate in Vodafone benefit plans.

  Summary Compensation Table

   As further described in the summary compensation table below, the compensation structure for the named executive officers consists of:

  .   salary;

  .   short-term performance-based incentive paid in cash; and

  .   long-term incentive in the form of stock options to purchase common stock.

   Salary. Salaries listed in the table below indicate the total salary for 2000 and 2001, including:

  . the salary paid to each named executive officer in 2000 by the applicable predecessor company; and

  .   the salary paid to each named executive officer in 2000 and 2001 by us.

   Short-term incentives.  Bonuses listed in the table below indicate:

  . incentive amounts paid pursuant to the applicable predecessor companies' short-term incentive plan for the first quarter of 2000; and

  . each executive's incentive amount paid pursuant to our short-term incentive plan for the last three quarters of 2000 and for all of 2001.

   Award values under our short-term incentive plan are based on the achievement of predetermined revenue, operating cash flow and net subscriber addition goals and quality and strategic objectives.

   The short-term incentive bonus paid to Mr. Langston is based on the achievement of predetermined objectives pursuant to the Vodafone short-term incentive plan.


   Long-term incentives. Long-term compensation in the table below is the annual target grant for each named executive officer pursuant to our long-term incentive plan. On an ongoing basis, our human resources committee sets the number of partnership value appreciation rights granted to each of the named executive officers each year based on a multiple of the officer's base salary. All value appreciation rights are granted with an exercise price not less than fair market value on the date of grant.

                          Summary Compensation Table
                               Fiscal Year 2001


                                               Annual Compensation                        Long-Term Compensation
                                       ---------------------------------    -----------------------------------------------
                                                              Other Annual   Restricted    Options/      LTIP    All Other
                                        Salary                Compensation     Stock      Partnership  Payments Compensation
Named and Principal Position      Year   ($)      Bonus ($)       ($)        Awards ($)      VARS        ($)        ($)
----------------------------      ---- -------- ----------    ------------  ----------    -----------  -------- ------------
Dennis F. Strigl                  2001 $750,000 $  915,000      $189,200(2)         --      245,300(4)       --  $6,016,665(6)
President and Chief Executive     2000  712,500  1,212,000(1)    124,400(2) $3,500,000(3)   527,060(4)       --   3,490,800
 Officer
Lowell C. McAdam                  2001  501,600    454,000            --            --      376,331(5)       --     560,778(6)
Executive Vice President and      2000  437,575    537,000(1)         --            --      197,530(5) $516,796     503,671
 Chief Operating Officer
Edward Langston(7)                2001  365,113    176,295            --       251,193(3)   124,500                 176,768(6)
Vice President and Chief          2000  337,983     80,367(1)         --            --           --          --     437,941
 Financial Officer
Richard J. Lynch                  2001  363,125    262,000            --            --      190,273(5)       --     253,412(6)
Executive Vice President and      2000  331,000    306,000(1)         --            --      126,135(5)       --     734,445
 Chief Technical Officer
S. Mark Tuller                    2001  332,000    240,000            --            --      173,964(5)       --     204,095(6)
Vice President Legal and External 2000  298,250    277,000(1)         --            --      114,576(5)       --     750,987
 Affairs, General Counsel and
 Secretary

--------
(1) For fiscal year 2000, the data reflects the prorated amounts these executive officers received under predecessor companies' short-term incentive plan and our short-term incentive plan.

(2) Mr. Strigl's other annual compensation for 2000 and 2001 includes incremental costs for personal use of Verizon Communications' aircraft in the amount of $98,640 and $151,525, respectively.

(3) Mr. Strigl's grant reflects the dollar value of the one-time grant of restricted stock units based on the closing price of Verizon Communications common stock on the grant date, September 7, 2000. These units vest over a five-year period subject in part to meeting specified performance measures. Additional restricted stock units are received on each dividend payment date which are determined by dividing the dividend that would have been paid on the restricted stock units by the closing price of Verizon Communications common stock on the dividend declaration date. Mr. Strigl holds a total of 82,880 restricted stock units which had a dollar value of $3,933,469 based upon the closing price of Verizon Communications common stock on December 31, 2001. Mr. Langston's grant reflects the dollar value of a one-time grant of restricted stock units based on the closing price of Vodafone common stock on December 31, 2001. These units vest over a two-year period subject in part to meeting specified performance measures.

(4) Reflects non-qualified stock option grants made to Mr. Strigl in 2000 and 2001 to purchase Verizon Communications common stock.

(5) Reflects value appreciation rights granted under our long-term incentive plan in 2000 and 2001.

(6) For fiscal year 2001, includes payments of retention bonuses for Messrs. Strigl and McAdam in the amounts of $5,250,000 and $500,000, respectively. In addition, includes contributions by us to qualified plans for Messrs. Strigl, McAdam, Lynch and Tuller in the amounts of $20,400, $13,600, $20,400, and $20,400, respectively; contributions by us to non-qualified plans for Mr. McAdam, Lynch and Tuller in the amounts of $47,178, $78,768 and $61,595, respectively; contributions by Verizon Communications to Mr. Strigl under the non-qualified income deferral plan in the amount of $608,507; a contribution by Verizon Communications to Mr. Strigl of $137,758, which is the value of the benefit to Mr. Strigl of a company-paid split dollar life insurance premium, determined by projecting on an actuarial basis the benefit between payment of the premium and the termination of the policy; contributions by us to Messrs. Lynch and Tuller under the executive transition and retention retirement plan in the amounts of $154,244 and $122,100, respectively;

   and, for Mr. Langston, an expatriate allowance of $73,023 and an expatriate bonus of $95,977 and company contributions in the form of shares of Vodafone stock under the Vodafone profit sharing scheme with a value of $7,768.

(7) Mr. Langston was paid in UK pounds sterling. All amounts shown are in U.S. dollars at an exchange rate of (Pounds)1 = $1.4542, the reference exchange rate for December 31, 2001. Mr. Langston's secondment to us ended on April 1, 2002. Our new Vice President and Chief Financial Officer as of April 1, 2002 is Andrew N. Halford.

  Year 2001 Grants of Stock Options and Partnership Value Appreciation Rights

   The following tables describe grants of stock options or partnership value appreciation rights to each of our named executive officers for the year ending December 31, 2001 which have been granted to date.

                     Verizon Communications Stock Options

   Options to purchase Verizon Communications common stock were granted pursuant to the Verizon Communications long-term incentive plan, or its predecessor.

                                                                                   Potential Realizable Value
                                              % of Total                           at Assumed Annual Rates
                       Number of Securities Options Granted Exercise or                of Stock Price
                        Underlying Options  to Employees in Base Price  Expiration Appreciation for Option
Name                         Granted          Fiscal Year    ($/Share)     Date             Term
----                   -------------------- --------------- ----------- ---------- --------------------------
                                                                                       5%           10%
                                                                                    ----------   -----------
Dennis F. Strigl(1)...       245,300(2)           0.7%       $56.2200   01/10/2011 $8,762,900   $21,978,900

--------
(1) No partnership value appreciation rights have been granted to Mr. Strigl.
(2) One-third of the option became exercisable on January 11, 2002; an additional one-third of the option will become exercisable on January 11, 2003; and the balance will become exercisable on January 11, 2004.

   The potential realizable value is calculated based on the term of the option. It is calculated assuming that the fair market value of the common stock of Verizon Communications on the date of the grant appreciates at projected annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

   Verizon Communications' options generally vest as to one-third of the aggregate number of shares each year, commencing one year after the date of grant. These options include a reload feature which provides that, if an optionee exercises a stock option by delivering previously owned shares that are sufficient to pay the exercise price plus applicable tax withholdings, he or she will receive an additional stock option grant. The number of shares represented by that option will be equal to the number of previously owned shares surrendered in this transaction. This replacement stock option will be granted with an exercise price equal to the fair market value of the underlying stock on the date of grant and will become exercisable six months from the date of the grant.

                     Partnership Value Appreciation Rights

   Partnership value appreciation rights were granted pursuant to our long-term incentive plan and its predecessor plan, the Bell Atlantic NYNEX Mobile long-term incentive plan.

                          Number of                                       Potential Realizable
                          Securities   % of Total   Exercise                Value at Assumed
                          Underlying  VARs Granted   or Base             Annual Rates of Stock
                             VARs     to Employees  Price Per Expiration Price Appreciation for
Name                       Granted   in Fiscal Year  ($/VAR)     Date           VAR Term
----                      ---------- -------------- --------- ---------- ----------------------
                                                                             5%         10%
                                                                         ---------- -----------
Lowell C. McAdam(1)......  376,331        0.73%     $16.6900  10/15/2011 $3,950,064 $10,010,240
Richard J. Lynch(1)......  190,273        0.37%      16.6900  10/15/2011  1,997,153   5,061,178
S. Mark Tuller(1)........  173,964        0.34%      16.6900  10/15/2011  1,825,970   4,627,366

--------
(1) On October 15, 2001, Messrs. McAdam, Lynch and Tuller received grants under our long-term incentive plan. These grants vest in full on October 15, 2004.

   The potential realizable value is calculated based on the term of the partnership value appreciation right. It is calculated using the fair market value of the value appreciation right on the date of grant, which represents the most recent appraisal date and appreciates at projected annual rates compounded annually for the entire term of the value appreciation right and that the right is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

                       Vodafone Group Plc Stock Options

   Options to purchase Vodafone common stock were granted pursuant to the Vodafone Group 1998 Company Share Option Scheme.

                          Number of                                         Potential Realizable
                          Securities   % of Total                           Value at Assumed
                          Underlying Options Granted Exercise or            Annual Rates of Stock
                           Options   to Employees in Base Price  Expiration Price Appreciation for
Name                       Granted     Fiscal Year    ($/Share)     Date       Option Term
----                      ---------- --------------- ----------- ---------- ----------------------
                                                                               5%         10%
                                                                             --------    --------
Edward Langston(1).......  124,500        0.38%        $2.2040   07/02/2011 $172,566    $437,317

--------
(1) On July 2, 2001, Mr. Langston received a grant under Vodafone's 1998 company share option scheme. See "--Retirement and Other Plans--Vodafone Share Option Schemes."

   The potential realizable value is calculated based on the term of the option. It is calculated assuming that the fair market value of Vodafone common stock on the date of grant appreciates at projected annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

  Aggregate Exercise in Year 2001 and Year-End Values of Options and Our Value Appreciation Rights

   The following table provides information for the named executive officers regarding exercises of Verizon Communications options, partnership value appreciation rights and Vodafone options in 2001. Additionally, the table provides the value of unexercised options and value appreciation rights which have been based on the fair market value of the shares of common stock of Verizon Communications and Vodafone and on the value of the partnership appreciation rights on December 31, 2001, less the applicable exercise price.

                                                       Number of Unexercised     Value of Unexercised
                                                            Option/VARs          In-The-Money Options/
                                                        as of 12/31/01 (#)      VARs as of 12/31/01 ($)
                                                     ------------------------- -------------------------
                            Shares
                           Acquired
                          on Exercise Value Realized
Name                          (#)          ($)       Exercisable Unexercisable Exercisable Unexercisable
----                      ----------- -------------- ----------- ------------- ----------- -------------
Dennis F. Strigl(1)......    2,555        $9,300       285,602      773,159     $297,300    $1,828,000
Lowell C. McAdam(2)......       --            --            --      573,861           --            --
Edward Langston(3).......       --            --        11,700      613,900           --        41,746
Richard J. Lynch(2)......   40,576       520,996            --      316,408           --            --
S. Mark Tuller(2)........       --            --            --      288,540           --            --

--------
(1) Represents Verizon Communications options.
(2) Represents value appreciation rights granted pursuant to our long-term incentive plan.
(3) Represents Vodafone options.

  Retirement and Other Plans

  Verizon Communications Income Deferral Plan

   Mr. Strigl participates in the Verizon Communications income deferral plan. This plan is a nonqualified, unfunded, supplemental retirement and deferred compensation plan under which an individual account is maintained for each participant. The plan allows the participants to defer voluntarily a portion of their compensation and also provides retirement and other benefits through credits to the participant's account under the plan. Participants are allowed to defer up to 100% of their eligible compensation, which consists of:

  . a participant's base salary in excess of the Internal Revenue Code limit on compensation for qualified retirement plans, which was $170,000 in 2001; plus

  . all of the participant's annual incentive award under the Verizon Communications short-term incentive plan; plus

  . retention awards or other bonuses which the plan administrator determines are eligible for deferral.

   If a participant defers income through the plan, Verizon Communications provides a matching contribution equal to 100% of the first 4% of eligible salary and short-term incentive deferred and 50% of the next 2% of eligible salary and short-term incentive deferred. A matching contribution may also be made for the deferral of retention or other bonuses. The matching contribution rate is determined by the plan administrator. In addition, for the first 20 years of participation in the plan, Verizon Communications automatically makes retirement contributions to a participant's account equal to 32% of eligible base salary and bonus compensation, excluding retention awards and other special bonuses for this purpose. Thereafter, Verizon Communications makes retirement contributions equal to 7% of eligible base salary and bonus compensation. A participant becomes fully vested in both his or her matching deferral account and retirement contributions after completing three years of service or becoming eligible for retirement.

   Verizon Communications maintains an individual account for each participant in the income deferral plan. For 2001, Verizon Communications' matching and retirement contributions to Mr. Strigl's account was $608,507, and total matching and retirement contributions were $2,394,434.

  Verizon Wireless Executive Savings Plan

   Messrs. McAdam, Lynch and Tuller participate in the Verizon Wireless executive savings plan (formerly, the Bell Atlantic Mobile Executive Savings
Plan). The plan allows participants to defer voluntarily a portion of their compensation. Participants are allowed to defer:

  . all or a portion of a participant's base salary in excess of the Internal Revenue Code limit on compensation for qualified retirement plans, which was $170,000 in 2001, plus

  . all or a portion of the participant's annual incentive award under the Verizon Wireless short-term incentive plan.

   If a participant defers base salary through the plan, we provide a matching contribution generally equal to 100% of the first 6% of the participant's compensation contributed under the plan. This plan is a nonqualified, unfunded, supplemental retirement and deferred compensation plan under which up to five accounts are maintained for each participant, three of which are as follows:

  . supplemental employee contribution account--representing any before-tax contributions made by the participant under the plan;

  . supplemental fixed matching contribution account--representing contributions made by the partnership for each participant for whom a before-tax contribution amount was credited to the participant's supplemental employee contribution account. The matching contribution is generally equal to 100% of the participant's supplemental employee contribution, up to 6% of his or her compensation; and

  . supplemental profit sharing contribution account--representing an additional contribution made at the discretion of the partnership to all participants of the plan regardless of the amount of any supplemental employee contribution.

   The portion of Messrs. McAdam's, Lynch's and Tuller's accounts attributable to us as of December 31, 2001 was $47,178, $78,768, and $61,595 respectively.

  Bell Atlantic NYNEX Mobile Executive Transition and Retention Retirement Plan

   Messrs. Lynch and Tuller participate in the Bell Atlantic NYNEX Mobile executive transition and retention retirement plan. This plan is a non-qualified, unfunded supplemental retirement plan under which an individual account is maintained for each participant. Participants' accounts are fully vested at all times. Annually, an amount equal to 23% and 20%, respectively, of base salary and actual bonus under the Bell Atlantic Mobile short-term incentive plan is credited to the accounts of Messrs. Lynch and Tuller. Amounts are payable upon separation from service with us or any affiliated company, including amounts representing a full year of service even if the separation is effected before the end of that year. As of December 31, 2001, Messrs. Lynch's and Tuller's account balances were $808,957 and $630,996, respectively.


  Verizon Enterprises Management Pension Plan



   Mr. Lynch participated in the Verizon Enterprises Management Pension Plan. This is a non-contributory, tax-qualified pension plan that provides for distribution of benefits in a lump sum or an annuity, at the participant's election. Mr. Lynch's active participation in the plan ended on June 30, 1995. His accrued benefit of $2,827.72, expressed as a single life annuity payable at age 65, reflects service and pay history while employed by Bell Atlantic prior to July 1, 1995.


  Vodafone Group Pension Scheme

   Mr. Langston participates in the Vodafone Group pension scheme. This is a defined contribution funded unapproved retirement benefit scheme and is restricted by the UK Inland Revenue earnings limits.

  2000 Verizon Wireless Long-Term Incentive Plan

   Messrs. McAdam, Lynch and Tuller participate in the 2000 Verizon Wireless Long-Term Incentive Plan, pursuant to which they have been granted value appreciation rights. The plan also provides for the following awards: incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, deferred stock, dividend equivalents, performance awards, restricted stock awards, stock appreciation rights and other stock-based awards.

   The following individuals are eligible to receive awards under our plan, including value appreciation rights:

  .   our officers or officers of an affiliated company;

  .   other of our employees or employees of an affiliated company;

  . individuals whose services are leased or seconded to us or to an affiliated company; and

  . consultants who perform bona fide services for us or for an affiliated company.

   Unless the plan committee determines otherwise, the exercise price of each value appreciation right may generally not be less than the fair market value on the date of grant. Except as otherwise provided by the plan committee or otherwise provided in the plan, a value appreciation right will become fully exercisable on the third anniversary of the date of grant and will expire on the tenth anniversary of the date of grant, subject to earlier expiration as provided in the plan. In the sole discretion of the plan committee, in the event of our initial public offering or an initial public offering of any affiliated company which serves as a public offering vehicle representing our business, value appreciation rights outstanding on the effective date of the public offering may be converted into stock options to purchase the publicly traded common stock of us, or if different, the public offering vehicle. If value appreciation rights are converted, then, unless the plan committee specifies otherwise, such converted stock options will become exercisable according to the terms specified by the plan committee.

   The plan committee may provide in each participant's grant document the effect that a change in control of our company (as defined in the plan) will have on his or her grant. Our board of representatives may generally amend or terminate the plan at any time. The plan will terminate on the tenth anniversary of its effective date, unless our board of representatives terminates the plan earlier or extends it with approval of the stockholders.

  Vodafone Share Option Schemes

   Mr. Langston currently participates in three Vodafone share option schemes, which are long-term incentive plans that provide for the award of stock options. The Vodafone Group 1998 Company Share Option Scheme is approved by the UK Inland Revenue, while the Vodafone Group 1998 Executive Share Option Scheme and the Vodafone Group Plc Share Option Scheme are not so approved. Each scheme is administered at the discretion of the Vodafone Group Plc remuneration committee. Employees of Vodafone or a subsidiary who are not within two years of retirement are eligible to participate in the plans. Option grants are normally made within six weeks following the announcement of Vodafone's results on the London Stock Exchange for any financial period. Options granted under the plan are subject to performance conditions that are aimed to link the exercise of options to improvements in the financial performance of Vodafone. Subject to any performance conditions, options granted under the Vodafone Group 1998 Company Share Option Scheme and Vodafone Group 1998 Share Option Scheme are normally exercisable between three and ten years after their grant, while options granted under the Vodafone Group Plc Share Option Scheme are normally exercisable between three and seven years after their grant.

  Vodafone Group Long Term Incentive Plan

   Mr. Langston participates in the Vodafone Group Long Term Incentive Plan. Under this plan, an eligible employee is granted an award of Vodafone's ordinary shares which are transferred, together with any dividends on such shares, to the employee on a specified date if he or she remains employed by Vodafone through that date and Vodafone satisfies predetermined performance targets.

   Upon a change in control of Vodafone, the trustees of the plan will take whatever action they consider appropriate, including exercising their discretion to transfer any ordinary shares underlying an award.

  Vodafone Group Profit Sharing Scheme

   Mr. Langston participates in the Vodafone Group Profit Sharing Scheme. Under this plan, eligible employees can contribute up to 5% of their salary each month, up to a maximum of $1,002 per month, to enable trustees of the plan to purchase shares of Vodafone stock on their behalf, with an equivalent number of shares being purchased for the employee by Vodafone. As of December 31, 2001, Mr. Langston has contributed $7,768 of base salary to the plan and the value of the shares contributed by Vodafone is $7,768.

  Employment Arrangements

   Dennis F. Strigl. We have entered into an employment agreement with Mr. Strigl. Under the terms of the agreement, Mr. Strigl will receive a base salary of at least $750,000 (and, effective January 1, 2002, at least $800,000). In addition, the agreement provides Mr. Strigl with:

  . an opportunity to earn a performance-based cash bonus in accordance with our short-term incentive plan;

  .   an opportunity to earn equity awards under our long-term incentive plan;

  . a retention bonus since Mr. Strigl remained in our continuous employ through June 30, 2001 equal to the sum of 100% of his 2001 base salary, 50% of his 2001 short-term incentive opportunity and 100% of his 2001 long-term incentive opportunity;

  . a one-time grant of an option to purchase 400,000 shares of Verizon Communications common stock;

  . a one-time grant of 80,000 restricted stock units with respect to shares of Verizon Communications common stock, of which one-third of the units will vest over a five-year period from the grant date, one-third of the units will vest based on the growth of the annual revenues of Verizon Communications and one-third of the units will vest based on the growth of the earnings per share of Verizon Communications common stock; and

  .   other customary benefits and perquisites.

   Mr. Strigl's employment agreement has a three-year term effective July 1, 2000, but beginning on July 1, 2001 and on each day thereafter, the remaining term will be two years except as expressly modified by the parties in writing. Under the agreement, Mr. Strigl will be entitled to the following payments and benefits if we terminate Mr. Strigl's employment without cause or if Mr. Strigl terminates such employment for good reason, which includes the occurrence of a change in control as defined in the employment agreement:

  . a lump-sum cash payment equal to Mr. Strigl's base salary, 50% of his maximum short-term bonus opportunity and 100% of his long-term bonus opportunity for the remaining term of employment, reduced by any amounts payable under any severance plan or other arrangement that we or our subsidiaries, affiliates or portfolio companies sponsor;

  . a lump-sum cash payment equal to Mr. Strigl's retention bonus if the termination of employment occurs before June 30, 2001;

  . immediate vesting of any unvested stock options, exercisable up to the earlier of the fifth anniversary of the termination of employment or the expiration of the options;

  .   outplacement services; and

  .   continued benefits under a split dollar insurance program.

   If we experience a change in control and Mr. Strigl terminates his employment for good reason, as defined in his agreement, and receives the payments described above, he will also receive a gross-up payment to offset fully the effect of any excise tax imposed by Section 4999 of the Internal Revenue Code on any excess parachute payment.

   Under the agreement, Mr. Strigl agrees that during employment and for six months following termination of employment, he will not engage in business activities relating to products or services similar to those which were or will be sold to paying customers and for which he then has responsibility to plan, develop, manage, market or oversee or had any such responsibility within his most recent 24 months of employment with us, except any such business activity whose geographic marketing area does not overlap with that of us or our subsidiaries, affiliates or portfolio companies. Further, during employment and for one year following termination of employment, Mr. Strigl will not interfere with our business relations, including for example by soliciting employees, customers, agents, representatives or suppliers.

   Lowell C. McAdam, Richard J. Lynch and S. Mark Tuller. In April of 2000, we entered into employment agreements with Messrs. McAdam, Lynch and Tuller with the following base salaries $508,800, $367,500 and $336,000, respectively. In addition, the agreements provide each of these individuals with the opportunity to earn an annual performance-based cash bonus in accordance with the terms of the partnership's short-term incentive plan and to receive stock-based awards under the partnership's long-term incentive plan.

   In addition, Mr. McAdam is entitled to receive the following amounts under his previous employment agreement with Vodafone and his current retention agreement:

  .   $310,000 paid in April 2002;

  .   $620,000 payable upon the termination of the employment agreement; and

  .   $500,000 paid in October 2001 under his retention agreement.

   Each employment agreement has a three-year term effective May 1, 2000, but the term is automatically extended on a monthly basis except as expressly modified by the parties in writing. Under the agreements, each of Messrs. McAdam, Lynch and Tuller will be entitled to liquidated damages if we terminate their employment without cause or if the executive terminates such employment for good reason, as defined in the agreements, equal to:

  . 150% of their annualized base salary and short-term incentive target amount payable in 18 monthly installments;

  . continued participation in our health and dental insurance plans for 18 months following termination; and

  .   pro-rata vesting of any unvested long-term incentive awards.

   Further, if employment is terminated because it is not renewed, the executive will be entitled to liquidated damages equal to:

  . 100% of their annualized base salary and short-term incentive target amount payable in 12 monthly installments;

  . continued participation in our health and dental insurance plans for 12 months following termination; and

  . vesting of any unvested long-term incentive award in accordance with the terms of the governing plan documents.

   Under the agreements, the executives each agree that during employment and one year following termination of employment, he will not engage in business activities in the wireless communications industry within or adjacent to the partnership's geographic footprint relating to products or services similar to those of the partnership, including any products or services we or an affiliated company planned to offer. Further, during employment and the two years following termination of employment they agree not to interfere with our business relations, including for example by soliciting employees, customers, agents, representatives, suppliers or vendors under contract.

   Edward Langston. Mr. Langston is employed by the Vodafone Group and was seconded to us for a period of two years beginning on April 1, 2000. Under the terms of the arrangement, Mr. Langston received an annual base salary of $361,911 and was eligible for an annual bonus of $54,948. Mr. Langston was also entitled to specified perquisites, including an expatriate allowance of $54,948. Mr. Langston is paid in UK pounds sterling. All amounts mentioned above are in U.S. dollars at an exchange rate of (Pounds)1=$1.4542, the reference exchange rate for December 31, 2001. The arrangement requires each party to provide six months' notice in order to terminate the agreement.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   The following descriptions are summaries of the material terms of agreements to which we or certain related persons are a party. They may not contain all of the information that is important to you. To understand these agreements fully, you should carefully read each of the agreements, copies of which are available as described under "Where You Can Find More Information".

U.S. Wireless Alliance Agreement

  General

   On September 21, 1999, Bell Atlantic, now known as Verizon Communications, and Vodafone entered into a U.S. wireless alliance agreement to create a wireless business composed of both companies' U.S. wireless assets. For this purpose, Verizon Communications and Vodafone agreed to amend and restate the existing partnership agreement of Cellco Partnership, which had previously been owned solely by Verizon Communications and through which Verizon Communications operated its Bell Atlantic Mobile wireless business. Pursuant to the agreement, Vodafone and Verizon Communications transferred specific U.S. wireless assets and liabilities to us in exchange for partnership interests. The assets were conveyed in two stages. The first stage occurred in April 2000 and related to the transfer of specific wireless assets and liabilities of Vodafone and Verizon Communications' interest in PrimeCo and other assets to us. The second stage occurred in July 2000 and related to the transfer of specific wireless assets and liabilities that were acquired by Verizon Communications through Bell Atlantic's merger with GTE Corporation. After these contributions, Verizon Communications has an aggregate partnership interest equal to 55%, and Vodafone has an aggregate partnership interest equal to 45%.

  Indemnification

   The agreement, as amended, provides for customary indemnification of us by Verizon Communications and Vodafone. Specifically, subject to limitations including caps, deductibles and time limitations, it provides that Verizon Communications will indemnify us for any losses that may result from, arise out of or relate to:

   . any breach of the representations, warranties or covenants contained in the alliance agreement, other than those related to tax matters;

   . any claim, litigation or proceeding arising out of events or a cause of action which existed prior to April 3, 2000, in the case of claims relating to the Cellco assets, or prior to July 10, 2000, in the case of claims relating to the assets transferred to us by Verizon Communications, with the exception of PrimeCo assets and except to the extent the claims arise out of transactions contemplated by the alliance agreement;

   . liabilities that were not assumed by us relating to Cellco assets as of April 3, 2000; and

   . liabilities that were not assumed by us relating to the assets conveyed to the partnership by Verizon Communications as of July 10, 2000.

   Similarly, subject to similar limitations, Vodafone will indemnify us for any losses that may result from, arise out of or relate to:

   . any breach of the representations, warranties or covenants contained in the alliance agreement, other than those related to tax matters;

   . any claim, litigation or proceeding arising out of events or a cause of action which existed prior to April 3, 2000, in the case of claims relating to all assets transferred to us by Vodafone in the

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     first stage closing, or prior to July 10, 2000, in the case of claims relating to the assets transferred to us by Vodafone in the second stage closing, with the exception of PrimeCo assets and except to the extent the claims arise out of transactions contemplated by the alliance agreement;

   . liabilities that were not assumed by us relating to the assets conveyed to us by Vodafone as of April 3, 2000; and

   . liabilities that were not assumed by us relating to the assets conveyed to us by Vodafone as of July 10, 2000.

   The agreement also includes a tax indemnity by each partner to us with respect to any pre-closing income tax liability, although we are generally liable for pre-closing tax liabilities not involving income taxes.

   The agreement provides that we have to indemnify Verizon Communications and Vodafone for losses that may result from the liabilities that we have assumed or from events that occur after the applicable closing dates with respect to transferred assets.

   In connection with the alliance agreement, Verizon Communications, PrimeCo, GTE Wireless and Vodafone were required to dispose of various assets to eliminate overlapping networks. Our partners retain the cash proceeds of these dispositions. We agreed to sign an indemnity agreement in the form contemplated by the alliance agreement in connection with any disposition or acquisition made by Verizon Communications, including GTE Wireless, or Vodafone as a result of that requirement. Under these indemnity agreements, we will indemnify the seller for any losses it may incur as a result of indemnification it is required to provide in connection with those dispositions, unless the facts or circumstances triggering the losses were of the type that would be covered by the indemnity provided to us in the alliance agreement. In addition, those entities agreed to indemnify us for any losses arising out of assets purchased to the extent they receive reimbursement for those losses under indemnity rights in the purchase agreement.

Transition Services Agreement

   On April 3, 2000, we entered into a transition services agreement with Vodafone, pursuant to which each party would provide transition services and products, including computer and administrative services, to the other. The agreement provided that we would use commercially reasonable efforts to permit Vodafone's U.S. business to purchase goods and services under volume purchase agreements which we have negotiated in connection with the transition services. The agreement provided for a grace period of 120 days during which the parties would not charge each other for the provision of transition services, which expired on August 1, 2000. After the expiration of the grace period, the total compensation paid by a receiving party to a providing party would equal the providing party's total costs, which include all reasonable costs and expenses directly or indirectly incurred by the providing party in connection with the performance of the transition service. The agreement also contained customary representations, warranties and covenants as well as customary indemnification, remedies and confidentiality provisions. The agreement has terminated according to its terms.

Settlement Strategy Agreement

   Vodafone and Verizon Communications have entered into a settlement strategy agreement which sets out the principal terms upon which Vodafone and Verizon Communications intend to minimize the possibility of potential litigation and to pursue a settlement of any claims made or litigation commenced in connection with the alliance agreement. Pursuant to the agreement, we have full authority to obtain consents with respect to claimed rights of consent, rights of first refusal, put

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rights, default or similar claims made by a third party with respect to the assets conveyed pursuant to the alliance agreement. The parties contemplate that the resolution of third party rights with respect to a conveyed asset may result in a payment to the right holder, a sale by a party of the conveyed asset to the right holder and/or a purchase by a party of an additional ownership interest in the conveyed asset. All resulting liabilities and costs incurred after April 3, 2000 have been assumed by us.

Partnership Agreement

  Partnership Governance

   Our company is governed by a board of representatives that is comprised of four Verizon Communications representatives and three Vodafone representatives, so long as Verizon Communications and Vodafone each owns at least 20% of the partnership. Other than as described below, a majority of our board of representatives can make all decisions.

   The partnership agreement provides that the following matters require approval by at least two representatives of each of Verizon Communications and Vodafone so long as Vodafone and its included affiliates, as defined under "--Restrictions on Transfer", owns at least 20% of the partnership:

   . our engagement in any line of business or activity other than the business described below under "--Business of the Partnership" or any other business that is necessary, appropriate or incidental thereto;

   . our voluntary dissolution or liquidation or similar actions, or any action contrary to the preservation and maintenance of our existence, rights, franchises and privileges as a Delaware general partnership;

   . any acquisition or disposition or series of related acquisitions or dispositions of assets, net of liabilities, of the partnership, which in the aggregate have a fair market value in excess of 20% of the fair market value of all of our net assets on a consolidated basis;

   . transactions, other than transactions under some existing agreements, between us and a partner or an affiliate of the partner having a value in excess of amounts that range between $10.0 million and $25.0 million, depending on the type of transaction, or having a term in excess of five years;

   . the issuance by us of any partnership interests, or the admission of any partners to the partnership, other than issuances of partnership interests to, or the admission as a partner of members of the Verizon group, members of the Vodafone group or their respective permitted transferees in accordance with the provisions of the alliance agreement, the investment agreement or the partnership agreement;

   . mergers, consolidations or similar transactions other than acquisitions by us that do not involve the issuance of partnership interests as consideration and for which approval would not otherwise be needed by any other provision;

   . the redemption or repurchase by us of any partnership interests unless expressly permitted by the alliance agreement, the investment agreement or the partnership agreement;

   . any amendment or modification to the partnership agreement, except for any amendment or modification to the current distribution policy after it expires;

   . any capital contributions to us by any partner other than their initial capital contribution; and

   . the selection, or any decision to remove, our independent auditors if they are also the principal independent auditor for Verizon Communications.

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   As a result of provisions summarized above, Vodafone will have veto power over these significant actions.

   In addition, Vodafone has the right to appoint one of our significant officers so long as it holds at least 20% of our partnership interests. Mr. Halford, our Vice President and Chief Financial Officer, was selected by Vodafone.

Distributions


   The partnership agreement requires that we make certain distributions to our partners related to taxes. We are also required, subject to compliance with financial tests, including a 2.5 to 1 leverage ratio and 5 to 1 interest coverage ratio (unless less restrictive ratios are selected by officers of our company), to pay additional distributions to our partners in an amount equal to 70% of our pre-tax net income from continuing operations plus amortization expense related to the amortization of intangible assets arising out of transactions contemplated by the alliance agreement, to the extent this amount exceeds the tax distribution. We made distributions of $691 million in February 2001 and $862 million in August 2002. It is possible that we will make a supplemental distribution of approximately $112 million to our partners in 2002. We did not make scheduled distributions in August 2001 and February 2002 because the payments were limited by the 2.5 to 1 leverage ratio stipulated in the partnership agreement.


   This distribution policy applies until the earlier to occur of (1) April 3, 2005 and (2) the date when Vodafone and its included affiliates cease to own, directly or indirectly, at least 20% of all outstanding partnership interests.

   After the current distribution policy expires, we must continue tax distributions, and a new distribution policy is expected to be set that may provide for additional distributions above tax distributions. In making a decision on a new distribution policy, relevant factors, including our financial performance and capital requirements will be taken into account.

   Following any initial public offering of the common stock of Verizon Wireless Inc., we currently expect that the distribution policy will be revised to provide for distributions through July 2005 every six months in an amount equal to the greater of $600 million and an amount calculated so that Verizon Wireless Inc.'s pro rata share is sufficient to permit it to pay taxes on its share of our taxable income, without regard to any financial covenants. Verizon Wireless Inc.'s share of our taxable income following its initial public offering will be dependent upon a variety of factors in addition to its proportionate ownership of partnership interests. For example, Verizon Communications and Vodafone may choose a method of allocating depreciation and amortization deductions that would maximize the amount of deductions available to them. This would increase taxable income of Verizon Wireless Inc. and would also increase the aggregate amount that would be distributed by us as a tax distribution to all partners. Such increase could significantly reduce the amount of cash otherwise available to us for other purposes, including payment of interest and principal on the notes.

   As an exception to the general allocation and distribution provisions in the partnership agreement, the partnership agreement provides that if we dispose of an asset with a built-in gain for tax purposes contributed at the first stage closing in April 2000 or that was contributed to the partnership in the second stage closing in July 2000, in accordance with applicable tax rules the taxable gain recognized on the disposition of such asset to the extent of the remaining original built-in gain in existence at the time of disposition will be specially allocated to the contributing partner. The partnership agreement also provides for a special distribution, and a special allocation of income, to the contributing partner in respect of such built-in gain. Our partners currently contemplate that, prior to the completion of any initial public offering of Verizon Wireless Inc.'s common stock, they will revise the partnership agreement so that the effect of these provisions is to cause all partners to bear the economic cost of the

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tax liability on the remaining original built-in gain in existence at the time of disposition of the assets contributed at the first stage closing in April 2000 or that were contributed to the partnership in the second stage closing in July 2000, as and when, if ever, such assets are disposed of.

  Business of the Partnership

   Unless otherwise approved by Verizon Communications and Vodafone, the partnership agreement limits our business to the acquisition, ownership, operation and maintenance, with the goal of maximizing long-term value, of a wireless communications network that provides a full range of wireless voice and data services, including wireless Internet access and long-distance resale, throughout the United States to the extent that these services are commercially economic or are competitively necessary, as well as any business necessary, appropriate or incidental to that business.

  Non-competition

   The partnership agreement provides that no partner or affiliate of a partner may engage in the provision of mobile telecommunications services, whether directly or as a reseller, in the United States, but excluding Puerto Rico and its other possessions and territories, including mobile third generation services delivered over any wireless spectrum, other than through the partnership. These prohibitions generally do not restrict partners or their affiliates from the following:

   . fixed wireless local loop or wireless telecommunications businesses engaged in by a partner or its affiliates as an adjunct to its wireline service offering, fixed wireless high speed data services, fixed wireless video services and satellite communications services;

   . any wireless business opportunity that is rejected by our board of representatives so long as each of the representatives designated by that partner voted in favor of the partnership's pursuit of that business; provided that once that partner begins to pursue that business opportunity, the other partners may also do so;

   . any wireless activity engaged in by an entity in which a partner owns less than 40% of the total equity and with respect to which such partner does not have more than protective rights;

   . any investment in any entity to the extent that it does not exceed 10% of the equity of that entity except as a result of equity repurchases or recapitalizations;

   . any wireless business acquired by Verizon Communications or Vodafone, or their respective affiliates, as part of a larger business combination where the wireless business does not represent more than 40% of the total value of the acquired business;

   . any significant corporate transaction to which either Verizon
     Communications or Vodafone is a party and which results in a significant change in control of Verizon Communications or Vodafone;

   . a partner from owning or acquiring specified assets identified in the alliance agreement; or

   . a partner or any of its affiliates from selling the partnership's mobile telecommunications services (1) as an agent of the partnership or (2) on a "bundled" basis with wireline services, so long as the partner provides the partnership with the opportunity to purchase wireline services from the partner.

   The partnership agreement provides that the non-competition provisions terminate upon the earliest of (1) the date the partnership interest held by Verizon Communications and its affiliates decreases to less than 40%, (2) the date the partnership interest held by Vodafone and its included affiliates decreases to less than 20% and (3) July 10, 2005, subject to repeated one-year extensions so long as Vodafone and its included affiliates hold at least 25% of our outstanding partnership interests.

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   Other than the non-compete provisions described above, the partnership agreement does not limit the businesses or activities of any partner even if those businesses or activities are competitive with us. The agreement further states that if a partner or its affiliates, officers, directors or employees acquire knowledge of a corporate opportunity that may be an opportunity for both us and that partner, it will not have any obligation to transmit the opportunity to us and will have no liability for choosing to pursue the opportunity itself.

Restrictions on Transfer

   A partner generally does not have the right, directly or indirectly, to transfer any of the partnership interest held by that partner, other than the following permitted transfers:

   . Transfers in accordance with the alliance agreement and the investment agreement.

   . A partner does have the right, without the consent of the other partners, to transfer ownership of all or any part of its partnership interest to a wholly-owned subsidiary of the partner and to make transfers of 10% or more of its partnership interest, or up to three transfers totalling up to 10%, to any of its affiliates if 50% of the common equity and voting power in the affiliate is owned by the partner. Wholly-owned subsidiaries and these other affiliates who receive less than 10% of the partnership interests are referred to as "included affiliates." Verizon Communications, its subsidiaries and its affiliates that receive partnership interests in accordance with this paragraph are referred to as the Verizon Group, and Vodafone, its subsidiaries and affiliates who similarly receive partnership interests are referred to as the Vodafone group.

   . Any partner may generally transfer a 10% or greater partnership interest to any single person, subject to rights of first refusal held by each other partner, that, together with its wholly-owned subsidiaries, owns more than 20% of our partnership interests. Sales by Verizon Communications and its affiliates are not subject to this right of first refusal. However, so long as Vodafone holds at least 30% of our total outstanding partnership interests, then Vodafone will have an option, at a price that would include a 2% premium, to purchase any partnership interest which Verizon Communications intends to transfer if, as a result of the transfer, a third party would succeed to Verizon Communication's representative designation rights or Verizon Communications or the transferee becomes unable to report their earnings and results of operations with those of the partnership on a consolidated basis.

   Notwithstanding these exceptions, the partners may not sell partnership interests to specified major competitors of Verizon Communications or Vodafone.

   A transferee of an amount of partnership interests equal to at least 25% of our partnership interests from Vodafone and its wholly-owned subsidiaries is entitled, if so designated by Vodafone, to the rights of Vodafone contained in the partnership agreement and all references to Vodafone would then refer instead to the transferee. Any transferee of an amount of partnership interests equal to at least 20% of our partnership interests from Verizon Communications and its wholly-owned subsidiaries is entitled, if so designated by Verizon Communications, to the rights of Verizon Communications contained in the partnership agreement and all references to Verizon Communications would then refer instead to the transferee. Any transferee described in this paragraph is known as an "exit transferee," and any transfer to an exit transferee is subject to rights of first refusal as described above.

   The partnership agreement provides that defined instances of a "change in ownership" of a partner will be deemed to be a proposed transfer of the partnership interest to which some of the provisions relating to transfers of partnership interests will apply. Neither Verizon Communications'

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nor Vodafone's right to select representatives, or Vodafone's approval rights over significant decisions will be transferred to the new holder in the event of a change of control unless the holder is an exit transferee. A spin-off or split-off of an entity holding interests in us by Verizon Communications or Vodafone or their affiliates will not be considered a change in ownership if the partnership interests held by the entity constitute not more than 75% of the fair market value of the entity's assets.

  Potential Changes in Connection with any Initial Public Offering

   Verizon Communications and Vodafone have the right to make any changes to the partnership agreement and our structure that they wish, without your consent. In connection with a proposed initial public offering of Verizon Wireless Inc.'s common stock, they currently expect that Verizon Wireless Inc. will become our managing general partner and will control us, subject to veto rights held by our other partners that will be substantially similar to those described above. Verizon Communications will control Verizon Wireless Inc. through its ownership of high-vote stock and the ability to elect a majority of its directors, subject to veto rights held by Vodafone, which would also own high-vote stock. We expect that the various threshold ownership levels described above will be scaled downwards to reflect the dilutive effect to the partners of the admission of Verizon Wireless Inc. as a new partner and that they will be measured based on the total common stock outstanding of Verizon Wireless Inc., assuming exchange of all partnership interests for its common stock. The thresholds may adjust downwards to reflect further equity issuances by Verizon Wireless Inc. However, these changes may not be effectuated and there may be other changes to our structure, governance rights and distribution policy that could adversely affect your investment in our notes.

Secondment Agreement

   On April 3, 2000, Vodafone, Verizon Communications and our company entered into an employee secondment agreement, pursuant to which Vodafone agreed to second, or loan, approximately 14,000 of its employees to us through and including December 31, 2000 at which time they became our employees. During this period, the seconded employees were paid by Vodafone but performed services exclusively for us, which reimbursed Vodafone $657 million in 2000 for their salaries or wages and any relocation expenses.

Investment Agreement

   On April 3, 2000, we, Verizon Communications and Vodafone entered into an investment agreement.

  Vodafone's Put Right

   Phase I option

   The agreement permits Vodafone to require our company to repurchase from it and its included affiliates partnership interests at a price equal to their market value in July 2003 and/or July 2004. The aggregate amount that we are required to purchase upon exercise of this right may not exceed $10 billion.

   Phase II option

   The agreement permits Vodafone to require our company to repurchase from it and its included affiliates partnership interests at a price equal to their market value in July 2005, July 2006 and/or July 2007 in exchange for the consideration described below. The aggregate amount that we are required to purchase upon exercise of this right may not exceed $20 billion less the amount paid in connection with any exercises of the right described in the prior paragraph. In addition, no single exercise of the right may be for an amount in excess of $10 billion.

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   Market value will be determined on the date when the notice of exercise is sent. In determining the market value of Vodafone's interests, we will use an amount agreed to by Verizon Communications and Vodafone or, if they cannot agree, the amount determined by arbitrators. After an initial public offering, the market value will be determined by reference to the trading price of common stock of our managing general partner. The percentage of Vodafone's interest in the partnership to be sold, in connection with an exercise, shall be reduced to reflect accretion in the market value between the date of the notice and the date of settlement at a rate equal to LIBOR plus 1.0% for the first 30 days and LIBOR plus 2.0% thereafter less any distributions declared by Verizon Wireless and paid to Vodafone with respect to the interest being sold subsequent to the notice. In the event Vodafone seeks to exercise the option for an amount greater than its total ownership, we are required to pay it the value of all of its interests plus for the period between the date of notice and the date of settlement an amount equal to LIBOR plus 1.0% for the first 30 days and LIBOR plus 2.0% thereafter less any distribution declared by Verizon Wireless and paid to Vodafone with respect to the interest being sold subsequent to the notice.

  Verizon Communications' obligations

   Under the agreement, Verizon Communications has the right to obligate itself or its designee, rather than us, to purchase some or all of the interests covered by the options described above. However, even if Verizon Communications exercises this right, Vodafone has the option to require us to purchase up to $7.5 billion of interests in connection with the phase II option in the form of assumed debt or other consideration, as described below under "--Consideration to be paid upon exercise of the option." In addition, Verizon Communications is obligated to purchase interests that we fail to repurchase, but its liability for all these failures cannot exceed $5 billion for the phase I option or $10 billion for the phase II option less amounts paid in respect of the phase I option.

  Consideration to be paid upon exercise of the option

   Verizon Communications will have the right to deliver to Vodafone cash or, at Verizon Communications' option, shares of Verizon Communications common stock. Verizon Communications will be required to grant registration rights to Vodafone with respect to any of these shares of common stock.

   We will be required to pay cash. However, in connection with up to $7.5 billion of interests to be purchased pursuant to the phase II option, Vodafone may require us to assume debt of Vodafone or its designee, or incur debt and distribute the proceeds to Vodafone or its designee. The debt:

   . shall be provided by a third-party lender;

   . shall mature 10 years after the date of exercise of the option and not require any amortization of principal for at least eight years;

   . shall be redeemable at the partnership's option after eight years;

   . except as stated below, shall be nonrecourse to any existing or future partners of the partnership; and

   . may be guaranteed, at Vodafone's sole option, by Vodafone or its designee.

   We will not be permitted to make any prepayments, voluntarily take any action that would result in acceleration of the debt or waive any rights or provide any guarantee or similar credit enhancement for a period of eight years if the result would be to cause the debt to be allocated under Internal Revenue Code Section 752 to persons other than persons from which the assumed debt was assumed.

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   In lieu of requiring us to assume debt, Vodafone may elect to receive such amount pursuant to an alternative structure that would be more tax-efficient for it and would not have a material adverse effect on us. Vodafone will be required to reimburse Verizon Communications for any resulting postponement in the realization of tax benefits.

   We and Verizon Communications have also agreed to cooperate to change the above-described structure if an alternative structure would have more favorable tax consequences for Vodafone so long as we and Verizon Communications would not be adversely affected or would be indemnified for any losses caused by the change.

  Initial Public Offering

   The agreement prohibits any direct or indirect public offering of ownership interests in the partnership except issuances of stock by a newly created general partner as described below or in the form of a tracking stock or other shares of stock issued by Verizon Communications or Vodafone.

   Verizon Communications has the right at any time to monetize all or part of its investment in us by causing an initial public offering of our equity, and Vodafone has a similar right beginning in April 2003. The initial public offering would occur through the creation of a general partner that would issue the equity and transfer the proceeds to the selling holder in exchange for partnership interests. The initiating party is required to propose a structure that preserves our partnership status for tax purposes, does not make us or the public offering vehicle a registered investment company and does not modify in any material respect the allocation of governance or economic rights in us. The agreement provides that holders of partnership interests must be permitted to exchange their interests for shares of common stock of the initial public offering vehicle.

  Registration Rights

   Any new general partner formed as described above must grant registration rights to Verizon Communications and Vodafone requiring it to register shares of its common stock issued to them in exchange for partnership interests. It will be required to use best efforts to register under the Securities Act any of those shares of common stock for sale in accordance with the intended method of disposition, subject to customary deferral rights. Each holder will have an unlimited number of demand registration rights, but no demand may be made unless the shares to be registered have a market value on the demand date of at least $200 million. In addition, the holders will have the right to include their shares in other registrations of equity securities other than on Form S-4 or S-8, subject to customary cutback provisions, although Verizon Communications and Vodafone are cut back only after all other holders, including holders exercising their own demand rights, are cut back.

   In addition, the agreement provides that the partnership is required to pay all registration expenses, including all filing fees and other fees and expenses, other than underwriting discounts and commissions and the fees of counsel, accountants or other persons retained by the holders. The agreement also contains customary indemnification and contribution provisions.

Verizon Communications Intellectual Property Arrangements

  Patents

   Subsidiaries of Verizon Communications own various patents related to the provision of wireless services. Under a license agreement, the subsidiaries have granted us a perpetual, irrevocable, non- exclusive and non-transferable license to use some of these patents and related know-how in connection with the manufacture, sale and import of wireless telecommunications goods and services

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in the United States, its territories and possessions. We also have the right to sublicense this property to resellers, vendors, agents, distributors, exclusive dealers and similar persons. We are not required to pay any royalties for use of these patents.

   Pursuant to the alliance agreement, Verizon Communications will license or transfer to us its rights to GTE Wireless patents regarding the provision of wireless services used exclusively in GTE Wireless business in the United States.

  Trademarks and Domain Names

   Verizon Communications has licensed trademarks, service marks, tradenames and domain names to us. We are not required to pay any royalties or fees for use of these trademarks, service marks, tradenames and domain names. Most notably, Verizon Communications owns the "Verizon" and "Verizon Wireless" brand names and some service offering names. The license agreements grant non-exclusive, non-transferable licenses to use the trademarks, service marks, trade name and domain names in connection with the marketing, advertising, sale and provision of wireless communications goods and services in the United States, its territories and possessions. We also have the right to sublicense this intellectual property to resellers, vendors, agents, distributors, exclusive dealers and similar persons. The licenses include quality control standards governing our use of the intellectual property.

   The license to use the "Verizon" and "Verizon Wireless" brand names will expire 2 1/2 years after the first day an alternate brand is adopted or Verizon Communications ceases to own any interest in the partnership. Verizon Communications may also terminate upon breach or insolvency or upon our failure to perform any material obligations under the license. In addition, pursuant to the alliance agreement between Verizon Communications and Vodafone, we are required to change our brand name and discontinue the use of any trademarks owned by Verizon Communications at any time if we are directed to do so by Verizon Communications.

   The license to use some service offering marks will terminate on the date that Verizon Communications ceases to own any interest in the partnership. This license may also be terminated upon 30 days written notice in the event of the partnership's breach or insolvency.

   Pursuant to the alliance agreement, Verizon Communications will license or transfer to us its rights to various GTE Wireless trademarks, service marks, tradenames and other intellectual property regarding the provision of wireless services.

Vodafone Intellectual Property Arrangements

  Patents

   Vodafone Americas Asia, Inc., formerly AirTouch, has assigned various patents regarding the provision of wireless services outright to us or another subsidiary of Verizon Communications. We have granted back to AirTouch a royalty free, perpetual, non-exclusive worldwide license to the patents, with the right to sublicense them to third parties. We have agreed that we will not license or otherwise transfer the patents to Verizon Communications, including its other affiliates and subsidiaries, without AirTouch's prior written permission.

  Trademarks and Domain Names

   Vodafone Americas Asia, Inc., formerly AirTouch, has licensed trademarks, service marks, trade names and domain names to us. The license agreement grants a non-exclusive, non-transferable license to use the trademarks, service marks, trade names and domain names in connection with the

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marketing, advertising, sale and provision of wireless communications goods and services in the United States, its territories and possession. We also have the right to sublicense this intellectual property to resellers, agents, distributors, exclusive dealers and similar persons. We are not required to pay any royalties for use of this intellectual property. The license includes quality control standards governing our use of the property. The license agreement lasts until April 3, 2002, subject to earlier termination by us upon 30 days written notice, by AirTouch upon our insolvency or bankruptcy, or by one party upon the other party's material breach.

  Software License Agreement

   Vodafone Americas Asia, Inc., formerly AirTouch, has also irrevocably assigned and transferred to us some of its software and related rights. We have granted back to AirTouch a perpetual worldwide, irrevocable, royalty-free, non-exclusive transferable license to sell, use, copy and otherwise fully exploit the software.

Tower Arrangements

   We generally lease or pay a monthly fee for, rather than own or control, the tower space on which our antennas are located. Prior to the formation of the partnership, Bell Atlantic Mobile, GTE Wireless and Vodafone each entered into separate transactions with different tower management companies to sell or lease on a long-term basis the majority of their communications towers and related assets. In connection with each of these transactions, Bell Atlantic Mobile, GTE Wireless and Vodafone either entered into global leases for, or reserved antenna space on, each of the towers in exchange for a monthly rental or site maintenance payment. The tower companies are also required to build and manage future towers on which our antennas will be located. In two of the agreements, the tower company entered into a joint venture with one of our partners. Each of the tower monetization transactions with those joint ventures is summarized below:

  Bell Atlantic Mobile

   In March 1999, Bell Atlantic Mobile formed a joint venture with Crown Castle to own and operate approximately 1,500 towers, representing substantially all the towers then owned by Bell Atlantic Mobile. The joint venture is controlled and managed by Crown Castle, which owns a controlling interest of 58%, while a subsidiary of Verizon Communications owns a minority interest of 42%. Under the agreement, the joint venture is entitled to build and own the first 500 towers to be built for Bell Atlantic Mobile's wireless network after the date of the agreement. The joint venture leases antenna space on the original towers to us and will lease antenna space on any new towers, at monthly rates ranging from $1,585 to $2,325 per tower, with annual increases of 3% or the percentage increase in the consumer price index, whichever is greater.

  GTE Wireless

   In January 2000, GTE Wireless formed a joint venture with Crown Castle to own and operate approximately 2,300 towers, representing substantially all the towers then owned by GTE Wireless not including the towers purchased as part of the Ameritech properties acquisition. The joint venture is controlled and managed by Crown Castle which owns a controlling interest of 80.1%, while a subsidiary of Verizon Communications owns a minority interest of 19.9%. Under the agreement, the joint venture is entitled to build and own the first 500 towers to be built for GTE Wireless' network after the date of the agreement. The joint venture leases antenna space on the original towers to us and will lease antenna space on any new towers, at the monthly rate of $1,400 per tower, with annual increases of 4%. At the same time, GTE Wireless and Crown Castle also signed a letter agreement

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giving GTE Wireless the right to contribute up to 600 towers acquired as part of the acquisition of the Ameritech properties on substantially the same terms and conditions described above.

  Vodafone

   In August 1999, AirTouch Cellular signed a definitive agreement with American Tower Corporation for the sublease of all unused space on approximately 2,100 of its communications towers, in exchange for approximately $800 million plus a five-year warrant to purchase 3 million American Tower shares at $22 per share. In February 2000, AirTouch Cellular also signed a definitive agreement with SpectraSite Holdings, Inc. for the sublease of unused space on approximately 430 of its towers in exchange for $155 million. As of June 30, 2002, approximately 2,200 towers have been subleased, at the monthly rate of $2,000 per tower. Management believes that the remaining towers will not be subleased. The tower sublease agreements require monthly maintenance fees for the existing physical space used by our cellular equipment. Vodafone also entered into exclusive three-year build-to-suit agreements with American Tower and SpectraSite to produce new towers in strategic locations. The build-to-suit agreements were assumed by us upon the closing of the AirTouch Properties acquisition.

   Upon the formation of the partnership, Verizon Communications and Vodafone agreed that proceeds from tower monetization transactions entered into prior to April 3, 2000 are excluded from the assets of the partnership. The partners further agreed that they could cause us to enter into further tower monetization transactions with respect to towers contributed to us by such partners, excluding any towers previously used by PrimeCo. The proceeds from these transactions were to be excluded from the assets of the partnership if the transaction was entered into by April 3, 2001 and is consummated by April 3, 2003, although we would be liable for the financial obligations incurred in those transactions. In connection with any monetization transaction described above, Verizon Communications and Vodafone are required to ensure that we will have access to the towers and that the financial terms are similar to those in the existing arrangements. The partners also agreed to reimburse us for any costs incurred for assistance or services provided by us with respect to existing or future tower monetization transactions.

Financing Arrangements

   In connection with the alliance agreement, Verizon Communications and Vodafone contributed to us approximately $9.5 billion of debt, including $5.5 billion of intercompany obligations incurred by Verizon Communications subsidiaries and $4 billion from Vodafone.


   Existing intercompany loans and any additional intercompany loans that may be made to us to fund future debt financing requirements will be provided by Verizon Communications or its affiliates at interest rates and other terms that will be substantially equivalent to the interest rates and other terms that we would be able to obtain from third parties, including the public markets, without the benefit of a guaranty by Verizon Communications or any of its affiliates. As of June 30, 2002, the partnership had approximately $9.4 billion of outstanding indebtedness borrowed from affiliates of Verizon Communications at an average interest rate of 5.0%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Service."


   We had agreements with an entity owned by Verizon Communications and Vodafone that operated overlapping properties in Chicago, Houston and Richmond that we were required to dispose of pursuant to FCC regulations and which has since been sold. Pursuant to the agreements, we provided transition services and products and employee services and licensed trademarks and copyrighted materials. As of June 30, 2002, the entity has incurred charges and has an outstanding balance due of approximately $164 million and is incurring interest charges at a rate of 5.0% per annum on any of the unpaid amount.

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Other Services Provided to Verizon Communications

   Since our formation, we have provided tax services to Verizon Communications related to resolving tax disputes and controversies relating to periods prior to our formation. For the year ended December 31, 2001 we have charged Verizon Communications a total of $0.6 million for these services. Tax services provided to Verizon Communications were immaterial for the six months ended June 30, 2002.

   For the years ended December 31, 1999, 2000, 2001 and the six months ended June 30, 2002, in the normal course of business, we recorded revenues related to transactions with Verizon Communications affiliated companies of $26 million, $51 million, $39 million and $21 million, respectively.

Other Services Provided by Verizon Communications

  Direct Telecommunication and Data Processing

   We incurred direct telecommunication and data processing charges of $203 million, $272 million, $201 million and $156 million for the years ended December 31, 1999, 2000, 2001 and the six months ended June 30, 2002, respectively, for services provided by subsidiaries and affiliates of Verizon Communications including, but not limited to the following services: telephone, network interconnection, switching and directory assistance.

  General Services

   We have agreements with Verizon Communication subsidiaries and affiliates, primarily relating to former GTE entities, for the provision of general management and administrative services, including but not limited to payroll, accounts payable, legal management, tax, accounting, procurement, inventory management, real estate and information technology services. We incurred total charges of approximately $62 million, $142 million, $31 million and $13 million for the years ended December 31, 1999, 2000, 2001 and the six months ended June 30, 2002, respectively for general management and administrative services. Our need for these services has decreased as a result of the combination of the businesses that form Verizon Wireless, as many of these services were provided to GTE Wireless entities, which had less of a management infrastructure than we currently have.

  Billing Services

   We incurred charges of approximately $45 million and $49 million for the years ended December 31, 1999 and 2000, respectively, for bill preparation and printing services provided by a subsidiary of Verizon Communications. Effective January 2001, an independent third party provided all bill preparation and printing services for us.

  Roaming and Clearinghouse Services

   We incurred charges of approximately $24 million, $24 million, $62 million and $14 million for the years ended December 31, 1999, 2000, 2001 and the six months ended June 30, 2002, respectively, for roaming settlement, fraud detection and call clearinghouse services provided by GTE Telecommunications Services Incorporated, a subsidiary of Verizon Communications. In February 2002, that subsidiary was sold to an unrelated third-party.

   We have entered into a roaming agreement with a subsidiary of Verizon Communications to permit our subscribers to use its network in Puerto Rico, where we do not have a license to provide services, and to permit its subscribers to roam on our network. Under the agreement, we paid

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$0.5 million, $1.5 million, $0.9 million and $0.8 million for the years ended
December 31, 1999, 2000, 2001 and the six months ended June 30, 2002, and received $0.2 million, $1 million, $2.6 million and $0.5 million for the years ended 1999, 2000, 2001 and the six months ended June 30, 2002.

  Vehicle Leases

   We incurred charges of approximately $2 million, $2 million, and $0.9 million for the years ended December 31, 1999, 2000, and 2001, respectively, for leases for company vehicles from Verizon Credit Inc., formerly known as GTE Leasing Corporation, a subsidiary of Verizon Communications. The charges incurred for the six months ended June 30, 2002, were immaterial.

  Sales and Distribution Services

   We incurred charges of $6 million, $8 million, $5 million and $8 million for the years ended December 31, 1999, 2000, 2001 and the six months ended June 30, 2002, respectively, for commissions and other sales expenses related to the sale and distribution of our products and services by subsidiaries and affiliates of Verizon Communications.

  Lockbox Services

   We currently purchase lockbox services from Verizon Communications at market rates. For the years ended December 31, 1999, 2000, 2001 and the six months ended June 30, 2002, in the normal course of business, we made lockbox payments of $6 million, $5 million, $5 million and $4 million, respectively.

  Insurance

   We currently purchase property and casualty insurance from affiliates of Verizon Communications at market rates. For the years ended December 31, 1999, 2000, 2001 and the six months ended June 30, 2002, in the normal course of business, we paid $6 million, $4 million, $8 million and $0, respectively.

  Warranty Repairs

   We incurred charges of approximately $0.3 million and $1 million for the year ended December 31, 2001 and the six months ended June 30, 2002, respectively, for warranty repairs on cellular handsets provided by Verizon Logistics, a subsidiary of Verizon Communications.

  Construction of Cellsites

   We incurred capital expenditures of $26 million for the year ended December 31, 1999, for construction of cellsites from GTE Government Services. Beginning in 2000, the construction of cellsites was performed by an independent third party.

  Other Agreements

   In April 2002, Cellco Partnership sold all of its rights in eight A-block 10 Mhz Wireless Communications Service (WCS) licenses to an affiliate of Verizon Communications for a purchase price of $5 million.

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                                 OUR PARTNERS

   The following table sets forth information regarding beneficial ownership of our partnership interests held by:

   . each of our named executive officers;

   . each member of our board of representatives;

   . each holder of more than 5% of our outstanding partnership interests; and

   . all current representatives and executive officers as a group.

   To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power regarding all partnership interests.


                                                                         %
                                                                    Partnership
 Name and Address of Beneficial Owner                                Interest
 ------------------------------------                               -----------
 Verizon Communications Inc. (1)
  1095 Ave of the Americas
  New York, NY.....................................................    55.0%
 Vodafone Group Plc (2)
  The Courtyard
  2-4 London Road
  Newbury Berkshire
  RG14 1JX England.................................................    45.0%
 Ivan G. Seidenberg................................................      --
 Sir Christopher Gent..............................................      --
 Lawrence T. Babbio, Jr............................................      --
 Kenneth J. Hydon..................................................      --
 Tomas Isaksson....................................................      --
 Dennis F. Strigl..................................................      --
 Lowell C. McAdam..................................................      --
 Richard J. Lynch..................................................      --
 Andrew N. Halford.................................................      --
 S. Mark Tuller....................................................      --
 All officers and representatives as a group (11 persons)..........      --

--------
(1) Includes partnership interests held of record by the following subsidiaries of Verizon Communications: Bell Atlantic Cellular Holdings, L.P., NYNEX PCS Inc., PCSCO Partnership, GTE Wireless Incorporated, GTE Consumer Services Incorporated, GTE Wireless of Ohio Incorporated and GTE Wireless of the South Incorporated.
(2) Includes partnership interests held of record by the following subsidiaries of Vodafone: PCS Nucleus, L.P., JV Partnerco, LLC and AirTouch Paging.

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                             DESCRIPTION OF NOTES

General

   In this Description of Notes, "Verizon Wireless" and "we" refer only to Cellco Partnership, and any successor obligor on the notes, and not to any of its subsidiaries, "co-issuer" refers only to Verizon Wireless Capital LLC and any successor co-obligor on the notes, and "issuers" refers to both of them. You can find the definitions of certain terms used in this description under "--Certain Definitions." The issuers will issue the notes under an indenture between us and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee, dated as of December 1, 2001. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and in an unlimited number of series. The notes are issued in denominations of $1,000 and integral multiples of $1,000.

   The new notes being offered hereby are identical to the old notes of the applicable series, except for the absence of transfer restrictions, and will vote together with any old notes and be treated as part of the same series for all purposes under the indenture. References to "notes" below refer to both the old and new notes. Interest on the new notes will accrue from the most recent interest payment on the old notes for which they are exchanged or, if no interest has been paid, from the date of issuance of the old notes.

   The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

   The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Additional Notes of the Same Series

   Each series of notes is a separate series of securities under the indenture. We may issue additional notes under the indenture having the same terms in all respects as any series of the notes. The old notes and the new notes of that series and any additional notes would be treated as a single series for all purposes under the indenture and will vote together as one class on all matters.

Basic Terms of the Notes

  Floating Rate Notes due 2003

   General

   The floating rate notes

   . are unsecured and unsubordinated obligations of the issuers, ranking equally in right of payment with all existing and future unsecured and unsubordinated obligations of the issuers;

   . are not redeemable at issuers' option; and

   . will mature on December 17, 2003.

   Interest

   The issuers will pay interest on the floating rate notes quarterly in arrears on each March 17, June 17, September 17 and December 17, beginning March 17, 2002, each an interest payment date.

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   If any of the quarterly interest payment dates listed above falls on a day that is not a business day, the issuers will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. Interest on the notes will be computed on the basis of a 360-day year for the actual number of days elapsed.

   Interest on the floating rate notes will accrue from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an "interest period." The amount of accrued interest that the issuers will pay for any interest period can be calculated by multiplying the face amount of the notes by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. If the maturity date of the floating rate notes falls on a day that is not a business day, we will pay principal and interest on the next succeeding business day, but we will consider that payment as being made on the date that the payment was due to you. Accordingly, no interest will accrue on the payment for the period from and after the maturity date to the date we make the payment to you on the next succeeding business day. The interest payable by the issuers on a note on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the note is registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.

   When we use the term "business day" we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided that the day is also a London business day. "London business day" means any day on which dealings in United States dollars are transacted in the London interbank market.

   The interest rate on the floating rate notes will be calculated by the calculation agent appointed by the issuers and will be equal to LIBOR plus 0.4%. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an "interest reset date." The second business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

   "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

   (i) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that interest determination date. If no rate appears, then LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (ii) below.

  (ii) With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (i) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in

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       United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

   "Telerate Page 3750" means the display designated as "Page 3750" on Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

5.375% Notes due 2006

   General

   The 2006 notes

   . are unsecured and unsubordinated obligations of the issuers, ranking equally in right of payment with all existing and future unsecured and unsubordinated obligations of the issuers;

   . are redeemable at the issuers' option in whole or in part at any time as described under "--Optional Redemption";

   . will mature on December 15, 2006; and

   . bear interest at 5.375%, payable semiannually on each June 15 and December
     15, commencing June 15, 2002, to holders of record on the June 1 or December 1 immediately preceding the interest payment date.

   Interest

   Interest on the 2006 notes accrues from the most recent interest payment for which interest has been paid or duly provided for or, if no interest has been paid or duly provided, December 17, 2001. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any payment date falls on a day that is not a business day, the payment will be made on the next business day, but we will consider that payment as being made on the date that the payment was due to you. In that event, no interest will accrue on the amount payable for the period from and after the payment date. "Business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

  Paying Agent and Registrar

   The trustee will initially act as paying agent and registrar. The issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the issuers may act as paying agent or registrar.

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  Ranking of the Notes

   The notes are unsecured and unsubordinated obligations of the issuers, ranking equally in right of payment with all existing and future unsecured and unsubordinated obligations of the issuers, but are not guaranteed by any of our subsidiaries. Claims of creditors of subsidiaries other than the co-issuer, including trade creditors, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the notes. The notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our subsidiaries, other than the co-issuer. The indenture does not limit the incurrence of debt or other liabilities or preferred stock of our subsidiaries.

   The notes will also be effectively subordinated to all our existing and future secured debt, including sale/leaseback transactions, to the extent of the value of the assets securing that debt. Consequently, in the event of a default, foreclosure or bankruptcy, our secured creditors would have priority and the assets that serve as collateral would be available to satisfy their obligations before any payments could be made on the notes. In addition, while the indenture limits our ability to incur secured debt, the limitations are subject to significant exceptions. See "--Certain Covenants."

Optional Redemption

   The floating rate notes are not redeemable prior to their maturity.

   The 2006 notes are redeemable, in whole, at any time, or in part, from time to time, at the issuers' option upon not less than 30 nor more than 60 days' notice at a redemption price equal to the sum of:

   (1) 100% of the principal amount thereof, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date, plus

   (2) the Make-Whole Amount , if any.

   The term "Make-Whole Amount" means, in connection with any optional redemption of any 2006 note, the excess, if any, of:

   (1) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Treasury Rate (determined on the business day preceding the date of such redemption) plus 0.20%, from the respective dates on which such principal and interest would have been payable if such payment had not been made, over

   (2) the principal amount of the 2006 note being redeemed.

   "Treasury Rate" means, in connection with the calculation of any Make-Whole Amount with respect to any 2006 note, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled by and published in the most recent Statistical Release that has become publicly available at least two business days prior to the redemption date, equal to the then remaining maturity of the 2006 note being prepaid. If no Treasury security has a maturity that exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

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   "Statistical Release" means the statistical release designated "H.15(519)"
or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by us.

   If fewer than all of the notes of a particular series are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $1,000 principal amount and multiples thereof. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption will become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, holders will have no rights with respect to the notes except the right to receive the redemption price and any unpaid interest to the redemption date.

   In addition, we may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.

No Mandatory Redemption or Sinking Fund

   There will be no mandatory redemption or sinking fund payments for the notes.

Liens on Assets

   We will not, and will not permit any Subsidiary to, Incur any Secured Debt, without effectively providing concurrently with the Incurrence of the Secured Debt that the notes will be secured equally and ratably with, or prior to, such Secured Debt, unless, after giving effect to such Incurrence, the aggregate amount of all outstanding Secured Debt of Verizon Wireless and its Subsidiaries would not exceed 15% of Consolidated Net Tangible Assets.

   This restriction will not apply to, and there will be excluded from Secured Debt in any computation under this restriction, Debt secured by:

   (1) Liens on property, shares of capital stock or Debt of any person existing at the time such person becomes a Subsidiary; provided that the Liens were not granted in contemplation of that person becoming a Subsidiary;

   (2) Liens on property, shares of capital stock or Debt existing at the time of acquisition thereof by us or any Subsidiary; provided that the Liens were not granted in contemplation of that acquisition;

   (3) Liens on property, shares of capital stock or Debt created at the time of, or within 360 days after the acquisition or the completion of construction or improvement of such property, whichever is later, to secure or provide for the payment of all or any part of the purchase price or the cost of construction or improvement thereof; provided that

      (a) the amount secured does not exceed the purchase price or cost of construction or improvement; and

      (b) the Lien does not extend to any other property, shares or Debt other than the property, shares or Debt purchased, constructed or improved;

   (4) Liens in favor of us or any of our Subsidiaries;

   (5) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code;

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   (6) Liens existing on the Issue Date;

   (7) Liens incurred to finance the acquisition or construction of property in favor of any country or any of its political subdivisions; or

   (8) any extension, renewal, refunding or replacement of the foregoing; provided that the amount secured by the Lien is not increased and the Lien does not extend to any additional property or assets.

Consolidation, Merger or Sale

Verizon Wireless

   We may not merge or consolidate with another company or sell, transfer or lease all or substantially all of our properties to another company unless:

   (1) We are the continuing person or the successor person expressly assumes payment of principal, interest and any premium on the notes and performance and observance of all covenants and conditions in the indenture;

   (2) after giving effect to the transaction, there is no default under the indenture; and

   (3) if as a result of the transaction, our properties would become subject to a lien that would not be permitted by the asset lien restriction described above without equally and ratably securing the notes, we secure the notes equally and ratably with, or prior to, all indebtedness secured by those liens.

   In case we consolidate or merge into another person or convey, transfer or lease substantially all of our properties to another person, that person will be our successor, and we will be relieved of all obligations under the notes and the indenture.

Verizon Wireless Capital LLC

   The co-issuer may not consolidate with, merge with or into any person or permit any person to merge with or into the co-issuer unless:

   (1) concurrently therewith, a limited liability company Subsidiary of Verizon Wireless (which may be the co-issuer or the continuing person as a result of such transaction) expressly assumes all of the obligations of the co-issuer under the notes and the indenture; or

   (2) after giving effect to the transaction, at least one obligor on the notes is a limited liability company.

Events of Default, Notices, and Waiver

  Events of Default

   An "event of default" regarding the notes of a series is any one of the following events:

   (1) failure to pay interest on a note of a series for 90 days after payment is due;

   (2) failure to pay principal or any premium on any note of a series when due;

   (3) failure by the issuers to perform any other covenant relating to the notes of a series for 90 days after notice; and

   (4) certain events of bankruptcy, insolvency and reorganization of us.

   If an event of default for any series of notes occurs and continues, the trustee or the holders of at least 25% of the principal amount of the notes of the series may declare the entire principal of all the

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debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the notes of that series can rescind the declaration if the issuers have deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any applicable premium.

   The holders of more that 50% of the principal amount of any series of the notes, may, on behalf of the holders of all of the notes of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. We are required to file an annual certificate with the trustee stating whether we are in compliance with all of the conditions and covenants under the indenture.

Changes to the Indenture

   The indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding notes of each series affected by the change. However, the issuers may not change your principal, interest payment or premium terms, or the percentage required to change other terms of the indenture, without your consent, as well as the consent of others similarly affected. The issuers may enter into supplemental indentures for other specified purposes, including the creation of any new series of notes, without the consent of any holder of notes.

Rights and Duties of the Trustee

   Within 90 days after a default occurs, the trustee must notify the holders of the notes of the series of all defaults known to the trustee if the issuers have not remedied them (default is defined for this purpose to include the events of default specified above absent any grace periods or notice). If a default described in clause (3) under "Events of Default" occurs, the trustee will not give notice to the holders of the series until at least 60 days after the occurrence of that default. The trustee may withhold notice to the holders of the debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders.

   Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The trustee is not required to take any action permitted by the indenture at the request of holders of the notes, unless those holders protect the trustee against costs, expense and liabilities. The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially.

Defeasance

   The indenture permits the issuers to discharge or "defease" certain of their obligations on any series of notes at any time. Provided that the issuers satisfy the requirements contained in the indenture regarding defeasance, the issuers may defease the notes of any series by depositing with the trustee sufficient cash or government securities to pay all sums due on that series.

Registration of Transfer and Exchange

   Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC. See "--Book-Entry, Delivery and Form." Registration of transfer of notes in certificated form will be made at our office or agency maintained for that purpose, which will initially be the corporate trust office of the trustee in the Borough of Manhattan, The City of New York. Notes are exchangeable without charge, except reimbursement of taxes, if any.

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  Registration of Transfer

   Holders of notes may present their securities for registration of transfer at the office of one or more security registrars designated and maintained by the issuers.

   The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the issuers may require a holder to pay any taxes and fees required by law or permitted by the indenture. The issuers will not be required to register the transfer of, or exchange, notes under the following conditions:

    . The issuers will not be required to register the transfer of or exchange any notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption.

    . The issuers will not be required to register the transfer of or exchange any notes selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.

  Exchange

   The issuers may at any time exchange notes issued as one or more global notes for an equal principal amount of notes of the same series in certificated form. In this case the issuers will deliver to the holders new notes in certificated form in the same aggregate principal amount as the global securities being exchanged.

   Notwithstanding the above, the issuers will not be required to exchange any note if, as a result of the exchange, the issuers would or would reasonably be likely to suffer adverse consequences under any United States law or regulation.

Book-Entry, Delivery and Form

   Global Notes. The notes will be issued in the form of one or more registered notes in global form, without interest coupons. The notes will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of a nominee for DTC.

   Except as set forth below, the global note may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

   All interests in the global notes may be subject to the procedures and requirements of DTC.

  Book-Entry Procedures for the Global Notes

   The descriptions of the operations and procedures of DTC described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change from time to time. The issuers take no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

   DTC has advised us that it is:

    . a limited purpose trust company organized under the laws of the State of New York;

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    .  a "banking organization" within the meaning of the New York Banking Law;

    .  a member of the Federal Reserve System;

    . a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

    . a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

   DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and some other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

   The issuers expect that pursuant to procedures established by DTC:

    . upon deposit of each global note, DTC will credit the accounts of participants in DTC designated by the initial purchaser with an interest in the global note; and

    . ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

   The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

   So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

    . will not be entitled to have notes represented by the global note registered in their names;

    . will not receive or be entitled to receive physical delivery of certificated notes; and

    . will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

   Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note. The issuers understand that under existing industry practice, if the issuers request any action of holders of notes, or a holder that is an owner of a beneficial

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interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither the issuers nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

   Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those notes under the indenture. Under the terms of the indenture, the issuers and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither the issuers nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, additional interest, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

   Although DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither the issuers nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Notes

   If:

    . DTC notifies the issuers that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

    . the issuers execute and deliver to the trustee a company order to the effect that the global notes will be exchangeable,

the global note or notes will be exchangeable for notes in certificated form with the same terms and of an equal aggregate principal amount, in increments of $1,000. The certificated notes will be registered in the name or names as DTC instructs the trustee. The issuers expect that instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes. Upon the issuance of certificated notes, the trustee is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered.

   Neither the issuers nor the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related notes, and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued. In the case of notes in certificated form, the issuers will make payment of principal and any premium at the maturity of each note in immediately available funds

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upon presentation of the note at the corporate trust office of the trustee, or at any other place as the issuers may designate. Payment of interest on notes in certificated form due at maturity will be made to the person to whom payment of the principal of the note will be made. Payment of interest due on notes in certificated form other than at maturity will be made at the corporate trust office of the trustee or, at the issuers' option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register, except that a holder of $1,000,000 or more in aggregate principal amount of notes in certificated form may, at the issuers' option, be entitled to receive interest payments on any interest payment date other than at maturity by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the trustee at least 15 days prior to the interest payment date. Any wire instructions received by the trustee will remain in effect until revoked by the holder.

Non-Recourse

   Holders will have no recourse to any existing or future partners of Cellco Partnership.

Governing Law

   The indenture and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

   "Capital Lease Obligations" means all obligations required to be classified and accounted for as a capitalized lease under GAAP, and the amount of Debt represented by such obligation will be the capitalized amount thereof determined in accordance with GAAP.

   "Consolidated Net Tangible Assets" means, at any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Verizon Wireless and its Subsidiaries as the total assets of Verizon Wireless and its Subsidiaries, after deducting therefrom consolidated current liabilities of Verizon Wireless and its Subsidiaries (other than Partner Loans) and, to the extent otherwise included, the amounts (without duplication) of unamortized goodwill, patents, trademarks, service marks, trade names, copyrights, licenses and other intangible items.

   "Debt" means, with respect to any person, without duplication,

   (1) all indebtedness of such person and its Subsidiaries for borrowed money;

   (2) all obligations of such person and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments;

   (3) all Capital Lease Obligations of such person and its Subsidiaries; and

   (4) all Debt of other persons Guaranteed by such person (including by securing such Debt by a Lien on any asset of such person, whether or not such Debt is assumed by such person) to the extent so Guaranteed.

Reimbursement obligations in respect of letters of credit do not constitute
Debt.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

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   "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any other person; provided that the term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Incur" means, with respect to any Debt, to incur, create, issue, assume or Guarantee such Debt. If any person becomes a Subsidiary on any date after the Issue Date, the Debt of such person outstanding on such date will be deemed to have been Incurred by such person on such date.

   "Issue Date" means the first date on which the notes are originally issued under the indenture.

   "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof and including in connection with any Capital Lease Obligation.

   "Partner Loans" means any Debt of Verizon Wireless or any of its Subsidiaries that is borrowed from any partner in Verizon Wireless or any affiliate thereof.

   "Principal Property" means land, land improvement, building and associated office and switching equipment constituting an individual operating, warehouse, service or office facility that is located within the United States of America or its territories or possessions and owned and operated now or hereafter by us or any Subsidiary, the gross book value of which is equal to more than 1.0% of our Consolidated Net Tangible Assets on the applicable date of determination, other than any such property which our board of representatives (or any managing general partner that succeeds such board) determines is not of material importance to us and our Subsidiaries, taken as a whole. As of the Issue Date, we and our Subsidiaries do not own any Principal Property.

   "Restricted Subsidiary" means any Subsidiary that owns any Principal Property, and any Subsidiary that owns any shares of stock of such Subsidiary.

   "Secured Debt" means Debt that is secured by a Lien on any (i) Principal Property, (ii) shares of stock owned by us or a Restricted Subsidiary in a Restricted Subsidiary or (iii) Debt of a Restricted Subsidiary held by us or a Restricted Subsidiary (in each case whether owned on the Issue Date or thereafter acquired or created).

   "Subsidiary" means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof).

   "Voting Stock" means, with respect to any person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

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                              THE EXCHANGE OFFER

   In a registration rights agreement between the issuers and the initial purchasers of the old notes, the issuers agreed

   (1) to file a registration statement on or prior to 230 days after the closing of the offering of the old notes with respect to an offer to exchange the old notes of each series for a new issue of notes, with terms substantially the same as the old notes of that series but registered under the Securities Act, and

   (2) to use reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to 300 days after the closing of the old notes offering.

   The registration rights agreement provides that, in the event the issuers fail to file the registration statement within 230 days after the closing date, cause the registration statement to be declared effective within 300 days or consummate the exchange offer within 330 days, they will be required to pay additional interest on the old notes over and above the regular interest on the old notes. Once the issuers complete this exchange offer, the issuers will no longer be required to pay additional interest on the old notes.

Terms of the Exchange Offer; Period for Tendering Old Notes

   This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, the issuers will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

   When you tender old notes as provided below, the issuers' acceptance of the old notes will constitute a binding agreement between you and them upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

  . For each $1,000 principal amount of old notes surrendered in the exchange offer, the issuers will give you $1,000 principal amount of new notes of the same series.

  . The issuers will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that they first mail notice of the exchange offer to the holders of the old notes. The issuers are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to the old notes.

  .   The exchange offer expires at 5:00 p.m., New York City time, on         ,
      2002; provided, however, that the issuers, in their sole discretion, may extend the period of time for which the exchange offer is open. The term
      "expiration date" means         , 2002 or, if extended by the issuers,
      the latest time and date to which the exchange offer is extended.

  . As of the date of this prospectus, $1,500,000,000 in aggregate principal amount of the Floating Rate Notes Due 2003 and $2,500,000,000 in aggregate principal amount of the 5.375% Notes Due 2006 were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

  . The issuers' obligation to accept old notes for exchange in the exchange offer is subject to the conditions describes in the section called "Conditions to the Exchange Offer" below.

  . The issuers expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or

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      written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

  . The issuers expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that they have not yet accepted for exchange, at any time prior to the expiration date.

  . The issuers will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If they extend the expiration date, they will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which the issuers may choose to make any public announcement and subject to applicable law, they will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

  . Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

  . Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

  . The issuers intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  . By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to the issuers. See "--Resales of the New Notes."

  Important rules concerning the exchange offer

   You should note that:

  . All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by the issuers in their sole discretion, which determination shall be final and binding.

  . The issuers reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in their judgment or the judgment of their counsel, be unlawful.

  . The issuers also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless the issuers agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as they shall determine.

  . The issuers' interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

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  .   Neither the issuers, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

  What to submit and how

   If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Wachovia Bank, National Association at the address set forth below under "Exchange Agent" on or prior to the expiration date.

   In addition,

   (1) certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

   (2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

   (3) you must comply with the guaranteed delivery procedures described below.

   The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, the issuers recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to either issuer.

  How to sign your letter of transmittal and other documents

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

   (1) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

   (2) for the account of an eligible institution.

   If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

  . a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

  . a commercial bank or trust company having an office or correspondent in the United States

   If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

   If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by the issuers, proper evidence satisfactory to the issuers of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

   Once all of the conditions to the exchange offer are satisfied or waived, the issuers will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance and receipt of the old notes. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, the issuers' giving of oral or written notice of acceptance to the exchange agent will be considered their acceptance of the exchange offer.

   In all cases, the issuers will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

  .   certificates for old notes, or

  . a timely book-entry confirmation of transfer of old notes into the exchange agent's account at DTC using the book-entry transfer procedures described below, and

  .   a properly completed and duly executed letter of transmittal.

   If the issuers do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, the issuers will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that the issuers may enforce the agreement against that participant.

   Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under "--Exchange Agent" on or prior to the expiration date.

   If your old notes are held through DTC, you must complete a form called "Instructions to Registered Holder and/or Book-Entry Participant," which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and the issuers will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

   If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

   (1) the tender is made through an eligible institution,

   (2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

       .  the name and address of the holder of old notes

       .  the amount of old notes tendered

       . the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

   (3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

   You can withdraw your tender of old notes at any time on or prior to the expiration date.

   For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "Exchange Agent." Any notice of withdrawal must specify:

  .   the name of the person having tendered the old notes to be withdrawn,

  .   the old notes to be withdrawn

  .   the principal amount of the old notes to be withdrawn

  . if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder

  . if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution

  . if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

   Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by the issuers, and their determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

   If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

   Notwithstanding any other provisions of the exchange offer, the issuers will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if, at any time before the expiration date, the exchange offer would violate applicable law or any interpretation of the staff of the SEC.

   That condition is for the issuers' sole benefit and may be asserted by them regardless of the circumstances giving rise to that condition. Their failure at any time to exercise the foregoing rights shall not be considered a waiver by them of that right. The rights described in the prior paragraph are ongoing rights which the issuers may assert at any time and from time to time.

   In addition, the issuers will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

   Wachovia Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                  Deliver To:


                 By Registered or        By Overnight Delivery:
                  Certified Mail:            Wachovia Bank,
                  Wachovia Bank,          National Association
               National Association          Corporate Trust
                  Corporate Trust       Reorganization Department
             Reorganization Department    1525 West W.T. Harris
               1525 West W.T. Harris            Boulevard
                     Boulevard          Charlotte, North Carolina
             Charlotte, North Carolina         28262-1153
                    28288-1153              Attn: Marsha Rice
                 Attn: Marsha Rice
                                        Facsimile Transmissions:
              To Confirm by Telephone        (704) 590-7628
                or for Information:
                  (704) 590-7413


   Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

   The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our officers, regular employees and affiliates. The issuers will not pay any additional compensation to any of their officers and employees who engage in soliciting tenders. They will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.

However, they will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.


   The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by the issuers and are estimated in the aggregate to be $1 million.


Transfer Taxes

   Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the issuers to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

   Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

   However, any purchaser of old notes who is an "affiliate" of the issuers or who intends to participate in the exchange offer for the purpose of distributing the new notes

   (1) will not be able to rely on the interpretation of the staff of the SEC,

   (2) will not be able to tender its old notes in the exchange offer and

   (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

   By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

   (1) it is not an "affiliate" of either issuer;

   (2) any new notes to be received by it were acquired in the ordinary course of its business; and

   (3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the "distribution," within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired old notes for its own account as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes received in the exchange offer. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, the issuers are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

         MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

   The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account in the exchange offer, where such new notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. The issuers have agreed that, for a period of 90 days after the expiration date, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old
notes. In addition, until       , 2002, all dealers effecting transactions in
the new notes may be required to deliver a prospectus.

   The issuers will not receive any proceeds from any sale of new notes by broker-dealers.

   New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

  .   in the over-the-counter market

  .   in negotiated transactions

  .   through the writing of options on the new notes or

  .   a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

   Any resale may be made

  .   directly to purchasers or

  . to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

   Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 90 days after the expiration date, the issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. The issuers have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the notes offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Cellco Partnership as of and for the years ended December 31, 2000 and 2001 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Cellco partnership for the year ended December 31, 1999 included in this prospectus, except as they relate to GTE Wireless, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to GTE Wireless, by Arthur Andersen LLP, independent accountants, whose reports thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent accountants, given on the authority of such firms as experts in auditing and accounting.

   The combined balance sheet of Vodafone AirTouch Plc-U.S. Cellular and Paging Operations as of December 31, 1999 and the combined statements of operations, changes in stakeholder's equity and cash flows for the six months ended June 30, 1999 and the six months ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The combined financial statements of AirTouch Communications, Inc.--U.S. Cellular and Paging Operations as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of PrimeCo Personal Communications, L.P. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Chicago SMS Limited Partnership, CyberTel Cellular Telephone Company, CyberTel RSA Cellular Limited Partnership and Illinois SMSA Limited Partnership for the nine-month period ended September 30, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein.

   We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this prospectus as having certified the financial statements described above, as required by Section 7 of the Securities Act.

   Under Section 11(a)(4) of the Securities Act, if any audited financial statements included in a registration statement contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, an investor may sue the independent accountant who certified such financial statements only if such accountant has consented to being named as having certified such financial statements. Because Arthur Andersen has not provided its written consent, you will not be able to sue Arthur Andersen pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section will be limited as a result of the lack of consent.

                             CHANGE IN ACCOUNTANTS

   On March 29, 2001, Cellco Partnership dismissed PricewaterhouseCoopers LLP as its independent accountant. From June 16, 2000 through March 29, 2001, PricewaterhouseCoopers LLP and Deloitte & Touche LLP had both acted as joint independent accountants of our company. We determined, based upon the recommendation of our board, to dismiss one accountant. The reports of PricewaterhouseCoopers LLP on the consolidated financial statements of Cellco Partnership for the years ended December 31, 2000 and 1999 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits of Cellco Partnership during the two most recent years and through March 29, 2001, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the consolidated financial statements for such years.

                      WHERE YOU CAN FIND MORE INFORMATION

   The issuers have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the offering of the new notes. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the new notes in the registration statement. For further information with respect to the issuers and the new notes, you should examine the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                              Page
                                                                                              ----
                                        Cellco Partnership

Unaudited Interim Financial Statements
Condensed Consolidated Balance Sheets as of December 31, 2001 and June 30, 2002
  (Unaudited)................................................................................  F-3
Condensed Consolidated Statements of Operations and Comprehensive Income for the six
  months ended June 30, 2001 and 2002 (Unaudited)............................................  F-4
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2001 and
  2002 (Unaudited)...........................................................................  F-5
Notes to the Unaudited Condensed Consolidated Financial Statements...........................  F-6
Annual Financial Statements
Independent Auditors' Report................................................................. F-13
Report of Independent Accountants............................................................ F-14
Report of Independent Public Accountants..................................................... F-15
Consolidated Balance Sheets as of December 31, 2000 and 2001................................. F-16
Consolidated Statements of Operations and Comprehensive Income for the years ended
  December 31, 1999, 2000 and 2001........................................................... F-17
Consolidated Statements of Partners' Capital for the years ended December 31, 1999, 2000 and
  2001....................................................................................... F-18
Consolidated Statements of Cash Flows for the years ended December 31, 1999, 2000 and
  2001....................................................................................... F-19
Notes to Consolidated Financial Statements................................................... F-20

                    Vodafone AirTouch Plc U.S. Cellular and Paging Operations

Independent Auditors' Report................................................................. F-49
Report of Independent Accountants............................................................ F-50
Combined Balance Sheets as of December 31, 1998 and 1999 and March 31, 2000 (Unaudited)...... F-51
Combined Statements of Operations for the years ended December 31, 1997 and 1998, for the six months ended June 30, 1999 and December 31, 1999, and for the three months ended
  March 31, 1999 and 2000 (Unaudited)........................................................ F-52
Combined Statements of Changes in Stakeholder's Equity for the years ended December 31,
  1997 and 1998, for the six months ended June 30, 1999 and December 31, 1999, and for the three months ended March 31, 2000 (Unaudited).............................................. F-53
Combined Statements of Cash Flows for the years ended December 31, 1997 and 1998, for the six months ended June 30, 1999 and December 31, 1999, and for the three months ended
  March 31, 1999 and 2000 (Unaudited)........................................................ F-54
Notes to Combined Financial Statements....................................................... F-55

                              PrimeCo Personal Communications, L.P.

Report of Independent Accountants............................................................ F-67
Consolidated Balance Sheets as of December 31, 1998 and 1999, and as of March 31, 2000
  (Unaudited)................................................................................ F-68
Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000 (Unaudited)......................... F-69
Consolidated Statements of Partners' Capital for the years ended December 31, 1997, 1998 and
  1999 and for the three months ended March 31, 2000 (Unaudited)............................. F-70

                                                                                                Page
                                                                                                ----
Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000 (Unaudited)............................... F-71
Notes to Consolidated Financial Statements..................................................... F-72

                                 Chicago SMSA Limited Partnership
                                CyberTel Cellular Telephone Company
                             CyberTel RSA Cellular Limited Partnership
                                 Illinois SMSA Limited Partnership

Report of Independent Accountants.............................................................. F-79
Combined Statement of Operations for the period January 1, 1999 to September 30, 1999.......... F-80
Combined Statement of Partners' Capital for the period January 1, 1999 to September 30, 1999... F-81
Combined Statement of Cash Flow for the period January 1, 1999 to September 30, 1999........... F-82
Notes to Combined Financial Statements......................................................... F-83

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in Millions)

                                                                    December 31, June 30,
                                                                        2001       2002
                                                                    ------------ --------
                                                                         (Unaudited)
ASSETS
   Current assets
       Cash........................................................   $   198    $   131
       Accounts receivable, net of allowances of $288 and $304.....     1,858      1,670
       Unbilled revenue............................................       335        390
       Other receivables, net......................................       243        192
       Inventories, net............................................       615        387
       Prepaid expenses and other current assets...................       428        436
                                                                      -------    -------
          Total current assets.....................................     3,677      3,206
                                                                      -------    -------
   Property, plant and equipment, net..............................    15,966     16,830
   Cellular licenses, net..........................................    37,741     38,643
   Other intangibles, net..........................................     2,073      1,809
   Investments in unconsolidated entities..........................       222        224
   Deferred charges and other assets, net..........................       471        471
                                                                      -------    -------
          Total assets.............................................   $60,150    $61,183
                                                                      =======    =======
LIABILITIES AND PARTNERS' CAPITAL
   Current liabilities
       Short-term obligations, including current maturities........   $   458    $   463
       Due to affiliates...........................................     8,359      6,945
       Accounts payable and accrued liabilities....................     2,584      2,108
       Advance billings............................................       475        503
       Other current liabilities...................................        90        119
                                                                      -------    -------
          Total current liabilities................................    11,966     10,138
                                                                      -------    -------
   Long-term debt..................................................     4,099      4,088
   Due to affiliates...............................................     2,431      2,431
   Deferred tax liabilities, net...................................     2,424      4,081
   Other non-current liabilities...................................       320        331
                                                                      -------    -------
          Total liabilities........................................    21,240     21,069
                                                                      -------    -------
   Minority interests in consolidated entities.....................       365        423
   Partners' capital subject to redemption.........................    20,000     20,000
   Commitments and contingencies (see Note 7)
   Partners' capital
       Capital.....................................................    18,547     19,694
       Accumulated other comprehensive loss........................        (2)        (3)
                                                                      -------    -------
          Total partners' capital..................................    18,545     19,691
                                                                      -------    -------
          Total liabilities and partners' capital..................   $60,150    $61,183
                                                                      =======    =======

      See Notes to Unaudited Condensed Consolidated Financial Statements

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)


              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
                             COMPREHENSIVE INCOME
                                 (in Millions)



                                                                          For the Six
                                                                         Months Ended
                                                                           June 30,
                                                                        --------------
                                                                         2001    2002
                                                                        ------  ------
                                                                          (Unaudited)
OPERATING REVENUE
   Service revenues.................................................... $7,798  $8,421
   Equipment and other.................................................    632     691
                                                                        ------  ------
          Total operating revenue......................................  8,430   9,112
                                                                        ------  ------
OPERATING COSTS AND EXPENSES
   Cost of service (excluding depreciation and amortization
     related to network assets included below).........................  1,318   1,359
   Cost of equipment...................................................  1,130   1,214
   Selling, general and administrative.................................  3,096   3,395
   Depreciation and amortization.......................................  1,807   1,566
   Sales of assets, net................................................      2      (2)
                                                                        ------  ------
          Total operating costs and expenses...........................  7,353   7,532
                                                                        ------  ------
   Operating income....................................................  1,077   1,580
OTHER INCOME (EXPENSES)
   Interest expense, net...............................................   (324)   (294)
   Minority interests..................................................    (46)    (45)
   Equity in (loss) income of unconsolidated entities..................    (10)      8
   Other, net..........................................................     (7)      1
                                                                        ------  ------
   Income before provision for income taxes and cumulative
     effect of a change in accounting principle........................    690   1,250
   Provision for income taxes..........................................    (28)   (104)
                                                                        ------  ------
   Income before cumulative effect of a change in accounting principle.    662   1,146
   Cumulative effect of a change in accounting principle...............     (4)     --
                                                                        ------  ------
NET INCOME.............................................................    658   1,146
OTHER COMPREHENSIVE INCOME
   Unrealized gain (loss) on derivative financial instruments..........      2      (1)
                                                                        ------  ------
COMPREHENSIVE INCOME................................................... $  660  $1,145
                                                                        ======  ======



      See Notes to Unaudited Condensed Consolidated Financial Statements

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in Millions)

                                                                        For the Six Months Ended
                                                                               June 30,
                                                                        -----------------------
                                                                           2001         2002
                                                                        ----------   ---------
                                                                             (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.............................................................    $   658     $ 1,146
Add: Cumulative effect of a change in accounting principle.............          4          --
                                                                        ----------   ---------
Income before cumulative effect of a change in accounting principle....        662       1,146
Adjustments to reconcile income before cumulative effect of a change in accounting principle to net cash provided by operating activities:
   Depreciation and amortization.......................................      1,807       1,566
   Equity in loss (income) of unconsolidated entities..................         10          (8)
   Minority interests..................................................         46          45
   Net loss on disposal of property, plant and equipment...............          2           1
   Net gain on sale of investments.....................................         (2)         --
   Net gain on sale of other assets....................................         --          (3)
   Mark-to-market adjustment--financial instruments....................          2           1
   Changes in certain assets and liabilities (net of the effects of
     purchased and disposed businesses)................................       (979)        (22)
                                                                        ----------   ---------
       Net cash provided by operating activities.......................      1,548       2,726
                                                                        ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures...................................................     (2,462)     (2,060)
Proceeds from sale of property, plant and equipment....................         --           4
Acquisitions of businesses and licenses, net of cash acquired..........       (470)       (773)
Cellular licenses (deposit) refund.....................................     (1,625)      1,479
Distributions from unconsolidated entities.............................          1           6
Proceeds from sale of other assets.....................................          3           5
                                                                        ----------   ---------
       Net cash used in investing activities...........................     (4,553)     (1,339)
                                                                        ----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments to) affiliates.............................      3,108      (1,424)
Net change in short-term obligations...................................        (15)        (24)
Issuance of long-term debt.............................................        583          --
Repayment of long-term debt............................................         (1)         --
Distribution to partners...............................................       (691)         --
Contributions from minority investors..................................         --           6
Distribution to minority investors.....................................        (12)        (12)
                                                                        ----------   ---------
       Net cash provided by (used in) financing activities.............      2,972      (1,454)
                                                                        ----------   ---------
Decrease in cash.......................................................        (33)        (67)
Cash, beginning of period..............................................         87         198
                                                                        ----------   ---------
Cash, end of period....................................................    $    54     $   131
                                                                        ==========   =========

      See Notes to Unaudited Condensed Consolidated Financial Statements

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in Millions)


1.  Background and Basis of Presentation

   Cellco Partnership (the "Partnership"), doing business as Verizon Wireless, is the nation's leading provider of wireless communications. The Partnership provides wireless voice and data services and related equipment to consumers and business customers in its markets. The Partnership has the largest nationwide wireless network covering 49 of the 50 largest metropolitan areas and rural areas throughout the United States.

   These interim condensed consolidated financial statements are unaudited, but in the opinion of management, include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of financial position, results of operations and cash flows at the dates and for the interim periods shown. These interim financial statements should be read in conjunction with the consolidated financial statements and related notes of the Partnership for the year ended December 31, 2001. The consolidated results for interim periods are not necessarily indicative of results for the full year or any subsequent period.

   Certain reclassifications have been made to the 2001 consolidated financial statements to conform to the current year presentation.

2.  Cellular Licenses and Other Intangibles, Net

   The Partnership has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002. In conjunction with this adoption, the Partnership has reassessed the useful lives of previously recognized intangible assets. The Partnership's principal intangible assets are licenses, including licenses associated with equity method investments, that provide the Partnership with the exclusive right to utilize certain radio frequency spectrum to provide cellular communication services. While licenses are issued for only a fixed time, generally ten years, such licenses are subject to renewal by the Federal Communications Commission ("FCC"). Renewals of licenses have occurred routinely and at nominal cost. Moreover, the Partnership has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of the Partnership's cellular licenses. As a result, the cellular licenses will be treated as an indefinite life intangible asset under the provisions of SFAS No. 142 and will not be amortized but rather will be tested for impairment. The Partnership will reevaluate the useful life determination for cellular licenses each reporting period to determine whether events and circumstances continue to support an indefinite useful life.

   Previous business combinations have been for the purpose of acquiring existing licenses and related infrastructure to enable the Partnership to build out its existing nationwide network. The primary asset acquired in such combinations has been cellular licenses. In the allocation of the purchase price of these previous acquisitions, amounts classified as goodwill have related predominately to the expected synergies of placing the acquired licenses in the Partnership's national footprint. Further, in purchase accounting, the values assigned to both cellular licenses and goodwill were principally determined based on an allocation of the excess of the purchase price over the acquired net assets. The Partnership believes that the nature of our cellular licenses and related goodwill are fundamentally indistinguishable.

   In light of these considerations, on January 1, 2002 amounts previously classified as goodwill, approximately $7,958 for the year ended December 31, 2001, were reclassified into cellular licenses. Also, assembled workforce, previously included in other intangible assets, will no longer be

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

recognized separately from cellular licenses. Amounts for fiscal year 2001 have been reclassified to conform to the presentation adopted on January 1, 2002. In conjunction with this reclassification, and in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," the Partnership has recognized a deferred tax liability of approximately $1,627 related to the difference in the tax basis versus book basis of the cellular licenses. This reclassification, including the related impact on deferred taxes, had no impact on the results of operations of the Partnership. This reclassification and the methodology to be subsequently used to test cellular licenses for impairment under SFAS No. 142, as described in the next paragraph, have been reviewed with the staff of the Securities and Exchange Commission.

   When testing the carrying value of the cellular licenses for impairment, the Partnership will determine the fair value of the aggregated cellular licenses by subtracting from enterprise discounted cash flows the fair value of all of the other net tangible and intangible assets of the Partnership. If the fair value of the aggregated cellular licenses as determined above is less than the aggregated carrying amount of the licenses, an impairment will be recognized. Upon adoption of SFAS No. 142, a test for impairment was performed with no impairment recognized. Future tests for impairment will be performed at least annually and more often if events or circumstances warrant.

   Other intangibles, net, which primarily represent acquired customer lists, have a finite useful life of 3-7 years.

   The following table presents the adjusted net income that would have been recognized if the amortization expense associated with cellular licenses, including licenses associated with equity method investments, had been excluded in each period shown.

                                                              For the Six Months
                                                                   Ended
                                                                  June 30,
                                                              ------------------
                                                                2001      2002
                                                              ---------  ------
 Reported net income.........................................    $  658  $1,146
 Add: Cellular license amortization..........................       553      --
                                                              ---------  ------
 Adjusted net income.........................................    $1,211  $1,146
                                                              =========  ======

   The changes in the carrying amount of cellular licenses are as follows:

                                                           Cellular Licenses
                                                            Associated with
                                             Cellular        Equity Method
                                         Licenses, net (a)    Investments     Total
                                         ----------------- ----------------- -------
Balance, net, as of December 31, 2001...      $37,741            $168        $37,909
Cellular licenses acquired..............          714              --            714
Aggregate impairment losses recognized..           --              --             --
Other...................................          188              --            188
                                              -------            ----        -------
Balance as of June 30, 2002.............      $38,643            $168        $38,811
                                              =======            ====        =======

--------
(a) Interest costs of $25 and $16 were capitalized in cellular licenses during the year ended December 31, 2001 and the six months ended June 30, 2002, respectively.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   Other intangibles, net consist of the following:

                                                  December 31, June 30,
                                                      2001       2002
                                                  ------------ --------
         Customer lists (4-7 yrs.)...............    $3,349     $3,372
         Other (3-5 yrs.)........................         5          1
                                                     ------     ------
                                                      3,354      3,373
         Less: accumulated amortization (a)(b)...     1,281      1,564
                                                     ------     ------
         Other intangibles, net..................    $2,073     $1,809
                                                     ======     ======

--------
(a) Amortization expense for the six months ended June 30, 2001 and 2002 was $333 and $283, respectively.
(b) Based solely on the amortized intangible assets existing at June 30, 2002, the estimated amortization expense for the five succeeding fiscal years is as follows:

            For the year ended 12/31/02....................... $547
            For the year ended 12/31/03.......................  508
            For the year ended 12/31/04.......................  461
            For the year ended 12/31/05.......................  455
            For the year ended 12/31/06.......................  123

3.  Recently Issued Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This standard requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. The Partnership is required to adopt the standard effective January 1, 2003 with early adoption allowed. The Partnership is currently evaluating its long-lived assets retirement obligations in relation to the provisions of SFAS No. 143 to determine the impact, if any, on its future results of operations or financial position.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard re-addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It concludes that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The Partnership has adopted the standard effective January 1, 2002. The adoption of SFAS No. 144 has no material effect on the Partnership's results of operations or financial position.

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This standard rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and SFAS No. 64, " Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This standard amends SFAS No. 13, "Accounting for Leases," to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as such transactions. This standard also amends other existing

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

authoritative pronouncements to make various technical corrections. The Partnership will adopt the provision for rescission of SFAS No. 4, 44 & 64 effective January 1, 2003 and will apply the amendments to SFAS No. 13 to all transactions after May 15, 2002. All other provisions of the standard will be applied to financial statements issued after May 15, 2002. The Partnership does not expect the impact of the adoption of SFAS No. 145 to have a material effect on the Partnership's results of operations or financial position.

   In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This standard nullifies Emerging Issue Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This standard requires the recognition of a liability for a cost associated with an exit or disposal activity at the time the liability is incurred, rather than at the commitment date to exit a plan as required by EITF 94-3. The Partnership is required to adopt this standard for exit or disposal activities initiated after December 31, 2002 with early adoption allowed. The Partnership is currently evaluating the provisions of SFAS No. 146 to determine the impact, if any, on its future results of operations or financial position.

4.  Business Combinations

   In February 2002, the Partnership acquired certain Dobson Communications Corporation ("Dobson") wireless operations in California, Georgia, Ohio, Tennessee, and Arizona for approximately $552. Other acquisitions in the first six months of 2001 and 2002 consisted of various individually immaterial partnership interests and licenses. All of the acquisitions of businesses included in these amounts were accounted for under the purchase method of accounting with results of operations included in the consolidated statements of operations from the date of acquisition. Had the acquisitions of businesses been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Partnership's consolidated results of operations for each of the periods presented.

   The following table presents information about the Partnership's acquisitions for the six months ended June 30, 2001 and 2002:

                                                                                   Net
                                                                                Tangible
                               Acquisition Purchase  Cellular      Other         Assets
2001                              Date     Price (a) Licenses Intangibles (b) (Liabilities)
----                           ----------- --------- -------- --------------- -------------
Various.......................   various     $685      $657         $13            $15

2002
----
Dobson........................    2/2002     $552      $503         $19            $30
Various.......................   various      225       211           4             10

--------
(a) Purchase price includes cash, assumption of debt, as well as the fair value of assets exchanged, as applicable.
(b) The weighted average amortization period for other intangibles is 6 years.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


5.  Supplementary Financial Information

  Property, Plant and Equipment, Net:

                                                       December 31, June 30,
                                                           2001       2002
                                                       ------------ --------
    Land and improvements.............................   $    68    $    73
    Buildings (5-40 yrs.).............................     3,048      3,346
    Cellular plant equipment (4-15 yrs.)..............    19,465     21,098
    Rental equipment (1-3 yrs.).......................       196        193
    Furniture, fixtures and equipment (2-7 yrs.)......     2,599      2,667
    Leasehold improvements (5-10 yrs.)................       737        759
                                                         -------    -------
                                                          26,113     28,136
    Less: accumulated depreciation (b)................    10,147     11,306
                                                         -------    -------
    Property, plant and equipment, net (a)(c).........   $15,966    $16,830
                                                         =======    =======

--------
(a) Construction-in-progress included in certain of the classifications shown in property, plant and equipment, principally cellular plant equipment, amounted to $1,065 and $1,571 at December 31, 2001 and June 30, 2002, respectively.
(b) Depreciation expense for the six months ended June 30, 2001 and 2002 was $903 and $1,247, respectively.
(c) Interest costs of $84 and $22 and network engineering costs of $211 and $107 were capitalized during the year ended December 31, 2001 and the six months ended June 30, 2002, respectively.

  Supplementary Cash Flow Information:

                                                         For the Six Months
                                                          Ended June 30,
                                                         -----------------
                                                           2001     2002
                                                         --------  ------
      Cash paid for income taxes, net of refunds........   $   99    $ (1)
      Interest paid, net of amounts capitalized.........      299     293
      Supplemental investing and financing non-cash
        transactions:
         Equity contribution and conversion of
           affiliate payable............................    1,488      --
                                                         --------  ------
         Business combinations and other acquisitions:
             Cash paid..................................   $  470    $773
             Debt assumed...............................      215       4
                                                         --------  ------
                Fair value of assets acquired...........   $  685    $777
                                                         ========  ======

6.  Due to Affiliates

   Included in short-term due to affiliates at June 30, 2002 was approximately $7,000 of demand notes payable to Verizon Global Funding ("VGF"), a wholly-owned financing affiliate of Verizon Communications Inc. In the second quarter of 2002, the Partnership received a refund of approximately $1,479 from the FCC pertaining to the disputed wireless spectrum licenses (see Note 7). The refund was used to reduce the debt payable to VGF.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


7.  Commitments and Contingencies

   Under the terms of the U.S. Wireless Alliance Agreement, Vodafone Group Plc has the right to require the Partnership to purchase up to $20,000 of Vodafone's interest in the Partnership with up to $10,000 being redeemed in July 2003 or 2004 and the remainder in July 2005, 2006 or 2007. Accordingly, $20,000 of capital has been classified as redeemable on the accompanying condensed consolidated balance sheets.

   The Partnership is subject to a number of lawsuits and other claims including seeking class actions status, asserting antitrust, product liability, patent infringement, breach of contract, unfair competition, and other claims arising out of the conduct of the Partnership's business, including but not limited to customer relationships, partnership disputes, and the Partnership's relations with resellers and agents. The Partnership is also defending lawsuits filed against the Partnership and other participants in the wireless industry alleging various adverse effects as a result of wireless phone usage. Various consumer class action lawsuits allege that the Partnership breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. These matters may involve indemnification obligations by third parties and/or affiliated parties covering all or part of any potential damage awards against the Partnership and/or insurance coverage. Attorney Generals in a number of states also are investigating certain sales, marketing and advertising practices.

   All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate liability with respect to these matters at June 30, 2002 cannot be ascertained. The potential effect, if any, on the consolidated financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.

   On March 19, 2001, the Partnership awarded a three-year, approximately $5,000 supply contract to telecommunications equipment maker Lucent Technologies Inc. ("Lucent"). The contract will make Lucent the largest supplier of high-speed, high-capacity wireless infrastructure to the Partnership. Over the three-year contract, a minimum annual purchase threshold of $1,500 is required for the first two years only. As of June 2002, the remaining commitment was approximately $2,200.

  FCC Auction

   On January 29, 2001, the bidding phase of the FCC re-auction of 1.9 GHz C and F block broadband Personal Communications Service spectrum licenses, which began December 12, 2000, officially ended. The Partnership was the winning bidder for 113 licenses. The total price of these licenses was $8,781.

   There were no legal challenges to the Partnership's qualifications to acquire these licenses. However, most of the licenses that were reauctioned are the subject of pending litigation by the original licensees, NextWave Personal Communications Inc. and NextWave Power Partners Inc. (collectively "NextWave"), which have appealed to the federal courts the FCC's action canceling NextWave's licenses and reclaiming the spectrum. In a decision on June 22, 2001, the U.S. Court of Appeals for the D.C. Circuit ruled that the FCC was not allowed to repossess the NextWave licenses. The FCC subsequently reinstated NextWave's licenses, but on October 19, 2001, the FCC filed a petition to the U.S. Supreme Court to reverse the U.S. Court of Appeals for the D.C. Circuit's decision. In early March 2002, the U.S. Supreme Court granted the FCC petition and agreed to hear the appeal.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


The Supreme Court heard oral argument on October 8, 2002, with a decision expected in early 2003. Substantially all of the Partnership's $8,781 license cost relates to the licenses subject to NextWave's appeal. On March 27, 2002, the FCC announced that it would refund 85% of the down payments bidders made for disputed wireless spectrum licenses. The Partnership made down payments totaling $1,822 of which, approximately $1,479 was subsequently received on April 29, 2002 in conjunction with the refund.


   In April 2002, the Partnership filed with the D.C. Circuit an appeal of the FCC's March 2002 administrative determination that the Partnership continues to be bound by the results of the re-auction. At that time the Partnership also filed a complaint in the U.S. Court of Federal Claims against the United States government seeking both a declaration that the Partnership has no further performance obligations with respect to the re-auction and money damages. Both of these matters are pending.


   In September 2002, the FCC issued a notice requesting comment on proposals that would let winning bidders receive full repayment of their deposits and opt-out of their winning bids. The proposals are subject to comment and may not be enacted.


  Proposed Acquisition

   During the fourth quarter of 2000, the Partnership agreed to acquire the wireless business of Price Communications Corp. ("Price") in exchange for Verizon Wireless stock and the repayment by the Partnership of net debt of Price. The transaction was conditioned upon completion of a Verizon Wireless initial public offering. The agreement permitted either party to terminate the agreement if the closing did not occur by September 30, 2001. Because that deadline was not met, the Partnership began discussing alternative forms of consideration and other terms with Price for acquiring Price's wireless business.

   On December 18, 2001, the Partnership and Price agreed to combine substantially all the assets of the business operations of Price Communications Wireless, Inc. and certain assets of the Partnership, in a transaction valued at $1,700, including $550 in net debt that will be assumed or redeemed. Under the terms of the transaction, Price Communications Wireless, Inc. and the Partnership will form a limited partnership, which will be controlled and managed by the Partnership, consisting of substantially all the assets of Price's wireless operations and certain assets of the Partnership. Price's partnership interest will be exchangeable into Verizon Wireless stock, if public, or Verizon Communications stock, subject to several conditions. The deal will expand the Partnership's footprint in the Southeastern U.S. On July 23, 2002, Price shareholders approved the transaction at their annual meeting of the shareholders. The transaction closed on August 15, 2002.

8.  Subsequent Event


   In accordance with the terms of the partnership agreement, in August 2002, the Partnership made an $862 distribution to its partners. It is possible that the Partnership will make a supplemental distribution of approximately $112 to the partners in 2002.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Representatives and Partners of Cellco Partnership d/b/a Verizon Wireless

   We have audited the accompanying consolidated balance sheets of Cellco Partnership d/b/a Verizon Wireless (the "Partnership") as of December 31, 2000 and 2001, and the related consolidated statements of operations and comprehensive income, partners' capital, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 8 to the consolidated financial statements, in 2001 the Partnership adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

/s/  Deloitte & Touche LLP
New York, New York

March 7, 2002 (April 24, 2002 as to
Recently Issued Accounting
Pronouncements described in Note 2)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners and Board of Directors
of Cellco Partnership

   We have audited the accompanying consolidated statements of operations and comprehensive income, of cash flows and of partners' capital of Cellco Partnership, (formerly known as Bell Atlantic Mobile now doing business as Verizon Wireless) (the "Partnership") for the year ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of GTE Wireless Incorporated and its land-based wireless subsidiaries and affiliates ("GTEW"), a wholly-owned subsidiary of GTE Corporation, which statements reflect total revenues of $3,582 million for the year ended December 31, 1999. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for GTEW, is based solely on the report of the other auditors.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Partnership for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

   As described in Note 1, the accompanying financial statements give retroactive effect to the contribution by Verizon Communications of GTEW to the Partnership in a manner similar to the pooling of interests method of accounting under APB 16.

/s/  PricewaterhouseCoopers LLP
New York, New York

January 20, 2000, except as
to the as if pooling of interests
with GTEW discussed in Note 1
which is as of August 14, 2000

                 THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED
                 ARTHUR ANDERSEN, LLP REPORT AND HAS NOT
                 BEEN RE-ISSUED BY ARTHUR ANDERSEN, LLP


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To GTE Wireless Incorporated:

   We have audited the consolidated statements of operations, changes in stockholder's equity, and cash flows of GTE Wireless Incorporated and its land-based wireless subsidiaries (a Delaware corporation) for the year ended December 31, 1999 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above (not presented herein) present fairly, in all material respects, the consolidated results of GTE Wireless Incorporated and its land-based wireless subsidiaries operations and their cash flows for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/  Arthur Andersen LLP
Atlanta, Georgia
July 17, 2000

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                          CONSOLIDATED BALANCE SHEETS
                                 (in Millions)

                                                                       As of December 31,
                                                                       -------------------
                                                                         2000      2001
                                                                       --------- ---------
ASSETS
Current assets
   Cash...............................................................   $    87   $   198
   Accounts receivable, net of allowances of
     $198 and $324 in 2000 and 2001, respectively.....................     1,349     1,811
   Unbilled revenue...................................................       390       335
   Other receivables..................................................       378       293
   Inventories, net...................................................       604       615
   Note receivable--affiliate.........................................        68        --
   Prepaid expenses and other current assets..........................       110       425
                                                                       --------- ---------
       Total current assets...........................................     2,986     3,677
                                                                       --------- ---------
Property, plant and equipment, net....................................    12,772    15,966
Deferred cellular licenses, goodwill and other intangibles, net.......    39,233    39,811
Investments in unconsolidated entities................................        70       222
Deferred charges and other assets, net................................       434       474
                                                                       --------- ---------
       Total assets...................................................   $55,495   $60,150
                                                                       ========= =========
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
   Short-term obligations, including current maturities...............   $    31   $   458
   Due to affiliates..................................................     5,873     8,359
   Accounts payable and accrued liabilities...........................     2,649     2,584
   Advance billings...................................................       363       475
   Other current liabilities..........................................       114        90
                                                                       --------- ---------
       Total current liabilities......................................     9,030    11,966
                                                                       --------- ---------
Long-term debt........................................................     4,657     4,099
Due to affiliates.....................................................     2,431     2,431
Deferred tax liabilities, net.........................................     2,388     2,424
Other non-current liabilities.........................................       160       320
                                                                       --------- ---------
       Total liabilities..............................................    18,666    21,240
                                                                       --------- ---------
Minority interests in consolidated entities...........................       354       365
Partner's capital subject to redemption...............................    20,000    20,000
Commitments and contingencies (see Note 15)
Partners' capital.....................................................    16,475    18,545
                                                                       --------- ---------
       Total liabilities and partners' capital........................   $55,495   $60,150
                                                                       ========= =========

                See Notes to Consolidated Financial Statements

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                             COMPREHENSIVE INCOME
                                 (in Millions)


                                                                               For the years ended
                                                                                  December 31,
                                                                            ------------------------
                                                                             1999     2000     2001
                                                                            ------  -------  -------
OPERATING REVENUE
   Service revenues........................................................ $6,967  $13,000   16,011
   Equipment and other.....................................................    692    1,222    1,382
                                                                            ------  -------  -------
       Total operating revenue.............................................  7,659   14,222   17,393
                                                                            ------  -------  -------
OPERATING COSTS AND EXPENSES
   Cost of service (excluding depreciation and amortization related to
     network assets included below)........................................  1,578    2,398    2,651
   Cost of equipment.......................................................    935    2,023    2,434
   Selling, general and administrative.....................................  2,665    5,505    6,525
   Depreciation and amortization...........................................  1,105    2,897    3,709
   Sales of assets, net....................................................      8     (859)       9
                                                                            ------  -------  -------
       Total operating costs and expenses..................................  6,291   11,964   15,328
                                                                            ------  -------  -------
   Operating income........................................................  1,368    2,258    2,065
OTHER INCOME (EXPENSES)
   Interest expense, net...................................................   (164)    (507)    (642)
   Minority interests......................................................    (76)    (136)     (60)
   Equity in (loss) income of unconsolidated entities......................     (2)      57        6
   Other, net..............................................................     12        5       (3)
                                                                            ------  -------  -------
   Income before provision for income taxes and cumulative effect of a
     change in accounting principle........................................  1,138    1,677    1,366
   Provision for income taxes..............................................   (206)    (149)     (62)
                                                                            ------  -------  -------
   Income before cumulative effect of a change in accounting principle.....    932    1,528    1,304
   Cumulative effect of a change in accounting principle...................     --       --       (4)
                                                                            ------  -------  -------
NET INCOME.................................................................    932    1,528    1,300
                                                                            ------  -------  -------
OTHER COMPREHENSIVE INCOME (LOSS)
   Unrealized loss on derivative financial instruments.....................     --       --       (2)
                                                                            ------  -------  -------
COMPREHENSIVE INCOME....................................................... $  932  $ 1,528  $ 1,298
                                                                            ======  =======  =======


                See Notes to Consolidated Financial Statements

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (in Millions)

Partners' capital at January 1, 1999....................................... $ 6,126
   Net income..............................................................     932
   Contributions from partners, net........................................     267
   Other adjustments.......................................................      15
                                                                            -------
Partners' capital at December 31, 1999.....................................   7,340
   Net income..............................................................   1,528
   Partnership interests issued in connection with Vodafone acquisition....   8,000
   Distribution to partners, net...........................................    (393)
                                                                            -------
Partners' capital at December 31, 2000.....................................  16,475
   Net income..............................................................   1,300
   Contributions from partners, net........................................     772
   Accumulated other comprehensive loss....................................      (2)
                                                                            -------
Partners' capital at December 31, 2001..................................... $18,545
                                                                            =======



                See Notes to Consolidated Financial Statements

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in Millions)

                                                                                                      For the Years Ended
                                                                                                          December 31,
                                                                                                   -------------------------
                                                                                                     1999     2000     2001
                                                                                                   -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income..................................................................................... $   932  $ 1,528  $ 1,300
   Add: Cumulative effect of a change in accounting principle.....................................      --       --        4
                                                                                                   -------  -------  -------
   Income before cumulative effect of a change in accounting principle............................     932    1,528    1,304
   Adjustments to reconcile income before cumulative effect of a change in accounting principle to net cash provided by operating activities:
      Depreciation and amortization...............................................................   1,105    2,897    3,709
      Provision for losses on accounts receivable, net of recoveries..............................     157      470      649
      Provision for deferred income taxes.........................................................      81      (61)     (49)
      Equity in loss (income) of unconsolidated entities..........................................       2      (57)      (6)
      Minority interests..........................................................................      76      136       60
      Net loss on disposal of property, plant and equipment.......................................       8       11        9
      Net loss (gain) on sale of other assets.....................................................       5     (850)      --
      Mark-to-market adjustment--financial instruments............................................      --       --        4
      Changes in certain assets and liabilities (net of the effects of purchased and disposed businesses):
         Unbilled revenue and receivables, net....................................................    (264)    (791)    (978)
         Inventories, net.........................................................................     (62)    (251)     (19)
         Prepaid expenses and other current assets................................................     (38)       1     (207)
         Deferred charges and other assets........................................................      --       71      (23)
         Accounts payable and accrued liabilities.................................................     115      173      (61)
         Other current liabilities................................................................     (21)      38       86
         Other operating activities, net..........................................................      71      (39)       3
                                                                                                   -------  -------  -------
            Net cash provided by operating activities.............................................   2,167    3,276    4,481
                                                                                                   -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures...........................................................................  (1,537)  (4,908)  (5,006)
   Proceeds from sale of property, plant and equipment............................................       4       21       --
   Acquisitions of businesses and licenses, net of cash acquired..................................  (3,767)  (1,620)    (626)
   Cellular licenses deposit and payment..........................................................      --     (131)  (1,691)
   Investments in and contributions to unconsolidated entities....................................      (9)     (46)      --
   Distributions from unconsolidated entities.....................................................      89       65        9
   Purchase of minority interests.................................................................      (8)    (209)      --
   Proceeds from sale of other assets.............................................................      13    1,298        3
   Other investing activities, net................................................................     (31)      --       --
                                                                                                   -------  -------  -------
            Net cash used in investing activities.................................................  (5,246)  (5,530)  (7,311)
                                                                                                   -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from affiliates...................................................................   2,603    2,022    3,773
   Net change in short-term obligations...........................................................      35      (33)     (34)
   Issuance of long-term debt.....................................................................     352      784    4,592
   Repayment of long-term debt....................................................................      (7)     (43)  (4,679)
   Issuance of notes receivable--affiliate........................................................      --      (68)      --
   Contributions from partners....................................................................     764       --       --
   Distribution to partners.......................................................................    (601)    (223)    (691)
   Contributions from minority investors..........................................................      --       86        1
   Distribution to minority investors.............................................................     (52)    (235)     (21)
   Other financing activities, net................................................................      --       (3)      --
                                                                                                   -------  -------  -------
            Net cash provided by financing activities.............................................   3,094    2,287    2,941
                                                                                                   -------  -------  -------
Increase in cash..................................................................................      15       33      111
Cash, beginning of year...........................................................................      39       54       87
                                                                                                   -------  -------  -------
   Cash, end of year.............................................................................. $    54  $    87  $   198
                                                                                                   =======  =======  =======

                See Notes to Consolidated Financial Statements

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in Millions)


1.  Formation of Verizon Wireless and Description of the Business

  Formation of Verizon Wireless

   Cellco Partnership ("Cellco" or the "Partnership"), formerly doing business as Bell Atlantic Mobile ("BAM"), was a general partnership formed by Bell Atlantic Corporation ("Bell Atlantic") and the former NYNEX Corporation ("NYNEX") which began conducting business operations on July 1, 1995. On August 14, 1997, Bell Atlantic and NYNEX merged into one company, Bell Atlantic. Subsequent to the merger, Bell Atlantic held an indirect aggregate ownership interest of 100% in Cellco.

   On April 3, 2000, Bell Atlantic and Vodafone Group Plc ("Vodafone") consummated their previously announced agreement to combine their U.S. wireless operations. In accordance with the terms of the U.S. Wireless Alliance Agreement (the "Alliance Agreement") dated September 21, 1999 between the two companies, Vodafone contributed its U.S. wireless operations (the "AirTouch Properties"), its 50% ownership interest in PrimeCo Personal Communications L.P. ("PrimeCo") and approximately $4,000 of debt to the Partnership, in exchange for a 65.1% interest in the Partnership. Bell Atlantic also contributed its 50% ownership interest in PrimeCo, and retained a 34.9% interest. Bell Atlantic maintained control of the Partnership. As of April 3, 2000, the Partnership began conducting business as Verizon Wireless.

   On June 30, 2000, Bell Atlantic and GTE Corporation ("GTE Corp.") completed a merger of equals under a definitive merger agreement entered into on July 27, 1998 (the "Merger"). On June 30, 2000, the newly merged entity changed its name to Verizon Communications Inc. ("Verizon Communications"). Under the Alliance Agreement, Verizon Communications contributed certain GTE Corp. wireless net assets and operations ("GTE Wireless" or "GTEW") increasing its partnership interest to 55% and decreasing Vodafone's partnership interest to 45%.

   The Merger qualified as a tax-free reorganization and has been accounted for as a pooling-of-interests business combination. Under this method of accounting, Cellco and GTEW are treated as if they had always been combined for accounting and financial reporting purposes in a manner similar to a pooling-of-interests and therefore all prior period consolidated financial statements of Cellco have been restated to reflect these operations (see Note
3). The Partnership began consolidating the financial statements of PrimeCo on April 3, 2000. All previous periods have been restated to include the historical results of PrimeCo on the equity method.

  Description of the Business

   Under the Verizon Wireless brand name, the Partnership provides wireless voice and data services and related equipment to consumers and business customers in its markets. Major markets operating under the Verizon Wireless brand include major metropolitan and rural areas throughout the United States.

2.  Summary of Significant Accounting Policies

  Consolidated Financial Statements and Basis of Presentation

   The consolidated financial statements of Verizon Wireless include the accounts of its majority-owned subsidiaries and the partnerships in which Verizon Wireless has a controlling interest. Investments in businesses and partnerships in which the Partnership does not have control, but has the

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

ability to exercise significant influence over operating and financial policies, are accounted for using the equity method (see Note 5). All significant intercompany accounts and transactions between these entities have been eliminated.

  Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, unbilled revenue, fair values of financial instruments, depreciation and amortization, accrued expenses, inventory reserves, equity in income (loss) of unconsolidated entities, allocation of purchase prices and determination of useful lives in connection with business combinations.

  Revenue Recognition

   The Partnership earns revenue by providing access to the network (access revenue) and for usage of the network (airtime/usage revenue), which includes roaming and long distance revenue. In general, access revenue is billed one month in advance and is recognized when earned; the unearned portion is classified in advance billings. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. Customer activation fees, along with the related costs up to but not exceeding the activation fees, are deferred and amortized over the customer relationship period. Equipment sales revenue associated with the sale of wireless handsets and accessories is recognized when the products are delivered to and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services. The Partnership's revenue recognition policies are in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements."

  Selling, General and Administrative Expenses




   The Partnership has reclassified all site rentals, including tower rentals, and network related salaries from selling, general and administrative expense to cost of service for all periods presented. The reclassification amounted to $186, $361 and $480 for the years ended December 31, 1999, 2000 and 2001, respectively.


   The Partnership expenses advertising costs when the advertising occurs. Total advertising expense amounted to $249, $772 and $719 for the years ended December 31, 1999, 2000, and 2001, respectively.

  Inventory

   Inventory consists primarily of cellular and pager equipment held for sale. Equipment held for sale is carried at the lower of cost (determined using a first-in, first-out method) or market.

  Capitalized Software

   Capitalized software consists primarily of direct costs incurred for professional services provided by third parties and compensation costs of employees which relate to software developed for internal

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

use either during the application stage or for upgrades and enhancements that increase functionality. Costs are capitalized and are being amortized on a straight-line basis over their estimated useful lives of three to five years. Costs incurred in the preliminary project stage of development and maintenance are expensed in periods when they are incurred.

   Capitalized software of $176 and $291 and related accumulated amortization of $69 and $135 as of December 31, 2000 and 2001, respectively, have been included in deferred charges and other assets, net in the consolidated balance sheets.

  Property, Plant and Equipment

   Property, plant and equipment primarily represents costs incurred to construct and enhance Mobile Telephone Switching Offices (MTSOs) and cell sites. The cost of property, plant and equipment is depreciated over its estimated useful life using the straight-line method of accounting. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.

   Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the statement of operations and comprehensive income.

   Interest expense and network engineering costs incurred during the construction phase of the Partnership's network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as construction in progress until the projects are completed and placed into service.

  Deferred Cellular Licenses, Goodwill and Other Intangibles

   When the Partnership acquires interests in cellular or Personal Communications Service ("PCS") systems, the purchase price is allocated to the value of the tangible and identified intangible assets with the remainder attributed to goodwill which has on a historical basis principally represented a synergy value for the nationwide footprint. The most significant identified intangibles are deferred cellular licenses, goodwill, and customer lists. The Partnership's deferred cellular license balance also includes the costs incurred to acquire licenses directly from the Federal Communications Commission ("FCC"). The value attributed to deferred cellular licenses is capitalized and amortized on a straight-line basis over a period of forty years since the licenses are renewable in perpetuity, and therefore, have an indefinite life. Customer lists are being amortized principally on accelerated methods over their estimated useful life.

   Goodwill is being amortized on a straight-line basis over periods of 25 to 40 years. However, in accordance with recently issued accounting pronouncements, goodwill and deferred cellular licenses, an indefinite life intangible asset, arising from acquisitions after June 30, 2001 were not amortized.

   The Partnership also capitalizes microwave relocation costs and the cost of engineering plans, demographic and traffic patterns studies, and legal costs incurred in connection with the preparation, filing, settlement, and resolution of applications with the FCC for permits to construct cellular telephone systems. These costs are included in the Partnership's deferred cellular license balance.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   Purchased licenses, as well as the licenses that are acquired in purchase business combinations, are issued by the FCC for terms of up to ten years. Historically, the FCC has granted license renewals routinely, provided the company has complied with specific standards related to these licenses adopted by the FCC. The licenses held by the Partnership and its subsidiaries and equity method investees expire at various dates. The Partnership believes that it will be able to meet all requirements necessary to secure renewal of its licenses indefinitely.

  Valuation of Assets

   Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, the undiscounted expected future cash flows are compared to the carrying amount of the asset. If the comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Partnership's weighted average cost of capital.

  Financial Instruments

   The Partnership uses various financial instruments, including foreign exchange-forward contracts and interest rate swap agreements, to manage risk to the Partnership by generating cash flows that offset the cash flows of certain transactions in foreign currencies or underlying financial instruments in relation to their amount and timing. The Partnership's derivative financial instruments are for purposes other than trading (see Note 8).

  Income Taxes

   The Partnership is not a taxable entity for federal income tax purposes. Any federal taxable income or loss is included in the respective partners' consolidated federal return. Certain states, however, impose taxes at the partnership level and such taxes are the responsibility of the Partnership and are included in the Partnership's tax provision. The consolidated financial statements also include provisions for federal and state income taxes, prepared on a stand-alone basis, for all corporate entities within the Partnership. Deferred income taxes are recorded using enacted tax law and rates for the years in which the taxes are expected to be paid or refunds received. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

   Through June 30, 2000, GTEW's financial results included a tax provision, as its assets were ultimately owned by corporate entities. In connection with the contribution of GTEW's net assets to the Partnership, Verizon Communications assumed certain income tax liabilities that existed as of June 30, 2000.

  Employee Benefit Plans

   Pension and postretirement health care, dental and life insurance benefits earned during the year, as well as interest on projected benefit obligations, are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


  Concentrations

   To the extent the Partnership's customer receivables become delinquent, collection activities commence. No single customer is large enough to present a significant financial risk to the Partnership. The Partnership maintains an allowance for losses based on the expected collectibility of accounts receivable.

   The Partnership relies on local and long-distance telephone companies, some of whom are related parties (see Note 13), and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on operating results.

   Although the Partnership attempts to maintain multiple vendors for each required product, its network assets, which are important components of its operations, are currently acquired from only a few sources. If the suppliers are unable to meet the Partnership's needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnership's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

  Comprehensive Income

   Comprehensive income consists of net income and other gains and losses affecting partners' investment that, under generally accepted accounting principles, are excluded from net income. Other comprehensive income is comprised of net unrealized gains (losses) on derivative financial instruments (see Note 8).

  Segments

   The Partnership has one reportable business segment and operates domestically only. The Partnership's products and services are materially comprised of wireless telecommunications services.

  Reclassifications

   Certain reclassifications have been made to the 1999 and 2000 consolidated financial statements to conform to the current year presentation.

  Recently Issued Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets."

   SFAS No. 141 requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. Effective July 1, 2001, the Partnership adopted SFAS No. 141.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   SFAS No. 142 requires that goodwill and indefinite-lived intangible assets will no longer be amortized. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Intangible assets that have finite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

   The Partnership has adopted the provisions of SFAS No. 142 as of January 1, 2002. In conjunction with this adoption, the Partnership has reassessed the useful lives of previously recognized intangible assets. The Partnership's principal intangible assets are licenses, including licenses associated with equity method investments, that provide the Partnership with the exclusive right to utilize certain radio frequency spectrum to provide cellular communication services. While licenses are issued for only a fixed time, generally ten years, such licenses are subject to renewal by the Federal Communications Commission ("FCC"). Renewals of licenses have occurred routinely and at nominal cost. Moreover, the Partnership has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of the Partnership's cellular licenses. As a result, the cellular licenses will be treated as an indefinite life intangible asset under the provisions of SFAS No. 142 and will not be amortized but rather will be tested for impairment. The Partnership will reevaluate the useful life determination for cellular licenses each reporting period to determine whether events and circumstances continue to support an indefinite useful life.

   Previous business combinations have been for the purpose of acquiring existing licenses and related infrastructure to enable the Partnership to build out its existing nationwide network. The primary asset acquired in such combinations has been cellular licenses. In the allocation of the purchase price of these previous acquisitions, amounts classified as goodwill have related predominately to the expected synergies of placing the acquired licenses in the Partnership's national footprint. Further, in purchase accounting, the values assigned to both cellular licenses and goodwill were principally determined based on an allocation of the excess of the purchase price over the acquired net assets. The Partnership believes that the nature of our cellular licenses and related goodwill are fundamentally indistinguishable.

   In light of these considerations, on January 1, 2002 amounts previously classified as goodwill, approximately $7,958 for the year ended December 31, 2001, were reclassified into cellular licenses. Also, assembled workforce, previously included in other intangible assets, will no longer be recognized separately from cellular licenses. In conjunction with the reclassification of goodwill and in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes", the Partnership has recognized in the first quarter of 2002 a deferred tax liability of approximately $1,627 related to the difference in the tax basis versus book basis of the cellular licenses. This reclassification, including the related impact on deferred taxes, had no impact on the results of operations of the Partnership. This reclassification and the methodology to be subsequently used to test cellular licenses for impairment under SFAS No. 142, as described in the next paragraph, have been reviewed with the staff of the Securities and Exchange Commission.

   When testing the carrying value of the cellular licenses for impairment, the Partnership will determine the fair value of the aggregated cellular licenses by subtracting from enterprise discounted

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

cash flows the fair value of all of the other net tangible and intangible assets of the Partnership. If the fair value of the aggregated cellular licenses as determined above is less than the aggregated carrying amount of the licenses, an impairment will be recognized. Upon adoption of SFAS No. 142, a test for impairment was performed with no impairment recognized. Future tests for impairment will be performed at least annually and more often if events or circumstances warrant.

   The following table presents the adjusted net income that would have been recognized if the amortization expense associated with goodwill, assembled workforce and cellular licenses, including licenses associated with equity method investments, had been excluded in each of the years ended December 31, 1999, 2000 and 2001:

                                                For the Years Ended December 31,
                                                --------------------------------
                                                   1999         2000     2001
                                                -----------     ------   ------
                                                (Unaudited)
       Reported net income.....................   $  932       $1,528   $1,300
       Goodwill amortization...................       65          263      310
       Assembled workforce amortization........       --           26       35
       Cellular licenses amortization..........       60          579      741
                                                  ------        ------   ------
       Adjusted net income.....................   $1,057       $2,396   $2,386
                                                  ======        ======   ======

   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This standard requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. The Partnership is required to adopt the standard effective January 1, 2003 with early adoption allowed. The Partnership is currently evaluating its long-lived assets retirement obligations in relation to the provisions of SFAS No. 143 to determine the impact, if any, on its future results of operations or financial position.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard re-addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It concludes that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The Partnership is required to adopt the standard effective January 1, 2002 with early adoption allowed. The Partnership does not expect the impact of the adoption of SFAS No. 144 to have a material effect on its results of operations or financial position.

3.  Business Combinations and Other Transactions

  Vodafone and PrimeCo

   On April 3, 2000, Bell Atlantic and Vodafone consummated their previously announced agreement to combine their U.S. wireless operations. In accordance with the terms of the Alliance Agreement dated September 21, 1999 between the two companies, Vodafone contributed its AirTouch properties, its 50% ownership interest in PrimeCo and approximately $4,000 of debt to the Partnership,

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

in exchange for a 65.1% interest in the Partnership, and Bell Atlantic retained a 34.9% interest. Bell Atlantic maintained control of the Partnership. The Partnership accounted for the transaction in accordance with the purchase method of accounting. Upon completion of the Merger (see Note 1) and the contribution of GTEW to the Partnership, effective June 30, 2000, Bell Atlantic increased its partnership interest to 55% and Vodafone's partnership interest decreased to 45%.

   Consideration of $33,910 was allocated as follows based upon an assessment of tangible and intangible assets acquired:

                Cellular licenses....................... $21,354
                Customer list...........................   2,825
                Assembled workforce.....................     246
                Goodwill................................   6,418
                Net tangible assets acquired............   3,067
                                                         -------
                   Total................................ $33,910
                                                         =======

   Under the terms of the Alliance Agreement between Bell Atlantic and Vodafone, Vodafone has the right to require the Partnership to purchase up to $20,000 of Vodafone's interest in the Partnership with up to $10,000 being redeemed in July 2003 or 2004 and the remainder in July 2005, 2006 or 2007. Accordingly, $20,000 of capital has been classified as redeemable on the accompanying consolidated balance sheets.

  ALLTEL Overlap Transaction

   Based on regulations of the FCC governing wireless communications and the U.S. Department of Justice consent order dated December 6, 1999, certain properties of the Partnership, AirTouch and GTEW were required to be divested in order to eliminate overlapping operations. To effect these divestitures, some properties were exchanged via swaps with other wireless carriers. Accordingly, on January 31, 2000, the Partnership and GTEW, separately, signed agreements with ALLTEL Communications ("ALLTEL") to exchange wireless interests in two stages ("Stage I" and "Stage II"). On April 1, 2000, the Partnership executed the Stage I transaction whereby it exchanged its interest in the southwest part of the United States (also known as ''Southwestco Wireless'') for ALLTEL's interest in eight markets. The Partnership recorded a gain on the sale of Southwestco Wireless of approximately $848, which was included in sales of assets, net in the consolidated statements of operations. On June 29, 2000, GTEW executed the Stage II transaction whereby it obtained 17 of ALLTEL's wholly owned markets and eight of its majority owned markets in exchange for GTEW's interest in certain markets. No gain or loss was recorded by the Partnership in the Stage II transaction as the markets to be divested were transferred from GTEW to GTE Corp. before the transaction was executed. The results of operations of the divested GTEW properties were included in the Partnership's consolidated results of operations through June 29, 2000.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   The Partnership recorded the acquisition of the Stage I and Stage II ALLTEL properties under the purchase method of accounting. The allocation of the purchase price was finalized in the second quarter of 2001. The consideration paid of approximately $2,441 was allocated as follows:

                Cellular licenses....................... $1,739
                Customer list...........................    178
                Goodwill................................     75
                Net tangible assets acquired............    449
                                                         ------
                   Total................................ $2,441
                                                         ======

   The following selected unaudited pro forma information is being provided to present a summary of the combined results of the Partnership as if the AirTouch Properties and ALLTEL acquisitions had occurred as of January 1, 1999 and 2000, giving effect to purchase accounting adjustments. The unaudited pro forma data is for informational purposes only and may not necessarily reflect the results of operations of the Partnership had the acquired business operated as part of the Partnership for the twelve months ended December 31, 1999 and 2000, nor is the unaudited pro forma data indicative of the results of future consolidated operations.

                                                    Years Ended December 31,
                                         ----------------------------------------------
                                                  1999                   2000
                                         ---------------------- -----------------------
                                         Historical  Pro Forma  Historical   Pro Forma
                                         ---------- ----------- ----------  -----------
                                                    (unaudited)             (unaudited)
Total operating revenues................   $7,659     $14,352    $14,222      $15,392
Net income..............................   $  932     $   662    $ 1,528(a)   $   749

--------
(a) Includes a non-recurring gain of $848 related to the disposition of Southwestco Wireless.

  Ameritech

   On April 5, 1999, GTE Corp. announced, along with Georgetown Partners, a private investment firm, that it had agreed to purchase interests from Ameritech Corporation ("Ameritech") in the Chicago, St. Louis and Central Illinois cellular properties (the "Ameritech Properties") for $3,270. On October 8, 1999, GTE Corp. completed its acquisition of these operations for $3,239, after purchase price adjustments.

   The Partnership's 1999 consolidated financial statements included three months of operations of the Ameritech Properties. On a pro forma basis, the 1999 operating revenues were $8,312 and net income was $989. The unaudited pro forma information is being provided to present the consolidated results of the Partnership as if the acquisition had occurred as of January 1, 1999, giving effect to purchase accounting adjustments. The unaudited pro forma data is for informational purposes only and may not necessarily reflect the results of operations of the Partnership had the acquired business operated as part of the Partnership for the year ended December 31, 1999, nor is the unaudited pro forma data indicative of the results of future consolidated operations.

  GTE Wireless

   As described in Note 1, all prior period consolidated financial statements presented have been restated to include the consolidated results of operations, financial position and cash flows of GTEW as though it had always been a part of the Partnership.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   The operating revenues and net income previously reported by the separate entities and the combined amounts in the accompanying consolidated statements of operations were as follows:

                                           Year Ended    Six Months
                                          December 31, Ended June 30,
                                              1999          2000
                                          ------------ --------------
                                                        (unaudited)
           Operating Revenues:
              Cellco.....................    $4,140        $4,057
              GTEW.......................     3,582         2,115
              Conforming Adjustments.....       (63)          (73)
                                             ------        ------
                  Combined...............    $7,659        $6,099
                                             ======        ======
           Net Income:
              Cellco.....................    $  653        $  976
              GTEW.......................       280            92
              Conforming Adjustments.....        (1)            1
                                             ------        ------
                  Combined...............    $  932        $1,069
                                             ======        ======

   The significant conforming adjustments related to:

   .  Elimination of inter-company transactions

   . Conforming accounting policies to expense customer acquisition costs as incurred.

  Other Acquisitions

   In addition to the business combinations and dispositions outlined above, during the years ended December 31, 1999, 2000 and 2001, the Partnership purchased partnership interests and licenses for a total consideration of approximately $1,300, $1,000 and $835, respectively. All of the acquisitions of businesses included in these amounts were accounted for under the purchase method of accounting with results of operations included in the consolidated statements of operations from the date of acquisition. Had the acquisitions of businesses been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Partnership's consolidated results of operations for each of the years presented.

  Tower Transactions

   In accordance with the Alliance Agreement, any tower financing transactions accounted for by Verizon Communications as a financing were not contributed to the Partnership. The tower financings associated with BAM and GTEW resulted from the Partnership's continuing involvement in joint ventures ("JVs") with Crown Castle International Corporation ("Crown"), which were established through the contribution of communications towers in exchange for cash and equity interests in the JVs. The Partnership leases back a portion of the towers pursuant to lease agreements. The Partnership paid $58 and $76 to Crown related to payments under operating leases for the years ended December 31, 2000 and 2001, respectively.

   Prior to the acquisition of the AirTouch Properties, Vodafone entered into agreements ("Sublease Agreements") to sublease all of its unused space on up to approximately 2,500 of its communications towers to American Tower Corporation ("ATC") and SpectraSite Holdings, Inc. ("Spectrasite") in

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

exchange for $955. Vodafone also entered into exclusive three-year build-to-suit agreements with ATC and Spectrasite to produce new communications towers in strategic locations. The build-to-suit agreements were assumed by the Partnership upon the closing of the AirTouch Properties acquisition. Several of these transactions closed in phases throughout 2001. As of December 31, 2001, approximately 2,200 towers have been subleased, at the monthly rate of approximately two thousand dollars per tower. Management believes that the remaining 300 towers will not be subleased. In accordance with the Alliance Agreement all proceeds from the subleases were retained by or remitted to Vodafone. The Sublease Agreements require monthly maintenance fees for the existing physical space used by the Partnership's cellular equipment. The terms of the Sublease Agreements differ for leased communication towers versus those owned by the Partnership and range from 20 to 99 years. The Partnership paid $26 and $41 to ATC and Spectrasite pursuant to the Sublease Agreements for the years ended December 31, 2000 and 2001, respectively.

4.  Supplementary Financial Information

  Supplementary Balance Sheet Information:

                                                                December 31,
                                                               ---------------
                                                                2000    2001
                                                               ------- -------
  Property, Plant and Equipment, Net:
  Land and improvements....................................... $    90 $    68
  Buildings (10-40 yrs.)......................................   2,171   2,962
  Cellular plant equipment (3-15 yrs.) (a)....................  15,969  19,647
  Rental equipment (2-3 yrs.).................................     187     196
  Furniture, fixtures and equipment (2-7 yrs.)................   2,220   2,632
  Leasehold improvements (5-10 yrs.)..........................     677     737
                                                               ------- -------
                                                                21,314  26,242
  Less: accumulated depreciation..............................   8,542  10,276
                                                               ------- -------
  Property, plant and equipment, net (b)...................... $12,772 $15,966
                                                               ======= =======

--------
(a) Construction-in-progress included in certain of the classifications shown in property, plant and equipment, principally cellular plant equipment, amounted to $1,747 and $1,065 at December 31, 2000 and 2001, respectively.
(b) Capitalized interest costs of $81 and $84 and capitalized network engineering costs of $122 and $211 were recorded during the years ended December 31, 2000 and 2001, respectively.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


                                                                  December 31,
                                                                 ---------------
                                                                  2000    2001
                                                                 ------- -------
Deferred Cellular Licenses, Goodwill and Other Intangibles, Net:
Deferred cellular licenses (40 yrs.) (c) (d).................... $29,842 $32,185
Goodwill (25-40 yrs.)...........................................   7,877   7,958
Customer lists (2-10 yrs.)......................................   3,437   3,349
Other intangible assets (7 yrs.)................................     288     245
                                                                 ------- -------
                                                                  41,444  43,737
Less: accumulated amortization..................................   2,211   3,926
                                                                 ------- -------
Deferred cellular licenses, goodwill and other intangibles, net. $39,233 $39,811
                                                                 ======= =======

--------
(c) Capitalized interest costs of $25 were included in deferred cellular licenses for the year ended December 31, 2001.
(d) The balance at December 31, 2001 includes a $1,740 deposit paid to the FCC related to NextWave licenses originally awarded at the 2001 FCC auction (see Note 15).

                                                           December 31,
                                                           -------------
                                                            2000   2001
                                                           ------ ------
        Accounts Payable and Accrued Liabilities:
        Accounts payable.................................. $2,130 $1,939
        Accrued liabilities...............................    519    645
                                                           ------ ------
        Accounts payable and accrued liabilities.......... $2,649 $2,584
                                                           ====== ======

  Supplementary Statements of Operations Information:

                                                         For the years ended
                                                            December 31,
                                                       ----------------------
                                                        1999    2000    2001
                                                       ------  ------  ------
  Depreciation and Amortization:
  Depreciation of property, plant and equipment....... $  958  $1,400  $1,939
  Amortization of deferred cellular licenses, goodwill
    and other intangibles, net........................    147   1,497   1,770
                                                       ------  ------  ------
  Total depreciation and amortization................. $1,105  $2,897  $3,709
                                                       ======  ======  ======
  Interest Expense, Net:
  Interest expense.................................... $ (197) $ (674) $ (764)
  Interest income.....................................      7      86      13
  Capitalized interest................................     26      81     109
                                                       ------  ------  ------
  Interest expense, net............................... $ (164) $ (507) $ (642)
                                                       ======  ======  ======

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


  Supplementary Cash Flows Information:

                                                               For the years ended
                                                                   December 31,
                                                             -----------------------
                                                              1999     2000    2001
                                                             ------  -------  ------
Cash paid for income taxes, net of refunds.................. $  148  $   266  $  160
Interest paid, net of amounts capitalized...................    135      536     634
Supplemental investing and financing non-cash transactions:
   Net assets transferred to affiliate......................    (21)    (170)    (25)
   Equity investment in entity under common control.........    125       --      --
   Equity contribution and conversion of affiliate payable..     --       --   1,488
                                                             ------  -------  ------
   Business combinations and other acquisitions:
       Cash Paid............................................ $3,767  $ 1,620  $  626
       Debt assumed.........................................    110    4,387      --
       Partnership interest exchanged.......................     --   28,251      --
       Net liabilities assumed..............................    282    3,168     209
                                                             ------  -------  ------
          Fair value of assets acquired..................... $4,159  $37,426  $  835
                                                             ======  =======  ======

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


5.  Investments in Unconsolidated Entities

   The Partnership owns non-controlling interests in the following unconsolidated entities, which are accounted for using the equity method of accounting. The assets, liabilities and the results of operations of the unconsolidated entities, in the aggregate, are immaterial to the Partnership's consolidated financial position and results of operations.

                                                                Partnership's
                                                                Ownership Interest
                                                                December 31,
                                                                -----------------
   Investee                                                      2000      2001
   --------                                                      -----     -----
   Bristol Bay Cellular Partnership............................ 50.00%    50.00%
   Railfone--Amtrak Venture.................................... 50.00%    50.00%
   Iowa RSA No. 2 Limited Partnership.......................... 49.50%    49.50%
   Badlands Cellular of North Dakota Limited Partnership....... 49.00%    49.00%
   San Isabel Cellular of Colorado Limited Partnership......... 49.00%    49.00%
   Northstar Paging/Holding LTD................................ 48.45%    48.45%
   Iowa 8--Monona Limited Partnership.......................... 44.92%    44.92%
   GTE Mobilenet of Indiana RSA #6 Limited Partnership......... 43.75%    43.75%
   New York RSA 2 Cellular Partnership......................... 42.86%    42.86%
   St. Lawrence Seaway RSA Cellular Partnership................ 40.00%    40.00%
   Illinois Valley Cellular RSA 2-I Partnership................ 40.00%    40.00%
   Indiana RSA #1 Limited Partnership.......................... 40.00%    40.00%
   Illinois Valley Cellular RSA 2-III General Partnership...... 40.00%    40.00%
   Mohave Cellular Limited Partnership......................... 33.33%    33.33%
   GTE Mobilenet of Texas RSA #17 Limited Partnership.......... 31.92%    31.92%
   California RSA No. 3 Limited Partnership.................... 27.72%    27.72%
   Cal-One Cellular Limited Partnership........................ 22.48%    22.48%
   Missouri RSA 9B1 Limited Partnership........................ 14.70%    14.70%
   Jacksonville MSA Limited Partnership........................ 14.24%    14.24%
   RSA 7 Limited Partnership................................... 14.14%    14.14%
   New Mexico RSA 6-II Partnership............................. 12.50%       (a)
   RSA 1 Limited Partnership...................................  9.14%     9.14%
   Virginia RSA 2 Limited Partnership..........................  4.99%     4.99%
   Wisconsin RSA No. 8 Limited Partnership.....................  2.00%     2.00%
   Virginia 10 RSA Limited Partnership.........................  1.00%     1.00%

--------
(a) This investment was sold in 2001. The Partnership received proceeds of $3 and recognized a gain of $2.

   The Partnership utilizes the equity method of accounting for certain partnerships where it owns less than 20% as it maintains the ability to exercise significant influence over operating and financial policies.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


6.  Debt

                                                           December 31,
                                                           -------------
                                                            2000   2001
                                                           ------ ------
        Short-term debt consists of the following:
           Credit facility and term loan.................. $   -- $  410
           Capital lease obligations......................     31     38
           Other..........................................     --     10
                                                           ------ ------
                                                               31    458
                                                           ------ ------
        Long-term debt consists of the following:
           Revolving credit facility and term loan........  4,507     --
           Fixed rate notes, net of discount..............     --  2,488
           Floating rate notes............................     --  1,500
           Capital lease obligations (see Note 12)........    137    106
           Other..........................................     13      5
                                                           ------ ------
                                                            4,657  4,099
                                                           ------ ------
               Total debt................................. $4,688 $4,557
                                                           ====== ======

  Credit Facility and Term Loan

   At December 31, 2001, borrowings under the credit facility amounted to $410 and are comprised of a $24 credit facility and a $386 term loan. The $24 credit facility matures in April 2, 2002 and bears interest (at the Partnership's option) at a rate equal to i) LIBOR plus 0.32%, ii) the prime rate or iii) a competitive bid option (2.2% at December 31, 2001). Borrowings under the $386 term loan bear interest at a rate equal to LIBOR plus 0.32% (2.2% at December 31, 2001). The Partnership must repay borrowings under the term loan in June 2002. Facility fees are 0.06% of the total commitment calculated and payable monthly. The credit facility contains customary events of default and customary covenants, including a requirement to maintain a certain leverage ratio. The Partnership was in compliance with all covenants at December 31, 2001.

  Fixed and Floating Rate Notes

   On December 17, 2001, the Partnership and Verizon Wireless Capital LLC, a wholly owned subsidiary of the Partnership, co-issued a private placement of $4,000 in unsecured and unsubordinated notes (the "notes"). Verizon Wireless Capital LLC, a Delaware limited liability company, was formed for the sole purpose of facilitating the offering of the notes and additional debt securities of the Partnership. Other than acting as co-issuer of the Partnership indebtedness, Verizon Wireless Capital LLC has no material assets, operations or revenues. The Partnership is joint and severally liable with Verizon Wireless Capital LLC on the notes. The notes include $1,500 of floating rate notes maturing in December 2003 and $2,500, net of a $12 discount, of fixed rate notes maturing in December 2006. These notes are non-recourse against any existing or future partners of the Partnership. Interest on the floating rate notes is payable quarterly in arrears at a rate equal to LIBOR plus 0.4%, except that the interest rate in effect from December 17, 2001 to and including March 17, 2002 is 2.27%. The fixed rate notes bear interest at a rate of 5.375% due semi-annually on each June 15 and December 15. Capitalized debt issuance costs, included in deferred charges and other assets, net in the 2001 consolidated balance sheet, amounted to $13 and will be amortized to the consolidated statements of operations and comprehensive income on the straight-line method.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   The Partnership may not redeem the floating rate notes at any time prior to maturity; however, the fixed rate notes can be redeemed at any time at a purchase price equal to 100% of the principal amount plus the following: i) accrued interest, ii) unpaid interest on the principal amount being redeemed to the redemption date, and iii) an additional premium. The notes contain customary events of default and customary non-financial covenants. The Partnership was in compliance with all covenants at December 31, 2001.

   Concurrent with the issuance of the notes, the Partnership committed to file a registration statement to exchange the privately placed notes for a new issue of notes registered under the Securities Act of 1933 within 230 days after the original offering was completed. Furthermore, the Partnership has committed to cause the registration statement to be declared effective prior to 300 days after the private offering closed. The Partnership may be required to provide a registration statement to affect resales of the notes. Failure to satisfy existing obligations relating to the registration may require additional interest to be paid to note holders.

   After deducting the initial discount relating to the fixed rate notes, the net cash proceeds from the private placement amounted to $3,988. These proceeds were used to reduce outstanding amounts of the Partnership's credit facility.

7.  Due from/to Affiliates

                                                        December 31,
                                                       --------------
                                                        2000    2001
                                                       ------ -------
         Short-term portion consists of the following:
            Note receivable from affiliate............ $   68 $    --
                                                       ====== =======
            Payable to (receivable from) affiliates... $1,572 $   (23)
            Demand notes due to affiliate.............  4,301   8,382
                                                       ------ -------
                                                        5,873   8,359
         Long-term portion consists of the following:
            Term notes payable to affiliate...........  2,431   2,431
                                                       ------ -------
                Total due to affiliates............... $8,304 $10,790
                                                       ====== =======

  Payable to (Receivable from) Affiliates

   The Partnership has agreements with certain Verizon Communications' subsidiaries and affiliates for the provision of services in the normal course of business, including but not limited to direct and office telecommunication and general and administrative services. Included in the payable to affiliate at December 31, 2000 was approximately $1,300 due to Verizon Communications for the acquisition of Ohio 5 and other ALLTEL Stage II properties. In the first quarter of 2001, a $203 payable to Verizon Communications was added for the acquisition of Illinois 8 and 9 properties. In connection with the sale of overlapping properties by Verizon Communications, non-cash proceeds were generated and were fully utilized for the purchase of these properties. In accordance with the U.S. Wireless Alliance Agreement with Vodafone, in the first quarter of 2001, the Partnership recorded an equity contribution from Verizon Communications, relieving the affiliate payable (see Note 4).

  Demand Notes Due to Affiliate

   The Partnership has an agreement with Verizon Communications' wholly-owned financing affiliate, Verizon Global Funding ("VGF") under which it could borrow, regularly on an uncommitted

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

basis, up to an agreed upon amount for working capital and other general partnership purposes. Amounts payable to VGF are offset on a daily basis by cash available in the Partnership's cash accounts. At December 31, 2001, the maximum amount available from VGF was $20,700. Under the terms of the agreement, all indebtedness is payable to VGF on demand.

   Demand note borrowings from VGF will fluctuate based upon the Partnership's working capital and other funding requirements. Interest on the demand note borrowings is generally based on a blended interest rate calculated by VGF using fixed rates and variable rates applicable to borrowings by VGF to fund the partnership and other entities affiliated with Verizon Communications. For the years ended December 31, 2000 and 2001, the weighted-average interest rate for all demand note borrowings from VGF was 6.7% and 4.6%, respectively.

  Term Notes Payable to Affiliate

   Term note borrowings from Verizon Communications' subsidiaries and affiliates amounted to $2,431 at December 31, 2000 and 2001 and are due in 2009. The Partnership must make quarterly prepayments to the extent that its former Ameritech markets generate excess cash flow, as defined in the term notes. Management does not anticipate such excess cash flow within fiscal 2002; hence the entire amount is classified as long term. Interest on the term note borrowings ranged from 6.32% to 6.83% and 4.61% to 5.96% in 2000 and 2001, respectively. The term notes contain limited, customary non-financial covenants and events of default. The Partnership was in compliance with all covenants and restrictions at December 31, 2001.

8.  Financial Instruments

  Fair Value

   The carrying amounts and fair values of the Partnership's financial instruments as of December 31 consists of the following:

                                                        December 31,
                                              ---------------------------------
                                                    2000             2001
                                              ---------------- ----------------
                                              Carrying  Fair   Carrying  Fair
                                               Value    Value   Value    Value
                                              -------- ------- -------- -------
Credit facility and term loan................ $ 4,507  $ 4,507 $   410  $   410
Fixed rate notes............................. $    --  $    -- $ 2,488  $ 2,488
Floating rate notes.......................... $    --  $    -- $ 1,500  $ 1,500
Foreign exchange-forward contracts........... $    --  $    22 $    48  $    48
Partner's capital subject to redemption...... $20,000  $20,000 $20,000  $20,000

   The Partnership's trade receivables and payables, and debt maturing within one year are short term in nature. Accordingly, these instruments' carrying value approximates fair value. The fair values of foreign exchange-forward contracts are determined using quoted market prices. The fair value of the credit facility and term loans is considered to be equivalent to the carrying value as the interest rates are based upon variable rates. A discounted future cash flows method is used to determine the fair value of the fixed and floating rate notes.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


  Interest Rate Swaps

   The Partnership uses interest rate swap contracts to manage market risk and reduce its exposure to fluctuations in interest rates on its variable rate debt. Interest rate swaps allow the Partnership to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to it if fixed rate borrowings were made directly. These swaps do not involve an exchange of the underlying principal amount. The Partnership's use of interest rate swaps is limited; an insignificant portion of its variable rate debt portfolio is hedged. The Partnership maintained two interest rate swap agreements, one expired in 2000 and the other in August 2001, with an aggregate notional amount of $40. The effect of these agreements was to limit the interest rate exposure to 5.73% on $10 and 5.76% on $30 of the revolving credit facility.

   Periodic payments and receipts under the interest rate swaps are recorded as part of interest expense. The related amount payable to, or receivable from, the counterparty is included in accrued interest payable or other current assets in the consolidated balance sheets. The fair value of the interest rate swaps is not recognized in the consolidated statements of operations as they are accounted for as hedges. If the interest rate swaps cease to qualify as a hedge, any subsequent gains and losses would be recognized in the statement of operations.

   The Partnership was subject to credit risk in the event of nonperformance by the counterparty to the interest rate swap agreements.

  Derivatives

   The Partnership maintains foreign exchange-forward contracts to hedge foreign currency transactions; specifically Japanese Yen denominated capital lease obligations. As a result of the Partnership's acquisition of Vodafones's 50% ownership interest in PrimeCo (see Note 1), the Partnership has approximately $156 of foreign exchange contracts outstanding relating to foreign currency denominated capital lease obligations at December 31, 2001. The contracts are designated as cash flow hedges and expire at various dates from August 31, 2002 through April 11, 2005. The foreign exchange-forward contracts generally require the Partnership to exchange U.S. dollars for Yen at maturity of the Japanese Yen denominated obligations, at rates agreed to at inception of the contracts.

   The Partnership could be at risk for any currency related fluctuations if the counterparties do not contractually comply. Should the counterparties not comply, the ultimate impact, if any, will be a function of the difference in the cost of acquiring Yen at the time of delivery versus the contractually agreed upon price.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivatives be measured at fair value and recognized as either assets or liabilities in the consolidated balance sheets. Changes in the fair values of derivative instruments not used as hedges will be recognized in earnings immediately. Changes in the fair values of derivative instruments used effectively as hedges of changes in cash flows will be recognized in other comprehensive income/(loss) and will be recognized in the consolidated statements of operations when the hedged item affects earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amended SFAS No. 133 to address certain implementation issues.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   The Partnership formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Partnership links hedges to specific assets or liabilities on the consolidated balance sheets, as appropriate.

   The Partnership also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are effective. Should it be determined that a derivative is not effective as a hedge, the Partnership will consider discontinuing the hedge accounting prospectively.

   Effective January 1, 2001, the Partnership adopted SFAS No. 133 and SFAS No.
138. The initial impact of adoption on the Partnership's consolidated financial statements was recorded as a cumulative transition adjustment. A charge of $4 was recorded to earnings as a cumulative effect of a change in accounting principle for derivatives not designated as hedges and a cumulative charge of $2 was recorded to other comprehensive income/(loss) for derivatives designated as cash flow-type hedges in our consolidated financial statements. The recognition of assets and liabilities in the consolidated balance sheets was immaterial.

   The ongoing effect of adoption on the Partnership's consolidated financial statements will be determined each quarter by several factors, including the specific hedging instruments in place and their relationships to hedged items, as well as market conditions at the end of each period. The impact for the year ended December 31, 2001 was a $4 loss for derivatives not designated as hedges. This loss was included in other, net in the consolidated statements of operations. The impact to other comprehensive income/(loss) for derivatives designated as cash flow-type hedges for the year ended December 31, 2001 was immaterial.


9.  Employee Benefits

  Pension and Postretirement Benefits:

   The Partnership operates the "Verizon Wireless Retirement Plan" and the "Retiree Medical, Dental and Life Plan," which consists of the former Upstate Cellular Network ("UCN") Pension Plan and AirTouch Pension Plan. These plans include a qualified pension plan, a nonqualified pension plan and a postretirement benefit plan. In accordance with the Alliance Agreement, all AirTouch pension plan assets and liabilities were transferred to the Partnership on January 1, 2001. The beginning balance of each plan's assets and obligations were determined under the purchase method of accounting.

   The following information summarizes activity in the pension and postretirement benefit plans:

                                               Year Ended December 31, 2001
                                               ----------------------------
                                               Pension     Postretirement
                                               Benefits       Benefits
                                               --------    --------------
          Benefit Cost
          Service cost........................   $ 20           $ --
          Interest cost.......................      5              2
          Expected return on plan assets......    (12)            --
          Recognized curtailments gain........     (5)            --
                                                 ----           ----
          Net periodic benefit cost...........   $  8           $  2
                                                 ====           ====

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


                                                                 Pension  Postretirement
                                                                 Benefits    Benefits
                                                                 -------- --------------
                                                                   2001        2001
                                                                 -------- --------------
Benefit Obligation
Benefit obligation at January 1.................................   $ 75        $ 23
Service cost....................................................     20          --
Interest cost...................................................      5           2
Actuarial loss, net.............................................     11           1
Benefits paid...................................................    (14)         (1)
Curtailments....................................................     (5)         --
                                                                   ----        ----
Benefit obligation at December 31...............................   $ 92        $ 25
                                                                   ----        ----
Change in Plan Assets
Fair value of plan assets at January 1..........................   $144        $ --
Actual return on plan assets....................................     (7)         --
Employer contributions..........................................      1          --
Benefits paid...................................................    (14)         --
                                                                   ----        ----
Fair value of plan assets at December 31........................   $124        $ --
                                                                   ----        ----
Funded Status
Funded status at December 31....................................   $ 32        $(25)
Unrecognized net actuarial loss.................................     30           1
                                                                   ----        ----
Net amount recognized at December 31............................   $ 62        $(24)
                                                                   ====        ====
Amounts recognized in the December 31 Consolidated Balance Sheet consist of:
Prepaid pension costs...........................................   $ 66        $ --
Employee benefit obligation.....................................     (4)        (24)
                                                                   ----        ----
Net amount recognized...........................................   $ 62        $(24)
                                                                   ====        ====

   The actuarial assumptions used are based on market interest rates, past experience, and management's best estimate of future economic conditions. The weighted average assumptions used in determining expense and benefit obligations are as follows:

                                                   As of December 31,
                                                   ------------------
                                                          2001
                                                   ------------------
          Discount rate...........................        7.25%
          Expected return on plan assets..........        9.25%
          Rate of compensation increase...........        5.50%

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   For the postretirement health care benefit plan, the Partnership assumed a 10.0% weighted average annual health care cost trend rate for 2002, gradually declining to 5.0% in 2007 and beyond. Assumed health care trend rates have a significant effect on the amounts reported for the postretirement benefits. A one-percentage point change in the Partnership's healthcare cost trend rate would have the following effects:

                                                              One-Percentage Point
                                                              --------------------
                                                              Increase   Decrease
                                                              --------   --------
 Effect on total of service and interest cost components.....  $ 0.2     $ (0.2)
 Effect on postretirement benefit obligation.................   $  2      $  (2)

  GTEW Benefit Plans:

   Upon completion of the Merger, the assets and obligations for benefits pertaining to GTE Corp's pension and postretirement plans remained with Verizon Communications. The plans include former employees of GTEW; therefore, the Partnership reimburses Verizon Communications for GTEW's share of the cost of these plans. Prior to January 2001, the allocation was based on GTEW's contribution to the GTE Corp. plans, representing an allocation of the GTE Corp's plans' assets and liabilities, based on the number and characteristics of GTEW's employees in relation to total GTE Corp. employees. The Partnership recognized pension expense of $16 and $2 for the years ended December 31, 1999 and 2000, respectively, and other postretirement benefit expense of $6 and $4 for the years ended December 31, 1999 and 2000, respectively.

   Beginning in 2001, the Partnership and Verizon Communications established a new billing agreement for the costs of providing pension and other postretirement benefits to former GTE Wireless employees for the period commencing January 1, 2001 and ending December 31, 2004. The allocation is based on the proportion of GTEW active salary and number of employees at the Partnership to the total Verizon Communications active salary and number of employees for Non-Network Services pension and postretirement plans, respectively, plus an additional $2 per year to cover the cost of the pension benefit improvement. The Partnership recognized pension and postretirement benefit expense of $11 for the year ended December 31, 2001 for former GTEW employees.

  Employee Savings and Profit Sharing Retirement Plans:

   The Partnership operates the Verizon Wireless Savings and Retirement Plan (the "VZW Plan") for the benefit of its employees. During 2000, the Partnership operated the Bell Atlantic Mobile Savings and Profit Sharing Retirement Plan (the "BAM Plan"). The BAM Plan was amended and restated effective January 1, 2001 and is now the VZW Plan. The BAM Plan and the VZW Plan provide that employees may make contributions and that the Partnership may make matching contributions as well as profit sharing contributions.

   Prior to 2001, employees of BAM were eligible to participate in the BAM Plan upon the first of the month following completion of 12 months of employment. Effective January 1, 2001, employees of the Partnership are eligible to participate as soon as practicable following their commencement of employment.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   Beginning in 2001, under the employee savings component of the VZW Plan, employees may contribute, subject to IRS limitations, up to a total of 16% of eligible compensation under Section 401(k) of the Internal Revenue Code of 1986, as amended. The Partnership matches 100% of the first 6% of an employee's contributions (75% in the case of former GTE employees who continue to participate in the GTE pension plan). The Partnership recognized approximately $70 of expense related to matching contributions for the year ended December 31, 2001. Prior to 2001, the Partnership made 2 types of matching contributions: fixed and variable. The fixed match was made at the rate of 50% of an employee's contributions up to 6% of eligible compensation. The variable match was determined at the sole discretion of the Human Resources Committee of the Board of Representatives (the "HRC"). The HRC declared variable matching contributions of 50% in each of the years ended December 31, 1999 and 2000. The Partnership recognized approximately $14 and $18 of expense related to fixed and variable matching contributions for 1999 and 2000, respectively.

   Beginning in 2001, under the retirement component of the VZW Plan the Partnership may elect, at the sole discretion of the HRC, to contribute an additional amount to the accounts of employees who have completed at least 12 months of service by December 1, 2001 in the form of a profit sharing contribution. The HRC declared a profit sharing contribution of 3% of employees' eligible compensation for 1999 and 2000 and 2% for 2001. The Partnership recognized approximately $10, $11 and $35 of expense related to profit sharing contributions for 1999, 2000 and 2001, respectively.

10. Long-Term Incentive Plan

   The 2000 Verizon Wireless Long-Term Incentive Plan (formerly known as the Bell Atlantic Mobile 1995 Long-Term Incentive Plan) (the "Plan") provides compensation opportunities to eligible employees and other participating affiliates of the Partnership. The Plan provides rewards that are tied to the long-term performance of the Partnership. Under the former Plan, Contingent Value Appreciation Rights ("CVARs") were granted to eligible employees since 1995. A CVAR was a right to receive cash payment, upon exercise, equal to the appreciation in the fair market value of CVARs from the date granted to the exercise date. On November 1, 2000, all CVARs outstanding were converted to Value Appreciation Rights ("VARs") pursuant to the Plan. The outstanding CVARs were converted utilizing a conversion ratio representing the relationship of the fair value of a BAM CVAR to the fair value of a Verizon Wireless VAR.


   VARs reflect the change in the value of the Partnership, similar to stock options. Once VARs become vested, employees can exercise their VARs and receive a payment that is equal to the difference between the VAR price on the date of grant and the VAR price on the date of exercise, less applicable taxes. VARs are fully exercisable three years from the date of grant with a maximum term of 10 years. All VARs are granted at a price equal to the estimated fair value of the Partnership at the date of the grant. The Partnership employs standard valuation techniques to arrive at the fair value of the VARs. These standard valuation techniques include both the income approach and the market approach. The income approach uses future net cash flows discounted at market rates of return to arrive at an indication of fair value. The market approach compares the financial condition and operating performance of the enterprise being appraised with that of publicly traded enterprises in the same or similar lines of business thought to be subject to corresponding business and economic risks, and environmental and political factors to arrive at an indication of fair value. The aggregate number of VARs that may be issued under the Plan is 343,300,000.


   The Partnership accounts for VARs issued to employees as provided in APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations and follows the disclosure only provision of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, the

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

Partnership records a charge or benefit in the consolidated statements of operations and comprehensive income each reporting period based on the change in fair value of the award during the period.

   Compensation expense resulting from the Plan was $32, $70 and $4 for the years ended December 31, 1999, 2000 and 2001, respectively.

   Awards outstanding at December 31, 1999, 2000 and 2001 under the Plan are summarized as follows:

                                                                 Weighted
                                                                 Average
                                                                 Exercise
                                                                  Price
                                           CVARs*       VARs*    of VARs* Vested VARs*
                                         ----------  ----------  -------- ------------
Outstanding, January 1, 1999............  2,374,950
   Granted..............................    828,300
   Exercised............................   (401,450)
   Cancelled............................    (92,500)
                                         ----------
Outstanding, December 31, 1999..........  2,709,300
                                         ----------
   Granted..............................    593,701  25,353,843   $30.00
   Exercised............................ (1,402,350) (2,064,491)   13.05
   Cancelled............................    (31,115)   (145,263)   30.00
   Conversion........................... (1,869,536)  4,741,143    18.54
                                         ----------  ----------
Outstanding, December 31, 2000..........         --  27,885,232    29.31   2,218,305
                                         ----------  ----------
   Granted..............................         --  54,600,530    17.33
   Exercised............................         --    (105,312)   12.91
   Cancelled............................         --  (2,728,248)   27.76
                                         ----------  ----------
Outstanding, December 31, 2001..........         --  79,652,202   $21.17   1,129,602
                                         ==========  ==========

--------
* The weighted average exercise price is presented in actual dollars; VARs and CVARs are presented in actual units.

   The following table summarizes the status of the Partnership's VARs as of December 31, 2001:

                                    VARs Outstanding            VARs Vested
                            -------------------------------- ------------------
                                         Average    Weighted           Weighted
                                        Remaining   Average            Average
         Range of                      Contractual  Exercise           Exercise
      Exercise Prices          VARs    Life (Years)  Price     VARs     Price
      ---------------       ---------- ------------ -------- --------- --------
 $9.23--$14.79                 614,266     4.90      $11.30    614,266  $11.30
 $14.80--$22.19             52,240,209     8.73       16.76    478,166   17.15
 $22.20--$30.00             26,797,727     8.60       30.00     37,170   30.00
                            ----------                       ---------
 Total                      79,652,202               $21.17  1,129,602  $14.39
                            ==========                       =========

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   During 2000, the Partnership recorded a charge to operating expenses of approximately $38 in selling, general and administrative expenses related to the vesting of certain contingent value appreciation rights in accordance with the Plan, in connection with the closing of the AirTouch Properties acquisition. The vesting was triggered by a change of control provision as defined in the Plan.

11.  Income Taxes

   The provision for income taxes consists of the following:

                                               For the Years Ended December 31,
                                               -------------------------------
                                                  1999       2000       2001
                                                --------   -------    -------
      Current:
      Federal.................................     $103      $158       $ 83
      State and local.........................       23        52         28
                                                --------   -------    -------
                                                    126       210        111
      Deferred:
      Federal.................................       70       (38)       (38)
      State and local.........................       10       (23)       (11)
                                                --------   -------    -------
                                                     80       (61)       (49)
                                                --------   -------    -------
      Provision for income taxes..............     $206      $149       $ 62
                                                ========   =======    =======

      A reconciliation of the income tax provision computed at the statutory tax rate to the Partnership's effective tax rate is as follows:


                                                           For the Years Ended December 31,
                                                          ---------------------------------
                                                             1999        2000       2001
                                                           ---------   --------   --------
Income tax provision at the statutory rate...............     $ 398       $ 587      $ 478
State income taxes, net of U.S. federal benefit..........        22          19         16
Amortization of goodwill.................................        12          45         36
Partnership income not subject to federal or state income
  taxes..................................................      (228)       (500)      (468)
Other, net...............................................         2          (2)        --
                                                           ---------   --------   --------
Provision for income tax.................................     $ 206       $ 149      $  62
                                                           =========   ========   ========


   Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   The significant components of the Partnership's deferred tax assets and (liabilities) are as follows:

                                                           December 31,
                                                         ----------------
                                                           2000     2001
                                                         -------  -------
      Deferred tax assets:
      Employee related expenses......................... $    27  $    20
      Bad debt..........................................      56       61
      Accrued expenses..................................      26       26
      Gain on sale of assets............................      20       27
      Net operating loss carryover......................      38       66
      Other.............................................      18       40
                                                         -------  -------
         Total deferred tax assets...................... $   185  $   240
                                                         =======  =======
      Deferred tax liabilities:
      Property, plant and equipment.....................    (162)    (260)
      Intangible asset..................................  (2,290)  (2,189)
      Other.............................................    (121)    (108)
                                                         -------  -------
         Total deferred tax liabilities................. $(2,573) $(2,557)
                                                         =======  =======
      Net deferred tax asset-current.................... $    --  $   107
      Net deferred tax liability-non-current............ $(2,388) $(2,424)

      Net operating loss carryovers of $164 expire at various dates principally from September 30, 2018 through September 30, 2021.

12.  Leases

  Operating Leases


   The Partnership entered into operating leases for facilities and equipment used in its operations. Lease contracts include renewal options that include rent expense adjustments based on the Consumer Price Index as well as annual and end-of-lease term adjustments. For the years ended December 31, 1999, 2000 and 2001, the Partnership recognized rent expense related to payments under these operating leases of $115, $218 and $338, respectively, in cost of service and $45, $158 and $220, respectively, in selling, general and administrative expense in the accompanying consolidated statements of operations and comprehensive income.


  Capital Leases

   The Partnership has certain sales/leasebacks for network equipment which are accounted for as financings, whereby a sale was not recorded and a capital lease obligation was recorded for the proceeds received. The related depreciation of assets recorded under capital leases is included in depreciation and amortization in the accompanying consolidated statements of operations and comprehensive income.

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)


   Future minimum payments under these and other capital lease obligations, a portion of which are payable in Japanese Yen, less imputed interest, and the aggregate future minimum rental commitments under noncancellable operating leases, excluding renewal options for the periods are as follows:

                                                            Operating Capital
   Years                                                     Leases   Leases
   -----                                                    --------- -------
   2002....................................................  $  433    $ 38
   2003....................................................     410      45
   2004....................................................     396      64
   2005....................................................     385       8
   2006....................................................     367      --
   2007 and thereafter.....................................   1,746       6
                                                             ------    ----
   Total minimum payments..................................  $3,737     161
                                                             ======
      Less: imputed interest...............................              17
                                                                       ----
   Obligations under capital leases........................             144
      Less: current capital lease obligations..............              38
                                                                       ----
   Long-term capital lease obligations at December 31, 2001            $106
                                                                       ====

13.  Other Transactions with Affiliates

   In addition to transactions with affiliates in Notes 7 and 9, other significant transactions with affiliates are summarized as follows:

                                                                 For the years ended December 31,
                                                                 --------------------------------
                                                                 1999       2000       2001
                                                                 ----       ----       ----
Statement of Operations:
   Revenue related to transactions with affiliated companies.... $ 26       $ 51       $ 39
   Direct and office telecommunication charges.................. $272       $340       $265
   Certain general and administrative expenses (a).............. $ 82       $160       $ 49
   Secondment agreement expenses (b)............................ $ --       $657       $ --
Balance Sheet:
   Amounts capitalized for construction of cell sites and other
     system property............................................ $ 26       $  4       $ --

--------
(a) In addition to recurring allocations, during 2000, the Partnership received an allocation of direct costs of approximately $46 in selling, general and administrative expenses from Verizon Communications. The charge related to severance costs and incentive stay agreements with employees of GTEW that were incurred in connection with the Merger. In 2001, the affiliate general and administrative expenses were the result of direct billings. Prior to 2001, expenses were allocated based on the percentage of time spent on wireless-related activities. The percentage used was determined by annual time studies. The Partnership believes these allocations were reasonable.
(b) On April 3, 2000, Vodafone, Verizon Communications and the Partnership entered into an employee secondment agreement pursuant to which Vodafone agreed to loan approximately 14,000 of its employees to the Partnership until December 31, 2000. During the period, the loaned

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

   employees continued to be paid by Vodafone and performed services exclusively for the Partnership, which reimbursed Vodafone for their salaries, benefits and any relocation expenses. The Partnership reimbursed Vodafone $657 in 2000. All loaned employees became employees of the Partnership on January 1, 2001.

   Under the terms of the partnership agreement between Verizon Communications and Vodafone, the Partnership is required to make annual distributions to its partners to pay taxes. Additionally, the Partnership is required, subject to compliance with specified financial tests, to pay distributions to the partners based upon a calculation specified in the partnership agreement.

   Distributions were made to Verizon Communications for the year ended December 31, 1999 in the amount of $622. In accordance with the terms of the partnership agreement, during 2000 a $223 distribution was made to the partners for the period April through June 30, 2000. In February 2001, a $691 distribution was made to the partners for the period July through December 31, 2000. There have been no distributions made in respect of the 2001 calendar year due to the result of the financial tests mentioned above. Additionally, approximately $25 of proceeds related to the sale of an asset associated with an overlap property was received directly by Verizon Communications in December 2001 (see Note 4).

   Upon finalization of the disposition of certain overlap cellular properties, the Partnership may be required to make additional distributions or may receive additional contributions from Verizon Communications or Vodafone to reflect the proportionate ownership of the two partners in accordance with the Alliance Agreement. Management is unable to estimate the impact this may have on the financial position of the Partnership as negotiations between Verizon Communications and Vodafone regarding the finalization of the disposition of the overlap cellular properties is not complete.

14.  Valuation and Qualifying Accounts

                                 Balance at  Additions  Write-offs, Balance at
                                  beginning  charged to   net of       end
                                 of the year operations recoveries   of year
                                 ----------- ---------- ----------- ----------
 Accounts Receivable Allowances:
    1999........................    $ 81        $157       $(154)      $ 84
    2000........................    $ 84        $470       $(356)      $198
    2001........................    $198        $649       $(523)      $324
 Inventory Allowances:
    1999........................    $ 15        $ 14       $ (16)      $ 13
    2000........................    $ 13        $ 82       $ (74)      $ 21
    2001........................    $ 21        $124       $(132)      $ 13

15.  Commitments and Contingencies

   The Alliance Agreement contains a provision, subject to specified limitations, that requires Vodafone and Verizon Communications to indemnify the Partnership for certain contingencies, excluding PrimeCo contingencies, arising prior to the formation of Verizon Wireless.

   The Partnership is subject to several lawsuits and other claims including class actions, product liability, patent infringement, partnership disputes, and claims involving the Partnership's relations with resellers and agents. The Partnership is also defending lawsuits filed against the Partnership and

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

other participants in the wireless industry alleging various adverse effects as a result of wireless phone usage. Various consumer class action lawsuits allege that the Partnership breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. These matters may involve indemnification obligations by third parties and/or affiliated parties covering all or part of any potential damage awards against the Partnership and/or insurance coverage. Attorney Generals in a number of states also are investigating certain sales, marketing and advertising practices.

   All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate liability with respect to these matters at December 31, 2001 cannot be ascertained. The potential effect, if any, on the consolidated financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.

   In addition to the aforementioned matters, the Partnership is subject to various other legal actions and claims in the normal course of business. While the Partnership's legal counsel cannot give assurance as to the outcome of each of these matters, in management's opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the combined financial position or operating results of the Partnership.

   On March 19, 2001, the Partnership awarded a three-year, approximately $5,000 supply contract to telecommunications equipment maker Lucent Technologies Inc. ("Lucent"). The contract will make Lucent the largest supplier of high-speed, high-capacity wireless infrastructure to the Partnership. Over the three-year contract, a minimum annual purchase threshold of $1,500 is required for the first two-years only. As of December 2001, the remaining commitment was approximately $3,300.

  FCC Auction

   On January 29, 2001, the bidding phase of the FCC re-auction of 1.9 GHz C and F block broadband PCS spectrum licenses, which began December 12, 2000, officially ended. The Partnership was the winning bidder for 113 licenses. The total price of these licenses was $8,781, $1,822 of which has already been paid and the balance of which will be paid when the FCC requires payment.

   There were no legal challenges to the Partnership's qualifications to acquire these licenses. However, most of the licenses that were reauctioned are the subject of pending litigation by the original licensees, NextWave Personal Communication Inc. and NextWave Power Partners Inc. (collectively "NextWave"), which have appealed to the federal courts the FCC's canceling NextWave's licenses and reclaiming the spectrum. In a decision on June 22, 2001, the U.S. Court of Appeals for the D.C. Circuit ruled that the FCC was not allowed to repossess the NextWave licenses. The FCC subsequently reinstated NextWave's licenses, but on October 19, 2001, the FCC filed a petition to the U.S. Supreme Court to reverse the U.S. Court of Appeals for the D.C. Circuit's decision. In early March 2002, the U.S. Supreme Court granted the FCC petition and agreed to hear the appeal. Substantially all of the Partnership's $8,781 license cost relates to the licenses subject to NextWave's appeal.

  Proposed Acquisition

   During the fourth quarter of 2000, the Partnership agreed to acquire the wireless business of Price Communications Corp. ("Price") in exchange for Verizon Wireless stock and the repayment by the Partnership of net debt. The transaction was conditioned upon completion of a Verizon Wireless initial

                              CELLCO PARTNERSHIP
                           (d/b/a/ Verizon Wireless)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in Millions)

public offering. The agreement permitted either party to terminate the agreement if the closing did not occur by September 30, 2001. Because that deadline was not met, the Partnership began discussing alternative forms of consideration and other terms with Price for acquiring Price's wireless business.

   On December 18, 2001, the Partnership and Price agreed to combine substantially all the assets of the business operations of Price Communications Wireless, Inc. and certain assets of the Partnership, in a transaction valued at $1,700, including $550 in net debt that will be assumed or redeemed. Under the terms of the transaction, Price Communications Wireless, Inc. and the Partnership will form a limited partnership, which will be controlled and managed by the Partnership, consisting of substantially all the assets of Price's wireless operations and certain assets of the Partnership. Price's partnership interest will be exchangeable into Verizon Wireless, if public, or Verizon Communications stock, subject to several conditions. The deal will expand the Partnership's footprint in the Southeastern U.S. and add approximately 560,000 customers. The Partnership expects to close the transaction during the second quarter of 2002, subject to Price stockholder approval and other customary closing conditions.

16.  Subsequent Events

   The Partnership signed definitive agreements, during the fourth quarter of 2001, to acquire certain Dobson Communications Corporation wireless operations in California, Georgia, Ohio, Tennessee and Arizona for approximately $550. These purchases closed in the first quarter of 2002.

   In January 2002, the Partnership acquired wireless licenses in South Carolina from Carolina PCS I Limited Partnership and its subsidiaries for approximately $105 in cash. The Partnership also expanded its service footprint throughout a seven-county area in Northern Alabama by acquiring the business assets of Alabama Wireless, Inc. for approximately $108 in cash.

                         INDEPENDENT AUDITORS' REPORT

To the Stakeholder of Vodafone AirTouch Plc--U.S. Cellular and Paging
  Operations:

   We have audited the accompanying combined balance sheet of Vodafone AirTouch Plc--U.S. Cellular and Paging Operations (the "Companies") as of December 31, 1999, and the combined statements of operations, changes in stakeholder's equity and cash flows for the six months ended June 30, 1999 and the six months ended December 31, 1999. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As discussed in Note A to the financial statements, the balance sheet of the Companies include the net assets acquired by Vodafone in its purchase of AirTouch Communications Inc. ("AirTouch") on June 30, 1999, after giving effect to the allocation of Vodafone's purchase price to AirTouch's net assets. The related statements of operations and accumulated deficit and cash flows for the six months ended December 31, 1999 reflect the results of operations and the cash flows of the Companies subsequent to such acquisition after giving effect to the allocation of Vodafone's purchase price to AirTouch's net assets.

   In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Companies as of December 31, 1999, and the results of their operations and their cash flows for the six months ended June 30, 1999 and the six months ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/  DELOITTE & TOUCHE LLP
San Francisco, California
April 21, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stakeholder of AirTouch Communications, Inc.--U.S. Cellular and Paging
  Operations:

   In our opinion, the accompanying combined balance sheet and the related combined statements of operations, changes in stakeholder's equity, and cash flows present fairly, in all material respects, the financial position of AirTouch Communications, Inc.--U.S. Cellular and Paging Operations (the "Companies") at December 31, 1998 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PRICEWATERHOUSECOOPERS LLP
San Francisco, California
March 1, 1999

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

                            COMBINED BALANCE SHEETS
                             (Dollars in millions)

                                                                         December 31,
                                                                       ----------------   March 31,
                                                                         1998     1999      2000
                                                                       -------  -------  -----------
                                                                                         (Unaudited)
Assets
Current assets:
   Cash and cash equivalents.......................................... $    --  $    --    $    --
   Accounts receivable (net of allowance for uncollectibles of $58,
   $83, and $81, respectively)........................................     559      610        587
   Inventories........................................................      78      102         82
   Other receivables..................................................      30       61         76
   Other current assets...............................................     110      130         99

                                                                       -------  -------    -------
       Total current assets...........................................     777      903        844
Property, plant, and equipment, net...................................   3,286    4,058      4,435
Investments in unconsolidated wireless systems........................   1,815    6,755      6,854
Intangible assets, net................................................   8,321   33,558     34,615
Deferred charges and other noncurrent assets..........................      22       22         28

                                                                       -------  -------    -------
       Total assets................................................... $14,221  $45,296    $46,776
                                                                       =======  =======    =======
Liabilities and Stakeholder's Equity
Current liabilities:
   Accounts payable, trade............................................ $   365  $   302    $   271
   Due to related parties.............................................   1,033      475      3,827
   Other current liabilities..........................................     564      588        628

                                                                       -------  -------    -------
       Total current liabilities......................................   1,962    1,365      4,726
                                                                       -------  -------    -------
Deferred income taxes.................................................   1,809   12,226     12,088
Deferred credits and other noncurrent liabilities.....................      33       14        467
                                                                       -------  -------    -------
       Total liabilities..............................................   3,804   13,605     17,281
                                                                       -------  -------    -------
Commitments and contingencies
Minority interests in consolidated wireless systems...................     213      235        241
                                                                       -------  -------    -------
Stakeholder's equity:
   Paid-in capital....................................................  10,250   31,575     29,437
   Accumulated deficit................................................     (46)    (119)      (183)

                                                                       -------  -------    -------
       Total stakeholder's equity.....................................  10,204   31,456     29,254
                                                                       -------  -------    -------
       Total liabilities and stakeholder's equity..................... $14,221  $45,296    $46,776
                                                                       =======  =======    =======

     The accompanying Notes are an integral part of the Combined Financial
                                  Statements.

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

                       COMBINED STATEMENTS OF OPERATIONS
                             (Dollars in millions)

                                                                                       For the
                                         For the Year Ended For the 6 Months Ended 3 Months Ended
                                           December 31,     --------------------      March 31,
                                         -----------------  June 30,  December 31, --------------
                                           1997     1998      1999        1999      1999    2000
                                         -------   ------   --------  ------------ ------  ------
                                                                                     (Unaudited)
Operating revenues......................  $3,007   $4,432    $2,549      $2,749    $1,218  $1,411
                                         -------   ------    ------      ------    ------  ------
Operating expenses
   Cost of revenues.....................     736    1,054       653         796       294     391
   Selling and customer operations
   expenses.............................     828    1,308       776         864       369     407
   General, administrative, and other
   expenses.............................     311      396       212         209       108     130
   Depreciation and amortization
   expenses.............................     455      828       491         943       242     500
                                         -------   ------    ------      ------    ------  ------
       Total operating expenses.........   2,330    3,586     2,132       2,812     1,013   1,428
                                         -------   ------    ------      ------    ------  ------
Operating income (loss).................     677      846       417         (63)      205     (17)
Equity in net income (loss) of
unconsolidated wireless systems.........       1      (41)        8         (80)        1     (39)
Minority interests in net income of
consolidated wireless systems...........     (70)     (81)      (39)        (40)      (19)    (27)
Interest:
   Expense..............................     (56)     (75)      (32)        (16)      (17)    (29)
   Income...............................      16       21         5           3         2       2
Miscellaneous income (expense)..........      (9)      (7)       (1)         20         1       2
                                         -------   ------    ------      ------    ------  ------
Income (loss) before income taxes.......     559      663       358        (176)      173    (108)
Income tax expense (benefit)............     240      314       173         (57)       84     (44)
                                         -------   ------    ------      ------    ------  ------
       Net income (loss)................  $  319   $  349    $  185      $ (119)   $   89  $  (64)
                                         =======   ======    ======      ======    ======  ======


     The accompanying Notes are an integral part of the Combined Financial
                                  Statements.

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

            COMBINED STATEMENTS OF CHANGES IN STAKEHOLDER'S EQUITY
                             (Dollars in millions)

                                                                  Retained
                                                                  Earnings
                                                                (Accumulated
                                                Paid-in-Capital   Deficit)    Total
                                                --------------- ------------ -------
January 1, 1997................................     $ 3,728        $   5     $ 3,733
Contribution to paid-in capital................         242           --         242
Tax benefits--employee compensation............           3           --           3
Dividends......................................          --         (392)       (392)
Net income.....................................          --          319         319
                                                    -------        -----     -------
December 31, 1997..............................       3,973          (68)      3,905
Contribution to paid-in capital................       6,255           --       6,255
Tax benefits--employee compensation............          22           --          22
Dividends......................................          --         (327)       (327)
Net income.....................................          --          349         349
                                                    -------        -----     -------
December 31, 1998 balances.....................      10,250          (46)     10,204
Tax benefits--employee compensation............           6           --           6
Other..........................................           3           --           3
Net income.....................................          --          185         185
                                                    -------        -----     -------
_____________________________________________________________________________________

June 30, 1999 balances.........................      10,259          139      10,398
Purchase accounting adjustments................      20,998         (139)     20,859
Tax benefits--employee compensation............         316           --         316
Other..........................................           2           --           2
Net loss.......................................          --         (119)       (119)
                                                    -------        -----     -------
December 31, 1999 balances.....................      31,575         (119)     31,456
Contribution to paid-in capital (unaudited)....          10           --          10
Tax benefits--employee compensation (unaudited)          33           --          33
Dividends (unaudited)..........................      (2,181)          --      (2,181)
Net loss (unaudited)...........................          --          (64)        (64)
                                                    -------        -----     -------
March 31, 2000, balances (unaudited)...........     $29,437        $(183)    $29,254
                                                    =======        =====     =======

     The accompanying Notes are an integral part of the Combined Financial
                                  Statements.

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

                       COMBINED STATEMENTS OF CASH FLOWS
                             (Dollars in millions)

                                                                                       For the
                                                                                      6 Months
                                                                 For the Year           Ended             For the
                                                                     Ended      --------------------  3 Months Ended
                                                                 December 31,   June 30, December 31,    March 31,
                                                                --------------  -------- ------------ --------------
                                                                 1997    1998     1999       1999      1999    2000
                                                                -----  -------  -------- ------------ -----  -------
                                                                                                        (Unaudited)
Cash flows from operating activities:
 Net income (loss)............................................. $ 319  $   349   $ 185      $(119)    $  89  $   (64)
 Adjustments to reconcile net income (loss) for items
 currently not affecting operating cash flows:
   Depreciation and amortization expenses......................   455      828     491        943       242      500
   Equity in net (income) loss of unconsolidated wireless
   systems.....................................................    (1)      41      (8)        80        (1)      39
   Distributions received from equity investees................   105      133      60         83        19       18
   Minority interests in net income of consolidated wireless
   systems.....................................................    70       81      39         40        19       27
   Deferred income tax expense (benefit).......................    31       15      (5)      (155)       (3)    (318)
   Changes in assets and liabilities:
    Accounts receivable, net...................................   (69)     (37)    (20)       (22)       34       84
    Other current assets and receivables.......................  (149)    (146)    (44)       (36)      (15)      32
    Deferred charges and other noncurrent assets...............    24      (44)      1         (1)        2       70
    Accounts payable and other current liabilities.............   165      128     (23)        50      (123)      --
    Deferred credits and other non-current liabilities.........   (26)     (36)      8         (1)        9       22
                                                                -----  -------   -----      -----     -----  -------
     Cash flows provided by operating activities...............   924    1,312     684        862       272      410
                                                                -----  -------   -----      -----     -----  -------
Cash flows from investing activities:
 Investments in unconsolidated wireless systems................  (232)    (502)   (217)       (24)     (140)    (104)
 Additions to property, plant and equipment....................  (511)    (752)   (426)      (487)     (187)    (334)
 Proceeds from sale of wireless systems........................    --       --      40         --        40       11
 Proceeds from sublease of communications towers...............    --       --      --         --        --      449
 Proceeds from sale of property, plant and equipment...........    15       19       5         --         5       --
 Cost of acquiring telecommunications interests................    --       --      --         --        --   (1,703)
 Investments...................................................    --       --      --         --        --       14
 Other investing activities....................................     5        2      10        (17)        8       (2)
                                                                -----  -------   -----      -----     -----  -------
     Cash flows used in investing activities...................  (723)  (1,233)   (588)      (528)     (274)  (1,669)
                                                                -----  -------   -----      -----     -----  -------
Cash flows from financing activities:
 Distributions to minority interests of consolidated wireless
 systems, net..................................................   (66)     (62)    (23)       (35)      (13)     (29)
 Increase (decrease) in amounts due to related parties.........   213      114     (67)      (300)       19    1,302
 Dividends paid................................................  (392)    (327)     --         --        --      (42)
 Contributions to paid-in capital..............................   242      201      --         --        --       10
 Retirement of long-term debt..................................  (179)      (1)     --         --        --       --
 Other financing activities....................................   (19)      (4)     (6)         1        (4)      18
                                                                -----  -------   -----      -----     -----  -------
     Cash flows provided by (used in) financing
     activities................................................  (201)     (79)    (96)      (334)        2    1,259
                                                                -----  -------   -----      -----     -----  -------
Net change in cash and cash equivalents........................    --       --      --         --        --       --
Beginning cash and cash equivalents............................    --       --      --         --        --       --

                                                                -----  -------   -----      -----     -----  -------
 Ending cash and cash equivalents.............................. $  --  $    --   $  --      $  --     $  --  $    --
                                                                =====  =======   =====      =====     =====  =======
Supplemental information
 Income taxes paid............................................. $ 221  $   295   $  17      $   7     $   8  $     5
                                                                =====  =======   =====      =====     =====  =======
Noncash investing activities:
 Exchange of property, plant and equipment..................... $  --  $    --   $  --      $  67     $  --  $    --
                                                                =====  =======   =====      =====     =====  =======
 Investment by stakeholder, primarily for MediaOne Group
 Merger........................................................ $  --  $ 6,054   $  --      $  --     $  --  $    --
                                                                =====  =======   =====      =====     =====  =======
Noncash financing activities:
 Dividends accrued............................................. $  --  $    --   $  --      $  --     $  --  $ 2,139
                                                                =====  =======   =====      =====     =====  =======

     The accompanying Notes are an integral part of the Combined Financial
                                  Statements.

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

A.  Summary of Significant Accounting Policies

  Basis of Presentation

   Vodafone AirTouch Plc--U.S. Cellular and Paging Operations are comprised of AirTouch Cellular and AirTouch Paging business units (collectively referred to herein as the "Companies"). AirTouch Cellular ("Cellular"), along with its subsidiaries, unconsolidated partnerships and corporations, and AirTouch Paging, along with its wholly owned subsidiaries, provide wireless telecommunications services in the United States. The majority of revenues are provided by the U.S. cellular operations.

   The Combined Financial Statements include the accounts of the Companies, their subsidiaries and partnerships in which the Companies have direct controlling interests. AirTouch Communications, Inc. ("AirTouch"), a subsidiary of Vodafone AirTouch Plc ("Vodafone"), is the sole stakeholder of the U.S. Cellular and Paging operations. These operations are organized under a variety of legal forms, primarily a combination of partnerships and incorporated entities. All significant intercompany balances and transactions have been eliminated.

   The Combined Financial Statements include allocations of certain AirTouch corporate expenses, including legal, treasury and infrastructure costs. The expense allocations have been determined on bases that AirTouch or Vodafone considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Companies. However, the financial information included herein may not reflect the combined financial position, operating results, changes in stakeholder's equity and cash flows of the Companies in the future or what they would have been had the Companies been a separate, stand-alone entity during the periods presented.

   In June 1999, the U.S. and international operations of AirTouch were acquired by Vodafone. As a result, all net assets acquired were adjusted to their fair values in accordance with APB Opinion No. 16, "Business Combinations." Effective July 1, 1999, the Companies' combined balance sheets reflect this new basis for all assets and liabilities. See Note F, "Partnerships and Acquisitions--Vodafone AirTouch Merger," for further information.

   In April 1998, AirTouch completed its acquisition of the U.S. cellular properties of MediaOne Group, Inc. (formerly US WEST Media Group). Accordingly, AirTouch began consolidating the results of operations of the U.S. cellular properties acquired. See Note F, "Partnerships and Acquisitions--MediaOne Group Merger," for further information. AirTouch also acquired the 25% interest in PrimeCo Personal Communications, Inc. ("PrimeCo") of MediaOne Group, Inc., bringing its interest in PrimeCo to 50%.

   The Combined Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United States. Certain amounts have been reclassified to conform to Vodafone's accounting policies. Conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Interim Financial Statements

   The combined interim financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited. In the opinion of management, all adjustments consisting

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS only of normal recurring adjustments, necessary for the fair presentation of the financial position, results of operations, and cash flows have been included in such unaudited interim combined financial statements. The results of operations and cash flows for the interim periods are not necessarily indicative of the results and cash flows to be expected for the entire year.

  Revenue Recognition

Operating revenues primarily consist of charges to customers for monthly access charges, cellular airtime usage, long distance, roamer charges, and rental income from pagers. Revenues are recognized as services are provided. Also included in operating revenues are equipment sales which are recognized upon delivery of equipment to customers. Unbilled revenues resulting from wireless services provided from the billing cycle date to the end of each period are estimated and recorded as receivables. Unearned monthly access charges relating to periods after each accounting period-end are deferred.

  Income Taxes

   The Companies join in filing consolidated federal income tax returns with AirTouch for all taxable periods in which a consolidated return is permitted or required. Under the joint consolidated income tax agreement, the Companies compute their current and deferred income tax liabilities on a separate return basis.

   Deferred income taxes are recorded based on the enacted tax law and rates for the periods in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

  Cash Equivalents

   Cash equivalents are short-term, highly liquid, held-to-maturity investments with original maturities of 90 days or less from the date of purchase. AirTouch manages cash and cash equivalents on a centralized basis. Cash receipts associated with the Companies' business are transferred to AirTouch on a daily basis and AirTouch funds the Companies' disbursements, equipment purchases and certain capital requirements.

  Inventories

   Inventories are stated at the lower of cost or market. Cost is determined using either the first-in, first-out or average method. Market is determined using replacement cost in accordance with industry standards.

  Property, Plant, and Equipment

   Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Land is not depreciated. Gains and losses on disposals are included in income at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures for replacements and betterments are capitalized, while expenditures for maintenance and repairs are charged against earnings as incurred. Assets under construction are not depreciated until placed in service. Interest cost incurred during the construction period is capitalized, as discussed below in "Capitalized Interest."

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

  Intangible Assets

   Goodwill. The excess of the purchase price paid over the fair value of net assets acquired in business combinations is recorded as goodwill and is amortized over its expected useful period, generally 40 years, using the straight-line method.

   FCC licenses. The Federal Communications Commission ("FCC") issues cellular licenses that enable U.S. cellular carriers to provide service in specific Cellular Geographic Service Areas. A cellular license is issued conditionally for ten years. Historically, the FCC has routinely granted license renewals to licensees that have complied with applicable rules, policies and the Communications Act of 1934, as amended. Cellular believes it has complied and intends to continue to comply with these standards.

   The Companies amortize FCC licenses for U.S. cellular and paging operations and those acquired through business combinations using the straight-line method over 40 years.

   Other Intangible Assets. Other intangible assets primarily include subscriber lists agreements and favorable lease agreements. These intangible assets are amortized on a straight-line basis over their economic useful lives, which range from two to 30 years.

  Valuation of Long-Lived Assets

   The Companies evaluate the carrying value of long-lived assets and certain identifiable intangibles for impairment when events and circumstances, such as a significant adverse event or change in the environment in which the business operates, indicate that the book value of an asset may not be recoverable. An impairment loss is recognized whenever the review demonstrates that the book value of a long-lived asset is not recoverable based on the fair value of such long-lived asset.

  Investments in Unconsolidated Wireless Systems

   Cellular uses the equity method of accounting for investments in all markets in which it has significant influence but does not have a direct controlling interest. Cellular uses the cost method of accounting for limited partnership interests and other unconsolidated wireless system investments in which it has a minor interest (less than 3%) and does not exercise significant influence.

  Capitalized Interest

   The Companies capitalize interest related to the construction of significant additions to property, plant and equipment. The Companies amortize these costs over the related assets' estimated useful lives. Interest capitalized during the periods presented was not material.

  Advertising Expense

   The Companies expense advertising costs as incurred. Advertising expense was $143 million, $228 million, $98 million and $108 million for the years ended December 31, 1997 and 1998, the six months ended June 30, 1999 and December 31, 1999, respectively.

B.  Accounting Changes

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. The Companies believe the adoption of SAB No. 101 will not have a material impact on the Companies' financial position or results of operations.

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities and the measurement of those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which defers the effective date of SFAS No. 133 to January 1, 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133", which amends certain aspects of SFAS No. 133. The implementation of SFAS No. 133 will have no impact on the Companies' financial position or results of operations.

   In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 requires certain disclosures by employers that sponsor defined benefit pension plans and defined benefit postretirement plans. The implementation of SFAS No. 132 did not have an impact on the Companies' financial position or results of operations. See Note J, "Employee Benefits" for further information.

   Effective for the first quarter of 1998, the Companies implemented the provisions of SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of financial statements. The implementation of SFAS No. 130 did not have an impact on the Companies' financial position or results of operations. Comprehensive income for the Companies consists of net income
(loss) only.

C.  Property, Plant and Equipment

   Property, plant and equipment consisted of:

                                                                             December 31,
                                                           Depreciable  -----------------------
                                                          Lives (Years)     1998        1999
                                                          ------------- ------------ ----------
                                                                         (Dollars in millions)

   Land..................................................       --            $   34     $   64
   Buildings and leasehold improvements..................     5-50               408        568
   Cellular plant and equipment..........................     5-15             4,207      2,470
   Pagers, paging terminals and other paging equipment...     3-15               308        155
   Other equipment and furniture.........................     2-10               530        548
   Construction in progress..............................       --               331        551
                                                                        ------------ ----------
                                                                               5,818      4,356
   Less: accumulated depreciation........................                      2,532        298
                                                                        ------------ ----------
       Property, plant and equipment, net................                     $3,286     $4,058
                                                                        ============ ==========

   Depreciation expense for the six months ended December 31, 1999 was $298 million based on new asset bases arising from the Merger, as discussed in Note F, "Partnerships and Acquisitions-- Vodafone AirTouch Merger." Depreciation expense for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 was $344 million, $542 million and $319 million, respectively.

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

  Sources of Supplies

   The Companies attempt to maintain multiple vendors for required network supplies, which are important to their operations. Currently, such supplies are acquired from only a few sources. If the suppliers are unable to meet the Companies' network equipment needs, the Companies could experience delays and increased costs or losses of potential customers, thereby adversely affecting operating results and cash flows.

  Sublease of Communications Towers

   In August 1999, AirTouch signed a definitive agreement with American Tower Corporation ("ATC") for the sublease of all unused space on approximately 2,100 of Cellular's communications towers, in exchange for $382,000 per tower plus a five-year warrant to purchase 3 million ATC shares at $22 per share. The transaction is being closed in phases starting in the first quarter of 2000 after obtaining the necessary consents. During the first quarter of 2000, AirTouch received approximately $449 million for closing 1,180 towers, pursuant to its agreement with ATC. The $449 million and the fair value of the warrants has been recorded as deferred revenue and is being amortized over the term of the lease. In addition, ATC will manage, maintain and remarket the tower space not being used by Cellular. In February 2000, AirTouch also signed a definitive agreement with Spectrasite Holdings, Inc. ("Spectrasite") for the sublease of unused space on approximately 430 of Cellular's communications towers in exchange for $155 million. This transaction is expected to close in stages over the next six to nine months. AirTouch also entered into exclusive three-year build-to-suit agreements with ATC and Spectrasite to produce new communications towers in strategic locations.

D.  Financial Instruments

  Concentrations of Credit Risk

   Financial instruments that potentially subject the Companies to concentrations of credit risk are trade receivables. Due to the large volume and diversity of the Companies' customer base, concentrations of credit risks with respect to trade receivables are limited.

  Fair Values

   The Companies' financial instruments recorded on the balance sheet primarily include accounts and notes receivable and accounts payable. Due to the short maturity of these instruments, carrying amounts approximate fair values. All other financial instruments are insignificant.

E.  Investments in Unconsolidated Wireless Systems

   Cellular's investments in unconsolidated wireless systems primarily include equity-method investments of $1,812 million and $6,753 million at December 31, 1998 and 1999.

                                                                    Percentage of
                                                                     Ownership
                                                                    December 31,
                                                                    ------------
                                                                    1998   1999
                                                                    ----   ----
   Equity Investments
       CMT Partners................................................ 50.0%  50.0%
       Nevada RSA2 Ltd. Partnership................................ 50.0%  50.0%
       PrimeCo Personal Communications, L.P........................ 50.0%  50.0%
       TOMCOM, L.P................................................. 50.0%  50.0%
       Centel Cellular Company of Nevada Limited Partnership....... 27.8%  27.8%

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

   Condensed combined financial information for unconsolidated wireless systems accounted for under the equity method.

                                                                  December 31,
                                                              -------------------
                                                               1998        1999
                                                               ------      ------
                                                              (Dollars in millions)

     Current assets.......................................... $  294      $  313
     Noncurrent assets.......................................  3,368       3,268
     Current liabilities.....................................   (496)       (636)
     Noncurrent liabilities and minority interest............   (418)       (268)
                                                               ------      ------
     Total partners' and stockholders' capital...............  2,748       2,677
     Other partners' and stockholders' share of capital......  1,449       1,415
                                                               ------      ------
     Cellular's share of capital.............................  1,299       1,262
     Goodwill and other intangible items.....................    513       5,491
                                                               ------      ------
     Equity investments in unconsolidated wireless systems... $1,812      $6,753
                                                               ======      ======

                                                       For the Year Ended
                                                          December 31     For the 6 Months Ended
                                                       -----------------  --------------------
                                                                          June 30,  December 31,
                                                        1997    1998(a)     1999        1999
                                                        -----   -------   --------  ------------
                                                              (Dollars in millions)

Operating revenues.................................... $ 899    $1,211      $791        $815
                                                        -----   ------      ----        ----
Operating income (loss)............................... $(232)   $ (125)     $ (4)       $ 20
                                                        -----   ------      ----        ----
Net income (loss)..................................... $(238)   $ (130)     $ 28        $ 20
Other partners' and stockholders' share of net income
(loss)................................................  (243)      (99)       13          10
                                                        -----   ------      ----        ----
Cellular's share of net income (loss).................     5       (31)       15          10
Amortization of intangibles and other adjustments.....    (4)      (10)       (7)        (90)
                                                        -----   ------      ----        ----
Equity in net income (loss) of unconsolidated wireless
systems............................................... $   1    $  (41)     $  8        $(80)
                                                        =====   ======      ====        ====

--------
(a) The results reflect a 50% interest in PrimeCo beginning in April 1998, due to the MediaOne Group acquisition, and a 25% interest for results prior to this date.

F.  Partnerships and Acquisitions

  MediaOne Group Merger

   In April 1998, Cellular completed the acquisition of the U.S. cellular business and the 25% PrimeCo interest of MediaOne Group, Inc. AirTouch issued approximately 59.4 million shares of common stock having a fair market value of $2.9 billion on the date of issuance, approximately $1.6 billion of dividend-bearing preferred stock with a 5.143% coupon, assumed approximately $1.4 billion of debt associated with the acquired businesses, and granted MediaOne Group, Inc. registration rights with respect to the common stock and preferred stock issued. No cash was acquired or paid in this transaction. In September 1998, MediaOne Group, Inc. returned approximately 0.1 million shares of common stock to AirTouch as a purchase price adjustment.

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

   The MediaOne Group merger was accounted for using the purchase method of accounting. There were approximately $2.5 billion of identifiable intangible assets, which primarily included FCC licenses of approximately $2.0 billion and customer lists of approximately $0.4 billion. A deferred income tax liability of approximately $1.0 billion was also recorded. The excess of the aggregate purchase price over the final appraised fair value of the net assets acquired, plus the deferred income tax liability, resulted in total goodwill of approximately $2.5 billion. The identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. Goodwill is amortized over 40 years. The U.S. cellular business and the 25% PrimeCo interest of MediaOne Group, Inc. were contributed by AirTouch to Cellular.

   The following unaudited pro forma summary presents the Companies' combined results of operations as if the MediaOne Group merger occurred as of the beginning of each period, after giving effect to certain adjustments including amortization of goodwill and identifiable intangible assets, additional equity losses of PrimeCo and related income tax effects.

                                                        For the Year Ended
                                                        December 31,
                                                        ------------------
                                                         1997         1998
                                                         ------       ------
                                                        (Dollars in millions)

             Operating revenues........................ $4,447       $4,793
             Net income................................    326          345

  Vodafone AirTouch Merger

On June 30, 1999 (the "Closing Date"), AirTouch completed its merger with Vodafone and became a wholly owned subsidiary of Vodafone (the "Merger"). Under the terms of the Merger, owners of AirTouch common stock received five Vodafone ordinary shares in the form of 0.5 of a Vodafone American Depositary Share and $9 in cash, without interest, for each share of AirTouch common stock held at closing. As a result of the Merger, Vodafone was renamed "Vodafone AirTouch Plc."

   In accordance with SEC Staff Accounting Bulletin No. 73, "Push Down Basis of Accounting Required in Certain Limited Circumstances," (SAB No. 73), the Combined Balance Sheet at December 31, 1999 reflects the new basis of accounting arising from the Merger. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values on the Closing Date. The purchase price allocated to the Companies at the Closing Date was $43.3 billion. The purchase price allocation is set out in the table below.

                                                       Estimated Fair Values
                                                           June 30, 1999
                                                       ---------------------
                                                       (Dollars in millions)

       Net assets acquired............................        $ 3,131
       Identifiable intangible assets:
           Licenses...................................         23,073
           Customer lists.............................          2,819
           Goodwill...................................         14,231
                                                              -------
              Total allocated purchase price..........        $43,254
                                                              =======

   Certain amounts of identifiable intangible assets, their related deferred tax liabilities and goodwill have been allocated to equity investments. These amounts are reflected in the balance sheet within "Investments in unconsolidated wireless systems."

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

  CommNet Cellular Inc. ("CommNet")

   In July 1999, Vodafone announced it had entered into an agreement to acquire the entire issued share capital of CommNet for a total consideration of approximately $1,364 million, being $764 million in cash and assumed debt of approximately $600 million. On September 30, 1999, CommNet's total assets were approximately $487 million and total liabilities were approximately $791 million. For the year ended September 30, 1999, CommNet had revenues of approximately $211 million and operating income of approximately $66 million. The transaction, which is not significant in respect to Cellular's operations, closed in January 2000. Cellular accounted for this transaction under the purchase method of accounting. Total intangible assets of approximately $1,427 million, which include primarily customer lists, FCC licenses and goodwill, are being amortized over their estimated useful lives ranging from 4.5 to 40 years. Goodwill includes an amount of $158 million, resulting from the recognition of deferred tax liability.

  Wireless Alliance with Bell Atlantic

   On April 3, 2000, Vodafone and Bell Atlantic Corp. combined their U.S. Cellular, PCS, and paging businesses. This venture, Verizon Wireless, offers nationwide wireless services. As of April 3, 2000, Vodafone has an interest of approximately 65% in Verizon Wireless, but voting control rests with Bell Atlantic Corp. Pursuant to an agreement dated September 21, 1999, GTE's U.S. wireless operations will be contributed to the venture when its merger with Bell Atlantic Corp. is completed. This merger with GTE will close July of 2000. After the GTE wireless operations have been contributed, Vodafone's interest in the joint venture will be 45%.

G.  Intangible Assets

   Intangible assets consisted of:

                                                      For the Year Ended
                                                       December 31,
                                                      ------------------
                                                       1998        1999
                                                       ------      -------
                                                      (Dollars in millions)

              Goodwill............................... $4,510      $12,234
              FCC licenses...........................  3,798       19,462
              Other..................................    625        2,507
                                                       ------      -------
                                                       8,933       34,203
              Less: accumulated amortization.........    612          645
                                                       ------      -------
                  Total intangible assets, net....... $8,321      $33,558
                                                       ======      =======

   Amortization expense for the six months ended December 31, 1999 was $645 million based on the new asset bases arising from the Merger, as discussed in Note F, "Partnerships and Acquisitions--Vodafone AirTouch Merger." Amortization expense for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 was $111 million, $286 million and $172 million, respectively.

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

H.  Related Party Transactions

   The Companies provided wireless services to its parent and other affiliates. The amount of revenues recorded for such services is not material.

   AirTouch provides the Companies with certain administrative services including corporate, legal, treasury and other infrastructure costs. Service costs specifically attributable to the Companies are directly charged to the Companies. Other service costs and corporate charges are allocated to the Companies using bases that AirTouch or Vodafone management considered to be a reasonable reflection of the utilization of services provided. The Companies recorded general and administrative expenses for services provided by affiliates in the amount of $32 million, $28 million, $20 million and $26 million for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999, and December 31, 1999, respectively. Effective July 1, 1999 such services were provided by Vodafone.

   AirTouch manages a centralized cash account for its subsidiary companies. AirTouch pays or charges interest to the individual entities that comprise the Companies based on AirTouch's average borrowing rate, on amounts due from or to AirTouch. Interest expense totaled $54 million, $67 million, $30 million and $15 million for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999, and December 31, 1999, respectively. Interest income was $16 million, $21 million, $5 million and $3 million for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 and December 31, 1999, respectively.

   Balance due to affiliates was $1,033 million and $475 million at December 31, 1998 and 1999, respectively and is recorded in amounts due to related parties in the accompanying balance sheet.

I.  Income Taxes

   The Companies are included in the consolidated tax return of AirTouch. See Note A, "Summary of Significant Accounting Policies." The components of income tax (benefit) expense were:

                                           For the Year
                                              Ended
                                           December 31, For the 6 Months Ended
                                           ----------   --------------------
                                                        June 30,  December 31,
                                           1997   1998    1999        1999
                                           ----   ----  --------  ------------
                                                 (Dollars in millions)
       Current
           Federal........................ $148   $227    $138       $  77
           State and other taxes..........   61     72      40          21

                                           ----   ----    ----       -----
              Total current...............  209    299     178          98

                                           ----   ----    ----       -----
       Deferred:
           Federal........................   42     (6)      4        (114)
           State and other taxes..........  (11)    21      (9)        (41)

                                           ----   ----    ----       -----
              Total deferred..............   31     15      (5)       (155)

                                           ----   ----    ----       -----
              Total income taxes.......... $240   $314    $173       $ (57)

                                           ====   ====    ====       =====

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

   Significant components of the combined deferred tax liabilities and assets were:

                                                                                     For the Year Ended
                                                                                       December 31,
                                                                                     -----------------
                                                                                      1998         1999
                                                                                     ------      -------
                                                                                     (Dollars in millions)
Deferred tax liabilities:
       Amortization................................................................. $1,490      $ 9,935
       Depreciation.................................................................    275          507
       Investments in U.S. partnerships.............................................     74        1,814
                                                                                     ------      -------
          Total.....................................................................  1,839       12,256
Deferred tax assets:
       Net operating loss carryforward..............................................     --           64
       Accruals deductible when paid................................................     30           42
       Accounts receivable..........................................................     18            9
       Other........................................................................      8           12
                                                                                     ------      -------
          Total.....................................................................     56          127
   Less: valuation allowance........................................................     --           --
                                                                                     ------      -------
          Total net.................................................................     56          127
                                                                                     ------      -------
          Total deferred taxes...................................................... $1,783      $12,129
                                                                                     ======      =======
   Current.......................................................................... $  (26)     $   (97)
   Noncurrent.......................................................................  1,809       12,226
                                                                                     ------      -------
          Net deferred tax liabilities recorded in Combined Balance Sheets.......... $1,783      $12,129
                                                                                     ======      =======

   The Companies believe it is more likely than not that they will generate future taxable income sufficient to fully realize future benefits from the net deferred tax assets of $127 million. The Companies generated a net operating loss ("NOL") of $182 million during the 12-month period ended December 31, 1999. The NOL carryforward period expires in 2019.

   The differences each period between the statutory federal income tax rate and the effective income tax rate were:

                                                             For the Year
                                                                Ended
                                                             December 31, For the 6 Months Ended
                                                             -----------  -------------------
                                                                          June 30,  December 31,
                                                              1997  1998    1999        1999
                                                             ----   ----  --------  ------------
   Statutory federal income tax rate........................ 35.0%  35.0%   35.0%      (35.0%)
   Increase (decrease) in taxes resulting from
       State income taxes, net of federal tax benefit.......  5.6%   5.3%    5.8%       (7.7%)
       Nondeductible amortization...........................  2.7%   5.8%    7.2%       11.7%
       Other................................................ (0.4%)  1.2%    0.3%       (1.4%)
                                                             ----   ----    ----       -----
   Effective income tax rate................................ 42.9%  47.3%   48.3%      (32.4%)
                                                             ====   ====    ====       =====

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

J.  Employee Benefits

  Defined Contribution Plan

   AirTouch sponsors a defined contribution plan (the "Retirement Plan"), which covers substantially all full-time employees. The Companies base their contributions to the Retirement Plan on a percentage of pay and on matching a portion of employee contributions. The related expense was $25 million, $33 million, $27 million and $27 million for the years ended December 31, 1997 and 1998, and for the six months ended June 30, 1999 and December 31, 1999, respectively.

  Defined Benefit Pension Plan and Other Post Retirement Benefits

   AirTouch maintains a defined benefit plan (the "Pension Plan"). Individuals of the Companies who were employees at December 31, 1986, and transferees from Pacific Telesis Group, receive pension, death and survivor benefits based on a percentage of their final five-year average pay and years of service. In 1986, AirTouch discontinued the accrual of service credit for the Pension Plan's participants. Thus, pension benefits only increase as a participant's compensation increases. The Pension Plan's assets are primarily composed of mutual and index funds.

   AirTouch provides medical and dental benefits for eligible retired employees of the Companies and their eligible dependents and also provide life insurance benefits to eligible retired employees (the "Postretirement Plan"), AirTouch retains the right, subject to existing agreements and applicable legal requirements, to amend or eliminate these post retirement benefits.

   The Companies' combined financial statements include pension and post retirement benefit charges based on allocations from AirTouch. The allocations are primarily based on actuarial determinations. The charges include current and prior service obligations. The Companies believe that the allocation method is reasonable.

   The expense allocated to the Companies in relation to the Pension Plans and the Postretirement Plan was not material for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 and December 31, 1999.

K.  Commitments and Contingencies

  Contingencies

   The Companies are parties to various legal proceedings in the ordinary course of business. The Companies believe that the ultimate outcome of these matters will not have a material adverse impact on its financial position, results of operations or cash flows.

  Lease Commitments

   The Companies lease various facilities and equipment under non-cancelable lease arrangements. Most leases contain renewal options for varying periods. Related rent expense was $70 million, $91 million, $52 million, and $53 million for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 and December 31, 1999, respectively.

          VODAFONE AIRTOUCH PLC--U.S. CELLULAR AND PAGING OPERATIONS

   At December 31, 1999, future minimum lease payments under noncancellable operating leases with an initial term of one year or more were:

                                                   (Dollars in millions)
           2000...................................         $ 95
           2001...................................           80
           2002...................................           70
           2003...................................           62
           2004...................................           59
           Thereafter.............................          209
                                                           ----
               Total minimum lease payments.......         $575
                                                           ====

  Other Commitments

   At December 31, 1999, the Companies were committed to spend $469 million for the acquisition of property, plant and equipment and the purchase of cellular equipment and other items.

L.  Other Current Liabilities

   Other current liabilities consisted of:

                                                           December 31,
                                                       --------------------
                                                        1998        1999
                                                        -------     -------
                                                       (Dollars in millions)
            Accrued liabilities.......................    $199        $259
            Advanced billing and customer deposits....     111         160
            Accrued income taxes......................      51          --
            Sales and property taxes payable..........      70          71
            Accrued compensation and benefits.........      91          79
            Other.....................................      42          19
                                                        -------     -------
                Total other current liabilities.......    $564        $588
                                                        =======     =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of PrimeCo Personal Communications, L.P.:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, partners' capital and of cash flows present fairly, in all material respects, the financial position of PrimeCo Personal Communications, L.P. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/S/  PRICEWATERHOUSECOOPERS LLP
Dallas, Texas
February 14, 2000

                     PRIMECO PERSONAL COMMUNICATIONS, L.P.

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in millions)

                                                                         December 31,  At March 31,
                                                                         ------------- ------------
                                                                          1998   1999      2000
                                                                         ------ ------ ------------
                                                                                       (unaudited)
Assets
Current assets
   Cash and cash equivalents............................................ $   10 $   25    $   24
   Accounts receivable, trade, net of allowance for doubtful accounts
   of $10, $23 and $23 (unaudited), respectively........................     52     74        83
   Accounts receivable, other...........................................     49     32        42
   Inventory............................................................     61     67        47
   Prepaid expenses.....................................................     14     10         9
   Other................................................................     --      1         1
                                                                         ------ ------    ------
       Total current assets.............................................    186    209       206
PCS Licenses, net of accumulated amortization of $60, $85, and $92
(unaudited), respectively...............................................  1,041    994       987
Microwave relocation, net of accumulated amortization of $10, $14
and $16 (unaudited), respectively.......................................    175    164       163
Property, plant and equipment, net......................................  1,388  1,491     1,597
Construction in progress................................................    110    159        83
Other...................................................................      8      5         5
                                                                         ------ ------    ------
       Total assets..................................................... $2,908 $3,022    $3,041
                                                                         ====== ======    ======
Liabilities and Partners' Capital
Current liabilities
   Current installments of capital leases............................... $   37 $   39    $   40
   Accounts payable and accrued expenses................................    260    434       325
   Note payable to vendor...............................................    189     --        --
   Microwave relocation obligations.....................................      9     10        10
   Due to affiliates....................................................      3     --        --
   Accrued compensation.................................................     23     17        17
   Taxes, other than income.............................................     25     35        34
                                                                         ------ ------    ------
       Total current liabilities........................................    546    535       426
Capital lease obligations, noncurrent...................................    242    221       215
Microwave relocation obligations, noncurrent............................      4      1        --
Minority interest in consolidated partnerships..........................    109    126       131
Other noncurrent liabilities............................................     33     37        29
Commitments and contingencies (Notes 4, 5 and 8)
Partners' capital.......................................................  1,974  2,102     2,240
                                                                         ------ ------    ------
       Total liabilities and partners' capital.......................... $2,908 $3,022    $3,041
                                                                         ====== ======    ======

  The accompanying notes are an integral part of these consolidated financial statements.

                     PRIMECO PERSONAL COMMUNICATIONS, L.P.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in millions)

                                                                                    For the three
                                                               For the Years Ended  months ended
                                                                  December 31,       March 31,
                                                              --------------------  -----------
                                                               1997   1998   1999    1999   2000
                                                              -----  -----  ------  -----   ----
                                                                                    (Unaudited)
Revenues and sales
   Service revenues.......................................... $ 139  $ 407  $  697  $ 150   $214
   Product sales.............................................    68     95     129     36     30
   Other.....................................................     1      7      14      2      6
                                                              -----  -----  ------  -----   ----
       Total revenues and sales..............................   208    509     840    188    250
                                                              -----  -----  ------  -----   ----
Costs and expenses
   Cost of service...........................................    10     16      19      4      6
   Cost of products sold.....................................    70     98     125     35     30
   Operating expenses........................................   469    606     747    196    207
   Depreciation and amortization.............................   138    196     244     57     69
                                                              -----  -----  ------  -----   ----
       Total costs and expenses..............................   687    916   1,135    292    312
                                                              -----  -----  ------  -----   ----
       Loss from operations..................................  (479)  (407)   (295)  (104)   (62)
Interest expense, less capitalized interest of $0, $6, and $2
respectively.................................................   (19)   (19)    (15)    (4)    (4)
Interest income..............................................     1      2       1     --      1
Other income (expense).......................................    (2)     1      (3)    --     --
Gain (loss) on disposal of assets............................    --    (17)     23     25     --
                                                              -----  -----  ------  -----   ----
       Loss before minority interest in losses of
       consolidated partnerships.............................  (499)  (440)   (289)   (83)   (65)
Minority interest in losses of consolidated partnerships.....    29     22      14      6      4
                                                              -----  -----  ------  -----   ----
       Net loss.............................................. $(470) $(418) $ (275) $ (77)  $(61)
                                                              =====  =====  ======  =====   ====


  The accompanying notes are an integral part of these consolidated financial statements.

                     PRIMECO PERSONAL COMMUNICATIONS, L.P.

                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                             (Dollars in millions)

                                         PCSCO Partnership PCS Nucleus, L.P.   Total
                                         ----------------  ----------------  Partners'
                                         General  Limited  General  Limited   Capital
                                         -------  -------  -------  -------  ---------

Balance, January 1, 1997................  $282     $ 422    $282     $ 422    $1,408
Partner contributions...................   174       262     174       262       872
Partner distributions...................    (4)       (7)     (4)       (6)      (21)
Net loss................................   (94)     (141)    (94)     (141)     (470)
                                          ----     -----    ----     -----    ------
Balance, December 31, 1997..............   358       536     358       537     1,789
Partner contributions...................   121       181     121       180       603
Net loss................................   (84)     (125)    (84)     (125)     (418)
                                          ----     -----    ----     -----    ------
Balance, December 31, 1998..............   395       592     395       592     1,974
Partner contributions...................    96       145      97       145       483
Partner distributions...................   (16)      (24)    (16)      (24)      (80)
Net loss................................   (55)      (82)    (56)      (82)     (275)
                                          ----     -----    ----     -----    ------
Balance, December 31, 1999..............   420       631     420       631     2,102
Partner contributions (Unaudited).......    40        59      40        60       199
Partner distributions (Unaudited).......    --        --      --        --        --
Net loss (Unaudited)....................   (12)      (18)    (12)      (19)      (61)
                                          ----     -----    ----     -----    ------
Balance, March 31, 2000 (Unaudited).....  $448     $ 672    $448     $ 672    $2,240
                                          ====     =====    ====     =====    ======


  The accompanying notes are an integral part of these consolidated financial statements.

                     PRIMECO PERSONAL COMMUNICATIONS, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in millions)

                                                                                                For the three
                                                                           For the Years Ended  months ended
                                                                               December 31,       March 31,
                                                                           -------------------  ------------
                                                                            1997   1998   1999   1999   2000
                                                                           -----  -----  -----  -----  -----
                                                                                                 (Unaudited)
Cash flows from operating activities
 Net loss................................................................. $(470) $(418) $(275) $ (77) $ (61)
Adjustments to reconcile net loss to net cash used in operating activities
   Depreciation and amortization..........................................   138    197    244     57     69
   Bad debt expense.......................................................     7     14     24      8      7
   (Gain) loss on disposal of assets......................................    --     17    (23)   (25)    --
   Loss on note receivable................................................     2     --     --     --     --
   Minority interest in losses of consolidated partnership................   (29)   (22)   (14)    (6)    (4)
Changes in assets and liabilities
    Accounts receivable, trade............................................   (30)   (38)   (48)   (23)   (16)
    Inventory.............................................................    29    (26)    (7)    12     20
    Prepaid assets........................................................    (2)    (6)     5      3      1
    Other assets..........................................................     4    (32)    14     16    (10)
    Accounts payable and accrued expenses.................................    12     44     82      4    (22)
    Accrued compensation..................................................     2      7     (5)    (5)    (1)
    Taxes, other than income..............................................     8     10     11      2     (1)
    Other noncurrent liabilities..........................................    10     11     11     --     (7)
                                                                           -----  -----  -----  -----  -----
     Net cash provided by (used in) operating activities..................  (319)  (242)    19    (34)   (25)
                                                                           -----  -----  -----  -----  -----
Cash flows from investing activities
 Payments for microwave relocation........................................   (69)   (22)    (4)    (2)    --
 Recoveries of microwave relocation costs.................................     4      4     10      4     --
 Proceeds from sale of property and equipment.............................    --     --      2     --     --
 Additions to property, plant and equipment...............................  (536)  (408)  (254)   (20)  (172)
 Proceeds from sale of MTA................................................    --     --     84     84     --
                                                                           -----  -----  -----  -----  -----
     Net cash provided by (used in) investing activities..................  (601)  (426)  (162)    66   (172)
                                                                           -----  -----  -----  -----  -----
Cash flows from financing activities
 Partner contributions....................................................   873    602    483    278    199
 Partner distributions....................................................   (21)    --    (80)   (80)    --
 Advances from (repayments to) partners, net..............................    (5)     2     (3)    --     --
 Proceeds from minority interest owners...................................    63     34     31     14     10
 Proceeds from capital leases.............................................    40     --      1     --     --
 Reductions of capital leases.............................................   (30)   (34)   (37)    (7)   (11)
 Payment of note payable to vendor........................................    --     --   (189)  (189)    --
 Increase (decrease) in overdraft payable to bank.........................    23     45    (48)   (52)    (2)
                                                                           -----  -----  -----  -----  -----
     Net cash provided by (used in) financing activities..................   943    649    158    (36)   196
                                                                           -----  -----  -----  -----  -----
Increase (decrease) in cash and cash equivalents..........................    23    (19)    15     (4)    (1)
Cash and cash equivalents, beginning of period............................     6     29     10     10     25
                                                                           -----  -----  -----  -----  -----
Cash and cash equivalents, end of period.................................. $  29  $  10  $  25  $   6  $  24
                                                                           =====  =====  =====  =====  =====

Supplemental disclosure in Note 11.

  The accompanying notes are an integral part of these consolidated financial statements.

                     PRIMECO PERSONAL COMMUNICATIONS, L.P.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization and Activities

   PrimeCo Personal Communications, L.P., formerly PCS PrimeCo, L.P., ("PrimeCo" or "the Partnership") was formed on October 20, 1994 as a Delaware limited partnership for the purpose of acquiring licenses issued by the Federal Communications Commission ("FCC") pursuant to Subpart E of Part 24 of the FCC Rules ("PCS License") and to design, build, own and operate broadband personal communications services ("PCS Business"). The Partnership will continue through 2014 unless dissolved by the Partners under dissolution provisions outlined in the partnership agreement.

   PCSCO Partnership (a wholly owned affiliate of Bell Atlantic Corporation) and PCS Nucleus, L.P. (a wholly owned affiliate of AirTouch Communications, Inc.), collectively, the "Partners," each hold a 20% general and 30% limited interest in the Partnership.

   On May 8, 1995, PrimeCo entered into three limited partnership agreements ("MTA Partnerships") with Texas Utilities Communications, Inc. ("TUC") for the purpose of operating PCS Businesses in the Dallas-Ft. Worth, San Antonio and Houston major trading areas ("Texas MTAs"). PrimeCo holds a majority interest of 80% in each MTA partnership comprised of 1% general partner and 79% limited partner interest. TUC holds a 20% minority ownership interest in each of the Texas MTAs.

   The consolidated financial statements include the accounts of PrimeCo and the Texas MTAs. The 20% interest of the Texas MTAs and the losses therefrom have been reflected as "Minority interest in consolidated partnerships" and "Minority interest in losses of consolidated partnerships." Significant intercompany balances and transactions have been eliminated in consolidation.

2.  Summary of Significant Accounting Policies

   The following is a summary of significant accounting policies:

  Cash and cash equivalents

   Cash equivalents consist primarily of highly liquid investments with minimal interest rate risk and original maturities of 90 days or less at the date of acquisition. The balance is stated at cost, which approximates fair value and is principally concentrated in institutional money market accounts. Book overdrafts are classified with accounts payable.

  Inventory

   Inventory consists of handsets and related accessories. Inventories purchased for resale are carried at the lower of cost (determined using weighted average) or market. Market is determined using replacement cost in accordance with industry standards.

  Licenses and microwave relocation

   PCS Licenses include costs incurred to acquire FCC licenses on frequency blocks A and B in the 1850-1990 MHz radio frequency bands.

   The PCS licenses are issued conditionally for ten years. Historically, the FCC has granted license renewals providing the licensees have complied with applicable rules, policies and the Communications Act of 1934, as amended. PrimeCo believes it has complied with and intends to continue to comply with these rules and policies.

                     PRIMECO PERSONAL COMMUNICATIONS, L.P.

   Microwave relocation includes costs incurred to relocate incumbent microwave links affecting PrimeCo's licensed frequencies.

   PrimeCo amortizes the cost of the PCS Licenses and microwave relocation costs on a straight-line basis over a 40 year life.

  Revenue recognition

   PrimeCo records service revenues for the amount of communications services rendered, primarily measured by billable minutes of traffic in addition to a monthly charge for access and features, after deducting a reserve for fraudulent unauthorized use or subscriber fraud.

   Equipment sales consist of revenues from the sales of digital phones and related accessories. Such sales are not considered a primary part of PrimeCo's personal communications business. Upon shipment of products to unaffiliated customers, PrimeCo recognizes sales and related costs and expenses. PrimeCo has established programs which, under specified conditions, enable customers to return products.

   Customer accounts are monitored through an aging process that addresses the customer credit class and number of days the balance is outstanding. A reserve for uncollectible accounts is recorded based on historical accounts receivable agings and write-offs and is further evaluated as a percentage of recorded revenues. When a customer account is determined uncollectible, it is written-off.

  Property, plant and equipment

   Property, plant and equipment are recorded at cost. These costs include cell site acquisition, site development, network and switch hardware, capitalized interest, and engineering and overhead. Depreciation is recorded on a straight-line basis over the following estimated useful lives: buildings, 20 years, plant and other equipment, 3 to 15 years. Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement. When depreciable assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses on disposition are recognized in income. Repair and maintenance costs are charged to expense when incurred; significant renewals and betterments are capitalized.

  Software development costs

   Specific expenditures directly related to development projects for internal-use software are capitalized and amortized over their estimated useful life. Costs incurred in the preliminary project stage of development (prior to technological feasibility) are expensed as incurred.

   Initial operating systems software is capitalized and amortized over the life of the related hardware. Initial network application software is capitalized and amortized over three years.

   Capitalized computer software of approximately $217 million and $307 million at December 31, 1998 and 1999, respectively, is recorded in property, plant and equipment. PrimeCo amortized computer software costs of approximately $17 million, $23 million and $39 million for the periods ended December 31, 1997, 1998 and 1999, respectively.

  Foreign currency

   PrimeCo has entered into forward exchange contracts to hedge foreign currency transactions. PrimeCo's forward exchange contracts do not subject PrimeCo to risk from exchange rate movements

                     PRIMECO PERSONAL COMMUNICATIONS, L.P.

because gains and losses on such contracts offset losses and gains, respectively, on the Japanese yen denominated portion of its capital lease obligations. PrimeCo had approximately $119 million and $126 million of foreign exchange contracts outstanding relating to foreign currency denominated capital lease obligations at December 31, 1998 and 1999, respectively. The forward exchange contracts generally require PrimeCo to exchange U.S. dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts.

   Credit risk associated with concentrations can arise when changes in economic, industry or geographic factors affect groups of counterparties with similar characteristics, whose aggregate credit exposure is significant to PrimeCo's total credit exposure. The current volatility in the Asian markets creates an unfavorable environment for the counterparties to the exchange contracts to fulfill their obligations to deliver the contracted currencies. Accordingly, PrimeCo could be at risk for any currency related fluctuations if the counterparties do not contractually comply. Should the counterparties not comply, the ultimate impact, if any, will be a function of the difference in cost of acquiring yen at the time of delivery versus the contractually agreed upon price.

   The aggregate hedge payable (receivable) and capital lease receivable (payable) as of December 31, 1998 and 1999 is $3 million and ($9) million, respectively. The associated gain and (loss) on the hedging activities, which has been netted in the statements of operations against capital lease (gains) and losses for the years ended December 31, 1997, 1998 and 1999 is ($12) million, $15 million and $12 million, respectively.

  Income taxes

   The results of operations of PrimeCo will be included in the income tax returns of the partners. Accordingly, no provision for income taxes is recorded in the accompanying financial statements.

  Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

  Advertising costs

   Advertising costs included in operating expenses are expensed as incurred. Advertising expenses totaled approximately $193 million, $216 million and $277 million in 1997, 1998 and 1999, respectively. These costs include handset subsidy expenses of $108 million, $132 million and $147 million in 1997, 1998 and 1999, respectively.

                     PRIMECO PERSONAL COMMUNICATIONS, L.P.

3.  Property, Plant and Equipment

   Property, plant and equipment consists of the following at December 31, 1998 and 1999:

                                                          1998       1999
                                                          ------     ------
                                                         (Dollars in millions)
           Land, buildings and leasehold improvements... $   37     $   45
           Network equipment............................  1,453      1,699
           Data processing..............................    137        188
           Furniture and fixtures.......................     36         39
                                                          ------     ------
                                                          1,663      1,971
           Accumulated depreciation and amortization....   (275)      (480)
                                                          ------     ------
               Total.................................... $1,388     $1,491
                                                          ======     ======

   Network equipment with a cost of approximately $336 million and $348 million at December 31, 1998 and December 31, 1999, respectively, is subject to capital lease obligations.

   During 1998 the Partnership exchanged certain network assets in the following MTAs: Dallas, San Antonio, Chicago, and Milwaukee. The transaction was accounted for as a non-monetary exchange in accordance with Accounting Principle Board Opinion Number 29. In connection with this transaction, there was an approximate loss of $16.5 million relating to impairment of assets that were not subject to the exchange and certain noncapitalizable costs relating to the exchange.

4.  Leases

  Capital leases

   During 1996 and 1997, PrimeCo entered into a series of sale/leaseback transactions for a portion of its network equipment. The sale/leasebacks were accounted for as financings, wherein the property remains on the books and a capital lease obligation is recorded for the proceeds received. The underlying amounts due under these leases have been guaranteed by the partners. There was no gain or loss associated with the transactions. Future minimum payments under these and other capital lease obligations, a portion of which are payable in Japanese yen, less imputed interest, are as follows:

   Years                                                               (Dollars in millions)
   -----                                                               ---------------------
   2000...............................................................         $ 48
   2001...............................................................           48
   2002...............................................................           52
   2003...............................................................           62
   2004...............................................................           85
   Thereafter.........................................................           41
                                                                               ----
       Total minimum lease payments...................................          336
   Less--Imputed interest.............................................          (76)
                                                                               ----
       Present value of minimum lease payments........................          260
   Less--Current installments.........................................          (39)
                                                                               ----
       Long-term capital lease obligations at December 31, 1999.......         $221
                                                                               ====

                     PRIMECO PERSONAL COMMUNICATIONS, L.P.

  Operating leases

   PrimeCo also has various operating leases, primarily related to rentals for towers, sites, stores and offices. At December 31, 1999, the aggregate minimum rental commitments under noncancellable operating leases for the periods shown are as follows:

                      Years             (Dollars in millions)
                      -----             ---------------------
                      2000.............         $ 49
                      2001.............           48
                      2002.............           44
                      2003.............           39
                      2004.............           38
                      Thereafter.......           87
                                                ----
                          Total........         $305
                                                ====

   Rental expense was approximately $36 million, $52 million and $54 million in 1997, 1998 and 1999, respectively.

5.  Commitments and Contingencies

  Litigation

   PrimeCo is involved in various claims and legal proceedings of a nature considered normal to its business. Management believes that these will not have a material effect on the Partnership's operating results or financial position.

  Vendor Agreements

   PrimeCo has an agreement with its equipment supplier with regards to equipment costs, payment terms and available credits. This equipment supplier is the primary provider for the Partnership's network equipment. Vendor credits were made available to PrimeCo based upon the volume of equipment purchased in accordance with the agreements. PrimeCo has an estimated minimum purchase commitment of $185.2 million to be paid during 2000. The vendor's sole remedy in the case of non-compliance is a reduction in 2000 and thereafter of purchase discounts.

   PrimeCo has also entered into agreements with several companies to provide PrimeCo with products and services to be used in its normal operations. The minimum payments for these agreements are approximately $13 million in 2000, $4 million in 2001, and $5 million in 2002.

Microwave relocation costs

   The FCC requires PCS License holders to compensate incumbents for relocating to new frequencies. PrimeCo has incurred approximately $198 million and $196 million in aggregate microwave relocation costs as of December 31, 1998 and 1999, respectively.

   PrimeCo is legally entitled to partial recoveries of these amounts in the future as other PCS providers establish service requiring clearance of the same microwave links; however, the aggregate recovery cannot be reasonably estimated. Amounts received with respect to these recoveries are recorded as a reduction to the related asset account.

                     PRIMECO PERSONAL COMMUNICATIONS, L.P.

Recoverability of assets and network expansion

   The realization of PrimeCo's assets is dependent upon continued financial support from its partners and successful implementation of its business strategy. PrimeCo will continue to incur significant expenditures in connection with expanding and improving its coverage areas. The Partners have committed $380 million in funding for 2000 capital and operating expenditures. In addition, they have provided letters of support to the Partnership which ensure, up to the respective partners proportionate share of ownership, that financial support necessary to meet all cash flow requirements will be provided to PrimeCo for the twelve-month period ending January 1, 2001.

   On September 21, 1999, the Partners of PrimeCo entered into an agreement that contemplates, among other things, the combination of certain assets, including the assets of PrimeCo. At this time, management is unable to predict the precise effect of this agreement on PrimeCo.

6.  Related Party Transactions

   During 1997, 1998 and 1999, each partner paid certain costs on behalf of PrimeCo. Such payments amounted to approximately $15 million, $11 million and $4 million during 1997, 1998 and 1999, respectively. Amounts payable to the partners amounted to approximately $0 and $3 million at December 31, 1999 and 1998, respectively.

7.  Employee Benefits

   Effective September 1, 1995, the Partnership established a defined contribution profit sharing employee savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for all employees of PrimeCo. PrimeCo received a favorable determination letter confirming the 401(k) Plan's qualification from the Internal Revenue Service during 1996.

   Employees may elect to contribute up to 16% of their annual compensation. PrimeCo will match employee contributions up to 4% of compensation and, at its discretion, may elect to make additional contributions under the profit sharing provisions of the 401(k) Plan. Total expenses related to the 401(k) Plan for the years ended December 31, 1997, 1998 and 1999 amounted to approximately $4 million, $2 million and $3 million, respectively.

8.  Short term borrowing and Credit Facilities

   Effective March 18, 1998, PrimeCo entered into a discretionary $16 million line of credit with The Chase Manhattan Bank. The line of credit was increased to $20 million on September 30, 1998. The line of credit expired December 31, 1999; an application to extend until December 31, 2000 is pending. As of December 31, 1999, no amount is outstanding.

   Mellon Bank, NA issued a discretionary $5 million line of credit effective January 23, 1997, to PrimeCo. As of January 2000, the line of credit was cancelled.

   On December 18, 1998, PrimeCo entered into a short term note payable with one of its primary vendors. There was approximately $189 million outstanding on the note as of December 31, 1998, with a 6% interest rate. The note was paid in full in January 1999.

                     PRIMECO PERSONAL COMMUNICATIONS, L.P.

9.  Fair Value of Financial Instruments

   The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

   Amounts payable related to foreign currency forward contracts, which are used to hedge foreign commitments, are recorded at fair value based on currency exchange rates in effect at the balance sheet date;

   Capital lease and microwave relocation obligations approximate fair value based on interest rates for similar transactions.

10.  Sale of MTA

   On January 25, 1999, PrimeCo sold, to an unrelated third party, the PCS license with respect to the Hawaii MTA, and other specified assets relating to the business of building out, owning, operating, and maintaining a PCS system in the Hawaii MTA, and providing PCS services to customers therein. The total proceeds were $73 million, plus reimbursement of certain costs, including all capital expenditures and operating expenses since January 1, 1998, of approximately $12 million. A gain on the sale of $25 million was recognized, which included the reimbursement for 1998 operating expenses.

11.  Supplemental Data to Consolidated Statements of Cash Flows

                                                                    Years Ended December 31,
                                                                    ------------------------
                                                                     1997      1998     1999
                                                                    -----     -----    -----
                                                                    (Dollars in millions)
Interest paid was as follows
       Interest paid............................................... $ 14      $ 15     $ 20
                                                                    ====      ====     ====
Noncash investing activities were as follows
       Additions to property, plant and equipment.................. $ 84      $ 19     $116
                                                                    ====      ====     ====
   Note payable to vendor in exchange for equipment................ $  0      $189     $  0
                                                                    ====      ====     ====
   Reductions and credits to property, plant and equipment......... $149      $ 11     $ 12
                                                                    ====      ====     ====
   Addition to microwave relocation obligations.................... $ 23      $  4     $  3
                                                                    ====      ====     ====
   Additions to (reductions of) microwave relocation receivables... $  9      $  0     $  5
                                                                    ====      ====     ====

12.  Subsequent Events

   The TUC 20% minority ownership interests in the Texas MTAs were purchased by two limited liability companies which are wholly owned subsidiaries of the Partners. This transaction closed on January 6, 2000.

                 THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED
                 ARTHUR ANDERSEN, LLP REPORT AND HAS NOT
                 BEEN RE-ISSUED BY ARTHUR ANDERSEN, LLP


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Chicago SMSA Limited Partnership,
CyberTel Cellular Telephone Company,
CyberTel RSA Cellular Limited Partnership, and Illinois SMSA Limited Partnership:

   We have audited the accompanying combined statements of operations, changes in partners' capital, and cash flows of CHICAGO SMSA LIMITED PARTNERSHIP, CYBERTEL CELLULAR TELEPHONE COMPANY, CYBERTEL RSA CELLULAR LIMITED PARTNERSHIP, AND ILLINOIS SMSA LIMITED PARTNERSHIP for the nine months ended September 30, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Chicago SMSA Limited Partnership, CyberTel Cellular Telephone Company, CyberTel RSA Cellular Limited Partnership, and Illinois SMSA Limited Partnership, and the results of their operations and their cash flows for the nine months ended September 30, 1999 in conformity with accounting principles generally accepted in the United States.

/S/  ARTHUR ANDERSEN LLP
Atlanta, Georgia
July 17, 2000

                       CHICAGO SMSA LIMITED PARTNERSHIP,
                     CYBERTEL CELLULAR TELEPHONE COMPANY,
                  CYBERTEL RSA CELLULAR LIMITED PARTNERSHIP,
                     AND ILLINOIS SMSA LIMITED PARTNERSHIP

                       COMBINED STATEMENT OF OPERATIONS

                    For the period ended September 30, 1999
                                 (in millions)

                   Revenues
                      Service.......................... $611
                      Equipment........................   33
                      Other............................    9
                                                        ----
                          Total revenues...............  653

                   Operating expenses
                      Sales and marketing..............  244
                      Network costs....................  109
                      Operation support costs..........   75
                      General and administrative.......   40
                      Amortization.....................    2
                                                        ----
                          Total operating expenses.....  470
                                                        ----
                   Operating income....................  183
                   Other income (expense)
                      Minority interest................   (3)
                      Interest income..................    2
                      Other............................    1
                                                        ----
                   Net income.......................... $183
                                                        ====


  The accompanying notes are an integral part of these financial statements.

                       CHICAGO SMSA LIMITED PARTNERSHIP,
                     CYBERTEL CELLULAR TELEPHONE COMPANY,
                  CYBERTEL RSA CELLULAR LIMITED PARTNERSHIP,
                     AND ILLINOIS SMSA LIMITED PARTNERSHIP

                   COMBINED STATEMENTS OF PARTNERS' CAPITAL
                                 (in millions)

      Balance, December 31, 1998.................................. $ 497
      Net income..................................................   183
      Capital distributions.......................................  (203)
                                                                   -----
      Balance, September 30, 1999................................. $ 477
                                                                   =====



  The accompanying notes are an integral part of these financial statements.

                       CHICAGO SMSA LIMITED PARTNERSHIP,
                     CYBERTEL CELLULAR TELEPHONE COMPANY,
                  CYBERTEL RSA CELLULAR LIMITED PARTNERSHIP,
                     AND ILLINOIS SMSA LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF CASH FLOW

              For the nine-month period ended September 30, 1999
                                 (in millions)

 Cash flows from operating activities
    Net income.......................................................... $ 183
 Adjustments to reconcile net income to net cash provided by operations:
        Depreciation and amortization...................................    69
        Bad debt expense................................................    12
        Change in current assets........................................     0
        Change in current liabilities...................................    31
        Other...........................................................   (17)
                                                                         -----
           Net cash provided by operating activities....................   278
                                                                         -----
 Cash flows from investing activities
    Capital expenditures................................................   (98)
                                                                         -----
           Net cash used in investing activities........................   (98)
                                                                         -----
 Cash flow from financing activities
    Retirement of long-term debt........................................    (2)
    Capital distributions...............................................  (203)
    Change in due from general partner..................................    25
                                                                         -----
           Net cash used in financing activities........................  (180)
                                                                         -----
 Net increase in cash and cash equivalents..............................    --
 Cash and cash equivalents, beginning of period.........................    --
                                                                         -----
 Cash and cash equivalents, end of period............................... $  --
                                                                         =====


  The accompanying notes are an integral part of these financial statements.

                       CHICAGO SMSA LIMITED PARTNERSHIP,
                     CYBERTEL CELLULAR TELEPHONE COMPANY,
                  CYBERTEL RSA CELLULAR LIMITED PARTNERSHIP,
                     AND ILLINOIS SMSA LIMITED PARTNERSHIP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1.  Organization and Nature of Business

   The accompanying financial statements present the combined financial statements of Chicago SMSA Limited Partnership ("Chicago SMSA"), CyberTel Cellular Telephone Company ("CCTC"), CyberTel RSA Cellular Limited Partnership ("CyberTel RSA"), and Illinois SMSA Limited Partnership ("Illinois SMSA"), collectively, the "Partnerships."

   The Partnerships provide cellular services for different regions within the United States. Chicago SMSA provides analog and digital cellular service in the Chicago, Illinois and Gary, Indiana metropolitan areas. CCTC provides analog and digital cellular service in the St. Louis metropolitan area and various rural portions of Missouri. CyberTel RSA provides cellular service in the Columbia metropolitan area and various rural portions of Missouri. Illinois SMSA provides analog and digital cellular service in the Springfield, Champaign-Urbana, Bloomington-Normal, Decatur and Danville-Matton metropolitan areas. In addition to providing local cellular service, the Partnerships purchase long distance services from Ameritech Communications, Inc., and resell these services to their cellular customers.

   The partners of Chicago SMSA are Ameritech Mobile Phone Service of Chicago, Inc. ("AMPSC"), a wholly-owned subsidiary of Ameritech Mobile Communications, Inc. ("AMCI"), which is wholly owned by Ameritech Corporation ("Ameritech"); and ALLTEL Communications, Inc. ("ALLTEL").

   The partners' ownership percentages in Chicago SMSA were as follows as of September 30, 1999:

       AMPSC general interest...................................... 40.0%
       AMPSC limited interest...................................... 55.0%
       ALLTEL limited interest.....................................  5.0%

   The partners of CCTC are CyberTel Corporation and Gensub, Inc. ("Gensub"), wholly-owned subsidiaries of CyberTel Financial Corporation, which is wholly-owned by AMCI and Cellular Mobile Systems of Missouri, Inc. ("Cellular Mobile").

   The partners' ownership percentages in CCTC were as follows as of September 30, 1999:

       CyberTel Corporation........................................ 77.5%
       Cellular Mobile............................................. 15.0%
       Gensub......................................................  7.5%

   The partners of CyberTel RSA are CyberTel Corporation and CyberTel Cellular Management Company ("CTMC"), a wholly-owned subsidiary of CyberTel Inc.

   The partners' ownership percentages of CyberTel RSA were as follows as of September 30, 1999:

       CyberTel Corporation........................................ 50.5%
       CyberTel Cellular Management Company........................ 49.5%

   The partners of Illinois SMSA are Ameritech Mobile Phone Service of Illinois, Inc. (AMPSI or General Partner), a wholly-owned subsidiary of AMCI; AMCI; U.S. West New Vector Group, Inc. (New Vector); and Midwest Cellular Associates (Midwest).

                       CHICAGO SMSA LIMITED PARTNERSHIP,
                     CYBERTEL CELLULAR TELEPHONE COMPANY,
                  CYBERTEL RSA CELLULAR LIMITED PARTNERSHIP,
                     AND ILLINOIS SMSA LIMITED PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)



   The partners' ownership percentages of Illinois SMSA were as follows as of September 30, 1999:

      AMPSI general interest...................................... 46.364%
      AMCI limited interest....................................... 13.636%
      New Vector limited interest................................. 12.647%
      Midwest limited interest.................................... 27.353%

   Illinois SMSA has a 61.36% controlling interest in Illinois RSA 6&7 Limited Partnership (RSA 6&7). Chicago SMSA and Illinois SMSA each own a 20 percent interest in the Illinois Valley Cellular RSA 2-III Partnership. This partnership was formed to fund, establish and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area.

   On April 1999, GTE Corporation ("GTE") announced that it, along with Georgetown Partners, a private investment firm, had agreed to acquire Ameritech Corporation's interests in the Chicago, St. Louis and Central Illinois cellular properties for $3.27 billion in cash. In October 1999, SBC Communications, Inc.
(SBC) acquired Ameritech and GTE subsequently completed the acquisition of these properties. The unit formed by these operations is 92.725% owned by GTE and 7.275% owned by Davenport, a Partnership wholly owned by Georgetown Partners.

2.  Summary of Significant Accounting Policies

  Basis of presentation

   The Partnerships prepare their financial statements in accordance with accounting principles generally accepted in the United States which require that management make estimates and assumptions that affect reported amounts. Actual results could differ from these estimates.

  Principles of combination

   The accompanying financial statements present the combined results of operations of the Partnerships for the nine months ended September 30, 1999. All significant intercompany balances and transactions have been eliminated in combination.

  Revenue recognition

   The Partnerships earn service revenues primarily by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenues). Access revenues are recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other service revenues are recognized after services are performed or rendered and include custom calling feature and other revenues. Equipment sales are recognized upon delivery of the equipment to the customer. Other revenues include landline call termination revenues and paging revenues, which are recognized when services are rendered, and Universal Service Fund billings that are collected from the customer and remitted to the appropriate authority.

                       CHICAGO SMSA LIMITED PARTNERSHIP,
                     CYBERTEL CELLULAR TELEPHONE COMPANY,
                  CYBERTEL RSA CELLULAR LIMITED PARTNERSHIP,
                     AND ILLINOIS SMSA LIMITED PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


  Operating expenses

   Operating expenses include expenses incurred directly by the Partnerships, as well as an allocation of administrative expenses and other costs incurred by the general partners. Refer to Note 4 for additional discussion of allocated and affiliated expenses.

  Advertising costs

   The Partnerships expense the cost of advertising as incurred. Advertising expense was $29.5 million for the nine months ended September 30, 1999.

  Due from general partner

   Pursuant to the terms of the partnership agreements, the General Partner is reimbursed by the Partnerships for any reasonable and necessary expenses, as defined in these agreements, incurred by the general partner or its affiliates on behalf of the partnerships. See Note 4 for further discussion.

   The receivable from the general partner represents cumulative net balance of amounts owed by the general partner. Interest is earned on the average monthly receivable balance at the federal funds rate plus .5% (which ranged from 5.05% to 5.67%).

  Income taxes

   According to the Internal Revenue Code and applicable state statutes, income and expenses are not separately taxable to the Partnerships, but rather accrue directly to the partners. Accordingly, no provision for income taxes is made in the accompanying financial statements.

  Inventories

   Inventories include cellular telephone equipment and are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

  Property and equipment

   Property and equipment are recorded at cost. The Partnerships record depreciation using the straight-line method over the estimated useful lives of the assets, which are primarily 15 years for buildings and towers, three to ten years for cell and switching equipment, and three to ten years for furniture and fixtures and other equipment. When property is retired, the cost of the property and the related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in income.

   Assets under construction represent costs incurred for the construction of cell sites and includes network engineering and capitalized interest. When these assets are placed in service, the costs are recorded to the appropriate property and equipment accounts and depreciation begins. Depreciation expense for the nine months ended September 30, 1999 was $66.8 million.

                       CHICAGO SMSA LIMITED PARTNERSHIP,
                     CYBERTEL CELLULAR TELEPHONE COMPANY,
                  CYBERTEL RSA CELLULAR LIMITED PARTNERSHIP,
                     AND ILLINOIS SMSA LIMITED PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


  Deferred charges and other assets, net

   Deferred charges primarily includes the unamortized costs of phone equipment used as part of a sales promotion effort. The promotion allows the customer either limited free service or free or discounted phone equipment in exchange for a one to three year contract. For those customers choosing the phone equipment discount option, the discount is deferred and amortized over the length of the customers' service contracts.

   Other assets, net, consists of the long-term portion of deferred charges, intangibles associated with certain acquisitions, and the investments in Illinois RSA-2. The intangibles are being amortized over 5-40 years. The investments are being accounted for under the equity method.

  Long-lived assets

   The Partnerships periodically review the values assigned to long-lived assets such as intangibles, deferred charges, and property and equipment, to determine whether any impairments exist that are other than temporary. Management believes that the long-lived assets in the accompanying balance sheet are appropriately valued.

  Credit risk

   The Partnerships' accounts receivable subject the Partnerships to credit risk, as collateral is generally not required. The Partnerships' risk of loss is limited due to advance billings to certain customers for services and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amount of the Partnerships' receivables approximates their fair value.

  Sources of supplies

   The Partnerships rely on local and long-distance telephone companies and other companies to provide certain communication services. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse effect on operating results.

   Although the Partnerships attempt to maintain multiple vendors for each required product, its inventory and equipment, which are important components of its operations, are each currently acquired from only a few sources. If the suppliers are unable to meet the Partnerships' needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnerships' network infrastructure or losses of potential customers could result, which would adversely affect operating results.

3.  Commitments and Contingencies

  Leases

   The Partnerships lease certain facilities and equipment used in operations under long-term operating leases. These leases have options for renewal with provisions for increased rent upon

                       CHICAGO SMSA LIMITED PARTNERSHIP,
                     CYBERTEL CELLULAR TELEPHONE COMPANY,
                  CYBERTEL RSA CELLULAR LIMITED PARTNERSHIP,
                     AND ILLINOIS SMSA LIMITED PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


renewal. Rent expense for the nine months ended September 30, 1999 was $9.4 million and is included in sales and marketing costs, operation support costs, network costs, and general and administrative costs in the accompanying statement of operations.

   As of September 30, 1999, future minimum lease payments under noncancellable operating leases with initial or remaining periods in excess of one year were as follows (in millions):

        2000........................................................ $13
        2001........................................................  12
        2002........................................................  10
        2003........................................................   9
        2004........................................................   8
        Thereafter..................................................  21
                                                                     ---
           Total.................................................... $73
                                                                     ===

  Contingencies

   The Company is subject to several proceedings, including class actions, arising out of the conduct of its business. These proceedings primarily involve commercial transactions, including unfair trade practices and include:

   Ameritech Corporation and Ameritech Mobile Communications, Inc., Plaintiff/Counter-defendants v. Computer Systems Solutions, Inc.,
Defendant/Counter-plaintiff, Case No. 97 C 7932, United States District Court, Northern District of Illinois.

   Bradley S. Joiner, et al v. Ameritech Mobile Communications, Inc. Case No. 96-L-121, Circuit Court for the Third Judicial Circuit, Madison County, Illinois.

   Judith Bobalik, Terrance Purcell, Howard Jongsma, Paul and Debra Haynes v. Ameritech Mobile Communications, Inc. and Village of Chicago Heights, Case No. 96 CH 4130, Circuit Court, Cook County, Illinois.

   Wendy Marshall on behalf of herself and all others similarly situated v. Ameritech Mobile Communications, Inc., Case No. 97-L-141, Circuit Court for the Third Judicial Circuit, Madison County, Illinois.

   The ultimate outcomes of the preceding litigation cannot be determined at the present time. Accordingly, no provision for any liability that might result from these matters has been made in the accompanying financial statements.

   The Partnerships are subject to litigation related to matters arising in the normal course of business. The Partnerships are not aware of any other asserted or pending claims that could potentially have a material adverse effect on the Partnerships' financial position, cash flows or results of operations.

                       CHICAGO SMSA LIMITED PARTNERSHIP,
                     CYBERTEL CELLULAR TELEPHONE COMPANY,
                  CYBERTEL RSA CELLULAR LIMITED PARTNERSHIP,
                     AND ILLINOIS SMSA LIMITED PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


4.  Related-Party Transactions

   All transactions of the Partnerships are authorized by the general partners. Many management and administrative services are performed by Ameritech Mobile Communications, Inc. Services provided to the Partnerships include support in major functional areas such as accounting, information and cash management, human resources, legal, marketing, billing, and technology planning. Costs attributable to these support functions are included in sales and marketing, operations support, network, and general and administrative costs in the accompanying statement of operations. These costs, along with services provided by the general partners, are allocated to the Partnerships based on various factors which are modified periodically to more closely align costs with services received. The costs for such expenses were approximately $89.2 million.

   The general partner either advances funds to or borrows funds from the Partnerships. Funds advanced to the Partnerships are used to cover construction and working capital requirements. The advances and borrowings are netted and are reflected in due from general partner in the accompanying balance sheet. Interest is calculated on this balance as described in Note 2.

   The subsidiary partnerships purchase facility and long-distance services from Ameritech subsidiaries. The costs of such expenses were not material for the period presented.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

  Cellco Partnership

   Section 15-110 of Delaware Revised Uniform Partnership Act provides that subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

   Pursuant to Cellco Partnership's partnership agreement, Cellco Partnership shall indemnify its partners, officers, representatives and alternates against any liability incurred in connection with any proceeding in which such person may be involved by reason of the fact that such person is or was serving as a partner, officer, representative or alternate, as the case may be, including liabilities resulting from any actual or alleged breach of duty, error, misstatement or misleading statement, negligence or act giving rise to liability, except (1) where such indemnification is expressly prohibited by applicable law or is determined in a final adjudication to be unlawful, (2) where the conduct of the indemnified party is determined to constitute gross negligence, bad faith, reckless conduct, intentional misconduct, a knowing violation of law, a breach of Section 5.1 of the partnership agreement, receipt from Cellco Partnership of a personal benefit to which the indemnified party is not legally entitled, or an action other than one in which the indemnified party acted in good faith and in a manner such party reasonably believed to be in the best interest of Cellco Partnership and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (3) where the liability is incurred in a proceeding, other than a proceeding to seek the indemnification provided under the partnership agreement, initiated or participated in as an intervenor or amicus curiae by the indemnified party.

   Section 5.1 of the partnership agreement provides that each representative and alternate shall enjoy each and every protection afforded to the directors of a Delaware corporation under applicable Delaware law, including the limitation on personal liability to the maximum extent permitted by Section 102(b) of the Delaware General Corporation Law as if the provisions thereof were set forth in the partnership agreement. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

   Section 5.2 of the partnership agreement provides that no partner, officer, representative or alternate shall be liable to the partnership or to any partner for any losses, claims, damages or liabilities arising from or in connection with the business or affairs of the partnership, except for any losses, claims, damages or liabilities as are determined by final judgment of a court of competent jurisdiction to have resulted from such partner, officer, representative or alternate's gross negligence, reckless conduct, intentional misconduct, knowing violation of law or breach of the provisions of Section 5.1 of the partnership agreement. To the extent that, at law or in equity, any partner, officer, representative or alternate has duties (including fiduciary duties) and liabilities relating thereto to the partnership or to any partner, such partner, officer, representative or alternate acting in connection with the business or affairs of the partnership shall not be liable to the partnership or to any partner, officer, representative or alternate for his good faith conduct in accordance with the provisions of the partnership agreement or any approval or authorization granted by the partnership, any partner, officer, representative or alternate. These provisions of the partnership agreement, to the extent that they restrict the duties and liabilities of any partner, officer, representative or alternate otherwise existing at law or in equity, are agreed by the partners to replace such other duties and liabilities of such partner, officer, representative or alternate.

   The Exchange and Registration Rights Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification of representatives and officers of Cellco Partnership by the initial purchasers against certain liabilities.

  Verizon Wireless Capital LLC

   Section 18-108 of Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

   Pursuant to its limited liability company agreement, except in the case of bad faith, gross negligence or willful misconduct, Verizon Wireless Capital LLC shall indemnify and hold harmless, to the fullest extent permitted by the laws of the state of Delaware for directors and officers of corporations organized under the laws of that state, any of its member and officers (including the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was its member or officer. Such indemnity shall be provided out of and only to the extent of the assets of Verizon Wireless Capital LLC.

   The Exchange and Registration Rights Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification of directors and officers of Verizon Wireless Capital LLC by the initial purchasers against certain liabilities.

Item 21.  Exhibits and Financial Statement Schedules

   (a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.                                       Document
-----------                                       --------

   1        Exchange and Registration Rights Agreement dated as of December 17, 2001 among
              Cellco Partnership and Verizon Wireless Capital LLC and J.P. Morgan Securities Inc.
              and Salomon Smith Barney Inc., as Representatives of the Initial Purchasers*

   3.1      Certificate of Formation of Verizon Wireless Capital LLC*

   3.2      Limited Liability Company Agreement of Verizon Wireless Capital LLC dated as of
              December 7, 2001*

   3.3      Cellco Partnership Amended and Restated Partnership Agreement dated as of April 3,
              2000 (incorporated by reference to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   3.3.1    Amendment and Joinder to Cellco Partnership Amended and Restated Partnership
              Agreement dated as of July 10, 2000*

   4.1      Indenture dated as of December 17, 2001 among Cellco Partnership and Verizon
              Wireless Capital LLC as Issuers and First Union National Bank as Trustee*

Exhibit No.                                       Document
-----------                                       --------

    4.2     Form of global certificate representing the Floating Rate Notes due 2003*

    4.3     Form of global certificate representing the 5.375% Notes due 2006*

    5       Opinion of Davis Polk & Wardwell with respect to the new securities*

   10.1     U.S. Wireless Alliance Agreement dated September 21, 1999 (incorporated by reference to Bell Atlantic Corporation Form 10-Q for quarter ended September 30, 1999)

   10.2     Amendment to U.S. Wireless Alliance Agreement dated as of April 3, 2000 (incorporated by reference to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.3     Investment Agreement dated as of April 3, 2000 among Vodafone AirTouch Plc, Bell
              Atlantic Corporation and Cellco Partnership (incorporated by reference to Verizon
              Wireless Inc. Form S-1 (No. 333-44394))

   10.4     Settlement Strategy Agreement dated as of September 21, 1999 by and between
              Vodafone AirTouch Plc and Bell Atlantic Corporation (incorporated by reference to
              Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.5     Amendment to Settlement Strategy Agreement dated as of April 3, 2000 (incorporated by reference to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.6     Form of Indemnity Agreement related to dispositions of conflicted systems
              (incorporated by reference to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.7     Secondment Agreement among Vodafone AirTouch Plc, Bell Atlantic Corporation and
              Cellco Partnership (incorporated by reference to Verizon Wireless Inc. Form S-1
              (No. 333-44394))

   10.8     Bell Atlantic Stock Option Program (incorporated by reference to Amendment No. 1 to
              Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.9     Software Assignment and License Agreement dated as of April 3, 2000 between
              AirTouch Communications, Inc. and Cellco Partnership (incorporated by reference to
              Amendment No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.10    Intellectual Property Assignment dated as of April 3, 2000 between AirTouch
              Communications, Inc. and Cellco Partnership (incorporated by reference to
              Amendment No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.11    Patent License Agreement dated as of April 3, 2000 between AirTouch Communications,
              Inc. and Cellco Partnership (incorporated by reference to Amendment No. 1 to
              Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.12    Transition Services Agreement dated as of April 3, 2000 between Vodafone AirTouch Plc and Cellco Partnership (incorporated by reference to Verizon Wireless Inc. Form S-1
              (No. 333-44394))

   10.13    Patent License Agreement dated as of April 3, 2000 between Bell Atlantic Cellular
              Holdings, L.P. and NYNEX PCS Inc. (collectively, ''Licensors''), and Cellco
              Partnership (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc.
              Form S-1 (No. 333-44394))

   10.14    Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and Cellco Partnership (incorporated by reference to Amendment No. 1 to Verizon
              Wireless Inc. Form S-1 (No. 333-44394))

   10.15    Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and Cellco Partnership (incorporated by reference to Amendment No. 1 to Verizon
              Wireless Inc. Form S-1 (No. 333-44394))

Exhibit No.                                        Document
-----------                                        --------

   10.16    Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and Cellco Partnership (incorporated by reference to Amendment No. 1 to Verizon
              Wireless Inc. Form S-1 (No. 333-44394))

   10.17    Trademark and Domain Name License Agreement dated as of April 3, 2000 between
              AirTouch Communications, Inc. and Cellco Partnership (incorporated by reference to
              Amendment No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.18    Verizon Wireless Executive Savings Plan, as amended and restated, effective January 1,
              2001 (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form
              S-1 (No. 333-44394))

   10.19    Bell Atlantic Senior Management Income Deferral Plan (incorporated by reference to Bell
              Atlantic Corporation Form 10-K for the year ended December 31, 1999)

   10.20    Bell Atlantic NYNEX Mobile Executive Transition and Retention Retirement Plan, as
              amended and restated, effective May 19, 2000 (incorporated by reference to
              Amendment No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.21    AirTouch Communications Deferred Compensation Plan, as amended and restated, effective as of June 1, 1998 (incorporated by reference to Amendment No. 1 to Verizon
              Wireless Inc. Form S-1 (No. 333-44394))

   10.22    Employment contract dated Sept. 29, 2000 between Dennis Strigl and Verizon Wireless
              Inc. (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
              (No. 333-44394))

   10.23    Employment agreements between Edward Langston and Vodafone Group (dated May
              17, 1994 between Vodapage Limited and Edward Langston, as supplemented on
              January 2, 1998 by Vodafone Group Services Limited and on December 15, 1999 by
              Vodafone AirTouch Group Services Limited)(incorporated by reference to
              Amendment No.1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.24    Employment agreement effective as of April 3, 2000 between Lowell McAdam and
              Cellco Partnership (incorporated by reference to Amendment No. 1 to Verizon
              Wireless Inc. Form S-1 (No. 333-44394))

   10.25    Employment agreement effective as of April 3, 2000 between Richard Lynch and Cellco
              Partnership (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc.
              Form S-1 (No. 333-44394))

   10.26    Employment agreement effective as of April 3, 2000 between S. Mark Tuller and Cellco
              Partnership (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc.
              Form S-1 (No. 333-44394))

   10.27    Stock Purchase Agreement among Ameritech Mobile Communications, Inc., Cybertel
              Financial Corporation, GTE Consumer Services Incorporated and GTE Corporation
              dated as of April 2, 1999 (incorporated by reference to Amendment No. 1 to Verizon
              Wireless Inc. Form S-1 (No. 333-44394))

   10.28    Stock Purchase Agreement among Ameritech Mobile Communications, Inc., GTE
              Consumer Services Incorporated and GTE Corporation dated as of April 2, 1999
              (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
              (No. 333-44394))

Exhibit No.                                        Document
-----------                                        --------

   10.29    Transaction Agreement ("Transaction Agreement") dated as of December 18, 2001 among Price Communications Corporation, Price Communications Cellular Inc., Price
              Communications Cellular Holdings, Inc., Price Communications Wireless, Inc., Cellco
              Partnership and Verizon Wireless of the East LP (Filed as Exhibit 10.1 to Price
              Communications Corporation's Current Report on Form 8-K dated as of December 18,
              2001 and incorporated by reference herein)

   10.30    Vodafone Group Pension Scheme Second Definitive Deed and Rules dated May 28, 1999
              (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
              (No. 333-44394))

   10.31    Rules of Vodafone Group 1998 Company Share Option Scheme (July 1998, Final Version)
              (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
              (No. 333-44394))

   10.32    Vodafone Group Profit Sharing Scheme Trust Deed dated September 29, 1992
              (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
              (No. 333-44394))

   10.33    Vodafone Group Profit Sharing Scheme Supplemental Deed to the Trust Deed dated
              March 27, 1998 (incorporated by reference to Amendment No. 1 to Verizon Wireless
              Inc. Form S-1 (No. 333-44394))

   10.34    Rules of the Vodafone Group 1998 Executive Share Option Scheme (July 1998, Final
              Version) (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc.
              Form S-1 (No. 333-44394))

   10.35    The Rules of the Vodafone Group Plc Share Option Scheme, as approved on September
              14, 1988 and amended from time to time (incorporated by reference to Amendment
              No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.36    Definitive Agreement between Cellco Partnership and Lucent Technologies Inc. dated
              March 16, 2001/1/

   10.37    2000 Verizon Wireless Long-Term Incentive Plan as amended and restated effective July
              10, 2000 (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc.
              Form S-1 (No. 333-44394))

   10.38    Vodafone Group Long-Term Incentive Plan (incorporated by reference to Amendment
              No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   10.39    Amendment No. 1 to the Transaction Agreement (previously filed as an exhibit to
              Verizon Wireless of the East LP's Registration Statement on Form S-4 filed on May 31,
              2002 (No. 333-82408 and 333-82408-01) and incorporated by reference herein).

   10.40    Letter Agreement dated July 16, 2002 among Price Communications Corporation, Price
              Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price
              Communications Wireless, Inc., Cellco Partnership and Verizon Wireless of the East
              LP, amending the Transaction Agreement (previously filed as an exhibit to Verizon
              Wireless of the East LP's Quarterly Report on Form 10-Q filed on August 14, 2002 and incorporated by reference herein).

   10.41    Letter Agreement dated August 9, 2002 among Price Communications Corporation,
              Price Communications Cellular Inc., Price Communications Cellular Holdings, Inc.,
              Price Communications Wireless, Inc., Verizon Communications Inc., Verizon Wireless
              Inc., Cellco Partnership and Verizon Wireless of the East LP and Verizon
              Communications Inc., amending the Transaction Agreement (previously filed as an exhibit to Verizon Wireless of the East LP's Quarterly Report on Form 10-Q filed on
              August 14, 2002 and incorporated by reference herein).

Exhibit No.                                          Document
-----------                                          --------

   10.42    Letter Agreement dated August 15, 2002 among Price Communications Corporation,
              Price Communications Cellular Inc., Price Communications Cellular Holdings, Inc.,
              Price Communications Wireless, Inc., Cellco Partnership and Verizon Wireless of the
              East LP, amending the Transaction Agreement (previously filed as an exhibit to
              Verizon Wireless of the East LP's Current Report on Form 8-K filed August 26, 2002 and incorporated by reference herein)

   10.43    Promissory Note dated August 15, 2002 made by Verizon Wireless of the East LP and payable to Verizon Investments Inc. in the principal amount of $350 million.
              (previously filed as an exhibit to Verizon Wireless of the East LP's Current Report on
              Form 8-K filed August 26, 2002 and incorporated by reference herein)

   12       Computation of Ratio of Earnings to Fixed Charges*

   16       Letter of PricewaterhouseCoopers LLP re change in certifying accountant (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))

   21       Subsidiaries of the Company (incorporated by reference to Amendment No. 1 to Verizon
              Wireless Inc. Form S-1 (No. 333-44394))

   23.1     Consent of Deloitte & Touche LLP

   23.2     Consent of Deloitte & Touche LLP

   23.3     Consent of PricewaterhouseCoopers LLP

   23.4     Consent of Davis Polk & Wardwell (included in Exhibit 5)*

   24       Power of Attorney*

   25       Statement of Eligibility of Wachovia Bank, National Association, as Trustee, on Form T-1.*

   99.1     Form of Letter of Transmittal

   99.2     Form of Notice of Guaranteed Delivery*

   99.3     Form of Letter to Clients*

   99.4     Form of Letter to Nominees*

   99.5     Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from
              Owner*

--------
/1/ Confidential materials appearing in this document have been omitted and filed separately with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, and Rule 406 promulgated thereunder. Omitted information has been replaced with asterisks.
*  Previously filed.

   (b) No financial statement schedules are required to be filed as part of this Registration Statement.

Item 22.  Undertakings

   (a) Each of the undersigned registrants hereby undertakes:

   (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, State of New Jersey, on October 8, 2002.


                                          CELLCO PARTNERSHIP

                                          By: /s/  DENNIS F. STRIGL
                                             -----------------------------------
                                             Name:  Dennis F. Strigl
                                             Title: President and Chief
                                                    Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



          Signature                        Title                   Date
          ---------                        -----                   ----

    /s/  DENNIS F. STRIGL      Representative and             October 8, 2002
-----------------------------    Principal Executive Officer
      Dennis F. Strigl

   /s/  ANDREW N. HALFORD      Principal Financial and        October 8, 2002
-----------------------------    Accounting Officer
      Andrew N. Halford

              *                Representative                 October 8, 2002
-----------------------------
    (Ivan G. Seidenberg)

              *                Representative                 October 8, 2002
-----------------------------
   (Sir Christopher Gent)

              *                Representative                 October 8, 2002
-----------------------------
  (Lawrence T. Babbio, Jr.)

              *                Representative                 October 8, 2002
-----------------------------
     (Kenneth J. Hydon)

              *                Representative                 October 8, 2002
-----------------------------
      (Tomas Isaksson)



*By:   /s/  DENNIS F. STRIGL
     -------------------------
        (Dennis F. Strigl)
        Co-Attorney-in-Fact


*By:  /s/  ANDREW N. HALFORD
     -------------------------
        (Andrew N. Halford)
        Co-Attorney-in-Fact

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, State of New Jersey, on October 8, 2002.


                                          VERIZON WIRELESS CAPITAL LLC

                                          By: /s/  DENNIS F. STRIGL
                                            ------------------------------------
                                            Name:  Dennis F. Strigl
                                            Title:    President and Chief
                                                      Executive Officer



   Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



          Signature                         Title                   Date
          ---------                         -----                   ----

    /s/  DENNIS F. STRIGL       Principal Executive Officer    October 8, 2002
-----------------------------
      Dennis F. Strigl

   /s/  ANDREW N. HALFORD       Principal Financial and        October 8, 2002
-----------------------------     Accounting Officer
      Andrew N. Halford
                                                               October 8, 2002
Cellco Partnership              Sole Member

By: /s/  DENNIS F. STRIGL
  ---------------------------
 Name:   Dennis F. Strigl
 Title:  President and Chief
         Executive Officer

                                 EXHIBIT INDEX


Exhibit
  No.                                            Document
-------                                          --------
 1      Exchange and Registration Rights Agreement dated as of December 17, 2001 among Cellco
        Partnership and Verizon Wireless Capital LLC and J.P. Morgan Securities Inc. and Salomon
        Smith Barney Inc., as Representatives of the Initial Purchasers*
 3.1    Certificate of Formation of Verizon Wireless Capital LLC*
 3.2    Limited Liability Company Agreement of Verizon Wireless Capital LLC dated as of
        December 7, 2001*
 3.3    Cellco Partnership Amended and Restated Partnership Agreement dated as of April 3, 2000
        (incorporated by reference to Verizon Wireless Inc. Form S-1 (No. 333-44394))
 3.3.1  Amendment and Joinder to Cellco Partnership Amended and Restated Partnership
        Agreement dated as of July 10, 2000*
 4.1    Indenture dated as of December 17, 2001 among Cellco Partnership and Verizon Wireless
        Capital LLC as Issuers and First Union National Bank as Trustee*
 4.2    Form of global certificate representing the Floating Rate Notes due 2003*
 4.3    Form of global certificate representing the 5.375% Notes due 2006*
 5      Opinion of Davis Polk & Wardwell with respect to the new securities*
 10.1   U.S. Wireless Alliance Agreement dated September 21, 1999 (incorporated by reference to
        Bell Atlantic Corporation Form 10-Q for quarter ended September 30, 1999)
 10.2   Amendment to U.S. Wireless Alliance Agreement dated as of April 3, 2000 (incorporated by reference to Verizon Wireless Inc. Form S-1 (No. 333-44394))
 10.3   Investment Agreement dated as of April 3, 2000 among Vodafone AirTouch Plc, Bell
        Atlantic Corporation and Cellco Partnership (incorporated by reference to Verizon Wireless
        Inc. Form S-1 (No. 333-44394))
 10.4   Settlement Strategy Agreement dated as of September 21, 1999 by and between Vodafone
        AirTouch Plc and Bell Atlantic Corporation (incorporated by reference to Verizon Wireless
        Inc. Form S-1 (No. 333-44394))
 10.5   Amendment to Settlement Strategy Agreement dated as of April 3, 2000 (incorporated by reference to Verizon Wireless Inc. Form S-1 (No. 333-44394))
 10.6   Form of Indemnity Agreement related to dispositions of conflicted systems (incorporated by reference to Verizon Wireless Inc. Form S-1 (No. 333-44394))
 10.7   Secondment Agreement among Vodafone AirTouch Plc, Bell Atlantic Corporation and
        Cellco Partnership (incorporated by reference to Verizon Wireless Inc. Form S-1
        (No. 333-44394))
 10.8   Bell Atlantic Stock Option Program (incorporated by reference to Amendment No. 1 to
        Verizon Wireless Inc. Form S-1 (No. 333-44394))
 10.9   Software Assignment and License Agreement dated as of April 3, 2000 between AirTouch
        Communications, Inc. and Cellco Partnership (incorporated by reference to Amendment
        No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))
 10.10  Intellectual Property Assignment dated as of April 3, 2000 between AirTouch
        Communications, Inc. and Cellco Partnership (incorporated by reference to Amendment
        No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))
 10.11  Patent License Agreement dated as of April 3, 2000 between AirTouch Communications,
        Inc. and Cellco Partnership (incorporated by reference to Amendment No. 1 to Verizon
        Wireless Inc. Form S-1 (No. 333-44394))
 10.12  Transition Services Agreement dated as of April 3, 2000 between Vodafone AirTouch Plc and Cellco Partnership (incorporated by reference to Verizon Wireless Inc. Form S-1
        (No. 333-44394))
 10.13  Patent License Agreement dated as of April 3, 2000 between Bell Atlantic Cellular Holdings,
        L.P. and NYNEX PCS Inc. (collectively, ''Licensors''), and Cellco Partnership (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))

Exhibit
  No.                                            Document
-------                                          --------
 10.14  Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and
        Cellco Partnership (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc.
        Form S-1 (No. 333-44394))
 10.15  Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and
        Cellco Partnership (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc.
        Form S-1 (No. 333-44394))
 10.16  Trademark and Domain License Agreement dated as of April 3, 2000 between Licensors and
        Cellco Partnership (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc.
        Form S-1 (No. 333-44394))
 10.17  Trademark and Domain Name License Agreement dated as of April 3, 2000 between
        AirTouch Communications, Inc. and Cellco Partnership (incorporated by reference to
        Amendment No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))
 10.18  Verizon Wireless Executive Savings Plan, as amended and restated, effective January 1, 2001
        (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
        (No. 333-44394))
 10.19  Bell Atlantic Senior Management Income Deferral Plan (incorporated by reference to Bell
        Atlantic Corporation Form 10-K for the year ended December 31, 1999)
 10.20  Bell Atlantic NYNEX Mobile Executive Transition and Retention Retirement Plan, as
        amended and restated, effective May 19, 2000 (incorporated by reference to Amendment
        No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))
 10.21  AirTouch Communications Deferred Compensation Plan, as amended and restated, effective as of June 1, 1998 (incorporated by reference to Amendment No. 1 to Verizon
        Wireless Inc. Form S-1 (No. 333-44394))
 10.22  Employment contract dated Sept. 29, 2000 between Dennis Strigl and Verizon Wireless Inc.
        (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
        (No. 333-44394))
 10.23  Employment agreements between Edward Langston and Vodafone Group (dated May 17,
        1994 between Vodapage Limited and Edward Langston, as supplemented on January 2,
        1998 by Vodafone Group Services Limited and on December 15, 1999 by Vodafone AirTouch
        Group Services Limited)(incorporated by reference to Amendment No.1 to Verizon Wireless
        Inc. Form S-1 (No. 333-44394))
 10.24  Employment agreement effective as of April 3, 2000 between Lowell McAdam and Cellco
        Partnership (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form
        S-1 (No. 333-44394))
 10.25  Employment agreement effective as of April 3, 2000 between Richard Lynch and Cellco
        Partnership (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form
        S-1 (No. 333-44394))
 10.26  Employment agreement effective as of April 3, 2000 between S. Mark Tuller and Cellco
        Partnership (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form
        S-1 (No. 333-44394))
 10.27  Stock Purchase Agreement among Ameritech Mobile Communications, Inc., Cybertel
        Financial Corporation, GTE Consumer Services Incorporated and GTE Corporation dated as of April 2, 1999 (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc.
        Form S-1 (No. 333-44394))
 10.28  Stock Purchase Agreement among Ameritech Mobile Communications, Inc., GTE Consumer
        Services Incorporated and GTE Corporation dated as of April 2, 1999 (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))

Exhibit
  No.                                             Document
-------                                           --------
 10.29  Transaction Agreement dated as of December 18, 2001 among Price Communications
        Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings,
        Inc., Price Communications Wireless, Inc., Cellco Partnership and Verizon Wireless of the
        East LP (Filed as Exhibit 10.1 to Price Communications Corporation's Current Report on
        Form 8-K dated as of December 18, 2001 and incorporated by reference herein)
 10.30  Vodafone Group Pension Scheme Second Definitive Deed and Rules dated May 28, 1999
        (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
        (No. 333-44394))
 10.31  Rules of Vodafone Group 1998 Company Share Option Scheme (July 1998, Final Version)
        (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
        (No. 333-44394))
 10.32  Vodafone Group Profit Sharing Scheme Trust Deed dated September 29, 1992 (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))
 10.33  Vodafone Group Profit Sharing Scheme Supplemental Deed to the Trust Deed dated March
        27, 1998 (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
        (No. 333-44394))
 10.34  Rules of the Vodafone Group 1998 Executive Share Option Scheme (July 1998, Final Version)
        (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
        (No. 333-44394))
 10.35  The Rules of the Vodafone Group Plc Share Option Scheme, as approved on September 14,
        1988 and amended from time to time (incorporated by reference to Amendment No. 1 to
        Verizon Wireless Inc. Form S-1 (No. 333-44394))
 10.36  Definitive Agreement between Cellco Partnership and Lucent Technologies Inc. dated
        March 16, 2001/1/
 10.37  2000 Verizon Wireless Long-Term Incentive Plan as amended and restated effective July 10,
        2000 (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1
        (No. 333-44394))
 10.38  Vodafone Group Long-Term Incentive Plan (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))
 10.39  Amendment No. 1 to the Transaction Agreement (previously filed as an exhibit to Verizon
        Wireless of the East LP's Registration Statement on Form S-4 filed on May 31, 2002 (No. 333-
        82408 and 333-82408-01) and incorporated by reference herein).
 10.40  Letter Agreement dated July 16, 2002 among Price Communications Corporation, Price
        Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price
        Communications Wireless, Inc., Cellco Partnership and Verizon Wireless of the East LP,
        amending the Transaction Agreement (previously filed as an exhibit to Verizon Wireless of the East LP's Quarterly Report on Form 10-Q filed on August 14, 2002 and incorporated by reference herein).
 10.41  Letter Agreement dated August 9, 2002 among Price Communications Corporation, Price
        Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price
        Communications Wireless, Inc., Verizon Communications Inc., Verizon Wireless Inc., Cellco
        Partnership and Verizon Wireless of the East LP and Verizon Communications Inc.,
        amending the Transaction Agreement (previously filed as an exhibit to Verizon Wireless of the East LP's Quarterly Report on Form 10-Q filed on August 14, 2002 and incorporated by reference herein).

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  1  Confidential materials appearing in this document have been omitted and filed separately with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, and Rule 406 promulgated thereunder. Omitted information has been replaced with asterisks.

Exhibit
  No.                                            Document
-------                                          --------
 10.42  Letter Agreement dated August 15, 2002 among Price Communications Corporation, Price
        Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price
        Communications Wireless, Inc., Cellco Partnership and Verizon Wireless of the East LP,
        amending the Transaction Agreement (previously filed as an exhibit to Verizon Wireless of the East LP's Current Report on Form 8-K filed August 26, 2002 and incorporated by reference herein)
 10.43  Promissory Note dated August 15, 2002 made by Verizon Wireless of the East LP and payable to Verizon Investments Inc. in the principal amount of $350 million. (previously filed as an exhibit to Verizon Wireless of the East LP's Current Report on Form 8-K filed
        August 26, 2002 and incorporated by reference herein)
 12     Computation of Ratio of Earnings to Fixed Charges*
 16     Letter of PricewaterhouseCoopers LLP re change in certifying accountant (incorporated by reference to Amendment No. 1 to Verizon Wireless Inc. Form S-1 (No. 333-44394))
 21     Subsidiaries of the Company (incorporated by reference to Amendment No. 1 to Verizon
        Wireless Inc. Form S-1 (No. 333-44394))
 23.1   Consent of Deloitte & Touche LLP
 23.2   Consent of Deloitte & Touche LLP
 23.3   Consent of PricewaterhouseCoopers LLP
 23.4   Consent of Davis Polk & Wardwell (included in Exhibit 5)*
 24     Power of Attorney*
 25     Statement of Eligibility of Wachovia Bank, National Association, as Trustee, on Form T-1.*
 99.1   Form of Letter of Transmittal
 99.2   Form of Notice of Guaranteed Delivery*
 99.3   Form of Letter to Clients*
 99.4   Form of Letter to Nominees*
 99.5   Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from
        Owner*

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  *  Previously filed.